   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1996


                                                     REGISTRATION NO. 333-12007

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                               AMENDMENT NO. 1

                                      to

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          PATINA OIL & GAS CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                                 1311                         75-2629477
(State of other jurisdiction of           (Primary Standard Industrial           (I.R.S. Employer
   Classification Code Number)               Identification Number)        incorporation or organization)

          1625 BROADWAY                                                         DAVID J. KORNDER
            SUITE 2000                                                            1625 BROADWAY
     DENVER, COLORADO  80202                                                       SUITE 2000
          (303) 389-3600                                                     DENVER, COLORADO  80202
                                                                                 (303) 389-3600
(Address, including zip code, and telephone                          (Name, address, including zip code, and
  number, including area code, of                                       telephone number, including area
registrant's principal executive offices)                                  code, of agent for service)

                                   Copies to:
                               RONALD T. ASTIN OR
                                 J. MARK METTS
                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                                  1001 FANNIN
                           HOUSTON, TEXAS 77002-6760
                                 (713) 758-2222

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE


============================================================================================================
                                                        PROPOSED            PROPOSED
    TITLE OF EACH CLASS OF        AMOUNT TO BE      MAXIMUM OFFERING    MAXIMUM AGGREGATE       AMOUNT OF
  SECURITIES TO BE REGISTERED     REGISTERED(1)    PRICE PER SHARE(2)   OFFERING PRICE(2)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
 7 1/8% Convertible
 Preferred Stock . . . . . . . .     388,850          $ 25.125           $ 9,769,856.25        $ 3,370.60(3)
============================================================================================================


(1) Consists of the following numbers of shares of 7 1/8% Convertible Preferred Stock of Patina Oil & Gas Corporation ("Patina") that may be issued in connection with the redemption, reclassification and exchange of each Depositary Share representing an interest in one-eighth of a share of $12.00 Convertible Preferred Stock of Gerrity Oil & Gas Corporation ("Gerrity") into .5270 shares of Patina 7 1/8% Convertible Preferred Stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the low and high sales prices of Patina 7 1/8% Convertible Preferred Stock on the New York Stock Exchange on September 9, 1996 of $25.125 and the exchange ratio of .5270 shares of Patina 7 1/8% Convertible Preferred Stock for each share of Gerrity $12.00 Convertible Preferred Stock.

(3)             Previously paid.


                             ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                         GERRITY OIL & GAS CORPORATION
                           1625 Broadway, Suite 2000
                            Denver, Colorado  80202


                               October 2, 1996



         You are cordially invited to attend a Special Meeting of Stockholders of Gerrity Oil & Gas Corporation ("Gerrity"), to be held at 9:00 a.m., Eastern Time, on Thursday, October 31, 1996, at the offices of the Chairman and Chief Executive Officer of Patina Oil & Gas Corporation ("Patina"), 595 Madison Avenue, 27th Floor, New York, New York (the "Special Meeting").



         The purpose of the Special Meeting is to consider and vote upon (i) a proposal to approve and adopt an amendment to the Certificate of Incorporation of Gerrity (the "Certificate of Amendment") to redeem, reclassify and exchange each Depositary Share (the "Depositary Shares") representing an interest in one-eighth of a share of the $12.00 Convertible Preferred Stock of Gerrity (the "Gerrity Preferred Stock") into .5270 shares of 7 1/8% Convertible Preferred Stock of Patina (the "Patina Preferred Stock") together with the amount of any dividends or other distributions (without interest) which may have become payable in respect of Patina Preferred Stock during the period commencing on the date of the initial issuance of the Patina Preferred Stock (May 2, 1996) and ending on the date of surrender by the holders of the certificates formerly representing Depositary Shares (the "Transaction"), and (ii) such other matters as may properly come before the Special Meeting.



         The Patina Preferred Stock pays quarterly dividends at a rate of 7 1/8% per annum (based upon its liquidation preference, or approximately $1.78 per share per annum), has a liquidation preference of $25.00 per share and, at the option of the holder, is convertible into Common Stock of Patina ("Patina Common Stock") at a conversion price per share of $8.61. The Patina Preferred Stock will be redeemable by Patina after three years from the date of initial issuance and subject to certain conditions, after two years from the date of such issuance. The Patina Preferred Stock was initially issued upon the consummation, on May 2, 1996, of an exchange offer by Patina for Depositary Shares (the "Exchange Offer"). Pursuant to the Exchange Offer, Patina offered to exchange .5270 shares of Patina Preferred Stock for each outstanding Depositary Share, the same ratio to be employed in the Transaction. Depositary Shares representing approximately 75.7% of the outstanding Gerrity Preferred Stock were tendered to Patina and exchanged in the Exchange Offer or were acquired after the Exchange Offer and are now owned by Patina. On the date the Exchange Offer was completed, Gerrity was merged with a transitory subsidiary of Patina, with Gerrity as the surviving corporation (the "Merger") which resulted in Patina becoming the holder of all of the outstanding common stock of Gerrity.


         The Board of Directors of Gerrity has been advised by the investment banking firm of A. G. Edwards & Sons, Inc. that, as of the date of this Information Statement/Prospectus, in its opinion, the terms of the Transaction contemplated by the Certificate of Amendment are fair from a financial point of view to the holders (other than Patina) of Depositary Shares representing Gerrity Preferred Stock. A copy of the opinion of A. G. Edwards & Sons, Inc., which sets forth the assumptions made, matters considered and limits of such opinion, is included in the enclosed Information Statement/Prospectus as Annex B.


         FOR THE REASONS SET FORTH IN THE ACCOMPANYING INFORMATION STATEMENT/PROSPECTUS, THE BOARDS OF DIRECTORS OF BOTH GERRITY AND PATINA BELIEVE THAT THE CERTIFICATE OF AMENDMENT AND THE TRANSACTION ARE FAIR TO, AND IN THE BEST INTERESTS OF, HOLDERS (OTHER THAN PATINA) OF DEPOSITARY SHARES REPRESENTING GERRITY PREFERRED STOCK, AND THE BOARD OF DIRECTORS OF GERRITY HAS UNANIMOUSLY VOTED TO RECOMMEND THAT HOLDERS OF COMMON STOCK OF GERRITY ("GERRITY COMMON STOCK") AND DEPOSITARY SHARES REPRESENTING GERRITY PREFERRED STOCK VOTE FOR APPROVAL OF THE TRANSACTION AND ADOPTION OF THE CERTIFICATE OF AMENDMENT
RELATED THERETO.


         In order to effect the Transaction, the Certificate of Amendment must be adopted and approved, which, in the circumstances of the Transaction, requires the affirmative votes of a majority of the outstanding shares of Gerrity Common Stock and of 66 2/3% of the outstanding shares of Gerrity Preferred Stock, voting separately as a class. Since Patina owns all of the outstanding Gerrity Common Stock and Depositary Shares representing more than 66 2/3% of the Gerrity Preferred Stock and has advised Gerrity that it will vote all shares owned by it for approval and adoption of the Certificate of Amendment, approval of the Transaction at the Special Meeting is assured. Accordingly, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         The Certificate of Amendment and financial and other information concerning the businesses of Patina and Gerrity are included in the enclosed Information Statement/Prospectus. You are encouraged to review carefully the enclosed Information Statement/Prospectus.

                                        Sincerely,


                                        Thomas J. Edelman
                                        Chairman and Chief Executive Officer

                         GERRITY OIL & GAS CORPORATION
                           1625 Broadway, Suite 2000
                            Denver, Colorado  80202

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To be held on October 31, 1996


To the Stockholders of Gerrity Oil & Gas Corporation:


         A Special Meeting of Stockholders of Gerrity Oil & Gas Corporation, a Delaware corporation ("Gerrity"), will be held on Thursday, October 31, 1996 at 9:00 a.m., Eastern Time, at the offices of the Chairman and Chief Executive Officer of Patina Oil & Gas Corporation ("Patina"), 595 Madison Avenue, 27th Floor, New York, New York (the "Special Meeting"), for the following purposes:



         1. To consider the approval and adoption of an amendment to the Certificate of Incorporation of Gerrity (the "Certificate of Amendment") to redeem, reclassify and exchange (the "Transaction"), upon the effectiveness of the Certificate of Amendment, each outstanding share of the $12.00 Convertible Preferred Stock of Gerrity (the "Gerrity Preferred Stock") into 4.216 shares of 7 1/8% Convertible Preferred Stock of Patina (the "Patina Preferred Stock") (or .5270 shares of Patina Preferred Stock for each Depositary Share (the "Depositary Shares") representing an interest in one-eighth of a share of Gerrity Preferred Stock) together with the amount of any dividends or other distributions (without interest) which may have become payable in respect of Patina Preferred Stock during the period commencing on the date of initial issuance of the Patina Preferred Stock and ending on the date of surrender of the Depositary Share certificates by the holders (other than Patina) thereof.


         2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         Further information concerning the Certificate of Amendment and the Transaction contemplated thereby is set forth in the accompanying Information Statement/Prospectus and in the Certificate of Amendment, a copy of which is included as Annex A thereto.


         Only holders of record of shares of common stock of Gerrity ("Gerrity Common Stock") and Gerrity Preferred Stock at the close of business on September 30, 1996 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for examination at the offices of Gerrity in Denver, Colorado during normal business hours by any Gerrity stockholder, for any purpose germane to the Special Meeting, for a period of 10 days prior to the meeting.



         FOR THE REASONS SET FORTH IN THE ACCOMPANYING INFORMATION STATEMENT/PROSPECTUS, THE BOARDS OF DIRECTORS OF BOTH GERRITY AND PATINA BELIEVE THAT THE CERTIFICATE OF AMENDMENT AND THE TRANSACTION ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS (OTHER THAN PATINA) OF DEPOSITARY SHARES REPRESENTING GERRITY PREFERRED STOCK, AND THE BOARD OF DIRECTORS OF GERRITY HAS UNANIMOUSLY VOTED TO RECOMMEND THAT HOLDERS OF GERRITY COMMON STOCK AND DEPOSITARY SHARES REPRESENTING GERRITY PREFERRED STOCK VOTE FOR APPROVAL OF THE TRANSACTION AND ADOPTION OF THE CERTIFICATE OF AMENDMENT RELATED THERETO.


         In order to effect the Transaction, the Certificate of Amendment must be adopted and approved, which, in the circumstances of the Transaction, requires the affirmative votes of a majority of the outstanding shares of Gerrity Common Stock and of 66 2/3% of the outstanding shares of Gerrity Preferred Stock, voting separately as a class. Since Patina owns all of the outstanding Gerrity Common Stock and Depositary Shares representing approximately 75.7% of the Gerrity Preferred Stock and has indicated that it intends to vote all of such shares FOR the approval and adoption of the Certificate of Amendment, approval of the Transaction at the Special Meeting is assured. Accordingly, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                        By Order of the Board of Directors,



                                        Rodney L. Waller
                                        Secretary

Denver, Colorado
October 2, 1996

                          PATINA OIL & GAS CORPORATION
                         GERRITY OIL & GAS CORPORATION
                        INFORMATION STATEMENT/PROSPECTUS


         This Information Statement/Prospectus relates to the proposed amendment to the Certificate of Incorporation (the "Certificate of Amendment") of Gerrity Oil & Gas Corporation, a Delaware corporation ("Gerrity"), to redeem, reclassify and exchange (the "Transaction") each outstanding share of $12.00 Convertible Preferred Stock of Gerrity ("Gerrity Preferred Stock") into shares of 7 1/8% Convertible Preferred Stock, $.01 par value per share ("Patina Preferred Stock"), of Patina Oil & Gas Corporation, a Delaware corporation ("Patina" ), at a ratio of .5270 shares of Patina Preferred Stock for each Depositary Share ("Depositary Share") representing an interest in one-eighth of a share of Gerrity Preferred Stock together with the amount of any dividends or other distributions (without interest) which may have become payable in respect of Patina Preferred Stock during the period commencing on the date of the initial issuance of the Patina Preferred Stock and ending on the date of surrender of the certificates formerly representing Depositary Shares by the holders (other than Patina) thereof.


         The Patina Preferred Stock to be issued pursuant to the Transaction pays quarterly dividends at the rate of 7 1/8% per annum (by reference to its liquidation preference, or approximately $1.78 per share per annum), has a liquidation preference of $25.00 per share, and is convertible into common stock, $.01 par value per share, of Patina (the "Patina Common Stock") at a conversion price of $8.61. In addition, the Patina Preferred Stock will be redeemable by Patina after three years from original issuance (May 2, 1996) or, subject to certain conditions, after two years from original issuance, at specified redemption prices.


         This Information Statement/Prospectus is being furnished to holders of Gerrity Common Stock (as defined below) and Gerrity Preferred Stock in connection with the special meeting of stockholders of Gerrity to be held on October 31, 1996 and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of common stock, $.01 par value per share, of Gerrity (the "Gerrity Common Stock") and Gerrity Preferred Stock will be asked to approve and adopt the Certificate of Amendment and the Transaction contemplated thereby. The affirmative vote of the holders of each of (i) a majority of the outstanding shares of Gerrity Common Stock and (ii) Depositary Shares representing 66 2/3% of the outstanding shares of Gerrity Preferred Stock, voting separately as a class, is required for approval and adoption of the Certificate of Amendment. This Information Statement/Prospectus constitutes a prospectus of Patina with respect to up to 388,764 shares of Patina Preferred Stock that may be issued pursuant to the Transaction upon redemption, reclassification and exchange of the Gerrity Preferred Stock.



         All of the outstanding Gerrity Common Stock was acquired by Patina in a merger (the "Merger") between Gerrity and a transitory subsidiary of Patina, in which Gerrity was the surviving corporation. The Merger, which was consummated on May 2, 1996, was the principal step in the consolidation (the "Consolidation") of certain assets and operations of Gerrity and Snyder Oil Corporation, a Delaware corporation ("SOCO") in the Wattenberg Field ("Wattenberg" or the "Field"). As a result of the Merger, the former owners of Gerrity Common Stock received approximately 30% of the outstanding Patina Common Stock, and the remaining approximate 70% is held by SOCO, which owned all of the Patina Common Stock prior to the Merger. On the same date the Merger was completed, Patina also completed an exchange offer (the "Exchange Offer"), whereby Patina exchanged an aggregate of 1,204,847 shares of Patina Preferred Stock and cash for 2,286,308 Depositary Shares, representing approximately 75.3% of the outstanding Gerrity Preferred Stock, at an exchange ratio of .5270 shares of Patina Preferred Stock for each Depositary Share, the same ratio to be employed in the Transaction. Subsequent to the Exchange Offer, Patina purchased an additional 12,000 Depositary Shares in open market transactions, giving it ownership in the aggregate of 2,298,308 Depositary Shares or 75.7% of the Depositary Shares outstanding.



         The Gerrity Preferred Stock currently is listed and trades on the New York Stock Exchange (the "NYSE"), although trading volumes have been modest since the completion of the Exchange Offer due to the reduced number of Depositary Shares outstanding in public hands and the consequent reduction in the number of shares of Gerrity Preferred Stock available for public trading. On September 23, 1996, the last day on which trading in the Gerrity Preferred Stock occurred on the NYSE prior to the date of preparation of this Information Statement/Prospectus, the closing price of the Gerrity Preferred Stock on the NYSE was $14.00. The Patina Preferred Stock and the Patina Common Stock each are listed and traded on the NYSE. On September 27, 1996, the last trading day prior to the date of preparation of this Information Statement/Prospectus, the closing price of the Patina Preferred Stock was $25.75, and the closing price of the Patina Common Stock was $7.125.



         Since Patina owns all of the outstanding Gerrity Common Stock and Depositary Shares representing more than 66 2/3% of the Gerrity Preferred Stock, and has advised Gerrity that it intends to vote all shares held by it for the approval and adoption of the Certificate of Amendment, approval of the Transaction at the Special Meeting is assured. Accordingly, GERRITY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.



         SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.



         This Information Statement/Prospectus is first being mailed to Gerrity stockholders on or about October 2, 1996.



NEITHER THE TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED
   BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES
     COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
       SUCH STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR
         MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY
              OF THE INFORMATION CONTAINED IN THIS PROSPECTUS.
                   ANY REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.



      The date of this Information Statement/Prospectus is October 2, 1996

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GERRITY OR PATINA. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GERRITY OR PATINA SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER.

                             AVAILABLE INFORMATION

         Patina is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, and other information with the Securities and Exchange Commission (the "Commission"). Gerrity is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by Patina and Gerrity can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the site maintained by the Commission on the Internet World Wide Web at http://www.sec.gov. In addition, reports, proxy statements and other information concerning Patina and Gerrity may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


         Patina has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Patina Preferred Stock that will be issued pursuant to the Transaction. In addition, Patina has filed with the Commission a Schedule 13E-3 (together with all amendmendments, supplements and exhibits thereto, the "Schedule 13E-3") relating to the Transaction pursuant to the Exchange Act. The information contained herein with respect to Patina and its affiliates, including SOCO, has been provided by Patina, and the information contained herein with respect to Gerrity and its affiliates has been provided by Gerrity. This Information Statement/Prospectus does not contain all of the information set forth in the Registration Statement or the Schedule 13E-3, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the Schedule 13E-3, copies of which may be obtained from the Commission as set forth above. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or the Schedule 13E-3 or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


         Patina intends to furnish its stockholders with annual reports containing audited financial statements certified by independent accountants following the end of each fiscal year, and quarterly reports containing unaudited financial statements for the first three fiscal quarters of each fiscal year, following the end of each such fiscal quarter.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Patina . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         SOCO Wattenberg and SOCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Gerrity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Patina Summary Pro Forma Information (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Reserve Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Patina Summary Historical Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Gerrity Summary Historical Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         The Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Opinion of Gerrity Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Recommendation of the Board of Directors of Gerrity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Certain Relationships Between SOCO and Patina  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Limitations on Control Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         No Appraisal or Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Market Price and Dividend Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         De-Listing of Depositary Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Termination of "Margin Securities" Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Termination of Exchange Act Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Uncertainty as to Trading Market and Liquidity for Patina Preferred Stock  . . . . . . . . . . . . . . . . .  14
         Shares Available for Future Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Recent Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Lack of History as an Independent Operating Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Potential Conflicts of Interest Between SOCO and Patina  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Volatility of Oil and Natural Gas Prices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Economic Risks of Oil and Natural Gas Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Geographic Concentration of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Replacement of Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Operating Risks of Oil and Natural Gas Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Uncertainty of Reserve Estimates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Government Regulation and Litigation Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         No Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Concentration of Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Record Date and Outstanding Shares; Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Quorum; Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         No Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
THE TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         General Description of the Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         No Appraisal or Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Background of the Transaction; Special Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Reasons for the Transaction; Recommendation of the Board of Directors of Gerrity . . . . . . . . . . . . . .  23
         Opinion of Gerrity Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Background of the Merger and the Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Governmental and Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Certain Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Restrictions on Resales by Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Certain Information Concerning Patina, SOCO and Gerrity  . . . . . . . . . . . . . . . . . . . . . . . . . .  37
RELATIONSHIPS BETWEEN SOCO AND PATINA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Business Opportunity Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Corporate Services Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Cross-Indemnification Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
PATINA BUSINESS STRATEGY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Business Strategy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Competition and Markets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Oil and Gas Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Production . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Acreage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Patina Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Headquarters and Production Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF PATINA  . . . . . . . . . . . . . . . . . . . . .  46
SELECTED HISTORICAL FINANCIAL DATA OF PATINA (FORMERLY SOCO WATTENBERG)   . . . . . . . . . . . . . . . . . . . . . .  51
PATINA (FORMERLY SOCO WATTENBERG) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
         OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

         Development, Acquisition and Exploration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Financial Condition and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Inflation and Changes in Prices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
INFORMATION CONCERNING SOCO WATTENBERG (PREDECESSOR OF PATINA). . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Gas Gathering and Processing and Marketing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Customers and Marketing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Production, Revenue and Price History  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Drilling Results . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Proved Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Producing Wells  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Acreage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Litigation and Contingencies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GERRITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
GERRITY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . .  66
         Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
INFORMATION CONCERNING GERRITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         Acreage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Oil and Gas Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Production . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         Drilling Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         Competition and Markets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
MANAGEMENT OF PATINA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         Directors and Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         Compensation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         Compensation of Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         Stock Option Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         Profit Sharing and Savings Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
         Indemnification of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
MARKET PRICE AND DIVIDEND DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
PRINCIPAL HOLDERS OF GERRITY CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
         Gerrity Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
         Gerrity Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
DESCRIPTION OF PATINA CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
         Patina Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
         Patina Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         Executive Warrant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
         Shares Eligible for Future Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
         Transfer Agent and Registrar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
COMPARATIVE RIGHTS OF PATINA AND GERRITY STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
         Special Conversion Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
         Ability to Create Senior Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
INDEPENDENT PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
         Patina Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2
         Gerrity Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-25
SCHEDULE I:  Information Concerning the Directors and Executive Officers of SOCO  . . . . . . . . . . . . . . . . . . S-1
ANNEX A:  Certificate of Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
ANNEX B:  Opinion of A. G. Edwards & Sons, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1

                                    SUMMARY


         The following summarizes certain information contained in this Information Statement/Prospectus. The summary is qualified in its entirety by the more detailed information contained in or incorporated by reference in this Information Statement/Prospectus, including the Certificate of Amendment and other documents included as Annexes. Stockholders are urged to carefully read this Information Statement/Prospectus and the Annexes in their entirety. Stockholders should especially consider the information set forth below under the heading "Risk Factors." As used in this Information Statement/Prospectus, unless otherwise required by the context, the term "Patina" means Patina Oil & Gas Corporation, the term "Gerrity" means Gerrity Oil & Gas Corporation, and the term "SOCO" means Snyder Oil Corporation. Historical information of Patina for periods prior to the Merger are the results of SOCO Wattenberg Corporation, referred to herein as SOCO Wattenberg, whose assets and operations were contributed to Patina by SOCO in connection with the Merger.


PATINA


         Patina is an independent energy company formed to consolidate (the "Consolidation") certain assets and operations of SOCO in the Wattenberg Field and Gerrity. Wattenberg lies within the Denver-Julesburg Basin ("D-J Basin") of north central Colorado. A principal purpose of the Consolidation was to eliminate overhead costs and to provide the opportunity to combine the strengths of SOCO and Gerrity. This should permit enhanced operating and financial performance and economies of scale beyond those previously achieved by SOCO and Gerrity. These economies of scale are particularly significant given the adverse impact of the current depressed market for Rocky Mountain natural gas. See "Patina Business Strategy."


         One of the most attractive features of Wattenberg is that it contains several productive formations. Three of the formations, the Codell, Niobrara and J-sand, are "blanket" zones in the area of Patina's Wattenberg holdings, while others, such as the Sussex are more localized. In recent years, the Codell and Niobrara formations have been the primary drilling objective in Wattenberg, although Patina also has successfully recompleted shallower formations such as the Sussex. Drilling in Wattenberg is low risk from the perspective of encountering hydrocarbons, with better than 95% of the wells being completed as producers. Consequently, Wattenberg's economic attractiveness is primarily dependent on energy prices, the reservoir characteristics of the specific area of the Field being drilled and the operator's ability to minimize capital and operating costs.

         As of June 30, 1996 Patina held interests in over 3,600 wells in Wattenberg with net proved reserves on a pro forma basis at December 31, 1995 of approximately 82 million barrels of oil equivalent ("MMBOE"), over 70% of which were attributable to natural gas. Based on unescalated year-end 1995 oil and gas prices, these reserves had a pre-tax present value of $380 million. As of June 30, 1996, Patina's production exceeded 20,000 barrels of oil equivalent ("BOE") per day. Over the past five years, SOCO and Gerrity have drilled over 2,000 wells in Wattenberg. Given Patina's experience in drilling and completing wells of this type, combined with an operating base encompassing approximately 3,300 active wells, Patina believes it can drill and operate its oil and gas properties in the Field at a lower cost than its competitors. Furthermore, because virtually all of the wells in which it holds an interest lie within a 40 mile radius, Patina believes it has the potential to become one of the most efficient oil and gas producers in the United States.

         As of June 30 1996, Patina had identified in excess of 1,500 undeveloped locations on its Wattenberg acreage, including 600 locations classified as proven at December 31, 1995. In addition, Patina had an inventory of approximately 850 recompletion opportunities that were also classified as proven at December 31, 1995. Should drilling and completion technologies improve or Rocky Mountain natural gas prices recover, a substantial number of these unproven locations could become economically attractive to drill. This inventory of undeveloped locations and recompletion opportunities provides the ability to substantially expand development activities if conditions warrant. In the interim, Patina expects to limit its capital expenditures on existing properties to less than $15 million per year. As a result, management believes that funds generated from operations will permit a rapid paydown of debt or the aggressive pursuit of further consolidation opportunities. Given Patina's expected low cost structure and extensive experience in drilling and efficiently operating large numbers of wells, management believes Patina is well positioned to pursue further consolidation in Wattenberg, to take advantage of similar opportunities in other basins (subject to the terms of the Business Opportunity Agreement between SOCO and Patina) and to continue to develop its existing properties. See "Relationships Between SOCO and Patina - Business Opportunity Agreement."

         At June 30, 1996 a total of 19,866,012 shares of Patina Common Stock, together with warrants to purchase 3,500,000 shares of Patina Common Stock, were outstanding. The Patina Common Stock consists of 17,866,012 shares having one vote per share and 2,000,000 shares of Series A Common Stock having three votes per share ("Patina Series A Common Stock"). SOCO owns shares representing approximately 70% of the outstanding Patina Common Stock and 75% of the voting power thereof. Long-term debt of Patina at June 30, 1996 was approximately $221 million, with stockholders' equity exceeding $191 million.

         Patina, a Delaware corporation, maintains its principal executive offices at 1625 Broadway, Suite 2000, Denver, Colorado 80202, and its telephone number is (303) 389-3600.

SOCO WATTENBERG AND SOCO


         SOCO Wattenberg became active in the Field in 1986 through the acquisition of a small public company. Since that time, it has acquired oil and gas interests in more than 20 separate transactions and drilled over 1,500 wells in the Field. As of December 31, 1995, SOCO Wattenberg held interests in approximately 1,850 wells of which it operated approximately 1,530. SOCO Wattenberg was contributed by SOCO to Patina in connection with the Merger. SOCO Wattenberg is operated as a wholly owned subsidiary of Patina. See "Information Concerning SOCO Wattenberg (Predecessor of Patina)."


         SOCO is an independent oil company based in Fort Worth, Texas which is active in a number of onshore basins in the United States, in the Gulf of Mexico and internationally. SOCO, a Delaware corporation, maintains its principal executive offices at 777 Main Street, Fort Worth, Texas 76102, and its telephone number is (817) 338-4043.

GERRITY


         Gerrity, a Delaware corporation, was formed in 1990 to consolidate the oil and gas interests of several affiliated entities engaged in the drilling and operation of wells in Wattenberg. Since its inception, Gerrity has pursued a strategy of maintaining strict control over drilling and operating costs while expanding its business through the acquisition and subsequent development of producing properties and undeveloped acreage primarily within the D-J Basin.
As of December 31, 1995, Gerrity held interests in over 1,850 wells of which it operated approximately 1,750. Since the Merger, all of the outstanding Gerrity Common Stock has been owned by Patina. The principal executive offices of Gerrity are located at 1625 Broadway, Suite 2000, Denver, Colorado 80202, and its telephone number is (303) 389-3600. See "Information Concerning Gerrity."

                                     PATINA

                         SUMMARY PRO FORMA INFORMATION

                                  (UNAUDITED)

         The following table presents pro forma consolidated financial and operating information for the year ended December 31, 1995 and for the six month period ended June 30, 1996 after giving effect to the Merger, the Exchange Offer and the Transaction. This information should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Information of Patina and Notes thereto presented elsewhere in this Information Statement/Prospectus. The summary pro forma consolidated financial and operating information shown in this table is not necessarily indicative of the results that would have actually occurred had the Merger, the Exchange Offer and the Transaction been consummated on the dates or for the periods indicated or which may occur in the future.

                                                                                                   SIX
                                                                            YEAR ENDED         MONTHS ENDED
                                                                           DECEMBER 31,          JUNE 30,
                                                                               1995                1996
                                                                        -----------------    ----------------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                                       AMOUNTS AND PRODUCTION AND RESERVE DATA)
 STATEMENT OF OPERATIONS DATA
     Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $         103,962    $        47,060
     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .              108,255             50,713
     Depletion, depreciation and amortization  . . . . . . . . . . .               60,338             27,944
     Net income (loss) . . . . . . . . . . . . . . . . . . . . . . .               (4,293)            (3,653)
     Net income (loss) per share . . . . . . . . . . . . . . . . . .                 (.36)              (.25)
     Weighted average shares outstanding . . . . . . . . . . . . . .               20,000             20,000

 BALANCE SHEET DATA
     Oil and gas properties and equipment, net . . . . . . . . . . .                  N/A    $       415,907
     Total assets  . . . . . . . . . . . . . . . . . . . . . . . . .                  N/A            455,475
     Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . .                  N/A            220,913

     Stockholders' equity  . . . . . . . . . . . . . . . . . . . . .                  N/A            201,279

 PRODUCTION DATA
 Net Production
     Crude oil and liquids (MBbl)  . . . . . . . . . . . . . . . . .                2,960              1,123
     Natural gas (MMcf)  . . . . . . . . . . . . . . . . . . . . . .               38,820             15,363
     Equivalent barrels (MBOE) . . . . . . . . . . . . . . . . . . .                9,430              3,684
 Average net daily production
     Crude oil and liquids (Bbl) . . . . . . . . . . . . . . . . . .                8,110              6,173
     Natural gas (Mcf) . . . . . . . . . . . . . . . . . . . . . . .              106,356             84,413
      Equivalent barrels (BOE) . . . . . . . . . . . . . . . . . . .               25,836             20,242
 Average sales price
     Crude oil and liquids (Bbl) . . . . . . . . . . . . . . . . . .    $           16.25    $         19.42
     Natural gas (Mcf) . . . . . . . . . . . . . . . . . . . . . . .                 1.38               1.60

RESERVE DATA

         The following table summarizes the pro forma estimate of Patina's net proved developed and undeveloped reserves as of December 31, 1995 prepared by Netherland, Sewell & Associates, Inc. ("NSAI"), assuming the Merger, the Exchange Offer and the Transaction occurred at such date. The quantities and values are based on prices in effect at December 31, 1995, averaging $18.55 per barrel of oil and $1.70 per Mcf of gas.

                                                                  PROVED RESERVES (1) (2)
                                                         ----------------------------------------
                                                         DEVELOPED     UNDEVELOPED        TOTAL
                                                         ---------     -----------      ---------
Crude oil and liquids (MMbl)  . . . . . . . . . . . .      18,687           5,633         24,320
Natural gas (MMcf)  . . . . . . . . . . . . . . . . .     297,856          49,550        347,406
Equivalent barrels (MBOE) . . . . . . . . . . . . . .      68,330          13,891         82,221
Future net cash flow before income taxes (in             $615,059         $67,552       $682,611
thousands)  . . . . . . . . . . . . . . . . . . . . .
Future net cash flow after income taxes (in thousands)         --              --       $573,563
Pretax PW10% Value (in thousands) . . . . . . . . . .    $362,120         $17,943       $380,063
After tax PW10% Value (in thousands)  . . . . . . . .          --              --       $331,886

---------------

(1) The proved reserves include the following quantities and values attributable to properties, located in the Uinta Basin of Utah, that were sold following the Merger in July, 1996.

                                                                      PROVED RESERVES
                                                          -----------------------------------------
                                                          DEVELOPED      UNDEVELOPED       TOTAL
                                                          ---------      -----------      ---------
Equivalent barrels (MBOE) . . . . . . . . . . . . . .         171             200            371
Pretax PW10% Value (in thousands) . . . . . . . . . .        $715            $478         $1,193

(2) Patina's net proved developed and undeveloped reserves as of December 31, 1995 prepared by NSAI are higher than the sum of SOCO Wattenberg and Gerrity reserves as of the same date due to Patina's anticipated reduced capital and operating costs resulting from economies of scale achieved through the Merger. However, as of December 31, 1995, such increase in estimated proved reserves was less than 1% of the sum of the reserves of the combining companies on an equivalent barrel basis and represents an increase in present value of approximately 2.5% as of such date.

                                     PATINA

                         SUMMARY HISTORICAL INFORMATION


         The following table presents summary financial and operating information for, and as of the end of, each of the years in the three year period ended December 31, 1995 and the six months ended June 30, 1995 for SOCO Wattenberg, and historical information for Patina for the six months ended June 30, 1996. This information should be read in conjunction with the Financial Statements and Notes thereto of Patina (formerly SOCO Wattenberg) and Patina (formerly SOCO Wattenberg) Management's Discussion and Analysis of Financial Condition and Results of Operations presented elsewhere in this Information Statement/Prospectus.


                                                            YEAR ENDED
                                                           DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                               -----------------------------------     -------------------------
                                                  1993         1994        1995          1995            1996
                                               ----------   ----------   ---------     ---------       --------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND PRODUCTION AND RESERVE DATA)
                                                                                           (UNAUDITED)
 STATEMENT OF OPERATIONS DATA
     Revenues  . . . . . . . . . . . . . . .   $ 64,865    $ 67,822      $ 50,102      $ 27,177       $ 30,110
     Expenses  . . . . . . . . . . . . . . .     44,034      63,283        53,324        28,167         32,365
     Depletion, depreciation and amortization    25,190      43,036        32,591        16,951         18,723
     Net income (loss) . . . . . . . . . . .     13,540       2,950        (2,094)        (643)         (1,861)
     Net income (loss) applicable to common
         stockholders  . . . . . . . . . . .     13,540       2,950        (2,094)         (643)        (2,571)
     Net income (loss) per share . . . . . .        .97         .21          (.15)         (.05)          (.16)
     Weighted average shares outstanding . .     14,000      14,000        14,000        14,000         15,959

 BALANCE SHEET DATA
     Oil and gas properties, net . . . . . .   $181,170    $234,821      $214,910      $227,600       $414,612
     Total assets  . . . . . . . . . . . . .    195,895     246,686       224,521       237,860        455,475
     Debt to parent  . . . . . . . . . . . .     60,857      79,333        75,000        75,000             --
     Long-term debt  . . . . . . . . . . . .         --          --            --            --        220,913
     Stockholders' equity  . . . . . . . . .     92,865     115,846       113,663       125,518        191,550

 PRODUCTION AND RESERVE DATA
 Net production
     Crude oil and liquids (MBbl)  . . . . .      1,224       1,829         1,342           729            693
     Natural gas (MMcf)  . . . . . . . . . .     21,706      23,893        20,981        11,621         10,308
     Equivalent barrels (MBOE) . . . . . . .      4,842       5,812         4,839         2,666          2,411
 Average net daily production
     Crude oil and liquids (Bbl) . . . . . .      3,353       5,012         3,677         4,028          3,808
     Natural Gas (Mcf) . . . . . . . . . . .     59,468      65,459        57,481        64,204         56,637
     Equivalent Barrels (BOE)  . . . . . . .     13,265      15,922        13,257        14,729         13,247
 Average sales price
     Crude oil and liquids (Bbl) . . . . . .   $  15.87    $  14.84      $  16.43      $  16.79       $  19.55
     Natural Gas (Mcf) . . . . . . . . . . .   $   2.08    $   1.70      $   1.34      $   1.28       $   1.58
 Estimated proved reserves
     Crude oil and liquids (MBbl)  . . . . .     16,928      12,218         7,421           N/A            N/A
     Natural gas (MMcf)  . . . . . . . . . .    229,862     178,703       138,857           N/A            N/A
     Equivalent barrels (MBOE) . . . . . . .     55,238      42,002        30,564           N/A            N/A

                                    GERRITY

                         SUMMARY HISTORICAL INFORMATION


    The following table presents summary consolidated financial and operating information for, and as of the end of, each of the years in the three year period ended December 31, 1995 and for the six months ended June 30, 1995 and 1996. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Gerrity and Gerrity Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Information Statement/Prospectus.


                                                            YEAR ENDED
                                                           DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                                -----------------------------------    -------------------------
                                                   1993         1994        1995          1995           1996
                                                ----------   ----------   ---------    ---------       ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND PRODUCTION AND RESERVE DATA)
                                                                                               (UNAUDITED)
 STATEMENT OF OPERATIONS DATA
     Revenues  . . . . . . . . . . . . . . . .    $ 67,313    $ 65,588     $ 53,860      $ 29,383       $ 25,053
     Expenses  . . . . . . . . . . . . . . . .      50,390      64,812       62,048        32,416         28,560
     Depletion, depreciation and amortization       25,414      32,458       30,333        16,131         14,003
     Net income (loss) . . . . . . . . . . . .      12,066      (1,674)      (7,973)       (2,881)        (2,794)
     Net income (loss) applicable to common
         stockholders  . . . . . . . . . . . .       9,106      (6,228)     (12,527)       (5,158)        (5,071)
     Per common share: (1) . . . . . . . . . .
     Income (loss) before extraordinary item
         and cumulative effect of accounting
         change  . . . . . . . . . . . . . . .         .78        (.27)        (.91)         (.37)           N/A
     Net income (loss) . . . . . . . . . . . .         .66        (.45)        (.91)         (.37)           N/A
     Weighted average shares outstanding . . .      13,697      13,781       13,781        13,781            N/A

 BALANCE SHEET DATA
     Oil and gas properties, net . . . . . . .    $292,503    $300,188     $285,112      $296,683       $213,097
     Total assets  . . . . . . . . . . . . . .     327,808     337,690      319,549       331,203        241,780
     Long-term debt, net . . . . . . . . . . .      92,312     129,000      116,875       137,000        139,117
     Stockholders' equity  . . . . . . . . . .     180,980     174,752      162,225       169,594         72,426

 PRODUCTION AND RESERVE DATA
 Net production
     Crude oil and liquids (MBbl)  . . . . . .       1,825       2,040        1,618           906            633
     Natural gas (MMcf)  . . . . . . . . . . .      17,978      19,587       17,839         9,443          7,573
     Equivalent barrels (MBOE) . . . . . . . .       4,821       5,304        4,592         2,480          1,896
 Average net daily production
     Crude oil and liquids (Bbl) . . . . . . .       5,000       5,588        4,434         5,008          3,481
     Natural Gas (Mcf) . . . . . . . . . . . .      49,255      53,662       48,873        52,170         41,610
     Equivalent Barrels (BOE)  . . . . . . . .      13,209     114,532       12,580        13,703         10,415
 Average sales price
     Crude oil and liquids (Bbl) . . . . . . .    $  16.28    $  15.19     $  16.09      $  16.17       $  19.41
     Natural Gas (Mcf) . . . . . . . . . . . .        1.97        1.71         1.43          1.44           1.59
 Estimated proved reserves
     Crude oil and liquids (MBbl)  . . . . . .      17,862      21,297       16,785           N/A            N/A
     Natural gas (MMcf)  . . . . . . . . . . .     208,315     237,028      206,321           N/A            N/A
     Equivalent barrels (MBOE) . . . . . . . .      52,581      60,802       51,172           N/A            N/A

---------------
(1) Since the Merger all outstanding shares of Gerrity Common Stock have been held by Patina and thus per common share data is not applicable for the six months ended June 30, 1996.

    The following table summarizes the estimate of Gerrity's net proved developed and undeveloped reserves as of December 31, 1995 prepared by NSAI. The quantities and values are based on prices in effect at December 31, 1995, averaging $18.75 per barrel of oil and $1.77 per Mcf of gas.


                                                                                   PROVED RESERVES (1)
                                                                       --------------------------------------
                                                                       DEVELOPED      UNDEVELOPED      TOTAL
                                                                       ---------      -----------     -------
 Crude oil and liquids (MBbl)                                             11,573         5,212         16,785
 Natural gas (MMcf)                                                      162,286         44,035       206,321
 Equivalent barrels (MBOE)                                                38,621         12,551        51,172
 Future net cash flow before income taxes (in thousands)                $347,966        $62,450      $410,416
 Future net cash flow after income taxes (in thousands)                     --             --        $347,045
 Pretax PW10% Value (in thousands)                                      $207,564        $16,301      $223,865
 After tax PW10% Value (in thousands)                                       --             --        $196,211

 ------------------
 (1) For purposes of estimating Gerrity's net proved developed and undeveloped reserves as of December 31, 1995, NSAI prepared such reserves on a basis consistent with Patina's methodology of estimating reserves relating to final decline rates and the exclusion of proved undeveloped reserves with positive future net revenue but negative present value when discounted at 10 percent. This methodology represents a change from Gerrity's estimated proved reserves as of December 31, 1994 prepared by NSAI, resulting in an estimated reduction in proved reserves of approximately five million barrels of oil equivalent and no material change in present value before income taxes.

THE TRANSACTION


    In order to make Gerrity a wholly owned subsidiary of Patina, the Board of Directors of Gerrity is submitting the Certificate of Amendment to the holders of Gerrity Common Stock and Gerrity Preferred Stock for their approval and adoption at the Special Meeting. Upon the effectiveness of the Certificate of Amendment, which will occur upon filing the Certificate of Amendment with the Secretary of State of the State of Delaware after the approval thereof by the holders of a majority of the Gerrity Common Stock and at least 66 2/3% of the Gerrity Preferred Stock, Patina will redeem, reclassify and exchange any and all of the outstanding shares of Gerrity Preferred Stock represented by an aggregate of 737,692 outstanding Depositary Shares held by persons other than Patina into shares of Patina Preferred Stock at a ratio of .5270 shares of Patina Preferred Stock per Depositary Share. An aggregate of 388,763 additional shares of Patina Preferred Stock are expected to be issued in the Transaction.


    Neither Patina nor Gerrity is aware of any additional federal or state regulatory approval that is required to consummate the Transaction, except compliance with federal and state securities laws.


    The Patina Preferred Stock has a liquidation preference of $25.00 per share, pays quarterly dividends at the rate of 7 1/8% per year (based upon its liquidation preference or an aggregate of approximately $1.78 per share per annum) and is convertible into Patina Common Stock at a conversion price per share of $8.61 (or approximately 2.904 shares of Patina Common Stock for each share of Patina Preferred Stock). In addition, the Patina Preferred Stock will be redeemable by Patina after three years from initial issuance (May 2, 1996) or, subject to certain conditions, after two years from initial issuance, at specified redemption prices. See "Description of Patina Capital Stock - Patina Preferred Stock."



    Because of Gerrity's debt service requirements on subordinated debt and bank borrowings outstanding following the Merger it is more likely than not that in the foreseeable future no dividends will be paid on the Gerrity Preferred Stock. Furthermore, the ability of Patina to achieve the cost reductions and economies of scale which were a principal purpose of the Consolidation is reduced by the continuing requirements imposed upon Gerrity as a reporting company under the Exchange Act resulting from the existence of the outstanding
Gerrity Preferred Stock.   Accordingly, the Board of Directors of both Patina
and Gerrity have determined to effect the Transaction for the reasons described in more detail under "The Transaction - Reasons for the Transaction; Recommendation of the Board of Directors of Gerrity."


THE SPECIAL MEETING


    The Special Meeting will be held on Thursday, October 31, 1996, at the offices of the Chairman and Chief Executive Officer of Patina, 595 Madison Avenue, 27th Floor, New York, New York at 9:00 a.m. Eastern Time. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Certificate of Amendment and such other matters as may properly come before the Special Meeting. Only holders of record of Gerrity Common Stock and holders of Depositary Shares representing an interest in Gerrity Preferred Stock at the close of business on September 30, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 379,500 shares of Gerrity Preferred Stock outstanding (represented by an aggregate of 3,036,000 Depositary Shares), of which 287,288.5 (represented by an aggregate of 2,298,308 Depositary Shares) (or 75.7%) are held by Patina. All of the outstanding Gerrity Common Stock is held by Patina. No shares of Gerrity Preferred Stock are held by officers and directors of Patina and their affiliates and no shares are held by officers and directors of Gerrity and their affiliates. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the Gerrity Common Stock entitled to vote is necessary to constitute a quorum. The affirmative vote of the holders of a majority of the Gerrity Common Stock and Depositary Shares representing 66 2/3% of the Gerrity Preferred Stock is required to approve and adopt the Certificate of Amendment and the Transaction contemplated thereby. See "The Special Meeting."



OPINION OF GERRITY FINANCIAL ADVISOR



    The Board of Directors of Gerrity received the oral opinion of A. G. Edwards & Sons, Inc. ("A. G. Edwards") on August 26, 1996, which was confirmed in a written opinion dated the date of this Information Statement/Prospectus, that the terms of the Transaction contemplated by the Certificate of Amendment are fair from a financial point of view to the holders (other than Patina) of Depositary Shares representing Gerrity Preferred Stock. For information regarding the opinion of A.G. Edwards, including the assumptions made, matters considered and limits of such opinion, see "The Transaction - Opinion of Gerrity Financial Advisor" and the actual opinion, which is included in Annex B hereto. Holders of Depositary Shares representing Gerrity Preferred Stock are urged to read carefully and in its entirety the opinion of
A. G. Edwards.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF GERRITY


    THE BOARDS OF DIRECTORS OF BOTH GERRITY AND PATINA HAVE DETERMINED THAT
THE TRANSACTION CONTEMPLATED BY THE CERTIFICATE OF AMENDMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS (OTHER THAN PATINA) OF DEPOSITARY SHARES REPRESENTING GERRITY PREFERRED STOCK AND THE BOARD OF DIRECTORS OF GERRITY HAS UNANIMOUSLY VOTED TO RECOMMEND THAT THE HOLDERS OF DEPOSITARY SHARES REPRESENTING GERRITY PREFERRED STOCK VOTE FOR APPROVAL OF THE TRANSACTION AND ADOPTION OF THE CERTIFICATE OF AMENDMENT RELATED THERETO AT THE SPECIAL MEETING. See "The Transaction - Background of the Transaction; Special Factors" and "- Reasons for the Transaction; Recommendation of the Board of Directors of Gerrity."


CERTAIN RELATIONSHIPS BETWEEN SOCO AND PATINA

    As a result of the Merger, SOCO owns shares of Patina Common Stock including Series A Common Stock representing 70% of the outstanding Patina Common Stock and 75% of the aggregate voting power thereof. As such, SOCO is effectively able to control the Board of Directors of Patina and to determine the outcome of matters submitted to a vote of Patina's stockholders. In addition, SOCO and Patina have entered into certain agreements, including a Business Opportunity Agreement, Corporate Services Agreement, Cross-Indemnification Agreement and Registration Rights Agreement, that govern the relationship between SOCO and Patina following the Merger. Furthermore, any contracts or transactions involving Patina or any of its subsidiaries in which SOCO or any of its subsidiaries has a direct or indirect interest (other than an interest solely as a stockholder of Patina) are required to be approved by either (a) a majority of the disinterested directors of Patina or (b) by a majority of any committee established by the Patina Board of Directors that consists solely of directors that are disinterested. See "Relationships Between SOCO and Patina."

LIMITATIONS ON CONTROL SALES

    The agreement relating to the Merger (the "Merger Agreement") provides that SOCO may not effect certain sales of a controlling interest in Patina prior to the second anniversary of the effective date of the Merger (May 2, 1998), subject to earlier termination, unless all holders of Patina Common Stock are given an opportunity to participate in such sale on a basis that would result in such holders receiving a per share consideration with a fair market value at least equal to the average per share consideration to be received by SOCO. See "Risk Factors - Concentration of Ownership."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Transaction contemplated by the Certificate of Amendment will be taxable for federal income tax purposes, and holders of Depositary Shares generally will recognize a capital gain or loss upon the disposition of Depositary Shares which will be deemed to occur in the Transaction. For a discussion of these and other federal income tax considerations in connection with the Transaction, see "The Transaction - Certain Federal Income Tax Consequences."

NO APPRAISAL OR DISSENTERS' RIGHTS


    Under Delaware law, holders of Depositary Shares, each representing an interest in one-eighth of a share of Gerrity Preferred Stock, who oppose the Transaction are not entitled to any appraisal or dissenters' rights in connection with the Transaction. Furthermore, no appraisal or dissenters' rights are available to such holders pursuant to the Certificate of Incorporation or Bylaws of Gerrity. See "The Transaction - No Appraisal or Dissenters' Rights."


MARKET PRICE AND DIVIDEND DATA



     Patina Preferred Stock and Patina Common Stock are listed for trading on the NYSE under the trading symbols "POGPr" and "POG," respectively. The Depositary Shares representing shares of Gerrity Preferred Stock are listed on the NYSE under the trading symbol "GOGPr". The following table sets forth the closing sales prices per share of Patina Preferred Stock and per Depositary Share representing Gerrity Preferred Stock as reported on the NYSE on July 16, 1996, the last trading day for which prices were available prior to the announcement of the Transaction, and on September 27, 1996 (or September 23, 1996 (as indicated)), the last trading days for which prices were available prior to the date of preparation of this Information Statement/Prospectus, and on an equivalent pro forma basis for Gerrity. The Gerrity pro forma equivalent information was calculated by multiplying the exchange ratio (.5270) by the Patina information.




                                                            CLOSING PRICE PER SHARE
                                                            -----------------------
                                                                                               PRO FORMA
                                                                                            EQUIVALENT PER
                                                                               GERRITY          GERRITY
                                                                              DEPOSITARY       DEPOSITARY
   DATE                                                  PATINA PREFERRED       SHARES           SHARE
 --------                                                ----------------     ----------      -----------
July 16, 1996  . . . . . . . . . . . . . . . . . .           $ 23.50           $ 12.50          $ 12.38
September 27, 1996 . . . . . . . . . . . . . . . .           $ 25.75           $ 14.00*         $ 13.57



* (as of September 23, 1996)

RISK FACTORS

    Holders are urged to consider the factors set forth under the heading "Risk Factors" in deciding whether or not to vote to approve and adopt the Certificate of Amendment and the Transaction contemplated thereby. However, since Patina owns all of the outstanding Gerrity Common Stock and in excess of 66 2/3% of the Gerrity Preferred Stock and has advised Gerrity that Patina intends to vote all shares held by it for the approval and adoption of the Certificate of Amendment, approval of the Transaction at the Special Meeting is assured.

                                  RISK FACTORS


    In addition to the other information contained in this Information Statement/Prospectus, holders of Gerrity Depositary Shares representing Gerrity Preferred Stock should consider carefully the following factors in deciding whether to vote to approve and adopt the Certificate of Amendment.


    The risk factors set forth below are grouped by subject matter, and do not necessarily appear in the order of materiality.

DE-LISTING OF DEPOSITARY SHARES


     The redemption, reclassification and exchange of Gerrity Preferred Stock into Patina Preferred Stock pursuant to the Transaction will eliminate the public market for Depositary Shares since no shares of Gerrity Preferred Stock would remain outstanding, and Patina has advised Gerrity that Patina will undertake the actions necessary to terminate existing arrangements for Depositary Shares. As a result, the Depositary Shares and the Gerrity Preferred Stock would no longer be eligible for listing on the NYSE, and Gerrity will request that the listing thereof be terminated by the NYSE. Holders of certificates representing Depositary Shares would be entitled to receive only the Patina Preferred Stock into which the Gerrity Preferred Stock represented by such Depositary Shares have been reclassified and exchanged, together with the amount of any dividends or other distributions (without interest) which may have become payable in respect of the Patina Preferred Stock during the period commencing on the date of the initial issuance of the Patina Preferred Stock (May 2, 1996) and ending on the date of surrender by such holders of certificates formerly representing Depositary Shares. Following the completion of the Transaction, holders of Depositary Shares will be provided with a letter of transmittal and other instructions for exchanging their certificates representing Depositary Shares for Patina Preferred Stock certificates. See "The Transaction - General Description of the Transaction."


TERMINATION OF "MARGIN SECURITIES" STATUS

    The Depositary Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Following the Transaction, the Depositary Shares will no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board. As a result, such Depositary Shares could no longer be used as collateral for loans made by brokers. However, the Patina Preferred Stock to be received by holders of Depositary Shares is a "margin security" under the rules of the Federal Reserve Board and is expected to continue to be a margin security following the Transaction.

TERMINATION OF EXCHANGE ACT REGISTRATION

    The Depositary Shares are currently registered under the Exchange Act.
Such registration may be terminated upon application of Gerrity to the Commission if the Depositary Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Depositary Shares. Gerrity intends to apply for termination of such registration following the completion of the Transaction. The termination of registration of the Depositary Shares under the Exchange Act will substantially reduce the information required to be furnished by Gerrity to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Depositary Shares. However, Patina Preferred Stock is registered under the Exchange Act and will remain so registered following the Transaction.

UNCERTAINTY AS TO TRADING MARKET AND LIQUIDITY FOR PATINA PREFERRED STOCK

    Prior to the Merger, there was no public market for the shares of the Patina Common Stock or the Patina Preferred Stock. Patina Common Stock and Patina Preferred Stock are listed on the NYSE, and the

Transaction will increase the number of shares of Patina Preferred Stock available for public trading. However, since the Merger trading of Patina Preferred Stock and Patina Common Stock has been limited, and there can be no assurance that an active trading market for Patina Preferred Stock and Patina Common Stock will develop or be sustained. Accordingly, the market for Patina Preferred Stock may be relatively illiquid, which could adversely affect the market price from time to time of the Patina Preferred Stock or cause prices to fluctuate significantly based on relatively small trading volume. The number of shares of Patina Preferred Stock into which each Depositary Share representing Gerrity Preferred Stock will be redeemed, reclassified and exchanged in the Transaction is identical to the number of such shares (.5270 shares of Patina Preferred Stock for each Depositary Share) issuable in the Exchange Offer, and was determined by negotiations between Gerrity and SOCO in connection with the Merger and not by any independent party representing solely the holders of Depositary Shares representing Gerrity Preferred Stock.

SHARES AVAILABLE FOR FUTURE SALE

    Future sales, or the availability for future sale, of substantial amounts of Patina Common Stock, Patina Warrants or Patina Preferred Stock in the public market following the Merger could adversely affect the market price of such securities. For a description of the Patina Common Stock eligible for resale after the Merger, see "Description of Patina Capital Stock - Shares Eligible for Future Sale." In addition, pursuant to the Merger Agreement, Patina granted SOCO certain "demand" and "piggyback" registration rights, which SOCO could exercise in order to sell shares of Patina Common Stock held by it prior to the expiration of applicable holding periods under the federal securities laws. See "Relationships between SOCO and Patina - Registration Rights Agreement."

RECENT LOSSES

    Each of Gerrity and Patina incurred net losses for the six months ended June 30, 1996. In addition, SOCO Wattenberg had a net loss for the year ended December 31, 1995, and Gerrity had net losses for the years ended December 31, 1994 and December 31, 1995. Accordingly, there can be no assurance that Patina will be profitable on a consolidated basis in the future. See "Patina (formerly SOCO Wattenberg), Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Gerrity Managements's Discussion and Analysis of Financial Condition and Results of Operations."

LACK OF HISTORY AS AN INDEPENDENT OPERATING COMPANY

    While both SOCO and Gerrity have been active operators within Wattenberg, Patina has had only limited experience since the completion of the Merger with respect to the new strategy and overall cost structure of the combined entity. Patina's strategy, including its plans to reduce costs through the Consolidation, remains largely untested. Accordingly, there can be no assurances that Patina will achieve or be able to maintain the overall operating cost structure it anticipates or that its strategy will be successful.

POTENTIAL CONFLICTS OF INTEREST BETWEEN SOCO AND PATINA

    Conflicts of interest may arise between SOCO and Patina due primarily to the control position that SOCO has with respect to Patina and the nature of the respective businesses of SOCO and Patina. Such conflicts of interest may arise in a number of areas relating to their past and ongoing relationships, including acquisitions of oil and gas properties, the negotiation and performance of intercompany services, insurance matters, marketing, financial commitments, registration rights, sales of Patina securities, the election of directors and payment of dividends by Patina. SOCO and its affiliates have in the past entered into significant intercompany transactions and agreements incident to their respective businesses, and Patina and SOCO and its affiliates may be expected to enter into material transactions and agreements from time to time in the future. Such transactions and agreements have related and may relate to, among other things, the purchase, sale and marketing of oil and gas, the provision of certain corporate services, including financial accounting and reserve engineering services, insurance and the purchase and sale of assets, including inventory and oil and gas property interests. Patina and SOCO intend that the terms of any future agreements and transactions will be substantially as favorable to Patina as could be obtained from third parties and are subject to a Business Opportunity Agreement and a Corporate Services Agreement which address many of these issues. SOCO has agreed that contracts or transactions between Patina and SOCO or SOCO's subsidiaries will be approved by disinterested directors of Patina. These conflicts of interest will continue to exist. See "Relationships Between SOCO and Patina."


    In addition, two officers of Patina, Thomas J. Edelman, Chairman of the Board, President and Chief Executive Officer, and Rodney L. Waller, Vice President - Acquisitions, are also officers of SOCO. See "Management of Patina."

VOLATILITY OF OIL AND NATURAL GAS PRICES

    Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of Patina. These factors include the level of consumer product demand, weather conditions, proximity and capacity of natural gas pipelines and other transportation facilities, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may adversely affect Patina's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of Patina's oil and natural gas reserves that can be produced economically.

ECONOMIC RISKS OF OIL AND NATURAL GAS OPERATIONS

    Patina's oil and natural gas operations are subject to the economic risks typically associated with development, production and exploration activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill wells. In conducting development and exploration activities, Patina may drill unsuccessful wells and experience losses. In the event that oil or natural gas is discovered, there is no assurance that such oil or natural gas can be economically produced or satisfactorily marketed. The presence of unanticipated pressure or irregularities in formations, miscalculations or accidents could potentially cause Patina's development, production and exploration activities to be unsuccessful, or potentially result in material uninsured losses. Consequently, Patina's actual future production may be substantially affected by factors beyond Patina's control.

GEOGRAPHIC CONCENTRATION OF OPERATIONS


    Substantially all of Patina's operations are located in Wattenberg. Pursuant to the terms of the Business Opportunity Agreement, Patina is restricted for three years from the date of the Merger in its ability to expand into a number of productive areas in Colorado, Wyoming and Utah, including portions of the Washakie, Greater Green River, Big Horn, Wind River, Uinta and Piceance Basins. These restrictions may limit Patina's ability to diversify its operating base. Because of Patina's geographic concentration, any regional events that increase costs, reduce availability of equipment or supplies, reduce demand or limit production, including weather and natural disasters, may impact Patina more than if its operations were more geographically diversified. Patina's production will be transported on local pipeline systems for processing at several local processing plants. While Patina expects to have flexibility to mitigate the effects of pipeline curtailments or plant shut-downs, curtailment of a significant portion of a pipeline or a prolonged shut-down at a major plant could adversely affect Patina's operations, perhaps materially. Prices for Rocky Mountain gas production have traditionally been more volatile than prices in other markets and have been depressed since early 1995. In large part, this is the result of increased production in the region and limited transportation capacity to other regions of the country. As a result, prices are particularly sensitive to local demand, which has been depressed in large part due to unusually mild weather in the region in 1995 and the first portion of 1996.


REPLACEMENT OF RESERVES

    In general, the volume of production from oil and natural gas properties declines as reserves are depleted. A typical Wattenberg Codell/Niobrara well produces most prolifically in the first six to twelve months, during which production declines significantly from initial rates. More than half of a typical well's reserves are recovered in the first three years of production. Production from Patina's properties declined in 1995 and in the first six months of 1996 and, in view of the limited drilling activity in the first six months of 1996 due to depressed prices for Rocky Mountain gas, is expected to decline further throughout the remainder of 1996. Management believes that production will continue to decline thereafter unless capital expenditures are increased above current projected levels. Except to the extent Patina acquires properties containing proved reserves or conducts successful drilling or recompletion activities, the proved reserves of Patina will decline as reserves are produced. Patina's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Patina's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, there can be no assurance that Patina's future development, acquisition and exploration activities will result in additional proved reserves or that Patina will be able to drill productive wells at acceptable costs.

OPERATING RISKS OF OIL AND NATURAL GAS OPERATIONS

    The oil and natural gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to Patina. In addition, Patina may be liable for environmental damages caused by previous owners of property held by Patina. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of Patina's properties. In accordance with customary industry practices, Patina will maintain insurance against some, but not all, of such risks and losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of Patina.

UNCERTAINTY OF RESERVE ESTIMATES

    There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Information Statement/Prospectus represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary.

    In addition, estimates of reserves and of Patina's future net revenues from such reserves and the present value thereof are based on assumptions regarding production levels, future oil and natural gas prices, operating costs and other factors that may not prove to be correct over time. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Information Statement/Prospectus.

COMPETITION

    The oil and gas industry is highly competitive. Patina competes for the acquisition of oil and natural gas properties with numerous entities, including major oil companies, other independent oil and gas concerns and individual producers and operators. Many of these competitors have financial and other resources substantially greater than those of Patina.

GOVERNMENT REGULATION AND LITIGATION PROCEEDINGS


    Patina's business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, transportation and storage of, oil and natural gas. Colorado's statute concerning oil and gas development was amended in 1994 to provide the State's Oil and Gas Conservation Commission (the "COGCC") with additional authority to regulate oil and gas activities to protect public health, safety and welfare, as well as the environment. Several rulemaking proceedings have been or will be undertaken pursuant to these statutory changes, including consideration of regulations to protect soil and groundwater, expand and clarify reclamation requirements, regulate locations of new wells in residential areas and provide financial assurance for industry obligations in these areas. These rules, which have been adopted by the COGCC after consideration by the oil and gas industry as well as groups representing agricultural, residential, environmental and local governmental interests, are not expected to have a material adverse effect on Patina, and management does not expect that the rules currently being considered will have a material adverse effect. There can be no assurance, however, even though the Colorado statute currently requires that any regulations adopted by the COGCC be cost effective and technologically feasible, that regulatory developments will not increase Patina's costs of operations or limit its ability to develop its properties fully. Local efforts to regulate oil and gas activities, although limited by state law which prohibits local regulations from preventing the drilling of wells or conflicting with COGCC regulations, are expected, particularly if drilling levels increase significantly, to continue since the use of surface land for drilling and operations competes directly with the use of such land by agricultural and residential interests, which own the great majority of surface land in Wattenberg. Patina's business will also be subject to extensive and changing environmental and safety laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. In addition, Patina is subject to changing and extensive tax laws, the effects of which cannot be predicted with certainty. There can be no assurance that present or future regulation will not adversely affect the operations of Patina. In addition, SOCO Wattenberg and Gerrity are subject to certain litigation proceedings with respect to their operations, as described in "Information Concerning SOCO Wattenberg (Predecessor of Patina - Litigation and Contingencies" and "Information Concerning Gerrity - Legal Proceedings."


NO DIVIDENDS

    Patina has not paid, and does not intend to pay in the forseeable future, cash dividends on its Common Stock. Instead, Patina currently intends to retain its cash for the continued expansion of its business, including development and acquisition activities, and to reduce debt levels. No cash dividends may be paid unless all accrued and unpaid dividends on the Patina Preferred Stock, and certain other preferred stock that may be issued in the future, have been paid. In addition, Patina's bank credit facilities contain limitations on the payment of dividends.

CONCENTRATION OF OWNERSHIP

    SOCO owns an aggregate of 14,000,000 shares of Patina Common Stock including all 2,000,000 shares of Series A Common Stock, a special series of Patina Common Stock having three votes per share (which shares would convert automatically to ordinary Patina Common Stock upon transfer thereof by SOCO or if Patina ceases to be included in the consolidated financial statements of
SOCO). As such, SOCO owns shares representing 70% of the outstanding shares of the common stock of Patina and 75% of the aggregate voting power thereof and retains control over matters submitted to a vote of Patina's stockholders, including the election of the board of directors, amendments to Patina's Certificate of Incorporation or other extraordinary corporate transactions, such as a merger or consolidation. The Merger Agreement adopted in connection with the Merger provides that SOCO may not effect certain sales of a controlling interest in Patina prior to the second anniversary of the date of the Merger (subject to earlier termination) unless all holders of Patina Common Stock are given an opportunity to participate in such sale on a basis that would result in such holders receiving a per share consideration with a fair market value at least equal to the average per share consideration to be received by SOCO. The Merger Agreement does not require that such holders receive the same consideration, but does require that it have at least the same average fair market value per share. After the two year period (or earlier termination), these rights will expire, and SOCO would not be contractually obligated to afford such holders any such opportunities.



                              THE SPECIAL MEETING

GENERAL


    The Special Meeting will be held on Thursday, October 31, 1996, at the offices of the Chairman and Chief Executive Officer of Patina, 595 Madison Avenue, 27th Floor, New York, New York, commencing at 9:00 a.m. Eastern Time. The purpose of the Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Certificate of Amendment and the Transaction contemplated thereby and (ii) such other matters as may properly be brought before the Special Meeting.



    FOR THE REASONS SET FORTH HEREIN, THE BOARDS OF DIRECTORS OF BOTH GERRITY AND PATINA HAVE DETERMINED THAT THE TRANSACTION IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS (OTHER THAN PATINA) OF DEPOSITARY SHARES REPRESENTING GERRITY PREFERRED STOCK AND THE BOARD OF DIRECTORS OF GERRITY HAS UNANIMOUSLY VOTED TO RECOMMEND THAT THE HOLDERS OF DEPOSITARY SHARES REPRESENTING GERRITY PREFERRED STOCK AND GERRITY COMMON STOCK VOTE FOR APPROVAL OF THE TRANSACTION AND ADOPTION OF THE CERTIFICATE OF AMENDMENT RELATED THERETO.


RECORD DATE AND OUTSTANDING SHARES; VOTING RIGHTS


    Only holders of record of Gerrity Common Stock and Depositary Shares representing Gerrity Preferred Stock on the Record Date are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there was one holder of Gerrity Common Stock (Patina) with 100 shares of Gerrity Common Stock issued and outstanding and approximately ten beneficial holders of an aggregate of 3,036,000 Depositary Shares representing 379,500 shares of Gerrity Preferred Stock outstanding. Each share of Gerrity Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. On certain matters affecting the Gerrity Preferred Stock (such as the proposed Transaction) the shares of Gerrity Preferred Stock are entitled to one vote per share.


QUORUM; VOTE REQUIRED

    The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Gerrity Common Stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. Approval and adoption of the Certificate of Amendment requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Gerrity Common Stock entitled to vote thereon and the vote of at least 66 2/3% of the issued and outstanding shares of Gerrity Preferred Stock entitled to vote thereon. In determining whether the proposal to adopt the Certificate of Amendment has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the proposal.

    The Transaction is not structured to require the approval of at least a majority of the holders of Depositary Shares not affiliated with Patina, SOCO or Gerrity before it may be consummated.

    ALL OF THE OUTSTANDING SHARES OF GERRITY COMMON STOCK AND DEPOSITARY SHARES REPRESENTING APPROXIMATELY 75.7% OF THE OUTSTANDING SHARES OF GERRITY PREFERRED STOCK ARE BENEFICIALLY OWNED BY PATINA, WHICH HAS ADVISED GERRITY THAT IT INTENDS TO VOTE SUCH SHARES OF GERRITY COMMON STOCK AND DEPOSITARY SHARES REPRESENTING GERRITY PREFERRED STOCK FOR THE APPROVAL AND ADOPTION OF THE CERTIFICATE OF AMENDMENT AND THE TRANSACTION CONTEMPLATED THEREBY. ACCORDINGLY, APPROVAL OF THE CERTIFICATE OF AMENDMENT AND THE TRANSACTION AT THE SPECIAL MEETING IS ASSURED.


     No shares of Gerrity Preferred Stock are held by officers and directors of Patina and their affiliates, and no shares are held by officers and directors of Gerrity and their affiliates.

NO SOLICITATION OF PROXIES

    Proxies are not being solicited hereby on behalf of the Board of Directors of Gerrity, which since the date of the Merger has been composed of Mr. Thomas
J. Edelman, Mr. Brian J. Cree and Mr. Rodney L. Waller, all of whom are employees of SOCO and/or Patina (the "Gerrity Board"). For additional information regarding the individuals comprising the Gerrity Board, see "Management of Patina." Accordingly, GERRITY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

OTHER MATTERS

    At the date of this Information Statement/Prospectus, the Gerrity Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Information Statement/Prospectus.

                                THE TRANSACTION

GENERAL DESCRIPTION OF THE TRANSACTION


    The Transaction would be effected by amending Gerrity's Certificate of Incorporation to provide that effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, each outstanding share of Gerrity Preferred Stock will be redeemed, reclassified into and exchanged for shares of Patina Preferred Stock (at an exchange ratio of .5270 shares of Patina Preferred Stock for each Depositary Share) together with the amount of any dividends or other distributions (without interest) which may have become payable in respect of Patina Preferred Stock during the period commencing on the date of the initial issuance of the Patina Preferred Stock (May 2, 1996) and ending on the date of surrender of the certificates formerly representing Depositary Shares by the holders (other than Patina) thereof. An aggregate of approximately 388,763 additional shares of Patina Preferred Stock are expected to be issued in the Transaction. In addition, Patina has advised Gerrity that Patina will take whatever actions are necessary to terminate the depositary arrangements with respect to Depositary Shares. Fractional shares will not be issued, and holders of certificates theretofore representing Depositary Shares will be paid an amount in cash for their fractional interests determined by multiplying (i) the fraction of a share of Patina Preferred Stock to which such holder would otherwise have been entitled by (ii) the closing price of a share of Patina Preferred Stock on the NYSE on the first full trading day on or after the date the Transaction becomes effective and on which such Patina Preferred Stock is traded. The text of the Certificate of Amendment is attached hereto as Annex A and is incorporated herein by reference. The description of the Certificate of Amendment contained in this Information Statement/Prospectus is qualified in all respects by reference to the text of the Certificate of Amendment.


    It is expected that the Certificate of Amendment to the Certificate of Incorporation of Gerrity providing for the Transaction will be filed with the Secretary of State of the State of Delaware as soon as practicable after the conclusion of the Special Meeting, probably upon the date thereof. Accordingly, it is expected that the Transaction will be completed on the date of the Special Meeting or shortly thereafter.

    Each share of Patina Preferred Stock is entitled to the payment of quarterly dividends at the rate of 7 1/8% per annum (based upon its liquidation preference, or approximately $1.78 per share per annum), has a liquidation preference of $25 per share and is convertible into Patina Common Stock at a conversion price of $8.61 per share. In addition, such shares of Patina Preferred Stock are redeemable by Patina after three years from original issuance (May 2, 1996), or, subject to certain conditions, after two years from original issuance at specified redemption prices. See "Description of Patina Capital Stock - Patina Preferred Stock." Depositary Shares are presently convertible into the consideration received by holders of Gerrity Common Stock in the Merger (on the basis of the exchange ratio employed in the Merger and the conversion price applicable prior to the Merger of $19.25 per share of Gerrity Common Stock), which is .5655 shares of Patina Common Stock and .2827 Patina Warrants per Depositary Share. In addition, because of the current debt service requirements on outstanding subordinated debt and bank borrowings of Gerrity, it is more likely than not that in the foreseeable future no dividends will be paid on the Gerrity Preferred Stock. However, pursuant to the terms of the Gerrity Preferred Stock, no dividends may be paid on the Gerrity Common Stock held by Patina until and unless accrued but unpaid dividends have been paid in full on the Gerrity Preferred Stock.


    By comparison, each share of Patina Preferred Stock is presently convertible into 2.904 shares of Patina Common Stock based on the conversion price of $8.61 per share. Furthermore, the covenants and other terms of Patina's existing credit lines and other borrowings do not currently restrict Patina from making dividend payments on the Patina Preferred Stock in accordance with its terms. See "Patina Business Strategy - Patina Financing."


    After the effective date of the Transaction, Gerrity will furnish record holders of Depositary Shares with instructions as to the surrender or exchange for payment of their certificates theretofore representing Depositary Shares presently held by them, and will advise holders of certificates theretofore representing Depositary Shares as to the procedure for issuance of certificates representing Patina Preferred Stock or payment of cash in lieu of fractional shares. If any certificates representing shares of Patina Preferred Stock are to be registered in the name of a person other than that of the registered holder of the Depositary Shares surrendered, the amount of any stock transfer or similar taxes (whether imposed on the registered holder or such person) payable on account of such transfer must be paid to Gerrity (or to an exchange agent appointed by Gerrity), unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

    AFTER THE EFFECTIVE DATE OF THE TRANSACTION, HOLDERS OF CERTIFICATES THERETOFORE REPRESENTING DEPOSITARY SHARES WILL NOT BE ENTITLED TO RECEIVE ANY DIVIDENDS OR OTHER DISTRIBUTIONS PAYABLE TO HOLDERS OF PATINA PREFERRED STOCK UNTIL SURRENDER OF THEIR DEPOSITARY SHARE CERTIFICATES. UPON SURRENDER OF THEIR DEPOSITARY SHARE CERTIFICATES, THE HOLDERS WILL RECEIVE THE AMOUNT OF ANY DIVIDENDS OR OTHER DISTRIBUTIONS (WITHOUT INTEREST) WHICH MAY HAVE BECOME PAYABLE IN RESPECT OF PATINA PREFERRED STOCK PRIOR TO SURRENDER, SUBJECT TO APPLICABLE ESCHEAT LAWS.

NO APPRAISAL OR DISSENTERS' RIGHTS


    No right of appraisal or dissent is available to any holder of Depositary Shares representing Gerrity Preferred Stock who opposes the Transaction under the laws of the State of Delaware. Furthermore, no such right is available to any such holder under the Certificate of Incorporation or bylaws of Gerrity, by agreement or otherwise.


BACKGROUND OF THE TRANSACTION; SPECIAL FACTORS


    The Transaction will result in Gerrity becoming a wholly owned subsidiary of Patina. The Transaction is the culmination of a series of events which began with the Merger and the Exchange Offer, which themselves resulted from a lengthy negotiation process described under "- Background of the Merger and the Exchange Offer" below. The following discussion sets forth the background of the considerations leading to the reasons the Gerrity Board and the Board of Directors of Patina (the "Patina Board") have unanimously determined that the Transaction is fair to and in the best interests of the holders of Depositary Shares representing Gerrity Preferred Stock.


    Since the completion of the Merger, members of the Gerrity Board and management of Patina have continued to discuss the impact of the acquisition of Gerrity as structured in the Merger and Exchange Offer upon Patina's ability to effect its intended business strategy. Although it was initially contemplated that the Gerrity Preferred Stock not exchanged in the Exchange Offer could remain outstanding following the Exchange Offer without an unduly adverse effect on Patina's effectuation of its business strategy, Patina's senior management and the Gerrity Board now believe the limitations on the cost reduction efforts of the combined enterprise imposed by the expense associated with Gerrity's status as a reporting company under the Exchange Act, the dividend requirements of the Gerrity Preferred Stock and the diversion of management time and limited operating flexibility of the combined enterprise resulting from the existence of a publicly held equity security at the Gerrity level constitute a significant constraint on Patina's ability to successfully implement the strategies contemplated in the Consolidation. Patina's senior management and the Gerrity Board believe that the continuing expenses involved in Gerrity remaining a public company are not providing a material benefit to Gerrity and, in light of Gerrity's status as a subsidiary of another public company, to the holders of the Depositary Shares.


    Senior management of Gerrity and Patina have discussed and analyzed various alternatives to the proposed Transaction to achieve the objectives of the Consolidation, including an extension of the Exchange Offer, open market or negotiated purchases of Depositary Shares and a reverse split of the Gerrity Preferred Stock in which cash would be paid to holders of publicly held Depositary Shares. The first two alternatives were rejected because they afforded no assurance that the goal of making Gerrity a wholly owned subsidiary of Patina would be achieved, although Patina has purchased 12,000 additional Depositary Shares since the expiration of the Exchange Offer at prevailing market prices. The third alternative was rejected because it would divert a significant amount of cash needed by Patina for use in its business. The proposed Transaction, on the other hand, would provide holders of Depositary Shares with an ongoing interest in Gerrity through ownership of an interest in Patina and with a current income stream in the form of dividends on the Patina Preferred Stock, which was unlikely to exist in the foreseeable future with respect to the Gerrity Preferred Stock. The decision to recommend that the Gerrity Board adopt the same exchange ratio employed in the Exchange Offer and to pay the amount of any dividend or other distributions payable upon the Patina Preferred Stock from the date of its initial issuance was made to assure equal treatment of all holders of Depositary Shares (in light of the relatively small amount of time that has elapsed since the completion of the Exchange Offer) and because such exchange ratio and dividend rate were the result of arm's length bargaining between Gerrity and SOCO and had been approved by the Gerrity Board as constituted prior to the Merger. Because the exchange ratio and dividend rate were the result of such arm's length bargaining, senior management of Gerrity did not recommend to the Gerrity Board that an unaffiliated representative of holders of Depositary Shares be appointed to negotiate with respect to the proposed Transaction on behalf of such holders or that a committee of directors unaffiliated with Gerrity, Patina or SOCO be created to negotiate the terms of the Transaction.



    Accordingly, senior management determined to recommend to the Gerrity Board and to the Patina Board that the Transaction be undertaken and recommended to stockholders for their approval and adoption. On July 30, 1996 the Board of Directors of Patina authorized the issuance of additional Patina Preferred Stock in the Transaction and the filing of a registration statement under the Securities Act in respect of the Transaction. On August 12, 1996, the Gerrity Board retained A.G. Edwards to deliver a written opinion to the Gerrity Board regarding the fairness from a financial point of view of the terms of the proposed Transaction to the holders (other than Patina) of Depositary Shares representing Gerrity Preferred Stock. At a meeting of the Gerrity Board held on August 26, 1996 at which the issues described above and below were discussed in detail, the Gerrity Board was briefed by senior management regarding its conclusions and recommendations described in the preceding paragraphs and received a presentation by A.G. Edwards of its financial analysis of the proposed Transaction. At the meeting A.G. Edwards delivered its oral opinion as to the fairness, from a financial point of view, of the terms of the Transaction to the holders (other than Patina) of the Depositary Shares representing Gerrity Preferred Stock. The Gerrity Board then unanimously approved the Transaction and determined to recommend to Gerrity stockholders the approval and adoption of the Certificate of Amendment and the Transaction contemplated thereby.
A.G. Edwards confirmed its opinion to the Gerrity Board in a writing dated the date of this Information Statement/Prospectus, a copy of which is attached hereto as Annex B.



   An analysis similar to that employed by the Gerrity Board was employed by the Patina Board at a meeting held on September 30, 1996 (except that although A.G. Edwards described to the Patina Board the analysis it employed in rendering its opinion to the Gerrity Board, A.G. Edwards did not make a presentation, deliver an opinion nor render financial advice to the Patina Board), at which time the Patina Board adopted the analyses of the Gerrity Board and A.G. Edwards and determined that the Certificate of Amendment and the Transaction contemplated thereby are fair to, and in the best interests of, holders (other than Patina) of Depositary Shares representing Gerrity Preferred Stock.



REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE BOARD OF DIRECTORS OF GERRITY



   At a meeting held on August 26, 1996, the Board of Directors of Gerrity, by unanimous vote, determined that the terms of the Transaction are fair to and in the best interests of the holders (other than Patina) of the Depositary Shares representing Gerrity Preferred Stock and recommended approval and adoption of the Certificate of Amendment and the Transaction contemplated thereby by the stockholders of Gerrity. In reaching these determinations, the Gerrity Board consulted with senior management of Gerrity and Patina, as well as its financial and legal advisors and considered, among other things, the following factors:



    (i) The continuing significant costs to the combined entities associated with Gerrity remaining a reporting company under the Exchange Act, including expenses, the dividend requirements of the Gerrity Preferred Stock and the time required of management. One of the principal purposes of the Consolidation was to eliminate overhead costs and provide the opportunity to combine the strengths of the two predecessor entities in order to permit enhanced operating and financial performance and economies of scale beyond those achieved by the predecessor companies. Such economies of scale are particularly significant in light of the adverse impact on both SOCO Wattenberg and Gerrity resulting from the depressed market for Rocky Mountain natural gas. The continuation of Gerrity as a public company, which results from the continued existence of the outstanding Gerrity Preferred Stock, lessens the ability of the combined entities to achieve this principal goal of the Consolidation, through diversion of both management time and corporate financial resources into activities which are inconsistent with the business strategy adopted in connection with the Merger.



    (ii) The unlikelihood of payment of dividends on the Gerrity Preferred Stock. Because of the current debt service requirements on outstanding subordinated debt and bank borrowings of Gerrity, it is more likely than not that in the foreseeable future no dividends could be paid on the Gerrity Preferred Stock.


    (iii) Restrictions on the ability of Gerrity to pay dividends to Patina. Pursuant to the terms of the Gerrity Preferred Stock, no dividends may be paid on the Gerrity Common Stock held by Patina until and unless accrued but unpaid dividends have been paid in full on the Gerrity Preferred Stock.


    (iv) The relative illiquidity of the Gerrity Preferred Stock. Since the Merger, a large portion of the Depositary Shares has been held by a small number of holders (approximately two holders other than Patina accounted for 75% of the Depositary Shares remaining in public hands on the date of the August 26, 1996 Gerrity Board meeting) and relatively few shares are thus available for trading in public markets. Although the Depositary Shares are listed for trading on the NYSE, volume of trading is so slight that, in the opinion of the Gerrity Board, the holders of Depositary Shares have not derived the benefit of an established trading market that normally accompany the public ownership of shares. Since the Merger, the Gerrity Preferred Stock has been relatively illiquid, with average weekly trading volume from the Merger to the date of the Gerrity Board meeting amounting to less than 7,500 Depositary Shares.


    (v) The fact that Patina Preferred Stock pays a current dividend and is also listed for trading on the NYSE. Although trading on the NYSE of the Patina Preferred Stock has been limited since the Merger, the increase in the number of shares resulting from reclassifying and exchanging Gerrity Preferred Stock into Patina Preferred Stock would increase the number of shares of Patina Preferred Stock available for public trading and could result in greater liquidity.


    (vi) The conclusions and analysis of senior management of Gerrity regarding the Transaction as described under "- Background of the Transaction - Special Factors."

    (vii) The potential conflicts of interest faced by the Gerrity Board between its obligations to Patina, as holder of all of the Gerrity Common Stock and approximately 75.7% of the Depositary Shares representing Gerrity Preferred Stock, and to public holders of Depositary Shares in respect of future business decisions involving Gerrity.

    (viii) The financial condition, results of operations, business and prospects of Gerrity, if it were to remain publicly owned, including the need for additional capital to facilitate the growth of its business and the uncertain prospects of obtaining such additional capital.

    (ix) The financial condition, results of operations, business and prospects of Patina since the Merger, including the benefits obtained (and limitations thereon) as a result of the cost reductions expected to be realized by, and the reduced leverage of, the combined company.


    (x) The oral presentation by A.G. Edwards at the August 26, 1996 meeting of the Gerrity Board and the oral opinion of A.G. Edwards, which was later confirmed in a written opinion dated the date of this Information Statement/Prospectus, to the effect that, as of the dates of such opinions, the terms of the Transaction contemplated by the Certificate of Amendment, are fair from a financial point of view to the holders (other than Patina) of Depositary Shares representing Gerrity Preferred Stock. The full text of A.G. Edwards' opinion dated the date of this Information Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations of the review undertaken by A.G. Edwards is attached as Annex B hereto and is incorporated herein by reference.
    HOLDERS OF GERRITY PREFERRED STOCK ARE URGED TO READ CAREFULLY AND IN ITS ENTIRETY THE OPINION OF A.G. EDWARDS.



    (xi) The fact that redeeming, reclassifying and exchanging the Gerrity Preferred Stock into Patina Preferred Stock would complete the Consolidation by making Gerrity a wholly owned subsidiary of Patina.


    (xii) The fact that the redemption, reclassification and exchange of Gerrity Preferred Stock pursuant to the Transaction is likely to result, among other things, in the Depositary Shares and Gerrity Preferred Stock being delisted by the NYSE, no longer constituting margin securities and/or no longer being registered under the Exchange Act.

    (xiii) The expected future trading values of the Depositary Shares, in the absence of the Transaction, in light of, among other matters, the historical trading multiples of other oil and gas companies and the current industry, economic and market conditions.

    The Gerrity Board did not assign relative weights to the foregoing factors and did not determine that any factor was more important than any other factor. Rather, the Gerrity Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

    The Gerrity Board recognized that, although there can be no assurance as to the level of growth or profits to be attained by Patina in the future, the Transaction contemplated by the Certificate of Amendment gives the holders of Depositary Shares the opportunity to receive Patina Preferred Stock. In doing so, this would enable such holders to participate (i) in the synergies that were expected to be created through the Merger by having an expanded, more stable and less restricted revenue base to support the dividend payments on the Patina Preferred Stock and (ii) in the future growth and profits of the combined company through the possibility of ownership of Patina Common Stock upon conversion of the Patina Preferred Stock.


    An analysis similar to that set forth above in respect of the Gerrity Board was employed by the Patina Board at a meeting held on September 30, 1996
(except that although A.G. Edwards described to the Patina Board the analysis it employed in rendering its opinion to the Gerrity Board, A.G. Edwards did not make a presentation, deliver an opinion nor render financial advice to the Patina Board). In particular, the Patina Board considered the factors identified in (i) through (xiii) above, as well as the text of the opinion of A.G. Edwards rendered to the Gerrity Board in the form attached hereto as Annex B, and adopted the analyses of the Gerrity Board and A.G. Edwards as its own. As a result of such analysis, the Patina Board considering the totality of the available information, without giving particular weight to any one of the foregoing factors, determined that the Certificate of Amendment and the Transaction contemplated thereby are fair to, and in the best interests of, holders (other than Patina) of Depositary Shares representing Gerrity Preferred Stock.



    It is expected that, if for any reason the Certificate of Amendment is not approved and adopted, or the Transaction is not consummated, the current management of Gerrity will continue to manage Gerrity as an ongoing business in accordance with Patina's current long-term strategic plan adopted in connection with the Merger.

OPINION OF GERRITY FINANCIAL ADVISOR

    In considering whether to approve the Certificate of Amendment and the Transaction, the Gerrity Board received the opinion of A.G. Edwards.


    Gerrity retained A.G. Edwards to act as Gerrity's financial advisor in connection with the Transaction and related matters based upon A.G. Edwards' qualifications, expertise and reputation, as well as A.G. Edwards' prior investment banking relationship and familiarity with Gerrity. At the August 26, 1996 meeting of the Gerrity Board, A.G. Edwards rendered an oral opinion to the Gerrity Board that, as of such date, and subject to the considerations set forth in such opinion, the terms of the Transaction contemplated by the Certificate of Amendment are fair from a financial point of view to the holders (other than Patina) of Depositary Shares representing Gerrity Preferred Stock. A.G. Edwards subsequently confirmed its oral opinion by delivery of a written opinion dated the date of this Information Statement/Prospectus.



    The full text of A.G. Edwards' written opinion dated the date of this Information Statement/Prospectus which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this Information Statement/Prospectus (the "A.G. Edwards Opinion") and is incorporated herein by reference. Holders of the Depositary Shares representing Gerrity Preferred Stock are urged to, and should, read the A.G. Edwards Opinion carefully and in its entirety. The A.G. Edwards Opinion is directed to the Gerrity Board and the fairness of the terms of the Transaction contemplated by the Certificate of Amendment, and it does not constitute a recommendation to any holder of Depositary Shares representing Gerrity Preferred Stock as to whether or not to vote for the adoption and approval of the Certificate of Amendment. The summary of the A.G. Edwards Opinion set forth in this Information Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.



    In arriving at its opinion, A.G. Edwards (i) analyzed certain public and non-public operating and financial data of Gerrity, Patina and SOCO Wattenberg prepared by the respective managements, technical staff, land personnel and reserve engineers, which data has been made available to it in its role as financial advisor to Gerrity, (ii) reviewed the reported prices and trading activity of Gerrity's and Patina's publicly traded debt and equity securities,
(iii) discussed with the management of Gerrity and Patina the historical operating results, financial condition and the future prospects of the business of Gerrity and Patina, (iv) analyzed published information regarding the financial and market performance of a limited group of companies which A.G. Edwards believes is comparable to Gerrity and Patina, (v) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, (vi) analyzed certain financial projections of Gerrity and Patina and considered the value of certain tangible and intangible costs and benefits that have and may in the future accrue to Gerrity and Patina as a result of the Merger, (vii) reviewed the terms of the Merger, the Exchange Offer, the proposed Transaction and certain related documents, (viii) took into account its general experience in the industry, dealings with similar transactions and knowledge derived from its role as financial advisor to Gerrity; and (ix) undertook such additional reviews, analyses and inquiries as it deemed relevant under the circumstances.



    In rendering its opinion, A.G. Edwards relied without independent verification upon the accuracy and completeness of all financial and other information that was provided to it by Gerrity or that it otherwise reviewed for the purposes of the opinion, and the opinion is conditioned upon such information being complete and accurate in all material respects. It has not made or obtained any independent evaluation or appraisals of the assets of Gerrity and Patina, nor has it been furnished with any such appraisals. A.G. Edwards also assumed that financial projections of the future performance of Gerrity, SOCO Wattenberg and Patina provided to it by management were prepared on a basis reflecting management's best currently available estimates and judgment. Its opinion is necessarily based on economic, monetary, political, market and other conditions existing and which can be evaluated as of the date of the opinion; however, such conditions are subject to rapid and unpredictable change. A.G. Edwards also assumed, without independent investigation, that the form of the Transaction complies with applicable law including, without limitation, that the holders

(other than Patina) of Depositary Shares representing Gerrity Preferred Stock are not being asked to submit a proxy in respect of the Transaction.



    The following is a brief summary of certain analyses performed by and reviewed with the Gerrity Board on August 26, 1996 in connection with the preparation of the A.G. Edwards Opinion and with its oral presentation to the Gerrity Board on that date. A.G. Edwards updated its analysis to reflect public market information through September 27, 1996.



    Gerrity Preferred Stock Performance. A.G. Edwards' analysis of Gerrity Preferred Stock performance consisted of a historical analysis of closing prices and trading volumes from June 21, 1994 to September 27, 1996; Gerrity's indexed weekly price performance from June 21, 1994 to September 27, 1996 relative to a non-investment grade Convertible Preferred Index (the "Convertible Preferred Index") and a Comparable Public Companies Index (the "Public Companies Index"), which was comprised of five energy companies with publicly traded convertible preferred stock outstanding including American Exploration Corporation, Callon Petroleum, Chieftain International, Forest Oil Corporation and Howell Corporation (the "Comparable Public Companies"). The Gerrity Preferred Stock generally under-performed the Public Companies Index and the Convertible Preferred Index during the above mentioned time frame. From January 1, 1996 through September 27, 1996, the Gerrity Preferred Stock closed at a high of $15.25 per share and a low of $10.50 per share. On September 23, 1996 the Gerrity Preferred Stock closed at $14.00 per share.



    Patina Preferred Stock Performance. A.G. Edwards' analysis of Patina Preferred Stock performance consisted of a historical analysis of closing prices and trading volumes from May 3, 1996 to September 27, 1996 and Patina's indexed daily price performance from May 3, 1996 to September 27, 1996 relative to the Comparable Public Companies Index. The 1996 high of $26.00 for the Patina Preferred Stock occurred on September 26, 1996, representing a 10.9% premium to the year-to-date average Gerrity Preferred Stock share price of $12.35, assuming the exchange ratio of 0.527 shares of Patina Preferred Stock in exchange for each Depositary Share. The 1996 low of $22.25 for the Patina Preferred Stock occurred on June 12, 1996, representing a 5.0% discount to the year-to-date average Gerrity Preferred Stock share price. The 1996 year-to-date mean share price of the Patina Preferred Stock is $23.99, representing a 2.4% premium to the year-to-date average Gerrity Preferred Stock share price. On September 27, 1996, the Patina Preferred Stock closed at $25.75. The above premiums/discounts do not reflect any amounts of dividends or distributions with respect to Patina Preferred Stock which may become payable to holders of Depositary Shares during the period commencing on the date of the initial issuance of the Patina Preferred Stock and ending on the date of the surrender by such holders of their certificates formerly representing Depositary Shares.



    Theoretical Black-Scholes Analysis. A.G. Edwards performed a theoretical analysis of the Gerrity Preferred Stock. The Gerrity Preferred Stock was analyzed as two separate securities, a straight bond yielding 6% on a $75.9 million face amount and a call option with an initial strike price of $19.25 per share of Gerrity Common Stock. The bond valuation was performed using discounted cash flow analysis and a discount rate of 17%. A.G. Edwards applied a discount rate of 17% per annum based upon various factors, including the position of the Gerrity Preferred Stock in the capital structure and the creditworthiness of Gerrity and the spread to U.S. Treasuries for similar publicly-traded debt instruments. The Black-Scholes model was used to calculate the call option assuming a 40% annual volatility, a ten year life and the implied Gerrity Common Stock price on September 27, 1996 of $3.10 per share based on the September 27, 1996 Patina Common Stock closing price of $6.88 per share. A.G. Edwards calculated an aggregate theoretical Gerrity Preferred Stock value based on continuing operations as a going concern (the "Gerrity Preferred Stock Going Concern Valuation") of $9.84 per share.



    Discounted Cash Flow Analysis. A.G. Edwards performed a discounted cash flow analysis of Gerrity and Patina based on financial projections prepared by the respective management of each company. Using discount rates ranging from 9.0% to 11.0% per annum, A.G. Edwards calculated the present value of the Unlevered Free Cash Flows (as defined below) of Gerrity and Patina for fiscal years 1996 through 2011. Unlevered Free Cash Flows were calculated as net income available to common stockholders before the aggregate of preferred stock dividends, depletion, depreciation and amortization, deferred taxes, other non-cash expenses and before-tax net interest expense, less general and administrative expenses, the sum of capital expenditures and net investment in working capital. A.G. Edwards applied discount rates ranging from 9.0% to 11.0% per annum based upon various factors, including the weighted average cost of capital to Gerrity and Patina and the likely cost of capital relevant to investors in assets similar to SOCO Wattenberg. Unlevered Free Cash Flows were projected to the end of the reserve life. To calculate the net present value based on continuing operations as a going concern of the aggregate preferred and common equity of Gerrity (the "Gerrity Equity Going Concern Valuation"), A.G. Edwards deducted Net Debt (defined as aggregate debt less cash), excluding the Gerrity Preferred Stock, as of June 30, 1996. A.G. Edwards calculated the Gerrity Equity Going Concern Valuation based on a risk-weighted oil and gas reserve case which was risked as follows: proved developed producing, 100%, proved not producing, 80%, and proved undeveloped, 50%. The commodity price deck was based approximately on the New York Mercantile Exchange futures curve for West Texas Intermediate ("WTI") and Henry Hub ("HHUB") for the forthcoming twelve months (adjusted for price differentials due to the geographic location and the quality of production), with prices and costs held flat through the projection period. A.G. Edwards calculated a Gerrity Equity Going Concern Valuation range of
$9.1 million to $11.0 million, which implies a Gerrity Preferred Stock Going Concern Valuation of no more than $11.0 million.


    Precedent Transaction Analysis. Using certain publicly available information, A.G. Edwards refined the data set to include only nine precedent Rocky Mountain transactions involving oil and gas reserves/companies/securities that A.G. Edwards deemed comparable to Gerrity and Patina in order to calculate a Gerrity Equity Going Concern Valuation. A.G. Edwards compared the total transaction consideration of precedent transactions to (i) the total estimated acquired reserves on an mcf equivalent basis and (ii) the SEC PV10 value of acquired reserves. An analysis of the multiples yielded (i) a $ per mcfe range of $0.55 - $0.65 and (ii) a percentage to SEC PV10 range of 95% - 105%, resulting in a Gerrity Equity Going Concern Valuation range of $26.7 million to $49.3 million, which implies a Gerrity Preferred Stock Going Concern Valuation of no more than $49.3 million.

    No precedent transaction used in the Precedent Transaction Analysis is identical to the Transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of the Gerrity reserve base and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of analyzing comparable transaction data.

    Comparable Public Company Analysis. As apart of its analysis, A.G. Edwards compared certain financial information of Gerrity with corresponding publicly available information of the Comparable Public Companies, which are publicly traded oil and gas companies that A.G. Edwards considered comparable in certain respects to Gerrity. Historical financial and reserve information used in connection with this analysis is as of the most recent financial statements publicly available for each company as of September 27, 1996. In performing its analysis, A.G. Edwards compared (i) the primary common and preferred stock market capitalization as a multiple of cash flow estimates (before preferred dividend) for 1996 and 1997 (the "Price to Cash Flow Multiple"), (ii) the total firm value (defined as the common stock market capitalization plus preferred stock market capitalization plus total long-term debt less cash and cash equivalents) as a multiple of EBITDA (defined as earnings before interest, income taxes and depletion, depreciation and amortization) for 1996 and 1997 (the "Total Firm Value of EBITDA Multiple"). An analysis of the multiples for the Comparable Public Companies, yielded (i) a Price to Cash Flow Multiple range for 1996 of 5.0x to 6.0x, and a Price to Cash Flow Multiple range for 1997 of 5.0x to 6.0x, and (ii) a Total Firm Value to EBITDA Multiple range for 1996 of 6.3x to 7.3x, and a Total Firm Value to EBITDA Multiple range for 1997 of 4.7x to 5.7x. Using (i) the Price to Cash Flow Multiples for 1996 and 1997 and (ii) Total Firm Value to EBITDA Multiples for 1996 and 1997, A.G. Edwards calculated a Gerrity Equity Going Concern Valuation range of $66.3 million to $90.6 million which implies a Gerrity Preferred Stock Going Concern Valuation range of no more than $66.3 million to $75.9 million.

    No company utilized in the comparable public company analysis as a comparison is identical to Gerrity. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Gerrity and other factors that could affect the public trading value of the Comparable Public Companies or company to which it is being compared. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using comparable public company data.

    Pro Forma Analysis of the Merger. In valuing the Gerrity Preferred Stock, A.G. Edwards also analyzed the impact of the Merger on Gerrity both pro forma and with respect to actual operating data since the completion of the Merger. In conducting its analysis, A.G. Edwards relied upon certain assumptions and financial forecasts provided by Gerrity's, Patina's and SOCO's management and upon estimates as to certain cost savings and economies of scale provided by Gerrity's, Patina's and SOCO's management.


    The analysis of the pro forma impact of the Merger included a pro forma theoretical Black-Scholes analysis, discounted cash flows analysis, precedent transaction analysis and comparable public company analysis of Patina using the same assumptions as the analysis of Gerrity described above. In the pro forma theoretical Black-Scholes analysis, A.G. Edwards calculated a value based on continuing operations as a going concern of the Patina Preferred Stock (the "Patina Preferred Stock Going Concern Valuation") of $18.41 per share. In the pro forma discounted cash flow analysis, A.G. Edwards calculated a Patina Equity Going Concern Valuation of $41.2 million to $45.3 million which implies a Patina Preferred Stock Going Concern Valuation of at least $40.0 million. In the pro forma precedent transaction analysis, A.G. Edwards calculated a Patina Equity Going Concern Valuation range of $66.6 million to $105.0 million which implies a Patina Preferred Stock Going Concern Valuation of at least $40.0 million. In the pro forma comparable public company analysis, A.G. Edwards calculated a Patina Equity Going Concern Valuation range of $136.7 million to $182.7 million which implies a Patina Preferred Stock Going Concern Valuation of at least $40.0 million.


    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. A.G. Edwards believes that its analyses must be considered as a whole and that selecting one method of analysis or portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, A.G. Edwards may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be A.G. Edwards' view of the actual value of Gerrity and Patina.


    In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Gerrity and Patina. The analyses performed by A.G. Edwards are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of A.G. Edwards' analysis of whether the terms of the Transaction are fair from a financial point of view to the holders (other than Patina) of the Depositary Shares representing Gerrity Preferred Stock and were conducted in connection with the delivery of the A.G. Edwards Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Gerrity and Patina might actually be sold. Because such estimates are inherently subject to uncertainty, none of Gerrity, A.G. Edwards, or any other person can assert, nor can there be any assurance, that such estimates will represent Gerrity's or Patina's actual results. In addition, as described above, the A.G. Edwards Opinion and the information provided by it to the Gerrity Board were two of many factors taken into consideration by the Gerrity Board in making its determination to approve the Certificate of Amendment and the transactions contemplated thereby. Consequently, the A.G. Edwards analyses described above should not be viewed as determinative of the opinion of the Gerrity Board or the view of the Gerrity management with respect to the value of Gerrity or of whether the Gerrity Board or the management of Gerrity would have been willing to agree to different considerations.


    The consideration to be received by the holders of Gerrity Preferred Stock pursuant to the Transaction was determined by the Gerrity Board, and the ratio in respect of which Depositary Shares representing Gerrity

Preferred Stock are to be reclassified and exchanged is the same as that offered in the Exchange Offer. A.G. Edwards did not make a recommendation with respect to the amount of the consideration.

    The Gerrity Board retained A.G. Edwards based upon its experience and expertise. A.G. Edwards is a nationally recognized investment banking and advisory firm. As part of its investment banking business, A.G. Edwards is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its business, A.G. Edwards and its affiliates may actively trade the debt and equity securities of Gerrity and SOCO for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In the past, A.G. Edwards has provided financial advisory and investment banking services to Gerrity for which services A.G. Edwards has received customary fees.

    Pursuant to a letter agreement dated August 12, 1996 between Gerrity and A.G. Edwards, A.G. Edwards is entitled to an advisory fee of $100,000, which was paid when A.G. Edwards rendered its opinion. In addition, Gerrity has agreed to reimburse A.G. Edwards for its expenses, including the reasonable fees and expenses of its counsel (subject to a limit of $10,000), and to indemnify A.G. Edwards and its affiliates against certain liabilities and expenses, including liabilities under federal securities laws.


    Certain Financial Projections Financial projections relating to Gerrity and Patina were provided to A.G. Edwards for the fiscal years ending December 31, 1996, 1997, 1998 and 1999. Such projections were prepared by management of Gerrity. The most recent projections relating to Gerrity reflected revenues of $47.0 million in 1996 and $38.6 million in 1997, and net losses of $10.2 in 1996 and $7.7 million in 1997. The most recent projections relating to Patina reflected combined revenues of $71.2 million in 1996 and $75.0 million in 1997, and net losses of $10.2 million in 1996 and $8.7 million in 1997. Such projections did not take into account actions that management of Gerrity and Patina would take, respectively, such as acquisitions, divestitures, financial restructuring or other alternatives to, in the case of Gerrity, reduce or eliminate such losses, and, in the case of Patina, expand revenue and profitability. The data included in the projections for Gerrity and Patina described above were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding prospective financial information, and are included in this Information Statement/Prospectus only because they were provided to A.G. Edwards. Neither Gerrity's nor Patina's independent public accountants have examined, compiled or applied any procedures with respect to this data and express no opinion of any kind or assurance thereon. None of Gerrity, Patina, or A.G. Edwards, or any of their respective advisors can assert, nor can there be any assurance, that such projected financial data will represent Gerrity's or Patina's actual results.


BACKGROUND OF THE MERGER AND THE EXCHANGE OFFER

    The following is a discussion of the negotiation process that led to the completion of the Merger and the Exchange Offer and is included herein for completeness and to conform to the disclosure requirements of the Commission relating to "going private transactions," such as the Transaction.

    In October 1993, the Gerrity Board engaged the investment banking firms of Goldman Sachs & Co. ("Goldman Sachs") and Indosuez Capital ("Indosuez") to act as Gerrity's financial advisors in connection with a review of strategic alternatives available to Gerrity to maximize stockholder value. The Gerrity Board directed senior management to commence such a review in part because the acquisition market in the oil and gas industry, commodity prices and market values based on multiples of anticipated cash flow and price-to-earnings ratios were believed by senior management to be favorable at that time, resulting in a potentially higher valuation for Gerrity. Shortly thereafter, representatives of Goldman Sachs and Indosuez met with members of senior management to develop an understanding of Gerrity's strategic objectives and to develop a preliminary analysis of Gerrity's options for maximizing stockholder value, including a sale or merger of Gerrity.

    Goldman Sachs and Indosuez contacted a number of companies regarding a potential business combination transaction with Gerrity. Gerrity subsequently entered into confidentiality agreements with approximately ten such companies, including SOCO, pursuant to which Gerrity agreed to make available to such companies certain information regarding Gerrity for purposes of evaluating a potential sale of Gerrity. At such time, Gerrity issued a press release indicating that it had begun discussions with various companies regarding a possible sale of Gerrity. During November and December 1993, Gerrity provided information to six of the companies with which it had entered into confidentiality agreements.

    In late November 1993, the price of oil dropped significantly creating an immediate reduction in the stock prices of potential acquirors, thereby making acquisitions more difficult or costly to finance. On January 6, 1994 Gerrity issued a press release announcing that it was no longer pursuing discussions regarding a sale of Gerrity as no indications of interest had been received at prices deemed attractive by senior management.

    Senior management of Gerrity decided to attempt to expand the operations of Gerrity beyond Wattenberg, increased its management team and issued $100 million of public subordinated debt in part in furtherance of this objective. Accordingly, senior management developed a strategy of expansion through strategic acquisitions; however, due to a continuing decline in commodity prices and the inability to identify sellers willing to sell at values deemed reasonable by senior management, Gerrity was unable to successfully implement its expansion strategy. Gerrity used the proceeds of the subordinated debt offering to reduce bank debt and for working capital purposes.

    In the fall of 1994, an oil and gas company approached senior management of Gerrity to inquire whether Gerrity would have an interest in a business combination. In response to such inquiry, the Gerrity Board retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") in November 1994 to act as Gerrity's financial advisor in connection with a review of strategic alternatives available to Gerrity to maximize stockholder value, including the sale or merger of Gerrity to or with the oil and gas company that had expressed interest or to others, the acquisition of or consolidation with another company, or a significant reduction in general and administrative expenses. In January 1995, while pursuing these strategies, Gerrity announced a plan to reduce significantly general and administrative expenses through reductions in staff, office space and overall costs in general.

    Through early 1995, Morgan Stanley contacted, on behalf of Gerrity, approximately 15 companies regarding a possible transaction involving Gerrity. Gerrity entered into confidentiality agreements with approximately four such companies and provided information to such companies and certain other companies with which it had previously entered into confidentiality agreements, including SOCO. Gerrity engaged in preliminary discussions with Patina that had initially expressed interest and other companies, including SOCO. None of these discussions advanced beyond the preliminary stage, except the discussions with Patina that had initially expressed interest. Those discussions terminated in February 1995 after such company determined not to make a formal proposal. While Gerrity and its senior management continued to explore possible opportunities for a potential business combination, sale transaction or strategic acquisition, no proposals were made or received at that time.

    In early 1995, through a meeting and a series of phone calls, representatives of Morgan Stanley contacted Thomas J. Edelman, President of SOCO, regarding a possible transaction involving a combination of SOCO's Wattenberg operations with Gerrity through the formation of a new entity. Discussions with SOCO prior to that time had focused on the sale of Gerrity to SOCO for cash or for SOCO stock. SOCO and Gerrity executed a joint confidentiality agreement on March 1, 1995 with respect to sharing information for the purpose of determining whether either party would have an interest in a business combination of SOCO's Wattenberg operations with Gerrity in a stock transaction. Thereafter, the parties engaged in preliminary discussions regarding such a business combination to determine whether any mutually acceptable basis existed upon which the parties would entertain further discussions.

    On March 9, 1995, Mr. Edelman met with Robert W. Gerrity, then Chief Executive Officer of Gerrity, to discuss the possibility of a business combination. At such meeting, Mr. Edelman indicated that he would not be interested in pursuing any transaction in which Mr. Gerrity would serve as chief executive officer of the combined company. At that meeting, Mr. Gerrity indicated his belief that he was the best qualified candidate to be the chief executive officer of the combined company, but also indicated that he would not stand in the way of a transaction that was in the best interests of Gerrity stockholders.

    On March 16, 1995, Brian J. Cree, Senior Vice President and Chief Operating Officer of Gerrity, David Kornder, Vice President - Finance of Gerrity, Steven Burr, Vice President of SOCO, and James H. Shonsey, Vice President - Finance of SOCO, met for the purpose of providing Gerrity with an initial understanding of SOCO's Wattenberg operations and to determine whether SOCO and Gerrity would have any interest in further discussions regarding a possible transaction.

    In April 1995, representatives of Morgan Stanley met with Mr. Edelman to discuss further a possible transaction. Mr. Edelman reiterated that a firm condition for proceeding with a combination of SOCO's Wattenberg operations with Gerrity was that a chief executive other than Mr. Gerrity be selected to act as chief executive officer in any combined company.

    On May 3, 1995, Mr. Gerrity met with two outside directors of Gerrity, Karl Van Horn and Thomas Kane, and later spoke with Douglas Waggaman, the third outside director, to review the possibility of a transaction with SOCO. While the outside directors indicated their strong reservations about Gerrity's ability to retain operating efficiencies and expertise in any stock transaction in which a chief executive other than Mr. Gerrity would run the combined operations, Mr. Gerrity and the outside directors decided to explore other alternative transactions while at the same time continuing discussions with SOCO to determine if a possible transaction could be structured with SOCO that nevertheless would be in the best interests of Gerrity's stockholders.

    On May 10, 1995, Mr. Gerrity and a representative of Morgan Stanley met with Mr. Edelman to discuss a possible transaction. At such meeting, Mr. Edelman indicated that he would not be interested in pursuing a transaction involving a combination of SOCO's Wattenberg operations with Gerrity unless certain conditions were met. Among other things, they discussed the need to reach agreement on the valuation methodology that would be utilized in determining the relative values of SOCO's Wattenberg operations and Gerrity. In addition, Mr. Edelman indicated that while SOCO was interested in retaining much of Gerrity's senior management in a business combination, he reiterated that SOCO would not be interested in pursuing a transaction in which Mr. Gerrity would be chief executive officer of the combined company.

    During the late spring and early summer of 1995, Gerrity and SOCO exchanged additional information regarding their respective Wattenberg operations, including oil and gas reserves, cost structure and other operational and financial data. Concurrently, senior management of Gerrity engaged in preliminary discussions with other potential parties to a business combination transaction, but no proposals were made or received by Gerrity.

    In June and early-July 1995, Mr. Gerrity and Mr. Edelman met in an effort to determine whether there was any continuing interest in a transaction. After such meetings and consultation with Messrs. Van Horn, Kane and Waggaman, because of the significant issues that continued to exist in the SOCO discussions and in order to determine whether other alternatives were available to maximize stockholder value, Gerrity engaged Jefferies & Company, Inc. ("Jefferies") to explore strategic alternatives other than a possible transaction with SOCO as well as to advise it on any SOCO transaction if one were to materialize. Jefferies made preliminary contact with several companies, and Gerrity initiated discussions with one such company and continued discussions with others that had previously expressed interest. No proposal was made or received by Gerrity with respect to any of such contacts.

    While Gerrity and Jefferies were exploring other alternatives, Morgan Stanley continued to assist Gerrity in discussions with SOCO. On August 7, 1995, SOCO retained CS First Boston Corporation ("First Boston") to advise SOCO in connection with the proposed transaction being discussed with Gerrity and its advisors. In August 1995, senior management of Gerrity and SOCO began discussing ranges of values and the percentage of equity that Gerrity's stockholders would receive in a combined company. In mid-August, Mr. Edelman informally outlined to Mr. Gerrity a possible combination whereby SOCO would contribute all of its Wattenberg operations together with $75 million of debt to a new company that would merge with Gerrity, and Gerrity's stockholders would receive 25% of the combined entity based on various assumptions. Mr. Gerrity responded with a counter-proposal that Gerrity's stockholders receive approximately 40% of the equity of the combined company. In light of the large disparity in valuations, the parties discontinued active discussions at that time.

    At a meeting of the Gerrity Board held on September 22, 1995, Morgan Stanley reported to the Gerrity Board on the status of discussions with SOCO, including the fact that there was still a substantial variation in the relative values that managements of Gerrity and SOCO were placing on their businesses in any proposed combination. Mr. Gerrity also reported to the Gerrity Board that there had been some preliminary discussions with certain other companies, and that other alternatives were under consideration with Jefferies' assistance, including restructuring of Gerrity's balance sheet by undertaking to sell certain properties in a tax-efficient transaction, exchanging Gerrity's preferred stock for common stock or a less costly preferred security, and repurchasing a portion of Gerrity's subordinated debt. After considering all such alternatives, the Gerrity Board authorized senior management to continue discussions with SOCO, the other companies with whom preliminary discussions had taken place, and any other appropriate merger candidates that could be identified.


    In meetings on October 10 and 19, 1995, Messrs. Gerrity and Cree and Mr. Edelman reached a working understanding as to how they would value, on a relative basis, the two businesses if they determined to proceed with a mutually acceptable transaction. Such understanding was based on information received to date and subject to agreement on all other significant elements of any such transaction. Pursuant to such understanding, if the parties determined to proceed with a transaction, Gerrity's common stockholders would receive 6,000,000 of a pro forma 20,000,000 outstanding shares after the proposed combination, or 30% of the common equity, plus warrants to purchase 3,000,000 shares of common stock of the proposed combined entity, and Gerrity's preferred stock would be exchanged for a new issue of convertible preferred stock of the combined company with the liquidation preference reduced from $75.9 million to $40 million, partially offset by an increased dividend rate and with an improved conversion price over the existing preferred stock. The parties understood that any agreement reflecting such understanding could not be reached without exchange of significant additional information to verify the assumptions on which such understanding was based, a detailed analysis and verification of the relative costs of such transaction, satisfactory arrangements on the employment related issues discussed below, and resolution of numerous other substantive issues, including details of the structure of the proposed transaction. In such discussions, Mr. Edelman reiterated SOCO's requirement that Mr. Gerrity not assume a senior management position with the combined company and related matters.


    In November and December 1995, Gerrity and SOCO and their respective financial and legal advisors continued negotiations regarding these issues. On November 11, 1995, Mr. Kane, a non-employee director of Gerrity, died. In Mid-November, 1995, Mr. Edelman indicated that, as a condition to any transaction, all existing employment and change of control agreements with Mr. Gerrity and ten other officers be settled in advance of the combination on terms satisfactory to SOCO, which would be no more favorable terms than those set forth in such agreements.

    On November 9, 1995, SOCO's management and legal advisors described the status of the discussions with Gerrity during a telephonic meeting of the SOCO Board of Directors. Although no formal action was taken, it was the consensus of the SOCO Board to continue the discussions and to keep the Board advised of any progress. On November 16, 1995, the SOCO Board met with management and SOCO's financial and legal advisors to discuss more fully the proposed transaction and its effect on SOCO and its stockholders.

    In December 1995, Mr. Gerrity met with John Snyder, Chairman of SOCO, and William Johnson, an outside director of SOCO, two proposed directors of Patina, to discuss in general terms the possible combination of the two businesses, including SOCO's future plans for, and management philosophy with respect to, the combined business.

    On January 2, 1996, the Gerrity Board held a telephonic meeting to discuss the status of the negotiations with SOCO, and was briefed by senior management and Gerrity's financial and legal advisors. The Gerrity Board instructed senior management to continue discussions with SOCO, and, accordingly, during the week of January 2, 1996, senior management of Gerrity and its financial and legal advisors met with senior management of SOCO and its financial and legal advisors in an effort to resolve remaining issues.


    A meeting of the Gerrity Board was held on January 6, 1996. At that meeting, senior management and outside legal counsel provided the Gerrity Board with current drafts of the agreements being negotiated and briefed the Gerrity Board on the content of the agreements and the status of the negotiations and the significant issues that remained to be resolved. Senior management, Morgan Stanley and Jefferies made a presentation of their preliminary financial analyses performed to date, based upon the information then available, and the Gerrity Board also discussed other alternatives to the proposed transaction with SOCO. At that meeting, in view of the potential conflict of interest of officers who are directors with respect to the employment matters being discussed as part of the transaction, the Gerrity Board appointed a committee consisting of all of the non-employee members of the Gerrity Board. Messrs. Van Horn and Waggaman (the "Special Committee"), to review settlement of the employment and change of control arrangements, as required by SOCO as part of the transaction.


    Immediately following the meeting of the Gerrity Board on January 6, 1996, the Special Committee met with outside legal counsel to review the status of negotiations with respect to the terms of the settlement of Mr. Gerrity's employment agreement and the employment and/or change of control agreements with ten other officers of Gerrity, as well as the non-competition covenant and consulting agreement proposed to be entered into between Mr. Gerrity and Patina. In addition, the Special Committee determined to retain a valuation consultant to advise it on the valuation of the non- competition covenant proposed to be entered into between Mr. Gerrity and Patina.

    The parties continued negotiations with respect to the transaction the following week with their respective outside legal advisors, together with separate counsel with respect to Mr. Gerrity's severance, non-competition and consulting agreements. Drafts of the agreements documenting the transaction were circulated to directors for their review at the end of such week.

    On January 15, 1996, the Special Committee held a telephonic meeting during which it reviewed with outside legal counsel in detail the terms of the proposed settlements with Mr. Gerrity and other officers, as well as the terms of Mr. Gerrity's proposed non-competition covenant and consulting agreement with Patina. At such meeting, the valuation consultant made a preliminary report of the analysis of the value of Mr. Gerrity's non-competition covenant with Patina.

    On the morning of January 16, 1996, the Special Committee held a telephonic meeting and reviewed the written report of the valuation consultant and the current terms and status of the settlement agreements along with the non-competition covenant and the consulting agreement between Mr. Gerrity and Patina. Immediately following the Special Committee Meeting, the Gerrity Board held a telephonic meeting to consider the material open issues in the proposed merger agreement. At the meeting, outside legal counsel reviewed in detail the terms of the proposed merger agreement and the open issues that remained to be resolved. In addition, Morgan Stanley presented its updated financial analysis of the transaction. The meeting was adjourned until the evening of January 16 to permit time to negotiate the remaining provisions. Thereafter, senior management and outside legal counsel continued to negotiate to resolve the remaining open issues and completed documentation of the transaction.

    On the evening of January 16, the Special Committee held a telephonic meeting with outside legal counsel and resolved to recommend to the Gerrity Board approval of the officer settlement agreements and the terms of the non-competition covenant and consulting agreement between Mr. Gerrity and Patina. Immediately thereafter, the Gerrity Board held a telephonic meeting and was briefed by senior management and outside legal counsel on the resolution of the remaining open issues. The Gerrity Board then received the recommendation of the Special Committee with respect to the employment matters included as part of the transaction, and the oral opinion of Morgan Stanley, which opinion was later confirmed in writing, dated January 16, 1996, as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Gerrity Common Stock, and unanimously approved the Merger Agreement and the transactions contemplated thereby and the amendment.


    At a special meeting of the SOCO Board held on January 11, 1996, Mr. Edelman described for the SOCO Board the status of the transaction and the agreements that were being negotiated with Gerrity in connection with the transaction. The SOCO Board unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and authorized Mr. Edelman to finalize the necessary documentation, subject to approval of final documentation by a committee composed of Mr. Edelman and John
C. Snyder, SOCO's Chairman. This committee approved the original Merger Agreement and the transactions contemplated thereby on January 16, 1996.

    On January 24, 1996, Patina filed with the Commission a registration statement containing a preliminary proxy statement/prospectus relating to the proposed Merger. After such filing, representatives of Patina and Gerrity approached certain holders of the Gerrity Preferred Stock to discuss the proposed Merger. Based on these discussions, certain holders of Gerrity Preferred Stock indicated they would not vote in favor of the Merger.


    Because of a concern that holders of Gerrity Preferred Stock having in the aggregate sufficient voting power to block approval of the Merger would not vote in favor of the Merger, in late February 1996, the parties proposed that the structure of the proposed Merger be amended to provide for the Exchange Offer, under which the preferred stockholders would not be entitled to vote on the Merger, but would be entitled to retain ownership of their Depositary Shares or exchange their shares for shares of Patina Preferred stock pursuant to the Exchange Offer. To encourage holders of Gerrity Preferred Stock to tender their shares pursuant to the Exchange Offer, it was proposed that the terms of the Patina Preferred Stock be amended to provide that the initial conversion price $12.30 would be subject to adjustment following the Effective Time to 123% of the average closing price of the Patina Common Stock as reported on the New York Stock Exchange Composite Tape for the ten trading days immediately following the 60th day after the effective date of the Merger, subject to a minimum conversion price of $8.61. The discussions described above with the holders of the Gerrity Preferred Stock were general in nature, and the specific modification to the conversion price on the Patina Preferred Stock was not negotiated with any holder of Gerrity Preferred Stock.


    In addition, contemporaneously with the meeting of the Gerrity Board described below, because of declines in the trading prices of the Gerrity Common Stock and the implied value of the Patina Common Stock since January 16, 1996, it was agreed that the exercise price of the Patina Warrants would be reduced from $14.00 to $12.50.

    On March 18, 1996, the Gerrity Board held a telephonic meeting and was briefed by senior management and outside legal counsel on the proposed revisions to the transactions contemplated by the Merger Agreement, including the terms and conditions of the Exchange Offer. Jefferies made a presentation of its financial analysis of the transaction, and the Gerrity Board received the oral opinion of Jefferies, which opinion was later confirmed in writing, dated March 18, 1996, as to the fairness, from a financial point of view, of the transactions contemplated by the Merger Agreement, including the Exchange Offer, to the holders of Gerrity Preferred Stock. Morgan Stanley then advised the Gerrity Board that, based upon the information available as of March 18, 1996, Morgan Stanley would be in a position to update its written opinion dated January 16,

1996 at the time of mailing the Proxy Statement/Prospectus. The Gerrity Board then unanimously approved the amended Merger Agreement and the transactions contemplated thereby.


    On May 2, 1996 the Merger was consummated, and the Exchange Offer was closed. As a result of the Merger, Patina beneficially owns all of the outstanding Gerrity Common Stock. As a result of the Exchange Offer and subsequent purchases of Depositary Shares in market transactions, Patina beneficially owns approximately 75.7% of the outstanding Gerrity Preferred Stock.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the federal income tax consequences of the Transaction. This discussion is based upon current provisions of the Code, the Treasury regulations promulgated thereunder, current administrative rulings, and court decisions, all of which are subject to change, possibly retroactively. No attempt has been made to comment on all federal income tax consequences of the Transaction nor on any state, local or foreign tax consequences that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies and tax-exempt entities. The following discussion assumes that shares of Gerrity Preferred Stock have been held, and Patina Common Stock and Patina Preferred Stock will be held, as capital assets (generally, assets held for investment). Gerrity stockholders are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the Transaction in light of their personal circumstances and the consequences under state, local and foreign tax laws.

    Exchange of Gerrity Preferred Stock for Patina Preferred Stock in the Transaction. Upon the redemption, exchange and reclassification of Gerrity Preferred Stock represented by Depositary Shares in the Transaction, the holder will recognize capital gain or loss in an amount equal to the difference between the fair market value of the Patina Preferred Stock received in the redemption, reclassification and exchange and the holder's tax basis in the Gerrity Preferred Stock represented by the Depositary Shares exchanged. Such gain or loss will be long-term capital gain or loss if the Gerrity Preferred Stock has been held for more than one year.

    Dividends on Patina Preferred Stock or Patina Common Stock. Dividends received on the Patina Preferred Stock or Patina Common Stock into which the Patina Preferred Stock is converted will be taxable as ordinary income to the extent of Patina's current and accumulated earnings and profits and the excess, if any, as a return of capital, which will not be subject to tax, to the extent of the holder's tax basis in such stock, and thereafter as gain from the sale of a capital asset. Dividends received by corporate holders of Patina Preferred Stock or Patina Common Stock out of such earnings and profits generally will qualify, subject to certain limitations, for the dividends received deduction allowable to corporations under section 243 of the Code.

    Redemption of Patina Preferred Stock. A redemption of Patina Preferred Stock for cash will be a taxable event. Such redemption will be treated, under section 302 of the Code, as a distribution that is treated as a taxable dividend, nontaxable recovery of basis or an amount received in exchange for the Patina Preferred Stock pursuant to the rules summarized above, unless the redemption (a) results in a "complete termination" of the stockholder's interest in Patina under section 302(b)(3) of the Code; (b) is "substantially disproportionate" with respect to the stockholder under section 302(b)(2) of the Code; or (c) is "not essentially equivalent to a dividend" under section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules in sections 302(c) and 318 of the Code, as well as shares actually owned, must be taken into account. If any of these tests are met, the redemption of the Patina Preferred Stock for cash would be treated as a sale or exchange for tax purposes on which the holder would recognize gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the Patina Preferred Stock redeemed.

    Conversion of Patina Preferred Stock. In general, no gain or loss will be recognized for federal income tax purposes on the conversion of Patina Preferred Stock solely into shares of Patina Common Stock, except with respect to any cash received in lieu of any fractional share of Patina Common Stock. The tax basis for Patina Common Stock received on conversion will be equal to the tax basis of the Patina Preferred Stock converted, reduced by the portion of basis allocable to any fractional share exchanged for cash, and the holding period of such shares of Patina Common Stock will include the holding period of such Patina Preferred Stock.

    Adjustment of Conversion Price. Section 305 of the Code treats as a distribution (taxable as a dividend to the extent of the issuing corporation's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock, stock rights or convertible securities. Certain adjustments in the conversion ratio of stock, stock rights or convertible securities are considered distributions of stock. For example, Treasury regulations treat holders of preferred stock or stock rights as having received such a constructive distribution where the conversion price of such preferred stock or stock rights is adjusted to reflect certain taxable distributions with respect to the stock into which such preferred stock or stock rights is convertible or exercisable. Adjustment of the conversion rates at which the Patina Preferred Stock can be converted could cause the holders thereof to be viewed under section 305 of the Code as having received a deemed distribution taxable as a dividend whether or not such holders exercise their conversion rights.

    Sale or Exchange of Patina Common Stock or Patina Preferred Stock. Upon a sale, exchange or other disposition of Patina Common Stock or Patina Preferred Stock (other than a conversion), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and the holder's tax basis in the Patina Common Stock or Patina Preferred Stock sold or exchanged. Such gain or loss will be long-term capital gain or loss if the securities sold or exchanged have been held for more than one year.

GOVERNMENTAL AND REGULATORY APPROVALS

    Patina and Gerrity are not aware of any governmental or regulatory approvals required for consummation of the Transaction, other than compliance with applicable securities laws including the "going private" rules of the Commission.

CERTAIN LITIGATION

    On or about March 8, 1996, a complaint was filed in the Court of Chancery for the State of Delaware against Gerrity and each of the directors of Gerrity (Brickell Partners v. Gerrity Oil & Gas Corporation, C.A. No. 14888 (Del. Ch.)). The complaint alleges that the "action is brought (a) to restrain the defendants from consummating a merger which will benefit the holders of Gerrity's common stock at the expense of the holders of the preferred, and (b) to obtain a declaration that the terms of the proposed merger constitute a breach of the contractual rights of the preferred." The complaint seeks, among other things, certification as a class action on behalf of all holders of Gerrity Preferred Stock, a declaration that the defendants have committed an abuse of trust and have breached their fiduciary and contractual duties, an injunction enjoining the Merger and money damages. Defendants believe that the complaint is without merit and intend to vigorously defend against the action. At this time, Gerrity is unable to estimate the range of potential loss, if any, from this uncertainty. However, Gerrity believes the resolution of this uncertainty should not have a material adverse effect upon Gerrity's financial position, although an unfavorable outcome in any reporting period could have a material impact upon Gerrity's results of operations for that period.

RESTRICTIONS ON RESALES BY AFFILIATES

    The shares of Patina Preferred Stock to be received by Gerrity stockholders in connection with the Transaction have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The Patina Preferred Stock to be issued in connection with the Transaction and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Gerrity prior to the Transaction may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Patina, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act.

CERTAIN INFORMATION CONCERNING PATINA, SOCO AND GERRITY

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Patina and SOCO are set forth under the heading "Management of Patina" and in Schedule I hereto, respectively.


    Except as set forth herein, none of Patina, SOCO or, to the best knowledge of Patina or SOCO, any of their respective directors and executive officers, or any associate of majority-owned subsidiary of such persons, beneficially owns any equity security of Gerrity, and none of Patina, SOCO, or, to the best knowledge of Patina or SOCO, any officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Gerrity during the past 60 days.


    Except as otherwise set forth in this Information Statement/Prospectus, neither Patina, SOCO or, to the best knowledge of Patina or SOCO, any of their respective directors and executive officers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Gerrity, including, without limitation, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any securities of Gerrity, joint ventures, loans or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies. Except as set forth in this Information Statement/Prospectus, none of Patina, SOCO or, to the best knowledge of Patina or SOCO, any of their respective directors and executive officers has had any transactions with Gerrity, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.


    Except as set forth in this Information Statement/Prospectus, there have been no contacts, negotiations or transactions between Patina, SOCO, or, to the best knowledge of Patina or SOCO, any of their respective directors and executive officers, on the one hand, and Gerrity or its executive officers, directors or affiliates, on the other hand, concerning a reorganization, liquidation, consolidation or merger, tender offer or other acquisition of securities, election of directors or change in the management of Patina or Gerrity, a sale or other transfer of a material amount of assets of any thereof, any change in dividend rate or policy or indebtedness or capitalization of Patina or Gerrity, any other material change in the corporate structure of Patina or Gerrity, any class of equity securities of Patina or Gerrity becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or the suspension of Patina's or Gerrity's obligations to file reports under Section 15(d) of the Act.


                     RELATIONSHIPS BETWEEN SOCO AND PATINA


    As a result of the Merger, SOCO owns shares of Patina Common Stock and Series A Common Stock representing approximately 70% of the outstanding number of shares of common stock of Patina and 75% of the aggregate voting power thereof. As such, SOCO is effectively able to control the Patina Board and to determine the outcome of matters submitted to a vote of the stockholders of Patina. A provision of the Merger Agreement requires that any contracts or transactions involving Patina or any of its Subsidiaries in which SOCO or any of its Subsidiaries has a direct or indirect interest (other than an interest solely as a stockholder of Patina) shall be approved by either (a) a majority of the disinterested directors of Patina or (b) a majority of any committee established by the Patina Board that consists solely of disinterested directors.


BUSINESS OPPORTUNITY AGREEMENT

    Both Patina and SOCO engage in oil and gas exploration, development and production activities. In addition, the operations of Patina and many of the operations of SOCO are located in the same general geographic region. As a result, and because certain individuals are executive officers of both Patina and

SOCO, Patina and SOCO have entered into a Business Opportunity Agreement intended to delineate the manner in which new opportunities to pursue business will be addressed by SOCO and Patina. Generally, for a three year period following the date of the Merger, each of Patina and SOCO have designated "areas of interest." The area of interest for Patina is Wattenberg, and during the three year period, Patina has a right of first refusal with respect to any business opportunity identified by SOCO or Patina in Wattenberg. Conversely, during the three year period, SOCO has a right of first refusal with respect to any business opportunity identified by Patina or SOCO in certain areas designated by SOCO as its area of interest. Because of the Business Opportunity Agreement, Patina is limited in its ability to expand into certain areas outside Wattenberg for the first three years following the Merger, thereby increasing its geographic dependence on the Field. See "Risk Factors -- Geographic Concentration of Operations."


    Under the Business Opportunity Agreement, Patina has a right of first refusal with respect to any business opportunity identified by SOCO in Wattenberg. Accordingly, SOCO must notify Patina of and furnish all information relevant to any business opportunity in the Patina area of interest that SOCO or a person controlled by SOCO wishes to pursue. Thereafter, Patina will have 10 days to exercise its right of first refusal and, upon notification by Patina to SOCO of Patina's intent to exercise its right, Patina or any person controlled thereby may pursue such business opportunity to the exclusion of SOCO. SOCO may, however, pursue any opportunity that Patina fails to pursue despite Patina's notification of an intent to pursue such opportunity. The term "business opportunity" means any actual or potential opportunity to enter into an Energy Business Transaction. The term "Energy Business Transaction" means any transaction pursuant to which any person would participate, in any way, in any transaction involving any energy-related business, including all phases of energy exploration, development, production and transportation.


    SOCO will have reciprocal rights with respect to business opportunities in SOCO's designated area of interest, which includes a number of productive areas in Colorado, Wyoming and Utah, including portions of the Washakie, Greater Green River, Big Horn, Wind River, Uinta and Piceance Basins.


    The Business Opportunity Agreement provides that the first of the parties (or persons controlled thereby) to receive a business opportunity outside of the designated areas of interest may pursue that opportunity without offering the opportunity to the other parties. Business opportunities received by individual officers or directors of SOCO or Patina will be characterized depending solely upon the capacity in which such officer or director was serving in connection with receiving the business opportunity. If the capacity is not specified, then the business opportunity may be pursued by SOCO or a person controlled by SOCO without any participation by Patina. For example, if a business opportunity outside Wattenberg is presented to Thomas J. Edelman, who is a director and executive officer of both Patina and SOCO, in a manner that does not specify that it is intended to be a business opportunity for Patina, then the opportunity may be pursued by SOCO without offering it to Patina.


CORPORATE SERVICES AGREEMENT


    As described under "Patina Business Strategy," it is an important part of Patina's ongoing business strategy that the combining companies reduce duplicative general and administrative costs. Accordingly, Patina and SOCO have entered into a Corporate Services Agreement pursuant to which SOCO will provide certain administrative services to Patina so that Patina will not need to have these tasks performed by Patina employees. Because of the Corporate Services Agreement, it is anticipated that Patina will be able to conduct its operations with fewer employees. However, as more fully described below, SOCO's agreement to provide certain scheduled services is scheduled to terminate on May 2, 1997 and its obligation to provide certain transitional services expires on November 2, 1996 (unless extended by Patina). Furthermore, SOCO is able to terminate its obligation to provide services under the Corporate Services Agreement under certain circumstances. To the extent that SOCO ceases to provide services under the Corporate Services Agreement, then Patina will be required to obtain these services from other sources or by hiring additional employees.

    Pursuant to the Corporate Services Agreement, for one year from the date of the Merger (May 2, 1996), SOCO will provide Patina the following corporate services: gas marketing services, payroll processing and investor relations. Patina reimburses SOCO for SOCO's reasonable expenses in connection with providing the services; provided that the aggregate cost to Patina for each service shall not exceed $150,000 for gas marketing services, $40,000 for payroll processing and $100,000 for investor relations. In addition to these services, within six months of the date of the Merger, SOCO will make a detailed proposal to Patina's disinterested directors to provide Patina with any general or administrative service and the charges associated with each proposed service. In this regard, SOCO currently intends to include in this proposal an offer to provide accounting services to Patina. SOCO's proposal will be considered by Patina's disinterested directors in good faith based upon a consideration of a variety of factors specified in the Corporate Services Agreement.



    During this same period, SOCO will review the general and administrative operations of Patina, including, without limitation, Patina's securities law reporting systems, management information systems, tax systems, and employee benefit administration and reserve reporting systems, with the goal of determining a cost-effective method for Patina to conduct such functions, and shall be reimbursed for reasonable expenses in connection with performing related services up to $350,000 for the first six months following the date of the Merger. Patina and SOCO have agreed to indemnify and hold each other harmless from any and all liability, loss, damage or expense, including without limitation attorneys' fees, that any such indemnified party may suffer as a result of any claims, demands, costs or judgments arising out of the provision of services under the Corporate Services Agreement, in each case to the extent that any such losses are not the result of gross negligence, willful misconduct or bad faith on the part of such indemnified person or any breach by such indemnified person of an obligation under the Corporate Services Agreement.



    In addition, the Merger Agreement provides that (a) the compensation of Thomas J. Edelman for all services to Patina and its subsidiaries for the first year following the date of the Merger shall be $250,000, and Patina agrees to pay such amount (subject to withholding for applicable federal, state and local taxes) directly to Mr. Edelman; provided that Mr. Edelman is also entitled to participate in other employee benefit plans in which Patina's executive officers are entitled to participate other than health, medical or insurance plans, (b) the compensation (other than compensation pursuant to health, medical or insurance plans) of Rodney L. Waller for all services to Patina and its subsidiaries for the first year following the date of the Merger shall be $75,000 and Patina agrees to pay such amount (subject to withholding for applicable federal, state and local taxes) directly to Mr. Waller; provided that Mr. Waller is also entitled to participate in other employee benefit plans in which Patina's executive officers are entitled to participate other than health, medical or insurance plans, and (c) Patina will pay SOCO $250,000 in consideration for support services provided by SOCO to Mr. Edelman and $25,000 in consideration for support services provided by SOCO to Mr. Waller in furtherance of their performance of services for Patina for the first year following the date of the Merger. Such support amounts are paid by Patina to SOCO in equal monthly installments.


REGISTRATION RIGHTS AGREEMENT


    Pursuant to the terms of the Merger Agreement, Patina and SOCO entered into a registration rights agreement (the "Registration Rights Agreement").
Pursuant to the Registration Rights Agreement, Patina granted SOCO certain rights to register under the Securities Act the offer and sale of its shares of Patina Common Stock owned at the date of the Merger (including any shares of Patina Common Stock issued or to be issued in exchange for Series A Common Stock owned at the date of the Merger) (the "Restricted Stock"). SOCO and any permitted assignee of SOCO's rights and duties under the Registration Rights Agreement (collectively "Holders") can demand registration of their Restricted Stock if Holders make a request for registration; provided that the number of shares proposed to be sold shall be at least 5% of the aggregate number of shares of Restricted Stock then outstanding, but in no event less than 500,000 shares of Restricted Stock. Such sale of Restricted Stock will be an underwritten offering if the Holders of a majority in number of shares of Restricted Stock to be registered so elect, subject to the exclusion from the offering of a portion of the shares of Restricted Stock if such exclusion is determined by the underwriters to affect the success of such offering. If a portion of the shares of Restricted Stock of a Holder is excluded from such offering, then a Holder shall have the right to one additional "demand" registration with respect to such Restricted Stock. Except for an additional "demand" registration in response to the exclusion of a portion of shares of Restricted Stock from an offering, Patina shall not be required to file more than two "demand" registrations. In addition, the Holders are entitled, subject to certain limitations, to include their shares of Restricted Stock in any registration under the Securities Act with respect to an offering for its own account of any class of its equity securities. Whenever Patina undertakes to register the Restricted Stock pursuant to the Registration Rights Agreement, Patina will use its reasonable best efforts to effect the registration and sale of such Restricted Stock in accordance with the intended method of disposition thereof as promptly as practicable. Such registration will be subject to certain conditions and limitations as set forth in the Registration Rights Agreement, and certain conditions and limitations as set forth in the Registration rights Agreement and certain expenses incurred in connection with a "demand" or "piggyback" registration will borne by Patina. The Registration Rights Agreement contains certain indemnification provisions whereby Patina and the selling Holders of Restricted Stock agree to indemnify each other from certain Securities Act liabilities.


CROSS-INDEMNIFICATION AGREEMENT


    Pursuant to the cross-indemnification agreement (the "Cross-Indemnification Agreement"), Patina has agreed to indemnify SOCO for all Patina Liabilities and SOCO has agreed to indemnify Patina for all SOCO Liabilities. The term "SOCO Liabilities" means all liabilities of SOCO or any of its subsidiaries that are not Patina Liabilities. The term "Patina Liabilities" means all liabilities directly related to assets or operations conveyed to Patina by SOCO in connection with the transactions contemplated by the Consolidation, directly related to assets, operations or businesses of Gerrity, or otherwise reflected or reserved in the Patina balance sheet, regardless of their existence in relation to the date of the Merger; provided, however, that the term "Patina Liabilities" does not include (i) liabilities for income taxes of Patina or SOCO relating to periods prior to the date of the Merger, (ii) liabilities retained by SOCO listed on a disclosure schedule of SOCO, or (iii) liabilities disclosed or required by GAAP to be disclosed on the balance sheet of Patina as of the date of the Merger that are not disclosed in the balance sheet of Patina of September 30, 1995. Notwithstanding the foregoing, Patina Liabilities includes any liability included in the calculation of working capital pursuant to the Merger Agreement or constituting an expense or obligation for which Patina is liable under the terms of the Merger Agreement.


                            PATINA BUSINESS STRATEGY


    The following discussion should be read in conjunction with the information relating to SOCO Wattenberg and Gerrity (both of which are now subsidiaries of Patina) appearing elsewhere in this Information Statement/Prospectus.


GENERAL

    Patina is engaged in the development and production of natural gas and crude oil primarily in the Wattenberg Field of Colorado's D-J Basin. At June 30, 1996, Patina held interests in over 3,600 wells in Wattenberg with net proved reserves on a pro forma basis at December 31, 1995 of approximately 82 MMBOE, over 70% of which were attributable to natural gas. Based on unescalated year-end oil and gas prices, these reserves had a pre-tax present value of $380 million.


    Wattenberg, discovered in 1970, is located approximately 35 miles north of Denver in the D-J Basin and stretches over Adams, Boulder and Weld counties in Colorado. One of the most attractive features of Wattenberg is that there are several productive formations. In a section only 4,500 feet thick, there are at least eight major potentially productive formations. Three of the formations, the Codell, Niobrara and J-Sand, are "blanket" zones in the area of Patina's Wattenberg holdings, while others, such as the D-Sand, Dakota and the shallower Shannon, Sussex and Parkman, are more localized. Although referred to as a "formation" or "sand," many of such formations actually are comprised of more than one rock strata. For example, the

Niobrara has three separate and distinct bodies or "benches" with potential hydrocarbon development. The presence of several prospective zones tends to reduce the risk of a dry hole. The following chart illustrates the multi-pay nature of Patina's core area of operations:

                     PRODUCING FORMATIONS IN THE D-J BASIN

                                                                                              APPROXIMATE
                                                                                                 DEPTH
FORMATION                                                                                        (FEET)
---------                                                                                        ------
Parkman   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3,600
Sussex    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4,500
Shannon   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4,800
Niobrara  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7,000
Codell    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7,300
D-Sand    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7,500
J-Sand    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7,800
Dakota    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8,000

Drilling in Wattenberg is low risk from the perspective of encountering hydrocarbons, with better than 95% of the wells drilled being completed as producing properties. Consequently, the Field's economic attractiveness is primarily dependent on energy prices, the reservoir characteristics of the specific area of the Field being drilled and the operator's ability to minimize capital and operating costs.

BUSINESS STRATEGY


         General. A principal purpose of the Consolidation was to eliminate overhead costs and to provide the opportunity to combine the strengths of the two predecessor entities. This should permit enhanced operating and financial performance and economies of scale beyond those already achieved by the predecessor companies. These economies of scale are particularly significant given the adverse impact of the current depressed market for Rocky Mountain natural gas.



         Management Expertise and Exploitation of Core Focus Area. Over the past five years, the predecessor companies have drilled more than 2,000 wells in Wattenberg. Given Patina's experience in drilling and completing wells of this type combined with an operating base encompassing approximately 3,300 active wells, management believes it can continue to successfully exploit its oil and gas properties. At June 30, 1996, Patina had identified in excess of 1,500 undeveloped locations on its Wattenberg acreage, including 600 locations classified as proven at December 31, 1995. In addition, Patina had an inventory of approximately 850 recompletion opportunities that were also classified as proven at December 31, 1995. Should drilling and completion technologies improve or Rocky Mountain natural gas prices recover, a substantial number of the unproven locations could become economically attractive to drill. This inventory of undeveloped locations and recompletion opportunities would provide the ability to substantially expand development activities if conditions warrant.



         Focus on Low Cost Operations. The predecessor companies have taken actions to significantly reduce their operating costs. Because Patina operates nearly 3,300 wells within a 40 mile radius, it has the potential to be one of the most cost efficient oil and gas producers in the United States. Patina believes that its expertise in Wattenberg drilling and production, the economies of scale and managerial focus associated with such a concentrated asset base, and its stringent cost controls will enable Patina to exploit its properties at a lower cost than many of its competitors.



         Pursue Additional Opportunities. Given Patina's low cost operating structure and extensive experience in drilling and efficiently operating large numbers of wells, management believes that Patina is well positioned to pursue further consolidation in Wattenberg and to take advantage of similar acquisition opportunities in other basins. SOCO intends to hold its interest in Patina for investment. It is possible, however, that Patina and/or SOCO will be presented with opportunities to sell all or a portion of the capital stock or assets of Patina or otherwise engage in a transaction involving a change of control of Patina. These opportunities could arise in connection with pursuing the consolidation or acquisition opportunities described above, or could arise independently of any such activities. Pursuant to the Merger Agreement, SOCO has agreed that, in connection with certain sales of control, all of the holders of Patina Common Stock will be given an opportunity to participate in the sale of control transaction for consideration having a fair market value per share at least equal to the fair market value per share of the consideration to be received by SOCO in the transaction. This control sales provision expires on the second anniversary of the effective date of the Merger (May 2, 1996) or, if earlier, the date SOCO and its subsidiaries cease to beneficially own in the aggregate at least 49.9% of the outstanding number of shares of common stock of Patina. See "Risk Factors - Concentration of Ownership."


COMPETITION AND MARKETS

         Competition in the oil and gas industry is intense in the Rocky Mountain region. Patina's predecessors actively competed for reserve acquisitions and exploration leases and licenses, oftentimes against companies with greater financial and other resources. To the extent that Patina's development and exploration budget is lower than that of certain of its competitors, Patina may be disadvantaged in effectively competing for certain reserves, leases and licenses. However, Patina believes that the concentrated location of its properties, its drilling and production capabilities and the experience of its management will enable it to compete effectively.


         During 1995, the predecessor companies' oil and gas production was principally sold to end users, marketers and other purchasers having access to pipeline facilities in Wattenberg. Patina anticipates marketing (and since the Merger, Patina has marketed) its oil and gas production under the following terms.


         Oil. Oil production will be principally sold to refiners and marketers who truck oil to storage facilities or pipelines. Such production is generally sold under arrangements that provide a bonus to the local market posting for crude oil.

         Natural Gas. Gas production will be processed in order to recover liquids from the natural gas produced. The liquid products are then sold separately from the residue gas. Substantially all of Patina's gas production is dedicated for gathering to Associated Natural Gas Corporation ("ANGC") and KN Front Range Gathering Company, and processed at plants owned by ANGC and Amoco Production Company. Although management does not believe that the loss of one or more of these arrangements would have a material adverse effect on Patina in the long term, it could adversely affect cash flows until other marketing arrangements were made.

OIL AND GAS RESERVES


         The following table summarizes the pro forma estimates of Patina's net proved developed and undeveloped reserves as of December 31, 1995 prepared by NSAI, assuming the Merger occurred at such date. The quantities and values in the table are based on prices in effect at December 31, 1995, averaging $18.55 per barrel of oil and $1.70 per Mcf of gas. Average oil and gas prices being received by Patina for the first six months of 1996 were $19.55 per barrel and $1.58 per Mcf, respectively.


                                                                            PROVED RESERVES(1)(2)
                                                                            ---------------------
                                                                    DEVELOPED     UNDEVELOPED        TOTAL
                                                                    ---------     -----------        -----
Crude oil and liquids (MBbl)                                          18,687           5,633         24,320
Natural gas (MMcf)                                                   297,856          49,550        347,406
Equivalent barrels (MBOE)                                             68,330          13,891         82,221
Future net cash flow before income taxes
  (in thousands)                                                    $615,059         $67,552       $682,611

Future net cash flow after income taxes
  (in thousands)                                                          --              --       $573,563
Pretax PW10% Value (in thousands)                                   $362,120         $17,943       $380,063
After tax PW10% Value (in thousands)                                      --              --       $331,886


(1) The proved reserves include the following quantities and values attributable to properties located in the Uinta Basin of Utah that were sold in July 1996:

                                                                                PROVED RESERVES
                                                                                ---------------
                                                                      DEVELOPED     UNDEVELOPED      TOTAL
                                                                      ---------     -----------      -----
Equivalent barrels (MBOE)                                                171             200            371
Pretax PW10% Value (in thousands)                                        $715           $478         $1,193


(2) Patina's net proved developed and undeveloped reserves as of December 31, 1995 prepared by NSAI are higher than the sum of SOCO Wattenberg and Gerrity reserves as of the same date due to Patina's anticipated reduced capital and operating costs resulting from economies of scale achieved through the Merger. However, as of December 31, 1995, such increase in estimated proved reserves was less than 1% of the sum of the reserves of the combining companies on an equivalent barrel basis, and represents an increase in present value of approximately 2.5% as of such date.

PRODUCTION

         The following table sets forth the aggregate pro forma oil and gas production data for the year ended December 31, 1995, assuming the Merger had occurred at the beginning of the period presented.


                                                                                                   YEAR ENDED
                                                                                                  DECEMBER 31,
                                                                                                      1995
                                                                                                      ----
Net production
  Crude oil and liquids (MBbl)                                                                        2,960
  Natural gas (MMcf)                                                                                 38,820
  Equivalent barrels (MBOE)                                                                           9,430
Average net daily production
  Crude oil and liquids (Bbl)                                                                         8,110
  Natural gas (Mcf)                                                                                 106,356
  Equivalent barrels (BOE)                                                                           25,836
Average sales price
  Crude oil and liquids ($/Bbl)                                                                        $16.25
  Natural gas ($/Mcf)                                                                                  $ 1.38


ACREAGE

         The following table sets forth the aggregate pro forma developed and undeveloped acreage as of December 31, 1995, assuming the Merger had occurred at such date:

                                                           DEVELOPED ACREAGE            UNDEVELOPED ACREAGE
                                                           -----------------            -------------------
                                                         GROSS           NET           GROSS            NET
                                                         -----           ---           -----            ---
Colorado                                               177,950         137,851        102,958         89,873
Utah                                                     1,600           1,000         62,929         57,905
                                                       -------         -------        -------        -------
         Total                                         179,550         138,851        165,887        147,778
                                                       =======         =======        =======        =======

PATINA FINANCING

         Patina and its subsidiaries have entered into a $240 million credit facility (collectively, the "Credit Facilities") with Texas Commerce Bank National Association ("TCB"), which serves as Administrative Agent for the Credit Facilities, NationsBank of Texas, N.A., which serves as Documentation Agent, and CIBC, Inc., Credit Lyonnais New York Branch and Wells Fargo Bank, N.A., as co-agents. The Credit Facilities consist of (a) a credit facility to be provided to Patina and SOCO Wattenberg (the "Patina Facility") and (b) a credit facility to be provided to Gerrity (the "Gerrity Facility").

         The Patina Facility consists of a term loan facility (the "Patina Term Facility") in an amount up to $87 million and a revolving credit facility (the "Patina Revolving Facility") in an aggregate amount up to $102 million. The Patina Term Facility will be available to finance purchases of the Gerrity 11 3/4% Senior Subordinated Notes until the first anniversary of the effective date of the Merger. At June 30, 1996, Patina had not utilized the term loan facility. The amount available for borrowing under the Patina revolving credit facility, which may be used for working capital purposes is limited to a semiannually adjusted borrowing base that equaled $102 million at June 30, 1996.

         The Gerrity Facility is a revolving credit facility in an aggregate amount up to $138 million. The amount available for borrowing under the Gerrity Facility will be limited to a fluctuating borrowing base, which equaled $51 million at June 30, 1996. At June 30, 1996 $34.5 million was outstanding under the Gerrity

Facility. The Gerrity Facility was used primarily to refinance Gerrity's previous bank credit facility and pay costs associated with the Merger.

         The borrowers may elect all or a portion of the Credit Facilities bear interest at a rate per annum equal to : (i) the higher of (a) TCB's prime rate plus a margin equal to .25% with respect to the Gerrity Facility and the Patina Revolving Facility and .75% increasing by 1% on the first anniversary of the effective date of the Merger (May 2, 1996) and by .5% every six months thereafter with respect to the Patina Term Facility (the "Applicable Margin") and (b) the Federal Funds Effective Rate plus .5% plus the Applicable Margin, or (ii) the rate at which Eurodollar deposits for one, two, three or six months (as selected by the applicable borrower) are offered to TCB in the interbank Eurodollar market in the approximate amount of the requested borrowing plus 1.25%, with respect to the Gerrity Facility and the Patina Revolving Facility, and 1.5% increasing by 1% on the first anniversary of the date of the Merger and by .5% every six months thereafter with respect to the Patina Term Facility.

         The Gerrity Facility is secured by first and prior mortgages encumbering substantially all of Gerrity's oil and gas properties and is jointly and severally guaranteed by Patina and SOCO Wattenberg. In the event the Patina Term Facility is not paid in full by the first anniversary date of the date of the Merger, Patina and SOCO Wattenberg will, upon demand by the lenders, grant first and prior mortgages on at least 80% of their respective proved oil and gas properties to secure the Credit Facilities. The Credit Facilities are secured by first and prior liens encumbering 100% of the issued and outstanding capital stock of every class of SOCO Wattenberg and Gerrity (excluding Gerrity Preferred Stock held by parties other than Patina and its affiliates), and certain other assets.

         The credit agreement contains certain financial covenants relating to the borrowers, including but not limited to a maximum total debt to capitalization ratio, a maximum total debt to EBITDA ratio and a minimum current ratio. The credit agreement also contains certain negative covenants, including but not limited to restrictions on indebtedness; certain liens; guaranties, speculative derivatives and other similar obligations; asset dispositions; dividends, loans and advances; creation of subsidiaries; investments; leases; acquisitions; mergers; changes in fiscal year; transactions with affiliates; changes in business conducted; sale and leaseback and operating lease transactions; sale of receivables; prepayment of other indebtedness; amendments to principal documents; negative pledge clauses; issuance of securities; and non-speculative commodity hedging.

EMPLOYEES

         As of June 30, 1996 Patina employed 160 people in its Denver, Platteville and Brighton, Colorado offices. Patina considers its employee relations to be good.

HEADQUARTERS AND PRODUCTION OFFICE

         Patina leases approximately 26,500 square feet of office space in Glendale, Colorado for a term expiring in 2000. The monthly rent is approximately $29,000. Patina recently subleased approximately 28,628 square feet from SOCO at 1625 Broadway, Denver, Colorado at monthly rental rates ranging from approximately $13,400 to approximately $18,600 for a portion of the space and a flat monthly rate of approximately $12,400 for the remainder of the subleased space. This sublease expires on November 30, 2001. Gerrity also owns field offices in Platteville and Evans, Colorado and an office and shop in Brighton, Colorado. Patina expects to sell the Evans, Colorado field office. Patina believes its facilities will be adequate for the foreseeable future.

INSURANCE

         Patina maintains an oil and gas lease operator policy that insures Patina against certain risks associated with drilling and completing its wells, as well as producing wells. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability. Patina also carries comprehensive general liability, officers and directors liability, key man life, property, pollution liability, automobile, workers' compensation policies, and an umbrella policy.


                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL INFORMATION OF PATINA

         The pro forma condensed consolidated balance sheet is the balance sheet of Patina as of June 30, 1996 which reflects the actual recording of the Merger and the Exchange Offer and gives effect to the Transaction. The pro forma condensed consolidated statement of operations for the six months then ended and the year ended December 31, 1995, give effect to the Merger, the Exchange Offer and the Transaction. The transactions associated with the Merger Agreement were accounted for as a purchase of Gerrity. The pro forma consolidated statements of operations are based upon the assumptions set forth in the accompanying notes to such statements. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable under the circumstances.

         The pro forma consolidated financial statements comprise historical financial data that have been retroactively adjusted or combined to reflect the effect of the Merger, the Exchange Offer and the Transaction on the historical financial statements included elsewhere in this Prospectus. The pro forma condensed consolidated balance sheet at June 30, 1996, and the related pro forma condensed consolidated statements of operations for the six months then ended and the year ended December 31, 1995 were prepared as if the Merger, the Exchange Offer and the Transaction were consummated on June 30, 1996, January 1, 1996 and 1995, respectively. The pro forma condensed consolidated financial statements should be read in conjunction with the related historical financial statements and are not necessarily indicative of the results that would have actually occurred had the Merger, the Exchange Offer and the Transaction been consummated on the dates or for the periods indicated or which may occur in the future.

                          PATINA OIL & GAS CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                 (IN THOUSANDS)


                                                    ASSETS
                                                               PATINA           PRO FORMA         UNAUDITED
                                                            (HISTORICAL)       ADJUSTMENTS        PRO FORMA
                                                           --------------   ----------------    -------------
 Current assets  . . . . . . . . . . . . . . . . . . .     $       35,078   $                   $      35,078
 Oil and gas properties and equipment, net . . . . . .            415,907                             415,907
 Other noncurrent assets, net  . . . . . . . . . . . .              4,490                               4,490
                                                           --------------                       -------------
                                                           $      455,475                       $     455,475
                                                           ==============                       =============

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities . . . . . . . . . . . . . . . . .     $       29,756   $                   $      29,756
 Other noncurrent liabilities  . . . . . . . . . . . .              3,527                               3,527
 Long-term debt  . . . . . . . . . . . . . . . . . . .            220,913                             220,913

 Preferred stock of subsidiary . . . . . . . . . . . .              9,729         (9,729) (a)               -


 Stockholders' equity
     Preferred stock, $.01 par . . . . . . . . . . . .                 12               4 (a)              16
     Common stock, $.01 par  . . . . . . . . . . . . .                199                                 199
     Capital in excess of par value  . . . . . . . . .            193,378           9,725 (a)         203,103
     Retained earnings . . . . . . . . . . . . . . . .            (2,039)                             (2,039)
                                                           --------------                       -------------
                                                                  191,550                             201,279
                                                           --------------                       -------------
                                                           $      455,475                       $     455,475
                                                           ==============                       =============

        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        FOUR
                                                                    MONTHS ENDED
                                                                   APRIL 30, 1996
                                                       PATINA          GERRITY        PRO FORMA
                                                    (HISTORICAL)    (HISTORICAL)     ADJUSTMENTS     PRO FORMA
                                                   -------------   --------------    -----------    -----------
 Revenue
     Oil and gas sales . . . . . . . . . . . . .   $      29,816   $       16,540                   $    46,356
     Other . . . . . . . . . . . . . . . . . . .             294              410                           704
                                                   -------------   --------------                   -----------
                                                          30,110           16,950                        47,060
                                                   -------------   --------------                   -----------
 Expenses
     Direct operating  . . . . . . . . . . . . .           5,401            2,841        525  (b)         8,600
                                                                                        (167) (c)
     Exploration . . . . . . . . . . . . . . . .             149              331                           480
     General and administrative  . . . . . . . .           3,113            2,275     (1,150) (c)         3,713
                                                                                        (525) (b)
     Interest and other  . . . . . . . . . . . .           4,979            4,636        361  (d)         9,976
     Depletion, depreciation and amortization  .          18,723            8,968     (1,029) (e)        27,944
                                                                                      1,282   (f)
                                                   -------------   --------------                   -----------
                                                          32,365           19,051                        50,713
                                                   -------------   --------------                   -----------

 Income (loss) before taxes  . . . . . . . . . .         (2,255)          (2,101)                       (3,653)
 Provision (benefit) for income taxes  . . . . .           (394)            (714)      1,108  (g)           -
                                                   -------------   --------------                   -----------
 Net income (loss) . . . . . . . . . . . . . . .         (1,861)          (1,387)                       (3,653)
 Dividends on preferred stock  . . . . . . . . .             710            1,518       (808) (h)         1,420
                                                   -------------   --------------                   -----------
 Net income (loss) applicable to common stock  .   $     (2,571)   $      (2,905)                   $   (5,073)
                                                   =============   ==============                   ===========

 Net income (loss) per share . . . . . . . . . .   $      (0.16)                                    $    (0.25)
                                                   =============                                    ===========
 Weighted average shares outstanding . . . . . .          15,959                                         20,000
                                                   =============                                    ===========

        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       PATINA           GERRITY        PRO FORMA
                                                    (HISTORICAL)     (HISTORICAL)     ADJUSTMENTS     PRO FORMA
                                                   --------------   --------------    -----------    -----------
 Revenue
     Oil and gas sales . . . . . . . . . . . . .   $       50,073   $       51,513                   $   101,586
     Other . . . . . . . . . . . . . . . . . . .               29            2,347                         2,376
                                                   --------------   --------------                   -----------
                                                           50,102           53,860                       103,962
                                                   --------------   --------------                   -----------
 Expenses
     Direct operating  . . . . . . . . . . . . .            8,867            8,366      1,575  (b)        18,308
                                                                                         (500) (c)
     Exploration . . . . . . . . . . . . . . . .              416              285                           701
     General and administrative  . . . . . . . .            5,974            7,731     (4,705) (c)         7,425
                                                                                       (1,575) (b)
     Interest and other  . . . . . . . . . . . .            5,476           14,505        674  (d)        20,655
     Depletion, depreciation and amortization  .           32,591           30,333     (5,151) (e)        60,338
                                                                                        2,565  (f)
 Restructuring expenses  . . . . . . . . . . . .              -                828                           828
                                                   --------------   --------------                   -----------
                                                           53,324           62,048                       108,255
                                                   --------------   --------------                   -----------

 Income (loss) before taxes  . . . . . . . . . .          (3,222)          (8,188)                       (4,293)
 Provision (benefit) for income taxes  . . . . .          (1,128)            (215)      1,343  (g)           -
                                                   --------------   --------------                   -----------
 Net income (loss) . . . . . . . . . . . . . . .   $      (2,094)          (7,373)                       (4,293)
                                                   --------------
 Dividends on preferred stock  . . . . . . . . .                             4,554     (1,714) (h)         2,840
                                                                    --------------                   -----------
 Net income (loss) applicable to common stock  .                    $     (12,527)                   $   (7,133)
                                                                    ==============                   ===========
 Net income (loss) per share . . . . . . . . . .                                                     $    (0.36)
                                                                                                     ===========
 Weighted average shares outstanding . . . . . .                                                          20,000
                                                                                                     ===========

        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS


         The unaudited pro forma condensed consolidated financial statements reflect the adjustments described below:


BALANCE SHEET

         (a) To reflect the reclassification and exchange of the remaining 737,692 Outstanding Depository Shares (representing an aggregate of 92,211.5 shares of Gerrity Preferred Stock) into 388,763 shares of Patina Preferred Stock.


STATEMENTS OF OPERATIONS

         (b) To conform the financial statement presentation by Gerrity of various overhead charges and recoveries to a basis consistent with that of Patina.

         (c) To reflect the reduction in direct operating and general and administrative expenses that result from the elimination of redundant personnel, lease space and other corporate services. Under the Merger Agreement, Patina and SOCO have entered into a Corporate Services Agreement under which SOCO will provide certain services to Patina so that Patina will not need to have these tasks performed by Patina employees. Administrative efficiencies from combining headquarters and field operations and eliminating duplicate executive, professional and administrative personnel are expected to total approximately $4.7 million per year. Based upon a detailed analysis of the expenses and personnel that will be required to provide such services following the Merger, management has estimated that future annual recurring general and administrative expenses will approximate $5.0 million, net of reimbursements.

         (d) To adjust interest expense to reflect the refinancing or payment of (i) $1.2 million (or 1.2%) of Gerrity's 11 3/4% Senior Subordinated Notes,
(ii) Gerrity's bank borrowings under the terms of Patina's credit facility,
(iii) the payable to parent and (iv) transaction costs. The interest expense reflects the Eurodollar Margin set forth in the credit facilities, which margin was applied to the current Eurodollar Rate resulting in an average borrowing rate of approximately 6.75%. See "Patina Financing." Under the terms of Gerrity's Senior Subordinated Notes, Gerrity is obligated to purchase any Notes put to Gerrity at a price of 101% of the principal amount thereof upon certain asset sales or dispositions.

         (e) To adjust depletion, depreciation and amortization of oil and gas properties based on the purchase price allocated to Gerrity oil and gas properties and the use of a combined depletion, depreciation and amortization rate. The combined rate utilized was $6.13 per BOE reflecting a rate of $6.10 per BOE for the first nine months (based on reserve quantities as of December 31, 1994) and $6.24 per BOE for the last three months (based on reserve quantities as of December 31, 1995). The rate utilized for the six months ended June 30, 1996 was $6.32 per BOE based on reserve quantities as of December 31, 1995.

         (f) To adjust depletion, depreciation and amortization to reflect the amortization of the value assigned to a noncompete agreement entered into as part of the Merger. The value is being amortized over five years at a rate intended to approximate the decline in the value of the agreement.

         (g) To eliminate the benefit from income taxes to reflect the impact of the pro forma losses exceding the net deferred tax liabilities.

         (h) To reduce dividends paid on Gerrity Preferred Stock (reflecting the estimated exchange of the remaining Gerrity Preferred Stock pursuant to the Exchange Offer and the Transaction).

    SELECTED HISTORICAL FINANCIAL DATA OF PATINA (FORMERLY SOCO WATTENBERG)

         The following table presents selected historical financial data as of or for each of the years in the five year period ended December 31, 1995 and the six month period ending June 30, 1995 for SOCO Wattenberg, and historical financial data as of the six month period ended June 30, 1996 for Patina. Future results may differ substantially from historical results because of changes in oil and natural gas prices, normal production declines and other factors. This information should be read in conjunction with the financial statements and notes thereto of Patina Oil & Gas Corporation (formerly SOCO Wattenberg) and the Patina Management's Discussion and Analysis of Financial Condition and Results of Operations, presented elsewhere in this Information Statement/Prospectus.


                                                                                                    SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                           JUNE 30,
                                        ---------------------------------------------------        -----------------
                                        1991         1992       1993        1994       1995        1995         1996
                                        ----         ----       ----        ----       ----        ----         ----
                                     (UNAUDITED)                                                      (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA
Revenues  . . . . . . . . . . . .       $ 22,047  $ 38,698    $ 64,865   $  67,822    $ 50,102  $  27,177     $ 30,110
Expenses:
  Direct operating  . . . . . . .          2,306     8,272       8,927       8,110       8,867      4,766        5,401
  Exploration . . . . . . . . . .             19        17         573         784         416        139          149
  General and administrative  . .          7,710     6,115       6,982       7,484       5,974      3,542        3,113
  Interest and other  . . . . . .          1,558     1,771       2,362       3,869       5,476      2,769        4,979
  Depletion, depreciation and
      amortization  . . . . . . .          5,763    11,949      25,190      43,036      32,591     16,951       18,723
                                        --------  --------    --------   ---------    --------  ---------     --------
           Total expenses . . . .         17,356    28,124      44,034      63,283      53,324     28,167       32,365
                                        --------  --------    --------   ---------    --------  ---------     --------
  Income (loss) before taxes  . .          4,691    10,574      20,831       4,539      (3,222)      (990)      (2,255)
  Provision (benefit) for
      income taxes  . . . . . . .          1,642     3,701       7,291       1,589      (1,128)      (347)        (394)
                                        --------  --------    --------   ---------    --------  ---------     --------
  Net income (loss) . . . . . . .       $  3,049  $  6,873    $ 13,540   $   2,950    $ (2,094) $    (643)    $ (1,861)
                                        ========  ========    ========   =========    ========  =========     ========

Balance Sheet Data
  Current assets  . . . . . . . .       $  7,135  $  5,343    $ 14,725   $  11,083    $  9,611  $   9,478     $ 35,078
  Oil and gas properties, net . .         69,139   106,251     181,170     234,821     214,910    227,600      414,612
  Total assets  . . . . . . . . .         77,012   113,064     195,895     246,686     224,521    237,860      455,475
  Current liabilities . . . . . .          9,961    16,740      23,735      23,838       9,611      9,478       29,756
  Long-term debt  . . . . . . . .          --        --          --          --          --         --         220,913
  Debt to parent  . . . . . . . .         23,194    35,537      60,857      79,333      75,000     75,000        --
  Stockholders' equity  . . . . .         38,981    51,278      92,865     115,846     113,663    125,518      191,550

Cash Flow Data
  Net cash provided by operations       $ 8,628   $ 27,710    $ 38,882   $  47,690    $ 18,407  $   5,555     $ 14,968
  Net cash used by investing  . .        (27,761)  (47,189)    (97,573)    (96,378)    (21,060)   (18,613)      (2,415)
  Net cash realized (used) by
      financing . . . . . . . . .         19,133    19,479      58,691      48,688       2,653    13,058          (340)
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends . . . . . . . .           4.01      6.97        9.82        2.17        0.40       0.63         0.47

           PATINA (FORMERLY SOCO WATTENBERG) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         Comparison of Six Months ended June 30, 1996 and 1995. On May 2, 1996, Gerrity was merged into a wholly owned subsidiary of Patina (the "Merger"). This transaction was accounted for as a purchase of Gerrity. Accordingly, the results of operations since the Merger reflect the impact of the acquisition.

         Total revenues for the three month and six month periods ended June 30, 1996 increased to $19.5 million and $30.1 million. The amounts represented increases of 51% and 11% as compared to the respective prior year periods. The revenue increases are due to the effect of the Merger and improved product prices in 1996. The net loss for the second quarter 1996 was $1.1 million compared to a net loss of $428,000 for the same period in 1995. The increase in net loss is primarily attributed to a significant increase in interest expense related to higher average debt balances outstanding and higher average interest rates due to the 11.75% Senior Subordinated Notes.

         Oil and gas sales less direct operating expenses were $15.7 million, a 52% increase from the prior year quarter. Average daily production in the second quarter of 1996 was 4,908 barrels and 69.8 MMcf (16,538 barrels of oil equivalent), increases of 28% and 10%, respectively. The production increases resulted solely from the Merger. Exclusive of the Merger, production continued to decline due to Patina's reduced development schedule and expected initial declines on the large number of wells drilled and completed in 1994 and 1995. There were 64 wells placed on production in the first six months of 1995 compared to 1 well in the first six months of 1996. Total production volumes are expected to increase in the third quarter due to the full quarter effect of the Merger and a modest drilling and recompletion program initiated in the third quarter. However, from that point, while production is not expected to continue to decline at the current rate, a decrease is expected unless development drilling activity is substantially increased or additional acquisitions are consummated. The decision to increase development drilling is heavily dependent on the current prices being received for production. Unless prices increase significantly, development drilling is expected to be limited.

         Average oil prices increased to $20.24 per barrel compared to $17.24 received in the second quarter of 1995. Natural gas prices increased from $1.19 per Mcf in the first quarter of 1995 to $1.60 in 1996. The increase was primarily the result of prior year production being marketed under term arrangements which were based on Rocky Mountain region pricing (which remains depressed) whereas the 1996 production benefitted from a portion of these agreements expiring. This allowed the production to be sold at local spot prices which had increased as a result of higher demand and overall declining production in the DJ Basin. Direct operating expenses increased to $2.29 per BOE compared to $1.91 in the prior year quarter. The increase is primarily attributed to focusing more attention on enhancing production through performing workovers on existing properties rather than through development drilling. As a result of the Merger, Patina expects to realize efficiencies which will help hold direct operating expenses per BOE constant even if production continues to decline.

         General and administrative expenses, net of reimbursements, for second quarter 1996 were $1.6 million, a 19% increase from the same period in 1995 but only a 2% increase over first quarter 1996. The increases are the result of the Merger partially offset by reductions in allocated costs by SOCO. Prior to the Merger, Patina did not have its own employees. Employees and certain office space and furniture, fixtures and equipment were provided by SOCO. SOCO allocated general and administrative expenses based on estimates of expenditures incurred on behalf of Patina. The general and administrative expenses in 1996 through the Merger were lower than the expenses for the comparable period in 1995, reflecting the lower overhead associated with the reduced drilling activity and Patina's overall reduction in personnel.

         Interest and other expense was $3.7 million compared to $1.4 million in the second quarter of 1995. The increase is the result of an increase in the average outstanding debt levels due to additional debt recorded as a result of the Merger as well as debt incurred to finance certain costs related to the Merger.

Patina's average interest rate climbed to 9.1% compared to 7.0% in the second quarter 1995. This increase is due primarily to the 11.75% Senior Subordinated Notes.

         Depletion, depreciation and amortization expense for the second quarter totaled $11.8 million, an increase of $3.4 million or 41% from the same period in 1995. The increase resulted from the increase in production and an increased depletion, depreciation and amortization rate of $7.81 per BOE compared to $6.36 in 1995. The primary cause for the increased rate was a downward revision in reserve quantities due to proved undeveloped reserves being classified as uneconomic at year end 1995 prices and the inclusion of the amortization of a noncompete agreement entered into in conjunction with the Merger.

         Comparison of 1995 results to 1994. Total revenues in 1995 were $50.1 million as compared to $67.8 million in 1994. The 26% decrease was due to both a drop in production (17%) and in average prices received (11%). The net loss for 1995 was $2.1 million compared to net income of $3.0 million in 1994. The decrease was primarily due to the drop in production and average prices received, higher direct operating expenses and increased interest expense due to increased average debt payable to parent offset somewhat by a lower depletion rate.

         Average daily production during 1995 was 3,677 barrels and 57,481 Mcf (13,257 barrels of oil equivalent), a decrease of 27% for oil and 12% for gas, as compared to 1994. The production declines resulted primarily from SOCO Wattenberg's decision to reduce drilling plans for 1995 due to the continued decline in gas prices subsequent to year end 1994. During 1995, SOCO Wattenberg placed an additional 88 wells on production compared to 360 wells during 1994. SOCO Wattenberg expects these production declines to continue due to normal well production declines unless natural gas prices recover to a level at which SOCO Wattenberg could economically increase its development program. Revenues exceeded direct operating costs by $41.2 million, a 31% decrease from 1994. Average oil prices increased 11% to $16.43 per barrel. However, that modest increase was more than offset by the continued drastic reduction in gas prices. The average gas price for 1995 was only $1.34 per Mcf, a 21% decrease from 1994. Direct operating expenses per equivalent barrel also increased to $1.83 from $1.40 in 1994 due to decreasing total production with a higher number of wells and higher well servicing costs in 1995.

         General and administrative expenses, net of reimbursements, were $6.0 million in 1995 as compared to $7.5 million in 1994. Prior to the Merger, SOCO Wattenberg did not have its own employees. Employees and certain office space and furniture, fixtures and equipment were provided by SOCO. SOCO allocated general and administrative expenses based on estimates of actual expenditures incurred on behalf of SOCO Wattenberg. The general and administrative expenses in 1995 were $1.5 million lower than 1994, reflecting the lower overhead associated with the reduced drilling activity.

         Interest paid to parent and other expense was $5.5 million in 1995 as compared to $3.9 million in 1994. Interest expense represents interest on debt payable to SOCO. Prior to the Merger, SOCO financed all of SOCO Wattenberg's activities. A portion of such financing was considered to be an investment by SOCO in SOCO Wattenberg and, accordingly, no interest was charged by SOCO to SOCO Wattenberg for this capital. The remaining portion of such financing was considered to be debt payable to SOCO with interest charged to SOCO Wattenberg at a rate which approximated the average interest rate being paid by SOCO under its revolving credit facility. The increase in interest expense is primarily due to an increase in interest rates from 5.5% to 7%.

         Depletion, depreciation and amortization expense for 1995 decreased 24% from 1994. The decrease was primarily attributable to the decreases in production and a $2.1 million greater impairment in 1994.

         Comparison of 1994 results to 1993. Total revenues in 1994 rose 5% to $67.8 million. The revenue increase was the result of a 20% growth in oil and gas production calculated in equivalent barrels. The revenue rise was limited by a 13% decline in the average price per BOE which reduced current year revenues by $9.7 million. Net income for 1994 was $3.0 million, compared to $13.5 million in 1993. In addition to the price decline, the decrease resulted from increased expenses for interest and depletion, depreciation and amortization.

         Revenues less direct operating costs in 1994 increased 7% to $59.6 million, due to the rise in oil and gas production. The average price received for gas production decreased 18% in 1994 to $1.70 per Mcf while oil prices dropped 6% to $14.84 per barrel. Direct operating expenses decreased 9% during 1994, and on a per BOE basis decreased to $1.40 from $1.84 in 1993 reflecting cost efficiencies gained from a higher number of operated wells in a concentrated area and ongoing cost reduction efforts.

         Average daily production during 1994 was 15,922 BOE, up 20% from 1993. The production increase resulted primarily from continued development activities and secondarily from acquisitions. In 1994, SOCO Wattenberg placed 360 wells on production. An additional 90 wells were recompleted to enhance production. The significant decline in natural gas prices since mid 1994 resulted in SOCO Wattenberg significantly curtailing its gas development plans in late 1994 and continuing into 1995.

         General and administrative expenses, net of reimbursements, were $7.5 million in 1994, an increase of 7% over 1993, reflecting the higher drilling activity in 1994. Interest and other expense was $3.9 million in 1994 compared to $2.4 million in 1993. The increase was the result of a rise in the average outstanding debt to parent due to capital project expenditures, as well as an increase in average interest rates to 5.5% from 4.9%.

         Depletion, depreciation and amortization expense for 1994 increased $17.8 million or 71% from the prior year. Of the increase, $4.9 million was related to the 20% rise in oil and gas production, $3.1 million to an increase in unevaluated property impairments and field and office equipment depreciation increases and $9.8 million due to an increase in the production depletion, depreciation and amortization rate to $6.74 per equivalent barrel from $5.05 in 1993. The primary cause for the increased rate was a downward revision in reserve quantities due to reserves being classified as uneconomic at then current price levels.

DEVELOPMENT, ACQUISITION AND EXPLORATION

         During the six months ended June 30, 1996, Patina incurred $219.2 million in capital expenditures. Of this amount, $218.3 million related to the acquisition of Gerrity by the issuance of stock of Patina. Capital expenditures, exclusive of acquisitions, totaled only $932,000 as Patina has continued to limit its development activity based on current Rocky Mountain natural gas prices.

         During 1994 and 1995 SOCO Wattenberg incurred $97.5 million and $13.2 million in capital expenditures of which $88.2 million and $12.1 million was for oil and gas development. A total of 360 wells were placed on production in 1994 with 42 in progress at year end. Ten wells spudded during the year were plugged and abandoned. A total of 88 wells were placed on production in 1995 with one in progress at year end and no dry holes drilled. With the continued decline of gas prices in 1995, SOCO Wattenberg significantly reduced its drilling during 1995.

         SOCO Wattenberg also expended $7.6 million and $650,000 during 1994 and 1995 for acquisition activities primarily related to the purchase of incremental interests in various properties and additional acreage. During 1994 and 1995, SOCO Wattenberg expended $784,000 and $416,000, for exploration activities primarily for delay rentals and geological and geophysical expenses. In addition, SOCO Wattenberg expended $909,000 and $13,000 during 1994 and 1995 for field and office equipment.

FINANCIAL CONDITION AND CAPITAL RESOURCES

         At June 30, 1996, Patina had total assets of $455.5 million. Total capitalization was $412.5 million, of which 46% was represented by stockholder's equity, 28% by senior debt and 26% by subordinated debt. During the six months ended June 30, 1996, net cash provided by operations was $15.0 million, as compared to $5.6 million for the same period in 1995. As of June 30, 1996, there were no commitments for capital expenditures. At December 31, 1995, SOCO Wattenberg had total assets of $224.5 million. Total capitalization was $214.9 million, of which 53% was represented by stockholder's equity, 35% by debt to parent and the remainder by other noncurrent liabilities. During 1995, net cash provided by operations was $18.4 million, a decrease of 61% compared to 1994. Patina anticipates that 1996 expenditures for development drilling, giving effect to the Merger, will be less than $10 million, which will allow for a reduction of indebtedness or provide funds to pursue additional acquisitions. The level of these and other future expenditures is largely discretionary, and the amount of funds devoted to any particular activity may increase or decrease significantly, depending on available opportunities and market conditions. Patina plans to finance its ongoing development, acquisition and exploration expenditures using internal cash flow, proceeds from asset sales and its bank credit facilities. In addition, joint ventures or future public and private offerings of debt or equity securities may be utilized. Due to restrictions outlined in Gerrity's various credit agreements, cash generated by Gerrity will be retained by Gerrity and will not be available to fund Patina's other operations.

         Prior to the Merger, SOCO financed all of Patina's activities. A portion of such financing was considered to be an investment by parent in Patina with the remaining portion being considered debt payable to SOCO. In conjunction with the Merger, the $75 million debt payable to SOCO was paid in full and Patina does not expect SOCO to provide any additional funding.

         Simultaneously with the Merger, Patina and its subsidiaries entered into a bank credit agreement. The agreement consists of (i) a facility provided to Patina and SOCO Wattenberg (the "Patina Facility") and (ii) a facility provided to Gerrity (the "Gerrity Facility").

         The Patina Facility consists of a term loan facility in an amount up to $87 million and a revolving credit facility in an aggregate amount up to $102 million. The term loan facility will be available to finance purchases of the Gerrity 11.75% Senior Subordinated Notes until the first anniversary of the Merger. At June 30, 1996, Patina had not utilized the term loan facility. The amount available for borrowing under the revolving credit facility will be limited to a semiannually adjusted borrowing base that equaled $102 million at June 30, 1996. At June 30, 1996, $81.8 million was outstanding under the revolving credit facility.

         The Gerrity Facility is a revolving credit facility in an aggregate amount up to $51 million. The amount available for borrowing under the Gerrity Facility will be limited to a fluctuating borrowing base that equaled $51 million at June 30, 1996. At June 30, 1996, $34.5 million was outstanding under the Gerrity Facility. The Gerrity Facility was used primarily to refinance Gerrity's previous bank credit facility and pay costs associated with the Merger.

         The bank credit agreement contains certain financial covenants, including but not limited to a maximum total debt to capitalization ratio, a maximum total debt to EBITDA ratio and a minimum current ratio. The bank credit agreement also contains certain negative covenants, including but not limited to restrictions on indebtedness; certain liens; guaranties, speculative derivatives and other similar obligations; asset dispositions; dividends, loans and advances; creation of subsidiaries; investments; leases; acquisitions; mergers; changes in fiscal year; transactions with affiliates; changes in business conducted; sale and lease back and operating lease transactions; sale of receivables; prepayment of other indebtedness; amendments to principal documents; negative pledge clauses; issuance of securities; and non-speculative commodity hedging.

INFLATION AND CHANGES IN PRICES

         While certain of its costs are affected by the general level of inflation, factors unique to the petroleum industry result in independent price fluctuations. Over the past five years, significant fluctuations have occurred in oil and gas prices. Although it is particularly difficult to estimate future prices of oil and gas, price fluctuations have had, and will continue to have, a material effect on Patina.


         INFORMATION CONCERNING SOCO WATTENBERG (PREDECESSOR OF PATINA)

GENERAL

         During the last five years, SOCO Wattenberg has drilled over 1,100 wells in the Wattenberg Field of the D-J Basin, including 25 wells drilled in 1995. At December 31, 1995, SOCO Wattenberg had interests in more than 1,850 producing wells, of which it operated approximately 1,530. Owing primarily to depressed gas prices, drilling activity decreased significantly in late 1994 and 1995. If gas prices increase, SOCO Wattenberg would expect to materially increase its drilling in Wattenberg.

         At year-end 1995, the net proved reserves attributed to SOCO Wattenberg's properties were 7.4 million barrels of oil and 138.9 Bcf of gas. Proved reserve quantities were significantly reduced by low year-end gas prices (approximately $1.60 per Mcf) prevailing in Wattenberg. Year-end 1995 reserves were attributable to 1,797 producing wells, 45 proved undeveloped locations and approximately 90 proved behind pipe zones. The number of proved undeveloped locations is sensitive to the prevailing level of gas prices, and could increase if prices return to historical levels. Also, future drilling activity should result in the assignment of proved reserves to additional locations offsetting new productive wells.

         The Codell formation has traditionally been the primary objective for development drilling. This formation is a blanket siltstone formation that exists under much of the Wattenberg acreage at depths of 6,700 to 7,500 feet. Codell reserves generally have a high degree of predictability due to uniform deposition and gradual transition from high to low gas/oil ratio areas. SOCO Wattenberg frequently dually completes the Niobrara chalk formation, which lies immediately above the Codell, to enhance drilling economics. The Codell/Niobrara wells produce most prolifically in the first six to twelve months, during which production declines significantly from initial rates.
More than half of a typical well's reserves are recovered in the first three years of production. As a result, each well contributes significantly more production in its first year than in subsequent years.

         During the last several years, SOCO Wattenberg expanded its drilling targets to include both deeper and shallower formations. The J-sand lies approximately 500 feet below the Codell. It is a low permeability sandstone generally found to be productive throughout the D-J Basin. Production performance varies with porosity and thickness and is more variable in those areas outside the heart of Wattenberg. The Dakota formation lies approximately 200 feet below the J-sand. It is a low permeability sand occasionally naturally fractured with less predictable commercial accumulations and varied performance results. A number of wells have been completed in the Sussex formation at average depths of 4,500 feet. The Sussex sands were deposited in bars and exhibit variable reservoir quality with a moderate degree of predictability. Sussex sands are primarily behind pipe reserves in existing and future wells drilled to the Codell and J-sands.

         Because the Codell, Niobrara and J-sand formations are continuous reservoirs over a large portion of the Wattenberg, SOCO Wattenberg believes that drilling, at least in the heart of Wattenberg, is relatively low risk, with well economics depending primarily on prices paid for oil and gas production and control of drilling, completion and operating costs. Of the 1,105 wells drilled between 1991 and December 31, 1995, only 15 were classified as dry holes, and most of these were in outlying areas of the D-J Basin. Dry holes in the D-J Basin cost an average of $75,000 per well. The average cost of a completed well approximated $202,000 in 1995.

GAS GATHERING AND PROCESSING AND MARKETING

         Gas production from Wattenberg is processed in order to recover natural gas liquids, primarily propane and a butane/gasoline mix, from the natural gas provided by producers. The liquid products are then sold separately from the residue gas. Production from substantially all SOCO Wattenberg's acreage is dedicated for gathering to Associated Natural Gas Corporation ("ANGC") and for processing at plants owned by ANGC and Amoco Production Company ("Amoco"). ANGC currently processes approximately 55% of the production from SOCO Wattenberg wells, with the remainder being processed by Amoco. Under each of these arrangements Amoco and ANGC receive their fees predominantly in the form of percentages of the liquid products and residue gas so that gathering and processing fees effectively fluctuate with market prices.

         In June 1995, SOCO sold its recently constructed West Plant processing plant on the western end of the Wattenberg area along with certain related assets. On September 30, 1995, SOCO sold its remaining Wattenberg transportation and processing facilities to ANGC for approximately $60.9 million. In connection with the sale to ANGC, SOCO Wattenberg agreed that all its uncommitted production, which had been transported and processed by SOCO's Gas Management Unit, would be transported and processed by ANGC. SOCO Wattenberg does not expect the sale to ANGC to materially effect the net price realized by SOCO Wattenberg from its Wattenberg production at current price levels.

         If either Amoco or ANGC were unable to process SOCO Wattenberg's production at their plants for any reason, including a plant shut-down, or if a significant portion of ANGC's pipeline system were to be curtailed, it would have a short-term adverse impact on SOCO Wattenberg's operations. In addition, the purchaser of the West Plant has ceased operation of that plant, and SOCO Wattenberg believes the plant may be decommissioned. This has resulted in an increase in line pressures on ANGC's gathering system in the western end of the Wattenberg and has suppressed SOCO Wattenberg's production in the area since September 30, 1995. SOCO Wattenberg believes, however, that the flexibility afforded by ANGC's and other gathering systems in the area, the number of processing plants in the Field and SOCO Wattenberg's contractual arrangements with ANGC, Amoco and pipeline companies serving the area, will enable SOCO Wattenberg to mitigate the effects of these developments shortly.

CUSTOMERS AND MARKETING

         SOCO Wattenberg's oil and gas production is principally sold to end users, marketers and other purchasers having access to pipeline facilities near its properties. In 1993, 1994 and 1995, Amoco accounted for approximately 29%, 25% and 22% of revenues, and subsidiaries of SOCO accounted for 48%, 59% and 46%, respectively. In 1994 and 1995, Total Petroleum accounted for 15% and 20% of revenues. The marketing of oil and gas by SOCO Wattenberg can be affected by a number of factors that are beyond its control and whose future effect cannot be accurately predicted. SOCO Wattenberg does not believe, however, that the loss of any of its customers would have a material adverse effect on its operations.

         Natural Gas. SOCO Wattenberg markets its residue gas to utilities, independent marketers and end users through both intrastate and interstate pipelines. SOCO Wattenberg has historically marketed its liquid products to local and regional distributors, and has access to liquids lines which permit the direct sale of liquids products to the major interchange at Conway, Kansas or to the Phillips Powder River liquids pipeline. Through September 1997, SOCO Wattenberg's share of liquid products produced at ANGC plants will be purchased by ANGC at prices approximating market values. Thereafter, ANGC has, for an additional one-year period, the right to match sales of such products by SOCO Wattenberg.

         Oil. Oil production is principally sold to refiners and marketers who truck oil to storage facilities or pipelines. The price is generally based on one or more posted prices, adjusted for transportation costs and quality.
Amoco has the right to purchase oil produced from properties previously purchased from Amoco at an average of certain local posted prices.

PRODUCTION, REVENUE AND PRICE HISTORY

         The following table sets forth information regarding net production of crude oil and liquids and natural gas, revenues and expenses attributable to such production and certain price and cost information for each of the years in the three year period ended December 31, 1995.

                                                                             YEAR ENDED DECEMBER 31,
                                                                             -----------------------
                                                                       1993            1994           1995
                                                                       -----------------------------------
Production
  Crude oil and liquids (Mbbl)  . . . . . . . . . . . . . . . . .       1,224          1,829          1,342
  Natural gas (MMcf)  . . . . . . . . . . . . . . . . . . . . . . .    21,706         23,893         20,981
  MBOE(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,842          5,812          4,839
Average sales price(c)
  Crude oil and liquids (Bbl) . . . . . . . . . . . . . . . . . . .  $  15.87        $ 14.84        $ 16.43
  Natural gas (Mcf)(b)  . . . . . . . . . . . . . . . . . . . . .        2.08           1.70           1.34
  BOE(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13.33          11.66          10.35
Average direct operating expense/BOE  . . . . . . . . . . . . . .    $   1.84        $  1.40        $  1.83

(a) Gas production is converted to oil equivalents at the rate of 6 Mcf per barrel.

(b)      Sales of natural gas liquids are included in gas revenues.

(c) SOCO Wattenberg estimates that its composite net wellhead prices at December 31, 1995 were approximately $1.50 per Mcf of gas and $16.93 per barrel of oil, respectively.

DRILLING RESULTS

         The following table sets forth information with respect to wells drilled by SOCO Wattenberg during the past three years. All the wells were development wells. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons whether or not they produce a reasonable rate of return.

                                                                        1993           1994             1995
                                                                        ------------------------------------
Productive
  Gross   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    311.0          350.0           25.0
  Net     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    281.8          305.6           24.1
Dry
  Gross   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2.0            8.0            0.0
  Net     . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.8            7.9            0.0

         At December 31, 1995, one gross (one net) development well was in progress.

PROVED RESERVES

         The following table sets forth estimated year end proved reserves attributable to SOCO Wattenberg's properties for the three years ended December 31, 1995.

                                                                       1993           1994             1995
                                                                       ------------------------------------
Crude oil and liquids (MBbl)
  Developed . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,365          8,832          6,955
  Undeveloped . . . . . . . . . . . . . . . . . . . . . . . . . .        9,563          3,386            466
                                                                      --------       --------       --------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . .     16,928         12,218          7,421
                                                                      ========       ========       ========
Natural gas (MMcf)
  Developed . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  136,765        147,869        133,088
  Undeveloped . . . . . . . . . . . . . . . . . . . . . . . . . . .     93,097         30,834          5,769
                                                                      --------       --------       --------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .  229,862        178,703        138,857
                                                                      ========       ========       ========
Total MBOE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     55,238         42,002         30,564
                                                                      ========       ========       ========

         The following table sets forth pretax future net revenues from the production of proved reserves and the Pretax PW 10% Value of such revenues.

                                                                              DECEMBER 31, 1995
                                                                              -----------------
                                                                  DEVELOPED     UNDEVELOPED(A)     TOTAL
                                                                  ---------     --------------     -----
                                                                                (IN THOUSANDS)
1996      . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 33,819          $ (919)      $ 32,900
1997      . . . . . . . . . . . . . . . . . . . . . . . . . . .      27,723            (667)        27,056
1998      . . . . . . . . . . . . . . . . . . . . . . . . . . .      23,382             197         23,579
Remainder . . . . . . . . . . . . . . . . . . . . . . . . . . .     150,487           8,269        158,756
                                                                   --------          ------       --------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . .  $235,411          $6,880       $242,291
                                                                   ========          ======       ========
Pretax PW 10% Value . . . . . . . . . . . . . . . . . . . . . . .  $144,830          $2,025       $146,855(b)
                                                                   ========          ======       ========

------------

(a) Net of estimated capital costs, including estimated costs of $1.6 during 1996.

(b) The after tax PW 10% value of proved reserves totaled approximately $127.5 million at year end 1995.

         The quantities and values in the preceding tables are based on prices in effect at December 31, 1995, averaging $18.11 per barrel of oil and $1.60 per Mcf of gas. Price reductions decrease reserve values by lowering the future net revenues attributable to the reserves and also by reducing the quantities of reserves that are recoverable on an economic basis. Price increases have the opposite effect. Any significant decline in prices of oil or gas could have a material adverse effect on SOCO Wattenberg's financial condition and results of operations.

         Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production.

         Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections.

         The present values shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is specified by the Commission, is not necessarily the most appropriate discount rate, and present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate. For properties operated by SOCO Wattenberg, expenses exclude SOCO Wattenberg's share of overhead charges. In addition, the calculation of estimated future net revenues does not take into account the effect of various cash outlays, including, among other things, general and administrative costs and interest expense.

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. The data in the above tables represent estimates only. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered.

         All of the proved reserves at year-end were estimated by NSAI. No estimates of SOCO Wattenberg's reserves comparable to those included herein have been included in reports to any federal agency other than the Commission.

PRODUCING WELLS

         The following table sets forth certain information at December 31, 1995 relating to the producing wells in which SOCO Wattenberg owned a working interest. SOCO Wattenberg also held royalty interests in 163 producing wells. Wells are classified as oil or gas wells according to their predominant production stream.

                                                                                                     AVERAGE
              PRINCIPAL                                               GROSS           NET            WORKING
          PRODUCTION STREAM                                           WELLS          WELLS          INTEREST
          -----------------                                           -----          -----          --------
Crude oil and liquids . . . . . . . . . . . . . . . . . . . . . . .   1,240           1,073            87%
Natural gas . . . . . . . . . . . . . . . . . . . . . . . . . . .       454             375            83%
                                                                      -----           -----
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . .   1,694           1,448            85%
                                                                      =====           =====


ACREAGE

         The following table sets forth certain information at December 31, 1995 relating to acreage held by SOCO Wattenberg. Undeveloped acreage is acreage held under lease, permit, contract, or option that is not in a spacing unit for a producing well, including leasehold interests identified for development or exploratory drilling. Developed acreage is acreage assigned to producing wells.

                                                                                     GROSS           NET
                                                                                     -----           ---
Developed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      97,839         72,359
                                                                                     ======         ======
Undeveloped . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      56,134         53,199
                                                                                     ======         ======


COMPETITION

         The oil and gas industry is highly competitive in all its phases. Competition is particularly intense with respect to the acquisition of producing properties. There is also competition for the acquisition of oil and gas leases, in the hiring of experienced personnel and from other industries in supplying alternative sources of energy.

         Competitors in acquisitions, exploration, development and production include the major oil companies in addition to numerous independent oil companies, individual proprietors, drilling and acquisition programs and others. Many of these competitors possess financial and personnel resources substantially in excess of those available to SOCO Wattenberg and, since the Merger, to Patina. Such competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties than the financial or personnel resources of SOCO Wattenberg permit. The ability of SOCO Wattenberg to increase reserves in the future will be dependent on its ability to select and acquire suitable producing properties and prospects for future exploration and development.

REGULATION

         SOCO Wattenberg's operations are affected by political developments and federal and state laws and regulations. Oil and gas industry legislation and administrative regulations are periodically changed for a variety of political, economic and other reasons. Numerous departments and agencies, federal, state, local and Indian, issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases SOCO Wattenberg's and Patina's cost of doing business, decreases flexibility in the timing of operations and may adversely affect the economics of capital projects.

         In the past, the federal government has regulated the prices at which oil and gas could be sold. Prices of oil and gas sold by SOCO Wattenberg are not currently regulated. There can be no assurance, however, that sales of such production will not be subject to federal regulation in the future.

         The following discussion of various statutes, rules, regulations or governmental orders to which SOCO Wattenberg's operations may be subject is necessarily brief and is not intended to be a complete discussion thereof.

         Federal Regulation of Natural Gas.   Historically, the sale and
transportation of natural gas in interstate commerce have been regulated under various federal and state laws including, but not limited to, the Natural Gas Act of 1938, as amended ("NGA") and the Natural Gas Policy Act of 1978 ("NGPA"), both of which are administered by the Federal Energy Regulatory Commission ("FERC"). However, regulation of first sales, including the certificate and abandonment requirements and price regulation, was phased out during the late 1980's and all remaining wellhead price ceilings terminated on January 1, 1993.

         FERC continues to have jurisdiction over transportation and sales other than first sales. Commencing in the mid-1980's, FERC promulgated several orders designed to correct perceived market distortions resulting from the traditional role of major interstate pipeline companies as wholesalers of gas and to make gas markets more competitive by removing transportation and other barriers to market access. These orders have had and will continue to have a significant influence on natural gas markets in the United States and have, among other things, allowed non-pipeline companies, including SOCO Wattenberg, to market gas and fostered the development of a large spot market for gas. These orders have gone through various permutations, due in significant part to FERC's response to court review of these orders. Parts of these orders remain subject to judicial review, and SOCO Wattenberg is unable to predict the impact on its natural gas production and marketing operations of judicial review of these orders.

         In April 1992, FERC issued Order 636, a rule designed to restructure the interstate natural gas transportation and marketing system to remove various barriers and practices that have historically limited non-pipeline gas sellers, including producers, from effectively competing with pipelines. The restructuring process required the "unbundling" of pipeline services (e.g., transportation, sales and storage) so that producers, marketers and end users of natural gas contract only for those services which they need and may obtain each service from the most economical source. The 1993-1994 winter heating season was the first period during which FERC Order 636 procedures were operative. To date, management of SOCO Wattenberg believes the Order 636 procedures have not had any significant effect on SOCO Wattenberg.

         State Regulation of Drilling and Production. State regulatory authorities have established rules and regulations requiring permits for drilling, reclamation and plugging bonds and reports concerning operations, among other matters. Colorado also has statutes and regulations governing a number of environmental and conservation matters.

         Colorado's statute concerning oil and gas development was amended in 1994 to provide the State's Oil and Gas Conservation Commission (the "COGCC") with additional authority to regulate oil and gas activities to protect public health, safety and welfare, as well as the environment. Several rulemaking proceedings have been or will be undertaken pursuant to these statutory changes, including consideration of regulations to protect soil and groundwater, expand and clarify reclamation requirements, regulate locations of new wells in residential areas and provide financial assurance for industry obligations in these areas. These rules, which have been adopted by the COGCC after consideration by the oil and gas industry as well as groups representing agricultural, residential, environmental and local governmental interests, are not expected to have a material adverse effect on SOCO Wattenberg, and management does not expect that the rules currently being considered will have a material adverse effect. There can be no assurance, however, even though Colorado statute currently requires that any regulations adopted by the COGCC be cost effective and technologically feasible, that regulatory developments will not increase SOCO Wattenberg's costs of operations or limit its ability to develop its properties fully. Local efforts to regulate oil and gas activities, although limited by state law which prohibits local regulations from preventing the drilling of wells or conflicting with COGCC regulations, are expected, particularly if drilling levels increase significantly, to continue since the use of surface land for drilling and operations competes directly with the use of such land by agricultural and residential interests, which own the great majority of surface land in Wattenberg.

         Environmental Regulations. Operations of SOCO Wattenberg are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, prohibit drilling activities on certain lands lying within wilderness and other protected areas and impose substantial liabilities for pollution resulting from drilling operations. Such laws and regulations also restrict air or other pollution and disposal of wastes resulting from the operation of gas processing plants, pipeline systems and other facilities owned directly or indirectly by SOCO Wattenberg.

         SOCO Wattenberg currently owns or leases numerous properties that have been used for many years for natural gas and crude oil production. Although SOCO Wattenberg believes that it and other previous owners have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by SOCO Wattenberg. In connection with its most significant acquisitions, SOCO Wattenberg performed environmental assessments and found no material environmental noncompliance or clean-up liabilities requiring action in the near or intermediate future, although some matters identified in the environmental assessments are subject to ongoing review. SOCO Wattenberg has assumed responsibility for some of the matters identified. Environmental assessments have not been performed on all of SOCO Wattenberg's properties. To date, expenditures for environmental control facilities and for remediation have not been significant to SOCO Wattenberg. SOCO Wattenberg believes, however, that it is reasonably likely that the trend toward stricter standards in environmental legislation and regulations will continue. For instance, efforts have been made in Congress to amend the Resource Conservation and Recovery Act to reclassify oil and gas production wastes as "hazardous waste," the effect of which would be to further regulate the handling, transportation and disposal of such waste. If such legislation were to pass, it could have a significant adverse impact on SOCO Wattenberg's operating costs, as well as the oil and gas industry in general.

         New initiatives regulating the disposal of oil and gas waste are also pending in certain states, including Colorado, the only state in which SOCO Wattenberg conducts operations, and these various initiatives could have a similar impact on SOCO Wattenberg. The COGCC has enacted rules regarding the regulation of disposal of oil field waste. These rules establish significant new permitting, record-keeping and compliance procedures relating to the operation of pits, the disposal of produced water, and the disposal and/or treatment of oil field waste, including waste currently exempt from federal regulation. These rules may require the addition of technical personnel to perform the necessary record-keeping and compliance and may require the termination of production from some of SOCO Wattenberg's marginal wells, for which the cost of compliance would exceed the value of remaining production. In addition, as indicated above, the COGCC has enacted regulations imposing specific reclamation requirements on operators upon the conclusion of their operations. Management believes that compliance with current applicable laws and regulations will not have a material adverse impact on SOCO Wattenberg.

         During 1995, the COGCC held rulemaking proceedings to consider, among other things, groundwater protection. COGCC rules were promulgated in June 1995 requiring that all production pits and certain buried or partially buried vessels and pits be inventoried and that, by July 1997, the buried or partially buried produced water vessels located in sensitive areas (which include most of the Wattenberg Field) must be tested, and any leaking vessels replaced or repaired. New pits may need to be permitted and/or lined and new unlined pits in sensitive areas will not be allowed. SOCO Wattenberg estimates that it has approximately 1000 buried tanks (concrete, steel or fiberglass) throughout the Wattenberg Field. A testing program is in place and SOCO Wattenberg is currently unable to predict the total number of facilities that will need remediation and closure.

         The COGCC recently concluded rule making proceedings regarding Colorado Statewide Reclamation Rules. These proposed rules address all aspects of reclamation of land and soil affected by oil and gas operations including well permitting, surface owner notification and consultation, site preparation and interim and final reclamation. In addition, flowline and gathering line construction and annual pressure testing requirements are included. SOCO Wattenberg is unable to predict the number of facilities that will be affected or the procedures involved.

         Colorado has also adopted regulations to implement the Federal Clean Air Act. These new regulations are not expected to have a significant impact on SOCO Wattenberg or its operation. In the longer term, regulations under the Federal Clean Air Act may increase the number and type of SOCO Wattenberg's facilities that require permits, which could increase SOCO Wattenberg's cost of operations and restrict its activities in certain areas.

LITIGATION AND CONTINGENCIES

         In August 1994, five landowners in Weld County, Colorado sued Union Pacific Resources Company ("UPRC"), SOCO Wattenberg and other defendants in Weld County District Court, State of Colorado, challenging UPRC's reservation of minerals in deeds occurring in the first decade of this century. In September 1994, the case was removed to the U.S. District Court for the District of Colorado. The defendants have filed a motion for summary judgment asking the District Court to rule as a matter of law that UPRC owns the oil and gas that are part of the severed mineral estate. Similar claims were made under identical reservations by Utah and Wyoming surface owners in cases litigated in the federal courts of those states between 1979 and 1987. In those cases, the Federal courts held as a matter of law that, under the laws of Utah and Wyoming, these mineral reservations unambiguously severed the mineral estate from the surface estate and reserved to Union Pacific Railroad Company and its successors all subsurface substances, including oil and gas. These holdings were affirmed by the United States Court of Appeals for the Tenth Circuit. While SOCO Wattenberg believes that the rule of law applied by the federal courts in Utah and Wyoming should also be applied under Colorado law, there are Colorado court decisions that could provide a basis for an alternative interpretation. The present value of the disputed reserves on SOCO Wattenberg's properties leased from UPRC subject to the lawsuit is estimated to be approximately $1.25 million as of year end 1994. SOCO Wattenberg holds approximately 13,000 net acres of other lands in the Wattenberg Field that are subject to substantially the same mineral reservations at issue in the present suit. An adverse interpretation of the reservations at issue is likely to implicate UPRC's, and thus SOCO Wattenberg's, title in these other lands as well.

         In August 1995, SOCO Wattenberg was sued in the United States District Court of Colorado by seven plaintiffs purporting to represent all persons who, at any time since January 1, 1960, have had agreements providing for royalties from gas production in Colorado to be paid by SOCO Wattenberg under a number of various lease provisions. The plaintiffs allege that SOCO Wattenberg improperly deducted unspecified

"post-production" costs incurred by SOCO Wattenberg prior to calculating royalty payments in breach of the relevant lease provisions and that SOCO Wattenberg fraudulently concealed that fact from plaintiffs. The plaintiffs have recently amended the complaint to allege that Patina has also underpaid royalties on oil production. The plaintiffs seek unspecified compensatory and punitive damages and a declaratory judgment that SOCO Wattenberg is not permitted to deduct post-production costs prior to calculating royalties paid to the class. SOCO Wattenberg believes that its calculation of royalties are and have been proper under the relevant lease provisions, and intends to defend this and any similar suits vigorously.

         SOCO Wattenberg is a defendant in other lawsuits relating to its Wattenberg properties and is involved in governmental proceedings arising in the ordinary course of business in addition to those described above. While SOCO Wattenberg cannot predict the outcome of such litigation and other proceedings, it does not expect those matters to have a materially adverse effect on the results of operations or financial condition of SOCO Wattenberg.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GERRITY

         The following table presents selected historical consolidated financial data as of or for each of the years in the five year period ended December 31, 1995 and for the six months ended June 30, 1995 and 1996, respectively. Future results may differ substantially from historical results because of changes in oil and natural gas prices, normal production declines and other factors. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Gerrity and the Gerrity Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Information Statement/Prospectus.

                                                                                                      SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                           JUNE 30,
                                       ------------------------------------------------------      ----------------------
                                         1991        1992       1993       1994        1995          1995          1996
                                       --------   ---------   ---------   --------   --------      --------      --------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)            (UNAUDITED)
 STATEMENT OF OPERATIONS DATA
 Revenues  . . . . . . . . . . . . .   $ 15,860   $  26,567   $  67,313   $ 65,588   $ 53,860      $ 29,383      $ 25,053
 Expenses
   Oil and gas production costs  . .      2,586       3,635       8,764     10,724      8,366         4,504         4,380
   Depletion, depreciation and
        amortization . . . . . . . .      7,214      10,460      25,414     32,458     30,333        16,131        14,003
   General and administrative, net .      2,067       4,237       8,574     10,799      7,731         3,691         2,790
   Interest expense  . . . . . . . .      1,075       1,652       7,470     10,161     14,505         7,229         6,934
   Other . . . . . . . . . . . . . .        224         239         168        670      1,113           861           453
                                       --------   ---------   ---------   --------   --------      --------      --------
         Total expenses  . . . . . .     13,166      20,223      50,390     64,812     62,048        32,416        28,560
                                       ---------  ---------   ---------   --------   --------      --------      --------
 Income (loss) before income taxes .      2,694       6,344      16,923        776     (8,188)       (3,033)       (3,507)
 Benefit (provision) for income
    taxes  . . . . . . . . . . . . .       (727)     (1,269)     (3,328)       (41)       215           152           713
                                       --------   ---------   ---------   --------   --------      --------      --------
 Income (loss) before extraordinary
    item and cumulative effect of
    accounting change  . . . . . . .      1,967       5,075      13,595        735     (7,973)       (2,881)       (2,794)
  Extraordinary item-loss on early
     extinguishment of debt, net
     of tax benefit of $1,200
     and $127  . . . . . . . . . . .         --          --      (2,629)    (2,409)        --            --            --
 Cumulative effect of adopting FAS
   109   . . . . . . . . . . . . . .         --          --       1,100         --         --            --            --
                                       --------   ---------   ---------   --------  ---------      --------      --------
 Net income (loss) . . . . . . . . .   $  1,967   $   5,075   $  12,066   $ (1,674)  $ (7,973)     $ (2,881)     $ (2,794)
                                       ========   =========   =========   ========   ========      ========      ========
   Net income (loss) applicable to
       common shareholders . . . . .   $  1,967   $   5,075   $   9,106   $ (6,228)  $(12,527)     $ (5,158)     $ (5,071)
                                       ========   =========   =========   ========   ========      ========      ========
   Per common share: (1)
      Income (loss) before
        extraordinary item and
        cumulative effect of
       accounting change . . . . . .   $    .30   $     .50   $     .78   $   (.27)  $   (.91)     $  ( .37)          N/A
  Extraordinary item-loss on early
     extinguishment of debt  . . . .         --          --        (.20)      (.18)        --            --           N/A
  Cumulative effect of adopting
      FAS 109  . . . . . . . . . . .         --          --         .08         --         --            --           N/A
                                       --------   ---------   ---------   --------   --------      --------
   Net income (loss) . . . . . . . .   $    .30   $     .50   $     .66   $  (0.45)  $   (.91)     $   (.37)          N/A
                                       ========   =========   =========   ========   ========      ========
   Weighted average shares
       outstanding . . . . . . . . .      6,635      10,180      13,697     13,781     13,781        13,781           N/A
                                       ========   =========   =========   ========   ========      ========
 BALANCE SHEET DATA
   Current assets  . . . . . . . . .   $ 13,552   $  15,461   $  18,058   $ 15,769   $ 15,115      $ 14,021      $ 22,824
   Oil and gas properties, net . . .     42,969     209,597     292,503    300,188    285,112       296,683       213,097
   Total assets  . . . . . . . . . .     58,875     240,615     327,808    337,690    319,549       331,203       241,780
   Current liabilities . . . . . . .      6,669      27,820      45,226     25,735     21,698        18,710        22,988
   Long-term debt, net of current
     maturities  . . . . . . . . . .      8,281     107,275      92,312    129,000    116,875       137,000       139,117
 Stockholders' equity  . . . . . . .     41,470      97,350     180,980    174,752    162,225       169,594        72,426

 CASH FLOW DATA
  Net cash provided by operating
      activities . . . . . . . . . .   $  9,142   $  16,510   $  33,635   $ 45,702   $ 25,484        12,151         6,632
   Net cash used in investing
      activities . . . . . . . . . .    (19,298)   (176,385)   (102,395)   (47,968)    (8,566)      (16,693)      (13,172)
   Net cash provided by (used in)
      financing activities . . . . .     19,879     155,487      62,833      2,232    (15,595)        5,682        14,173
   Ratio of Earnings to Combined
      Fixed Charges and Preferred
      Stock Dividends  . . . . . . .       3.38        4.16        1.95        .68        .32           .42           .35

----------------
(1) Since the Merger all outstanding shares of Gerrity Common Stock have been held by Patina and thus per common share data is not applicable for the six months ended June 30, 1996.

                GERRITY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with Gerrity's Consolidated Financial Statements and the Notes thereto and the Selected Financial and Operating Data included elsewhere herein.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO 1995

         Revenue. Revenue for the three and six months ended June 30, 1996 was $12,586,000 and $25,053,000, a decrease of $2,004,000, or 14% and $4,330,000, or 15%, respectively, as compared to the same periods in 1995. These changes were primarily attributable to decreased average daily production partially offset by higher average selling prices as summarized in the tables below:

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                      --------------------------------
                                                       1995          1996      PERCENT
                                                      -------      -------     -------
 Barrels of oil production per day . . . . . .          5,008        3,481      (30)
 Price per barrel ("BOE")  . . . . . . . . . .        $ 16.17      $ 19.41       20
 Mcfs of gas production per day  . . . . . . .         52,170       41,610      (20)
 Price per Mcf . . . . . . . . . . . . . . . .        $  1.44      $  1.59       10
 Barrels of oil equivalent production
    per day  . . . . . . . . . . . . . . . . .         13,703       10,415      (24)
 Price per barrel equivalent . . . . . . . . .        $ 11.39      $ 12.86       13

                                                                       SIX MONTHS ENDED
                                                                         JUNE 30, 1996
                                                                       ----------------
 Decrease in oil and gas sales due to production volume  . .             $(7,104,000)
 Increase in oil and gas sales due to selling price  . . . .               3,228,000
                                                                         -----------
 Decrease in oil and gas sales . . . . . . . . . . . . . . .             $(3,876,000)
                                                                         ===========


         Oil and gas production may vary from period to period due to several factors, including changes in weather, timing of new well hookups, timing of recompletions, and the purchase or sale of producing properties. In response to low commodity prices experienced throughout 1995 and 1996, Gerrity reduced the level of its drilling and recompletion activity. More than half of a typical Codell wells reserves are recovered in the first three years of production. As a result, each well contributes significantly more production in the first year than in subsequent years. Gerrity drilled and completed 860 wells and performed 282 recompletions from January 1, 1992 to December 31, 1994. As of January 1, 1995 to the present time, Gerrity has drilled and completed 81 wells and performed 85 recompletions. Production was lower during the three and six months ended June 30, 1996 in comparison to 1995 as a result of all of the aforementioned factors.

         In March 1996, Gerrity entered into a crude oil swap agreement in order to hedge against the volatility in crude oil prices during the summer months. Although Gerrity entered into the agreement to minimize exposure to price decreases, the agreement also limits Gerrity's ability to benefit from any significant price increases on the contract volumes. The contract volume is for 1,500 barrels of crude oil per day during the period from July 1, 1996 through September 30, 1996. The agreements involve the cash settlement of the differential between the contract prices (an average of $18.34 per barrel) and the average closing NYMEX crude oil price during each month. Any gain or loss realized on these agreements will be included as a component of oil and gas sales in the month of production.

         Direct Operating Expenses. Direct operating expenses consist of lease operating expenses and production taxes. Gerrity's costs for the three and six months ended June 30, 1996 were $2,350,000 and $4,380,000, and increase of $95,000, or 4%, and a decrease of $124,000, or 3%, respectively, compared to the same periods in 1995. The overall increase for the three months ended June 30, 1996 is attributable to a reclassification of certain expenses for May and June 1996 to direct operating expenses to present these costs on a financial reporting basis consistent with that of SOCO. The decrease for the six months ended June 30, 1996 is due to a reduction in field personnel throughout 1995 as well as lower production taxes in 1996, which reflects the decrease in oil and gas sales.

         General and Administrative Expenses. General and administrative expenses, which are net of operator fees received by Gerrity, for the three and six months ended June 30, 1996 were $1,112,000 and $2,790,000, a decrease of $749,000, or 40% and $901,000, or 24%, respectively, compared to the same periods in 1995. The decreases reflect Gerrity's cost reduction plan which was implemented in January 1995 as well as additional cost savings realized as a result of the Merger.

         Interest and Other Expenses. Interest and other expenses for the three and six months ended June 30, 1996 was $3,589,000 and $7,015,000, a decrease of $127,000, or 3%, and $241,000, or 3%, respectively, as compared to the same periods in 1995. These decreases are due primarily to a decrease in the average outstanding borrowings between 1995 and 1996 as follows:

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                          ---------------------
                                                           1995           1996
                                                          -------       -------
 Average interest rate . . . . . . . . . . . . . .           10.7%         11.0%

 Average borrowings outstanding (in thousands) . .        $136,709      $123,283

         Depletion, Depreciation and Amortization. Depletion, depreciation and amortization for the three and six months ended June 30, 1996 were $7,326,000 and $14,003,000, a decrease of $743,000, or 9%, and a decrease of $2,128,000, or 13%, respectively, compared to the same periods in 1995. As depletion is calculated using the units-of-production method, the decrease in the six months ended June 30, 1996 was primarily attributable to the decrease in oil and gas production. The decrease for the three months ended June 30, 1996 also reflects the reduction in the valuation of oil and gas properties from historical cost to fair value as of the Merger date. Depletion costs per BOE increased from $6.24 for the first six months of 1995 to $6.79 for the first six months of 1996.

         Restructuring expenses. Restructuring expenses for the six months ended June 30, 1995 were $828,000. These expenses were a result of Gerrity's cost reduction plan implemented in January 1995 and were comprised primarily of severance benefits and to a lesser extent, office lease renegotiation costs and the related abandonment of leasehold improvements.

         Income Taxes. The difference between the benefit from income taxes for the three and six months ended June 30, 1995 and 1996, and the amount which would be determined by applying statutory income tax rates to income before income taxes is due primarily to a reduction of the effective tax rate as a result of the anticipated realization of alternative minimum tax credits and utilization of Section 29 tax credits, respectively.

  1995 COMPARED TO 1994

         Revenue. Revenue for the year ended December 31, 1995 was $53,860,000, a decrease of $11,728,000, or 18%, as compared to 1994. This change was primarily attributable to decreased average daily production and lower average selling prices as summarized in the tables below, partially offset by increases in oil marketing income:

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                     1994             1995         PERCENT
                                                                     ----             ----         -------
Barrels of oil production per day                                      5,588           4,434         (21)
Price per barrel                                                    $  15.19        $  16.09           6
Mcfs of gas production per day                                        53,662          48,873          (9)
Price per Mcf                                                       $   1.71        $   1.43         (16)
Barrels of oil equivalent production per day                          14,532          12,580         (13)
Price per barrel equivalent ("BOE")                                 $  12.17        $  11.22          (8)

                                                                                      YEAR ENDED
                                                                                   DECEMBER 31, 1995
                                                                                   -----------------
Decrease in oil and gas sales due to production volume                               $ (9,392,000)
Decrease in oil and gas sales due to selling price                                     (3,650,000)
                                                                                     ------------
Decrease in oil and gas sales                                                        $(13,042,000)
                                                                                     ============


         Oil and gas production may vary from period to period due to several factors, including changes in weather, timing of new well hookups, timing of recompletions, voluntary curtailment of certain gas production and the purchase or sale of producing properties. In response to low commodity prices experienced throughout 1995, Gerrity reduced the level of its drilling and recompletion activity. Production was lower in the year ended December 31, 1995 in comparison to 1994 as a result of all of the aforementioned factors.

         In April 1995, Gerrity entered into two crude oil swap agreements in order to hedge against the volatility in crude oil prices during the spring and summer months. Although Gerrity entered into the agreements to minimize exposure to price decreases, the agreements also limited Gerrity's ability to benefit from any significant price increases on the contract volumes. The total contract volume was for 2,000 barrels of crude oil per day during the period from May 1, 1995 through August 31, 1995 (or approximately 10% of Gerrity's 1995 total oil production including trading activities). The agreements involved the cash settlement of the differential between the contract price (an average of $19.44) and the average closing NYMEX crude oil price during each month. The $280,000 gain realized on these agreements has been included as a component of oil and gas sales in the period of production. Gerrity was not a party to any product swap or hedge agreements at December 31, 1995.

         Oil and Gas Production Costs. Oil and gas production costs consist of lease operating expenses and production taxes. Gerrity's oil and gas production costs for the year ended December 31, 1995 were $8,366,000, a decrease of $2,358,000, or 22%, compared to 1994. This decrease was partially attributable to lower production taxes in 1995, which were the result of lower oil and gas sales. Lease operating expenses were also lower, primarily as a result of lower lease and road maintenance costs and a reduction in field personnel throughout 1995.

         Depletion, Depreciation and Amortization. Depletion, depreciation and amortization for the year ended December 31, 1995 was $30,333,000, a decrease of $2,125,000, or 7%, compared to 1994. As depletion is calculated using the units-of-production method, the decrease in the year ended December 31, 1995 was attributable to the decrease in oil and gas production. Depletion costs per BOE increased from $5.86 for 1994 to $6.33 for 1995. A commodity price decrease generally decreases total proved reserves, thereby increasing the depletion rate.

         General and Administrative Expenses, Net. General and administrative expenses, which are net of operator fees received by Gerrity, for the year ended December 31, 1995 were $7,731,000, a decrease of $3,068,000, or 28%, compared to 1994. This decrease is primarily the result of Gerrity's cost reduction plan implemented in January 1995 in response to continued low commodity prices. The plan included staff reductions throughout the organization, which resulted in lower expenses, including salaries, rent and related expenses. The 28% decrease was slightly below the 30% reduction targeted by management as a result of higher than anticipated legal expenses.

         Interest Expense. Interest expense for the year ended December 31, 1995 was $14,505,000, an increase of $4,344,000, or 43%, as compared to 1994.
This increase is due primarily to an increase in the average interest rate of Gerrity's outstanding borrowings between 1994 and 1995 and to an increase in the average borrowings outstanding as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                    -------------------------
                                                                                     1994              1995
                                                                                    -------           -------
Average interest rate                                                                  8.65%             10.9%
Average borrowings outstanding (in thousands)                                       $122,400          $134,000

         Gerrity's weighted average interest rate increased commencing in July 1994 as a result of its issuance of $100,000,000 of 11 3/4% Senior Subordinated Notes due July 15, 2004. Additionally, short term interest rates applicable to Gerrity's revolving credit agreement have increased.

         Restructuring Expenses. Restructuring expenses for the year ended December 31, 1995 were $828,000. These expenses were a result of Gerrity's cost reduction plan implemented in January 1995 and were comprised primarily of severance benefits and to a lesser extent, office lease renegotiation costs and the related abandonment of leasehold improvements.

         Income Taxes. The difference between the benefit (provision) for income taxes for the years ended December 31, 1994 and 1995, and the amount which would be determined by applying statutory income tax rates to income
(loss) before income taxes is due primarily to a reduction in federal income taxes payable or refundable as a result of Section 29 tax credits. The benefit recorded for the 1995 net operating loss for federal income tax purposes is less than the statutory rate as it will be carried back to years in which the original tax was reduced by Section 29 credits. Due to the sale of the property interests in October 1995, no significant Section 29 credits will be available to Gerrity in the future.

1994 COMPARED TO 1993

         Revenue. Revenue for the year ended December 31, 1994 was $65,588,000, a decrease of $1,725,000, or 3%, as compared to 1993. This decrease was primarily attributable to lower oil and gas prices, partially offset by higher average daily production as summarized in the tables below:

                                                                            YEARS ENDED DECEMBER 31,
                                                                            ------------------------
                                                                     1993             1994           PERCENT
                                                                     ----             ----           -------
 Barrels of oil production per day                                   5,000            5,588             12
 Price per barrel                                                  $ 16.28          $ 15.19             (7)
 Mcfs of gas production per day                                     49,255           53,662              9
 Price per Mcf                                                     $  1.97          $  1.71            (13)
 Barrels of oil equivalent production per day                       13,209           14,532             10
 Price per barrel equivalent ("BOE")                               $ 13.51          $ 12.17            (10)

                                                                                     YEAR ENDED
                                                                                 DECEMBER 31, 1994
                                                                                 -----------------
 Increase in oil and gas sales due to production volume                             $ 6,667,000
 Decrease in oil and gas sales due to selling price                                  (7,225,000)
                                                                                    -----------
 Net decrease in oil and gas sales                                                  $  (558,000)
                                                                                    ===========


         Oil and gas production increased during the year ended December 31, 1994 as a result of a full year of production from Gerrity's 1993 drilling and recompletion program and a partial year of production from Gerrity's 1994 program. Gerrity successfully completed 469 wells and performed 109 behind-the-pipe recompletions during 1993. In 1994, Gerrity successfully completed 113 wells and performed 130 behind-the-pipe recompletions.

         Oil and Gas Production Costs. Oil and gas production costs consist of lease operating expenses and production taxes. Gerrity's oil and gas production costs for the year ended December 31, 1994 were $10,724,000, an increase of $1,960,000, or 22%, as compared to 1993. Lease operating expenses were higher as a result of the increase in the number of wells operated for the full year and Gerrity's increased focus on production subsequent to the 1993 drilling program, resulting in higher lease, well and road maintenance and workover expenditures. Management believes that this increased focus on production also contributed to the 10% increase in production volumes.

         Depletion, Depreciation and Amortization. Depletion, depreciation and amortization for the year ended December 31, 1994 was $32,458,000, an increase of $7,044,000, or 28%, as compared to 1993. As depletion is calculated using the units-of-production method, the increase for the year is partially attributable to the increase in oil and gas production and partially attributable to higher capitalized costs subsequent to the 1993 and 1994 drilling and recompletion programs and the lower commodity prices received by Gerrity in 1994 in comparison to 1993. A price decrease generally decreases total proved reserves, thereby increasing the depletion rate. Depletion costs per BOE were $5.86 in 1994 as compared to $5.00 in 1993.

         General and Administrative Expenses, Net. General and administrative expenses, which are net of operator fees received by Gerrity, were $10,799,000 for the year ended December 31, 1994, an increase of $2,225,000, or 26%, as compared to 1993. The increased expense resulted from an increase in staff to accommodate the higher level of drilling and recompletion activity during 1993 and to accommodate plans for future growth, which resulted in increases in salaries, rent and related expenses. Legal expenses incurred in the settlement of several lawsuits also contributed to the 1994 increase in expenses.

         Interest Expense. Interest expense for the year ended December 31, 1994 was $10,161,000, an increase of $2,691,000, or 36%, as compared to 1993.
The increase is due primarily to an increase in the average interest rate on Gerrity's outstanding borrowings between 1993 and 1994 and to an increase in the average borrowings outstanding as follows:

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                   --------------------------
                                                                                     1993               1994
                                                                                   -------            -------
Average interest rate                                                                 7.08%              8.65%
Average borrowings outstanding (in thousands)                                      $111,500           $122,400

         Gerrity's average interest rate increased in 1994 as a result of its issuance of $100,000,000 of 11 3/4% Senior Subordinated Notes in June 1994 and to the significant increase in short term prime and LIBOR borrowing rates during 1994 applicable to Gerrity's revolving credit agreement.

         Income Taxes. The difference between the provision for income taxes and the amount which would be determined by applying statutory income tax rates to income before income taxes is due primarily to a reduction in federal income taxes as a result of the utilization of Section 29 credits. The effective tax rate is higher in 1993 in comparison to 1994, as the amount of Section 29 credits which may be utilized by Gerrity in any year is effectively limited to the current federal regular income taxes for that year. Net income for 1993 was further increased by a one time benefit of $1,100,000 recorded upon the adoption of FAS 109, effective January 1, 1993.

LIQUIDITY AND CAPITAL RESOURCES


         Financing Activities. In conjunction with the Merger, Gerrity entered into a new Bank Credit Agreement dated as of May 2, 1996 with Texas Commerce Bank National Association, as administrative agent, NationsBank of Texas, N.A., a documentary agent, Wells Fargo Bank, N.A., CIBC, Inc. and Credit Lyonnais, as co-agents. Gerrity's Credit Agreement currently includes commitments to lend up to $51,000,000 to Gerrity. Borrowings under the Credit Agreement are secured by a pledge of the stock of all of Gerrity's subsidiaries and a mortgage on substantially all of Gerrity's oil and gas properties. As of June 30, 1996, Gerrity had $34,500,000 of outstanding borrowings and $16,500,000 available for borrowing under the Bank Credit Agreement ($14,000,000 of which is reserved for acquisition of Gerrity's 11 3/4% Senior Subordinated Notes. The average interest rate on outstanding borrowings under the Bank Credit Agreement at June 30, 1996 was 7.19%.


         The amount available to be drawn by Gerrity under the Credit Agreement is subject to a borrowing base (the "Borrowing Base"), which is based upon the Lenders' determination of the amount of Indebtedness (as defined in the Credit Agreement) for borrowed money that can be supported by Gerrity's proved oil and gas reserves. The Borrowing Base is generally determined semi-annually, but may be redetermined, at the option of either Gerrity or the Lenders, one additional time each year, and will be redetermined on certain sales of assets included in the Borrowing Base. Until the next scheduled redetermination, the Borrowing Base has been set at $51,000,000.

         The bank credit agreement contains certain financial covenants, including but not limited to a maximum total debt to recapitalization ratio, a maximum total debt to EBITDA ratio and a maximum current ratio. The bank credit agreement also contains certain negative covenants, including but not limited to restrictions on indebtedness; certain liens, guaranties, speculative derivatives and other similar obligations; asset dispositions; dividends, loans and advances; creation of subsidiaries; investments; leases; acquisitions; mergers; changes in fiscal year; transactions with affiliates; changes in business conducted; sale and leaseback and operating lease transactions; sale of receivables; prepayment of other indebtedness; amendments to principal documents; negative pledge clauses; issuance of securities; and non-speculative commodity hedging.

         Gerrity's 11 3/4% Senior Subordinated Notes due July 15, 2004 contain covenants that, among other things, limit the ability of Gerrity to incur additional indebtedness. Specifically, the Notes restrict Gerrity from incurring indebtedness (exclusive of the Notes) in excess of approximately $51,000,000, if after giving effect to the incurrence of such additional indebtedness and the receipt and application of the proceeds therefrom, Gerrity's interest coverage ratio is less than 2.5:1 or adjusted consolidated net tangible assets is less than 150% of the aggregate indebtedness of Gerrity. Gerrity is currently in compliance with the net tangible asset covenant. Gerrity currently does not meet the interest coverage ratio necessary to incur indebtedness in excess of approximately $51,000,000 primarily as a result of lower than anticipated commodity prices. Gerrity is of the opinion that this will have no materially adverse effect on its financial condition.

         On May 6, 1993, Gerrity completed a private placement of 379,500 shares (represented by 3,036,000 Depositary Shares) of its $12 Convertible Preferred Stock. Gerrity received net proceeds of $72,508,000 from the offering, a portion of which was used in May 1993 to retire $25,000,000 of debt. The remaining net proceeds from the offering were used to fund a portion of Gerrity's accelerated development drilling and recompletion program. Each share of Convertible Preferred Stock has a liquidation preference of $200 and annual cumulative dividends of $12, when and if declared by the Board of Directors of Gerrity. During 1993, 1994 and 1995, dividends of $2,390,850, $4,554,000 and $4,554,000, respectively, were declared and paid to the holders of record. In January 1996, the Board of Directors of Gerrity declared a dividend of $1,138,500 ($3.00 per share) which was paid on February 15, 1996.

         Each share of Convertible Preferred Stock is convertible at any time at the option of the holder, unless previously redeemed, at a rate of 10.392 shares of Gerrity's Common Stock, subject to adjustments for certain dilutive events. The Convertible Preferred Stock is not redeemable by Gerrity prior to May 23, 1996. On or after such date it will be redeemable by Gerrity in whole or in part at any time at $208.40 per share of Convertible Preferred Stock, declining ratably to $200 per share of Convertible Preferred Stock on or after May 23, 2003.


         Investing Activities. Gerrity's drilling activities require significant capital. During the six months ended June 30, 1996, Gerrity performed 46 recompletions. Net cash used in investing activities was $13,172,000. These capital expenditures were financed through cash provided by operating activities of $6,632,000 and through net borrowings under the Credit Agreement totaling $15,312,000. Net cash provided by financing activities was $14,173,000. As a result of continued low Rocky Mountain natural gas prices, Gerrity's capital expenditures for 1996, exclusive of acquisitions, are currently estimated to be approximately $8,500,000 to $10,000,000. Gerrity continually evaluates the drilling budget and may increase or decrease its development program in response to market conditions.


         During 1993, 1994 and 1995, Gerrity drilled 472, 114 and 76 oil and gas development wells and performed 109, 130 and 39 recompletions, respectively. Capital expenditures incurred for property acquisition, exploration and development were approximately $106,000,000 in 1993, $40,000,000 in 1994 and $18,000,000 in 1995. See Note 9 of Notes to
Consolidated Financial Statements. Net cash used in investing activities was $102,395,000, $47,968,000 and $8,566,000 in 1993, 1994 and 1995 respectively.
These capital expenditures have been financed with the proceeds of the May 1993 Convertible Preferred Stock offering additional borrowings under the Credit Agreement, and cash flow provided by operating activities. Net cash provided by (used in) financing activities was $62,833,000, $2,232,000 and $(15,595,000)
in 1993, 1994 and 1995, respectively.

         On October 13, 1995, Gerrity received $9,550,000 from an unaffiliated third party from the sale of an interest in certain of its properties in the D-J Basin. The sale will enable the purchaser to earn tax credits associated with future natural gas production from the properties. Gerrity reserved a variable production payment that generally will entitle Gerrity to 90% of the net cash flow from the properties. Gerrity will continue to operate the properties and market the related oil and gas production. Additionally,

Gerrity has the right to repurchase the property interest effective January 1, 2004. Gerrity has recorded the sale proceeds, net of transaction costs of $154,000, as unearned revenue that will be amortized into revenue on a units of production method. The proceeds were utilized to prepay principal outstanding on Gerrity's revolving Credit Agreement.


         Financial Condition and Strategy. Gerrity had working capital deficits of $6,583,000 and $164,000 at December 31, 1995 and June 30, 1996, respectively. Gerrity has historically maintained a working capital deficit as cash flows from operations have been sufficient to meet its working capital needs. At June 30, 1996, Gerrity had an additional $16,500,000 of available borrowings pursuant to the terms of its Credit Agreement.


         Gerrity had working capital deficits of $27,168,000, $9,966,000 and $6,583,000 as of December 31, 1993, 1994 and 1995, respectively. The increased working capital deficit in 1993 was primarily attributable to an increase in current maturities of long-term debt which were due under a previous credit agreement. Gerrity has historically maintained a working capital deficit as cash flows from operations have been sufficient to meet its working capital needs, a strategy management expects to continue. At December 31, 1995, Gerrity had an additional $14,000,000 of available borrowings under its Credit Agreement, subject to the Borrowing Base determinations discussed above, should amounts in excess of cash flows from operations be required.

         Since its inception, Gerrity has pursued strategy of maintaining strict control over drilling and operating costs while expanding its business through the acquisition and subsequent development of producing properties and undeveloped acreage in the D-J Basin. Gerrity exploits its oil and gas properties through the implementation of operational improvements, workovers, multi-zone recompletions and the drilling of new development or infill wells at lower costs than most of its competition. Gerrity will continue to maintain its focus on low cost operations and intends to increase its reserve base, production and cash flow through (i) investing in basins where Gerrity can utilize its experience as a low-cost operator, (ii) using available cash flows to continue to exploit its existing properties in the D-J Basin and (iii) reducing debt levels in a low commodity price environment. Gerrity believes that the financial flexibility resulting from no scheduled maturities of debt until December 31, 1996 provides enhanced opportunities in a low oil and gas price environment. During 1995, Gerrity performed 115 well completions and was in the process of completing an additional 9 wells at December 31, 1995. Capital expenditures incurred for property acquisition, exploration and development were approximately $18,000,000. As a result of the continued low commodity prices, Gerrity's capital expenditures for 1996, exclusive of acquisitions, are currently estimated to be approximately $10,000,000 to $15,000,000. Gerrity continually evaluates the drilling budget and may increase or decrease its development program in response to market conditions as the year progresses.

         Gerrity will continue to focus on generating the highest rates of return on its capital in 1996 primarily through selective developmental drilling and recompletion activity in proved nonproducing uphole formations in existing wellbores. Gerrity plans to fund its planned capital expenditures with cash flow from operating activities. During 1993, 1994 and 1995, Gerrity's cash flow from operating activities was $33,635,000, $45,702,000 and $25,484,000, respectively. The increase between 1993 and 1994 is primarily attributable to increases in payables associated with operating activities. Gerrity management anticipates that Gerrity's cash flows from operations and available credit facilities will be sufficient to meet its working capital needs for the next two years.

         Gerrity routinely compares its liquidity requirements and alternative uses of capital against estimated future cash flows and the estimated sales value of properties. As a result of this process, Gerrity has in the past and may in the future seek to raise additional capital, refinance or restructure indebtedness, modify its preferred dividend policy, consider the sale of interests in subsidiaries or other assets, or take a combination of such steps or other steps, to increase liquidity, reduce indebtedness and fund future activities. Gerrity routinely evaluates acquisitions of interests in, or combinations with, companies perceived by management to be undervalued in the marketplace. Gerrity intends to consider such acquisition activities in the future and, in connection with this activity, may consider issuing additional equity securities and increasing the indebtedness of Gerrity or its subsidiaries.

INFLATION AND CHANGES IN PRICES

         While certain of Gerrity's costs are affected by the general level of inflation, factors unique to the petroleum industry result in independent price fluctuations. Over the past five years, significant fluctuations have occurred in oil and gas prices. Although it is particularly difficult to estimate future prices of oil and gas, price fluctuations have had, and will continue to have, a material effect on Gerrity.

                 SELECTED QUARTERLY FINANCIAL DATA FOR GERRITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                              INCOME (LOSS) BEFORE
                               EXTRAORDINARY ITEM

                                INCOME (LOSS)                                         NET        NET INCOME
                                    BEFORE                        PER               INCOME       (LOSS) PER
                      REVENUE    INCOME TAXES       TOTAL       SHARE(1)            (LOSS)        SHARE(1)
                      -------    ------------       -----       --------            ------        --------
       1994
       ----

First Quarter         $15,342        $ 2,260         $ 1,763     $ .05             $ 1,763        $ .05
Second Quarter         18,810          2,867           2,236       .08               2,236          .08
Third Quarter          15,968         (2,269)         (1,339)     (.18)             (3,748)(2)     (.36)
Fourth Quarter         15,468         (2,082)         (1,925)     (.22)             (1,925)(3)     (.22)

       1995
       ----

First Quarter         $14,793        $(1,719)        $(1,633)    $(.20)            $(1,633)(4)    $(.20)
Second Quarter         14,590         (1,314)         (1,248)     (.17)             (1,248)        (.17)
Third Quarter          12,022         (2,599)         (2,536)     (.27)             (2,536)        (.27)
Fourth Quarter         12,455         (2,556)         (2,556)     (.27)             (2,556)        (.27)

       1996
       ----

First Quarter         $12,467        $(1,385)        $  (915)    $ (.15)         $    (915)       $(.15)
Second Quarter        $12,586        $(2,122)        $(1,879)       N/A            $(1,879)         N/A


(1)      Calculated after deduction of cumulative dividends on Gerrity
         Preferred Stock.


(2) Includes loss on early extinguishment of debt of $2,409 (net of tax benefit).

(3) Includes an approximate $300 adjustment to production taxes relating to audit assessments.

(4) Includes $828 of restructuring expenses relating to Gerrity's cost reduction plan implemented in January 1995.

                         INFORMATION CONCERNING GERRITY

GENERAL

         Gerrity is an independent energy company primarily engaged in the drilling of low risk oil and gas development wells. Gerrity was formed in June 1990 to consolidate the oil and gas interests and operations of several entities in the D-J Basin.

         Since its inception, Gerrity has pursued a strategy of maintaining strict control over drilling and operating costs while expanding its business through the acquisition and subsequent development of producing properties and undeveloped acreage in the D-J Basin. Since early 1995, Gerrity has taken advantage of low entry cost opportunities to accumulate approximately 100,000 undeveloped acres in the Uinta Basin in northeastern Utah. Gerrity exploits its oil and gas properties through the implementation of operational improvements, workovers, multi-zone recompletions and the drilling of new development or infill wells. The following table illustrates Gerrity's proved reserves and annual production from 1991 through 1995:

                                     PROVED RESERVES                                  PRODUCTION
                                     ---------------                                  ----------
                            OIL       GAS        TOTAL      TOTAL       OIL         GAS      TOTAL    TOTAL
YEAR                      (MMBBL)    (BCF)      (MMBOE)    (BCFE)     (MMBBL)      (BCF)    (MMBOE)    (BCFE)
----                      -------    -----      -------    ------     -------      -----    -------    ------
1991                         4.1       50.4        12.5       75.3         0.4        4.2       1.1        6.7
1992                        16.4      185.2        47.3      283.3         0.7        7.1       1.9       11.5
1993                        17.9      208.3        52.6      315.5         1.8       18.0       4.8       28.9
1994                        21.3      237.0        60.8      364.8         2.0       19.6       5.3       31.6
1995                        16.8      206.3        51.2      307.0         1.6       17.8       4.6       27.5

         In response to lower commodity prices throughout 1995, Gerrity reduced the level of its drilling and recompletion activity. During 1995, Gerrity drilled 76 development wells in 1995, all of which were commercially successful, and performed 39 behind-the-pipe recompletions in various formations on existing wells. In addition, Gerrity was in the process of drilling five development wells in 1995, all of which are expected to be successfully completed in 1996, drilling one exploratory well and recompleting an additional three wells at year end. Over the past five years, Gerrity has drilled 1,033 wells, 1,024 of which were commercially successful. In the first six months of 1996, Gerrity drilled no additional wells. As of June 30, 1996, Gerrity operated 1,750 wells, and owned interests in 73 wells it did not operate, producing from the Parkman, Sussex, Shannon, Codell, Niobrara, J-sand and Dakota formations in Wattenberg. Based on the estimates of NSAI, at December 31, 1995, Gerrity had net proved reserves of 16,785 MBbls of oil and 206,321 MMcf of natural gas, with a pretax net present value of approximately $223,865,000 (assuming oil and gas prices and production costs remain constant, and the stream of net revenues is discounted at 10% per year). Gerrity's ratio of reserves to production was 11.1 years.

         As of June 30, 1996, Gerrity had identified over 1,000 drill sites on its existing properties, including 561 with estimated net proved undeveloped reserves of 12,551 MBOE at December 31, 1995. In addition, Gerrity has identified approximately 715 recompletion opportunities. Gerrity has historically completed its wells in the Codell formation while evaluating shallower formations for possible recompletion.

         Gerrity believes that its substantial experience in Wattenberg, the economies of scale associated with drilling and operating large numbers of similar wells and Gerrity's stringent cost controls enable it to exploit its oil and gas properties at a lower cost than many of its competitors. From January 1, 1991 through December 31, 1995, Gerrity's average finding and development costs were $5.84 per BOE and its average lease operating expense was $1.03 per BOE. As a result of these low costs, Gerrity believes that it is able to successfully develop acreage that could not be drilled economically by most of its competitors. These lower operating costs not only increase Gerrity's gross profit on the sale of production, but also extend the economic life of its wells.

PROPERTIES

         Wattenberg. The Wattenberg Field, discovered in 1970, is located approximately 35 miles north of Denver in the D-J Basin in Adams, Boulder and Weld Counties, Colorado. Gerrity's Wattenberg production is from the Parkman, Sussex, Shannon, Codell, Niobrara, J-sand and Dakota formations. As of December 31, 1995, Gerrity's net proved developed and undeveloped reserves in Wattenberg were estimated at 16,778 MBbls of oil and 204,137 MMcf of natural gas. As of December 31, 1995, Gerrity owned 100% of the working interest in each of 1,467 producing wells in Wattenberg, between 1.19% and 99.84% of the working interest in an additional 357 wells, an average 95% working interest in 830 proved developed non-producing formations and an average 89% working interest in 561 drillsites with proved undeveloped reserves. As of December 31, 1995, Gerrity operated 1,750 wells in which it owned an interest.

         Uinta Basin. The Uinta Basin is located in the northeast portion of Utah. The principal producing formations are the Green River, Wasatch and Mesaverde. Gerrity operated five gas wells and one salt water disposal well in the eastern portion of the Uinta Basin. At December 31, 1995, Gerrity had one exploratory well in progress. As of December 31, 1995, Gerrity's net proved developed and undeveloped reserves were estimated at 6.7 MBbls of oil and 2,185 MMcf of gas. In July of 1996, Gerrity sold certain undeveloped acreage and all of its producing properties located in the Uinta Basin. Such properties comprised approximately 46,035 gross and 40,411 net.

ACREAGE

         The following table sets forth the gross and net acres of developed and undeveloped oil and gas leases held by Gerrity as of December 31, 1995.

                                                     DEVELOPED ACREAGE               UNDEVELOPED ACREAGE
                                                     -----------------               -------------------
                                                   GROSS             NET            GROSS             NET
                                                   -----             ---            -----             ---
Colorado                                           80,111           65,492          46,824           36,674
Utah                                                1,600            1,000          62,929           57,905
                                                   ------           ------         -------           ------
  Total                                            81,711           66,492         109,753           94,579
                                                   ======           ======         =======           ======

         Subsequent to December 31, 1995, and through June 30, 1996, Gerrity has acquired an additional 41,871 gross (40,274 net) undeveloped acres in Utah.

OIL AND GAS RESERVES

         The following table summarizes the estimate of Gerrity's net proved developed and undeveloped reserves as of December 31, 1995 prepared by NSAI.

                                                                            PROVED RESERVES(1)
                                                                            ------------------
                                                                DEVELOPED       UNDEVELOPED          TOTAL
                                                                ---------       -----------          -----
Crude oil and liquids (MBbl)                                       11,573           5,212            16,785
Natural gas (MMcf)                                                162,286          44,035           206,321
Equivalent barrels (MBOE)                                          38,621          12,551            51,172
Future net cash flow before
  income taxes (in thousands)                                    $347,966         $62,450          $410,416
Future net cash flow after income
  taxes (in thousands)                                                 --              --          $347,045
Pretax PW10% Value (in thousands)                                $207,564         $16,301          $223,865
After tax PW 10% Value (in thousands)                                  --              --          $196,211

(1) For purposes of estimating Gerrity's net proved developed and undeveloped reserves as of December 31, 1995, NSAI prepared such reserves on a basis consistent with Patina's methodology of estimating reserves relating to final decline rates and the exclusion of proved undeveloped reserves with positive future net revenue but negative present value when discounted at 10 percent. This methodology represents a change from Gerrity's estimated proved reserves as of December 31, 1994 prepared by NSAI, resulting in an estimated reduction in proved reserves of approximately five million barrels of oil equivalent and no material change in present value before income taxes.

         The quantities and values in the preceding tables are based on prices in effect at December 31, 1995, averaging $18.75 per barrel of oil and $1.77 per Mcf of gas. Price reductions decrease reserve values by lowering the future net revenues attributable to the reserves and also by reducing the quantities of reserves that are recoverable on an economic basis. Price increases have the opposite effect. Any significant decline in prices of oil or gas could have a material adverse effect on Gerrity's financial condition and results of operations.

         Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production.

         Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections.

         The present value shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is specified by the Commission, is not necessarily the most appropriate discount rate, and present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate. In addition, the calculation of estimated future net revenues does not take into account the effect of various cash outlays, including, among other things, general and administrative costs and interest expense.

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. The data in the above tables represent estimates only. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered.

         For further information concerning the discounted future net cash flows from these proved reserves, see Note 9 of Notes to Gerrity's Consolidated Financial Statements.

PRODUCTION

         The following table sets forth Gerrity's oil and gas production data for each of the last three years.

                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                       1993            1994              1995
                                                                       ----            ----              ----
Net production
    Crude oil and liquids (MBbl)                                       1,825           2,040             1,618
    Natural gas (MMcf)                                                17,978          19,587            17,839
    Equivalent oil (MBOE)                                              4,821           5,304             4,592
Average sales price
    Crude oil and liquids (Bbl)                                      $ 16.28         $ 15.19           $ 16.09
    Natural gas (Mcf)                                                $  1.97         $  1.71           $  1.43
Average direct operating expense ($/BOE)                             $  1.82         $  2.02           $  1.82

DRILLING ACTIVITIES

         During the three years ended December 31, 1995, capital expenditures, including exploration costs, were approximately $163,471,000. See Note 9 of Notes to Consolidated Financial Statements. The following table sets forth the wells drilled and completed by Gerrity for each of the last three years.

                                                           1993                1994                  1995
                                                           ----                ----                  ----
                                                     GROSS       NET      GROSS      NET        GROSS     NET
                                                     -----       ---      -----      ---        -----     ---
Development:
    Oil                                               427.0     423.9     107.0      105.6      73.0      72.9
    Gas                                                42.0      41.4       6.0        6.0       2.0       2.0
    Non-productive                                      3.0       2.8       1.0        1.0        --        --
                                                      -----     -----     -----      -----      ----      ----
             Total                                    472.0     468.1     114.0      112.6      75.0      74.9
                                                      =====     =====     =====      =====      ====      ====
Exploratory:
    Oil                                                  --        --        --         --        --        --
    Gas                                                  --        --        --         --       1.0       1.0
    Non-productive                                       --        --        --         --        --        --
                                                      -----     -----     -----      -----      ----      ----
             Total                                       --        --        --         --       1.0       1.0
                                                      =====     =====     =====      =====      ====      ====


         Gerrity owned a working interest in 1,625 gross (1,560 net) producing oil wells and 204 gross (178 net) producing gas wells as of December 31, 1995. A well is categorized as an oil well or a gas well based upon the ratio of gas to oil produced when it first commences production. However, substantially all of Gerrity's wells produce both oil and gas. From January 1, 1996 to June 30, 1996, Gerrity had completed or was in the process of completing one additional well.

COMPETITION AND MARKETS

         The oil and gas industry is highly competitive. Gerrity competes in the areas of oil and gas development, acquisitions, production, exploration and marketing with major oil companies, other independent oil and gas concerns and individual producers and operators. Many of these competitors have substantially greater financial and other resources than Gerrity.

         There are a variety of factors which affect the market for oil and gas, including the extent of domestic production and imports of oil and gas, the proximity and capacity of natural gas pipelines and other transportation facilities, local, national and worldwide demand for oil and gas, the marketing of competitive alternate fuels and the effects of state and federal regulation of oil and gas production and sales. The oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual customers.

         Approximately 50% of the gas produced from the wells Gerrity operates in the Wattenberg Field is sold under several separate agreements with Associated Natural Gas, Inc. ("ANGC"). Pursuant to these agreements, Gerrity receives a fixed percentage of the proceeds of ANGC's sales of gas, which are made primarily under long-term market sensitive contracts, as well as a fixed percentage of the proceeds of ANGC's sales of gas liquids. Agreements relating to over 90% of the gas produced and sold to ANGC remain in effect for the economic life of ANGC's gas processing facilities, which Gerrity expects to exceed the economic life of the wells. One agreement may be terminated by either party after 1998. None of these contracts require Gerrity to deliver any specified amount of gas.

         A portion of the balance of the gas produced is gathered by KN Front Range Gathering Company under competitive terms, and processed by Amoco at the Wattenberg Processing Plant under a favorable contract that not only provides payment for a percentage of the liquids stripped from the gas but also redelivers the same amount of MMBtu as was produced under a "keepwhole" arrangement. This agreement remains in effect until December 2012. The residue gas is sold under seasonal spot market arrangements to markets on the front range of Colorado or transported under favorable gas transportation contracts to Midwest markets.

         As a part of a settlement agreement entered into with Vessels Gas Processing, Inc. ("Vessels"), Gerrity will deliver an average of 4,000 MMBtu per day to the Vessels Ft. Lupton gas processing facility through November 30, 1997 to be processed under competitive processing terms. Upon execution of all final agreements made part of this settlement, Gerrity agreed to deliver an additional 1,000 MMBtu per day to the plant for three years to be processed at below market terms. Gerrity has reserved the right to market all residue gas processed by Vessels and receives a fixed percentage of the proceeds from the sale of gas liquids by Vessels.

         Gerrity markets its oil to GTT through short-term contracts. GTT aggregates volumes of oil and is responsible for quality control. GTT resells the oil to purchasers and also directly to a local refinery. The production is sold at the wellhead to GTT under arrangements equal to the local market posting for crude oil. During 1995, the majority of oil produced by Gerrity was sold to Associated Transport & Trading Co. ("ATTCO", an affiliate of ANGC), Amoco and EOTT Energy Partners L.P. None of these contracts require any specified amount of oil. In addition to its activities marketing Gerrity's oil, GTT batches volumes of oil suitable for trades at Cushing, Oklahoma where quantities are traded on the open market.

         ANGC/ATTCO and Amoco each purchased production from Gerrity in 1995 that exceeded 10% of Gerrity's consolidated revenues. See Note 9 of Notes to Consolidated Financial Statements. None of these customers is related to Gerrity other than as a purchaser of production. Although management does not believe that the loss of one or more of these customers would have a material adverse effect on Gerrity in the long term, it could adversely affect cash flows until other marketing arrangements were made. To date, Gerrity has not experienced any difficulty in marketing its oil or gas.

REGULATION

         The production and sale of oil and gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. Changes in state statutes, rules and regulations affecting oil and gas companies may render drilling in certain locations more expensive or uneconomical due to increased surface owner compensation, bonding requirements or environmental regulatory constraints.

         Colorado's statute concerning oil and gas development was amended in 1994 to provide the state's Oil and Gas Conservation Commission with additional authority to regulate oil and gas activities to protect public health, safety and welfare, as well as the environment. Several rulemakings pursuant to these statutory changes have, or will be, undertaken by the Commission to revise the regulation of groundwater protection, soil protection and site reclamation, and financial assurance for industry obligations in these areas. To date, these rule changes have not adversely affected oil and gas operations of Gerrity, as the Commission is required to enact cost-effective and technically feasible regulations. However, there can be no assurance that, in the aggregate, these regulatory developments will not increase the costs of conducting oil and gas activities in Colorado.

         Additionally, various cities and counties in which Gerrity operates have asserted additional regulatory authority over oil and gas operations. At present, this additional local regulation has not adversely impacted Gerrity's operations. In addition, Colorado case law prohibits such local regulation from preventing the drilling of wells or conflicting with regulations promulgated by the Oil and Gas Conservation Commission. However, Gerrity is unable to predict if or to what degree stricter local regulation would impact Gerrity's operations.

         In order to promote competition, the FERC has issued a series of orders which have restructured the interstate natural gas transportation and marketing system. To date, Gerrity has not experienced any material adverse effect as a result of these FERC orders. However, there can be no assurance that Gerrity's production of natural gas will not be subject to federal regulation in the future and it is not possible to predict what effect such regulations may have on its future gas marketing.

LEGAL PROCEEDINGS

         In January 1996, Gerrity and three other producers were served in a suit brought in the state district court in the City and County of Denver, Colorado by five plaintiffs purporting to represent all persons who, at any time since January 1, 1960, have had agreements providing for royalties from gas production in Colorado to be paid by Gerrity under a number of lease provisions. The plaintiffs allege that Gerrity improperly deducted unspecified "post-production" costs incurred prior to calculating royalty payments in breach of the relevant lease provisions and that Gerrity fraudulently concealed that fact from plaintiffs. The plaintiffs seek unspecified compensatory and punitive damages and a declaratory judgment that Gerrity was not permitted to deduct post-production costs prior to calculating royalties payable to the class. Gerrity believes that costs deducted by it in calculating royalties are and have been proper under the relevant lease and other applicable provisions, and intends to defend this and any similar suits vigorously. At this time, Gerrity is unable to estimate the range of potential loss, if any, from this uncertainty. However, Gerrity believes the resolution of this uncertainty should not have a material adverse effect upon Gerrity's financial position, although an unfavorable outcome in any reporting period could have a material impact on Gerrity's results of operations for that period.

         See "The Transaction--Certain Litigation" for a description of certain other litigation involving Gerrity relating to the Merger.

         Gerrity may from time to time be involved in various claims, lawsuits, disputes with third parties, investigations and actions involving allegations of discrimination, tax deficiencies or breach of contract incidental to the operations of its business. Gerrity is not currently involved in any such incidental litigation which it believes could have a materially adverse effect on its financial condition or results of operations.

                              MANAGEMENT OF PATINA

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information about the persons who became the executive officers and directors of Patina following the Merger:

NAME                              AGE      POSITION
----                              ---      --------
Thomas J. Edelman                 45       Chairman of the Board, President and Chief Executive
                                           Officer
Brian J. Cree                     33       Executive Vice President and Chief Operating Officer,
                                           Director
Keith M. Crouch                   49       Senior Vice President and General Counsel
Ronald E. Dashner                 44       Senior Vice President, Operations
David J. Kornder                  35       Vice President and Chief Financial Officer
David R. Macosko                  35       Vice President
Terry L. Ruby                     37       Vice President
David W. Siple                    37       Vice President
Rodney L. Waller                  46       Vice President
Kenneth A. Wonstolen              45       Vice President
Robert J. Clark                   51       Director
Jay W. Decker                     44       Director
William J. Johnson                61       Director
Alexander P. Lynch                43       Director
John C. Snyder                    54       Director

         THOMAS J. EDELMAN co-founded SOCO and has been President and a director of SOCO since 1981. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from Harvard University. Mr. Edelman serves as a director of Command Petroleum Limited and as Chairman of Amerac Energy Corporation, affiliates of SOCO. In addition, Mr. Edelman serves as a director of Petroleum Heat & Power Co., a Connecticut based fuel oil distributor, and its affiliate Star Gas Corporation. Mr. Edelman serves as Chairman of Lomak Petroleum, Inc.

         BRIAN J. CREE has served as Senior Vice President and Chief Operating Officer of Gerrity since March 1993 and as a Director of Gerrity since November 1992. From September 1992 to March 1993, Mr. Cree served as Senior Vice President-Operations and Chief Accounting Officer of Gerrity. Prior to that, Mr. Cree served as Vice President and Treasurer of Gerrity since its inception in 1990. Mr. Cree served as Vice President and Treasurer of The Robert Gerrity Company from 1989 to 1990 and served in various accounting capacities with that company from 1987 to 1990. Prior to that, Mr. Cree was employed as an accountant at the public accounting firm of Deloitte, Haskins & Sells.

         KEITH M. CROUCH was appointed Vice President of Gerrity in October 1993 and Director in October 1994. From March 1992 to October 1993, Mr. Crouch served as Corporate Counsel to Gerrity. Mr. Crouch has been responsible for the legal aspects of Gerrity's oil and gas operations. Prior to joining Gerrity, Mr. Crouch was in private practice with Pendleton & Sabian, P.C. since 1983.

         RONALD E. DASHNER was promoted to Vice President--Rockies Group--Rocky Mountain Division of SOCO in late 1995. Prior to that he was Operations Manager of SOCO's D-J Basin/Greater Green River Unit. He joined SOCO in 1994. From 1991 to 1994, Mr. Dashner was Onshore Gulf Coast Operations Manager for Enron Oil & Gas Company. From 1980 through 1990, Mr. Dashner held various positions with TXO Production Corp., including Drilling & Production Manager--Rocky Mountain District and Assistant District Manager--East Texas District. From 1978 to 1980, he was employed by Davis Oil Company in Engineering and Operations. From 1975 to 1978, he was employed by Chevron in the Drilling, Production and Construction Department. Mr. Dashner received his Bachelor of Science Degree in Civil Engineering from Colorado State University in 1974.

         DAVID J. KORNDER was appointed Vice President of Gerrity in October 1993. From January 1993 to October 1993 Mr. Kornder served as Executive Advisor to the Chairman for Gerrity. Mr. Kornder is responsible for Gerrity's financial planning and budgeting. Prior to joining Gerrity, Mr. Kornder was an Assistant Vice President for Gillett Group Management, Inc. where he was responsible for that firm's financial planning and budgeting from September 1989 to January 1993. Prior to that, Mr. Kornder was an accountant with the independent accounting firm of Deloitte & Touche for five years.

         DAVID R. MACOSKO was appointed Vice President of Gerrity in March 1994. From June 1992 to March 1994, Mr. Macosko served as Operations Coordinator and Manager of Accounts Payable with Gerrity. Mr. Macosko is responsible for Gerrity's daily business operations in the D-J Basin. Mr. Macosko received a bachelor of science degree in accounting from West Virginia University. Mr. Macosko has been with Gerrity and its predecessor entity for six years serving in various operational, accounting and analyst positions. Mr. Macosko has eleven years of experience in the oil and gas industry.

         TERRY L. RUBY was appointed Vice President of Gerrity in March 1995, and is in charge of land matters for Gerrity. His responsibilities include management of land assets, acquisition and divestiture. Mr. Ruby has been with Gerrity's land department since 1992. Previously, Mr. Ruby worked with Apache Corporation from 1990 to 1992, and with Baker Exploration Company from 1982 to 1989. Mr. Ruby holds B.S. and M.B.A. degrees.

         DAVID W. SIPLE has been a Land Manager with SOCO since 1995. He has served in various capacities in the Land Department since joining SOCO in 1994. From 1990 through 1994, Mr. Siple was the Land Manager of Gerrity. From 1981 through 1989, Mr. Siple was employed by PanCanadian Petroleum Company in the Land Department. Mr. Siple received his Bachelor of Science Degree in Mineral Land Management from the University of Colorado.

         RODNEY L. WALLER serves as Vice President--Special Projects of SOCO. He joined Patina in 1977. Previously, Mr. Waller was employed by Arthur Andersen & Co. Mr. Waller received his Bachelor of Arts Degree from Harding University.

         KENNETH A. WONSTOLEN was appointed Vice President of Gerrity in March 1995 and is in charge of environmental and public affairs. His responsibilities include environmental, health and safety matters, as well as government, community, media and investor relations. Mr. Wonstolen joined Gerrity in 1992 as Corporate Counsel after having been in the private practice of law since 1990. Mr. Wonstolen was Executive Director and General Counsel of the Independent Petroleum Association of Mountain States from 1985 to 1990.
Mr. Wonstolen holds B.A. and J.D. degrees, as well as a Master of Environmental Policy and Management degree.

         ROBERT J. CLARK is the President of Bear Paw Energy Corporation, which was formed in March 1995. Previously, he was President of SOCO Gas Systems, Inc. and Vice President--Gas Management of SOCO from 1988 to 1995. From 1985 to 1988, Mr. Clark was Vice President--Natural Gas for Ladd Petroleum Corporation, a subsidiary of General Electric Company. From 1967 to 1985, Mr. Clark served in various management capacities with North Illinois Gas Company, NICOR Exploration Company and Reliance Pipeline Company, all of which were subsidiaries of NICOR, Inc. Mr. Clark received his Bachelor of Science Degree in Accounting from Bradley University and his Masters Degree in Business Administration from Northern Illinois University.

         JAY W. DECKER has been the Executive Vice President and a director of Hugoton Energy Corporation, a public independent oil company, since September 1995. From 1989 until its merger into Hugoton Energy, Mr. Decker was the President and Chief Executive Officer of Consolidated Oil & Gas, Inc., a private independent oil company based in Denver, Colorado and President of a predecessor company. Prior to 1989,

Mr. Decker served as Vice President--Operations for General Atlantic Energy Company and in various capacities for Peppermill Oil Company, Wainoco Oil & Gas and Shell Oil Company. Mr. Decker received his Bachelor of Science Degree in Petroleum Engineering from the University of Wyoming.

         WILLIAM J. JOHNSON, a director of SOCO since 1994, is a private consultant for the oil and gas industry and is President and a director of JonLoc Inc., an oil and gas company of which he and his family are the sole shareholders. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a director of Apache Corporation. Previously, he was a director, President and Chief Executive Officer of Tex/Con Oil and Gas, where he served from 1989 to 1991. Prior thereto, Mr. Johnson served in various capacities with major oil companies, including director and President USA of BP Exploration Company, President of Standard Oil Production Company and Senior Vice President of The Standard Oil Company. Mr. Johnson received a Bachelor of Science degree in Petroleum Geology from Mississippi State University and completed the Advanced Management Course at the University of Houston. Mr. Johnson serves as a director of BJ Services Company, an oilfield service company and Camco International, and oilfield manufacturing company. Mr. Johnson also serves on the advisory board of Texas Commerce Bank, Houston.

         ALEXANDER P. LYNCH has been Co-President and Co-Chief Executive Officer of The Bridgeford Group, a financial advisory firm, since January 1995. From April 1991 to December 1994, he served as Senior Managing Director of Bridgeford. From 1985 until April 1991, Mr. Lynch was a Managing Director of Lehman Brothers, a division of Shearson Lehman Brothers Inc. Mr. Lynch also serves as a director of Lincoln Snacks Company and Illinois Central Corporation.

         JOHN C. SNYDER, Chairman of the Board of Directors of SOCO, founded one of SOCO's predecessors in 1978. From 1973 to 1977, Mr. Snyder was an independent oil operator in Texas and Oklahoma. Previously, he was a director and the Executive Vice President of May Petroleum Inc. where he served from 1971 to 1973. Mr. Snyder was the first president of Canadian-American Resources Fund, Inc., which he founded in 1969. From 1964 to 1966, Mr. Snyder was employed by Humble Oil and Refining Company (currently Exxon Co., USA) as a petroleum engineer. Mr. Snyder received his Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma and his Masters Degree in Business Administration from the Harvard University Graduate School of Business Administration. Mr. Snyder is a director of the Community Enrichment Center, Inc., Fort Worth, Texas.

         Each of the foregoing persons is a United States citizen.

         Directors of Patina will be elected annually and hold office until their successors have been elected and qualified or their earlier resignation or removal.

         Messrs. Clark, Cree, Edelman, Johnson and Snyder were elected to the Board of Directors of Patina pursuant to the Merger Agreement. The Merger Agreement provides that until the 1998 Annual Meeting of stockholders of Patina, Patina shall have no more than three directors affiliated with either SOCO or any of its affiliates other than Patina. Until the 1998 Annual Meeting, if a director who is not affiliated with SOCO or any of its affiliates (other than Patina) ceases to be a director of Patina, SOCO has agreed to use its reasonable best efforts to fill any vacancy caused thereby to be filled by another person who is not affiliated with SOCO or any of its affiliates (other than Patina). SOCO has agreed to vote all of the voting securities of Patina held by SOCO or any of its subsidiaries in favor of the election of directors consistent with the foregoing.

         The Board of Directors of Patina has established an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee is be empowered to take any action normally reserved to the full Board of Directors of Patina, to the extent permitted by law. The Compensation Committee acts on behalf of the Board of Directors of Patina with respect to the compensation of directors and executive officers, and administers certain of Patina's employee benefit plans. The Audit Committee will review the scope and results of the audit and other services performed by Patina's independent accountants and report to the Board of Directors of Patina with respect thereto.

COMPENSATION OF DIRECTORS

         Directors of Patina who are not employees of Patina, SOCO or their affiliates receive an annual retainer of $18,000, payable half in cash and half in Patina Common Stock. In addition, such directors receive a fee for each committee meeting they attend in person equal to $250 if the meeting is held on the same day as a meeting of the Board of Directors or $1,000 if the meeting is held separately. Non-employee directors also will be reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors of Patina who are employees of Patina, SOCO or their affiliates are not compensated for their Board of Directors and committee activities.

         Non-employee directors of Patina receive one-half their annual retainer in shares of Patina Common Stock under the Patina 1996 Stock Option Plan for Non-Employee Directors (the "Directors Stock Plan"), subject to certain conditions set forth in the Directors Stock Plan. On the 15th of March, June, September and December of each year, commencing June 15, 1996, non-employee directors will receive shares of Patina Common Stock having a fair market value on such date equal to $2,250. Shares issued under the Directors Stock Plan may be either authorized and unissued shares of Patina Common Stock or previously issued shares held in Patina's treasury. The Directors Stock Plan is administered by members of the Patina Board who are employees of Patina or its affiliates.

         The Directors Stock Plan also required that Patina automatically grant to each non-employee director, on the date the Merger became effective and on the date of the director's appointment, election, reappointment or reelection as a member of the Board of Directors, a stock option (a "Director Option") for 5,000 shares of Patina Common Stock, subject to certain adjustments described below. The exercise price for all Director Options will be the fair market value on the date of grant. Payment for Patina Common Stock issued upon the exercise of a Director Option may be made in cash or, with the consent of the ineligible directors (i) in whole shares of Patina Common Stock owned by the holder of the Director Option for at least six months prior to the date of exercise or (ii) partly in cash and partly in such shares of Patina Common Stock. Generally, the duration of each Director Option will be five years from the date of award, and each Director Option may be exercised in whole or in part at any time after the date of grant; provided, however, that 30% of the shares of Patina Common Stock covered by any such Director Option vest one year after date of grant, an additional 30% of such shares of Patina Common Stock vest two years after the date of grant, and all remaining shares of Patina Common Stock vest three years after the date of grant. The maximum number of shares that may be issued to any director in any 12-month period beginning on the date of Patina's annual meeting is 3,000.

         In the event of any change in the number of outstanding shares of Patina Common Stock effected without receipt of consideration therefor by Patina by reason of a stock dividend or a split, combination, exchange of shares or other recapitalization or merger in which Patina is the surviving corporation, the aggregate number and class of reserved shares, the number and class of shares subject to each outstanding Director Option and the exercise price of each outstanding Director Option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change. A dissolution or liquidation of Patina, certain sales of all or substantially all of the assets of Patina, certain mergers or consolidations or certain other transactions will cause such holder's Director Options then outstanding to terminate, but such holder shall have the right, immediately prior to such transaction, to exercise such Director Options without regard to the restrictions on exercisability otherwise applicable.

         The Directors Stock Plan will terminate ten years from the date of adoption, or on such earlier date as the Board of Directors of Patina may determine. Any Director Option outstanding at the termination date will remain outstanding until it has been exercised, has terminated or has expired. The Directors Stock Plan may be amended, suspended or terminated by the Board of Directors of Patina at any time without further stockholder approval, except that stockholder approval as required for any amendment that (i) changes the class of persons eligible to receive Director Options, (ii) materially increases the benefits accruing to non-employee directors under the Directors Stock Plan or (iii) increases the duration of the Directors Stock Plan.

         At the Effective Time, there were four non-employee directors of Patina who were eligible to receive grants under the Directors Stock Plan. Options were granted at the effective date of the Merger for an aggregate of 20,000 shares of Patina Common Stock at an exercise price of $7.75 per share.

COMPENSATION OF EXECUTIVE OFFICERS

         Pursuant to the Merger Agreement, Patina has agreed that for at least one year after the effective date of the Merger, Gerrity will provide to its officers salaries at least equal to those paid prior to the Merger. In addition, Patina has agreed to pay compensation of Thomas J. Edelman, President and Chief Executive Officer of Patina, and Rodney L. Waller, Vice President-Acquisitions of Patina, for all services of such persons to Patina for the first year following the Effective Time, with amounts of $250,000 and $75,000, respectively. Subject to the foregoing, compensation of executive officers of Patina will be determined by the Compensation Committee of the Board of Directors of Patina based on recommendations of senior management and such factors as the Committee deems relevant.

STOCK OPTION PLAN

         Patina has established its 1996 Stock Option Plan (the "Patina Option Plan") both to retain executives and other key employees and to motivate them to improve long-term stock market performance. The following summary of the Patina Option Plan is qualified in its entirety by the full text of the Patina Option Plan, a copy of which has been filed as an exhibit to the Registration Statement of which the Information Statement/Prospectus is a part.

         The Patina Option Plan provides for the granting of options to purchase shares of Patina Common Stock to certain key employees of Patina, including officers and directors who are also employees of Patina or its affiliates, and certain other persons who are not employees or directors of Patina or its affiliates but who from time to time provide substantial advice or other assistance or services to Patina or its affiliates. Subject to certain adjustments described below, the number of shares of Patina Common Stock that may be acquired under options outstanding at the time of each grant under the Patina Option Plan may not exceed the lesser of (i) 3,000,000 shares and (ii) 10% of the number of shares of Patina Common Stock outstanding at the time of such grant. Subject to such limitation, there is no limit on the absolute number of awards that may be granted during the life of the Patina Option Plan.

         The Patina Option Plan will be administered by a committee (the "Option Committee") of independent members of the Patina Board which has the authority to award options and to determine the terms and conditions (which need not be identical) of such options, including the persons to whom, and the time or times at which, options will be awarded, the number of options to be awarded to each such person, the exercise price of any such options and the form, terms and provisions of any agreement pursuant to which such options are awarded.

         Any option may be either an incentive or non-incentive stock option depending on the terms of such option. The exercise price of the shares of Patina Common Stock covered by an incentive stock option may not be less than the fair market value of Patina Common Stock on the date of award, and the exercise price of the shares of Patina Common Stock covered by each option that is not an incentive stock option may not be less than 50% of the fair market value of the Patina Common Stock on the date of award. It is expected that the exercise price of options granted will be equal to the fair market value on the date of award. If an Optionee is terminated for Cause (as defined in the Patina Option Plan) or voluntarily terminates his employment, such optionee's options terminate and cease to be exercisable. If Patina or one of its affiliates terminates the optionee's employment without cause, such optionee has the right to exercise any exercisable option for thirty days following termination. If an optionee ceases to be employed by reason of disability, the optionee will have the right for ninety days after termination of employment to exercise an option to the extent such option is exercisable on the date of his termination of employment. If an optionee dies while employed, an option will be exercisable by the optionee's legal representatives, legatees or distributees for ninety days following the date of optionee's death.

         Payment for Patina Common Stock issued upon the exercise of an option may be made in cash or, with the consent of the Option Committee, in whole shares of Patina Common Stock owned by the holder of the option for at least six months prior to the date of exercise or partly in cash and partly in such shares of Patina Common Stock. If payment is made, in whole or in part, with previously owned shares of Patina Common Stock, the Option Committee may issue to such holder a new option for a number of shares equal to the number of shares delivered by such holder to pay the exercise price of the previous option having an exercise price equal to not less than 100% of the fair market value of the Patina Common Stock on the date of such exercise. In the event of any change in the number of outstanding shares of Patina Common Stock effected without receipt of consideration therefor by Patina by reason of a stock dividend or a split, combination, exchange of shares or other recapitalization or merger in which Patina is the surviving corporation, the aggregate number and class of reserved shares, the number and class of shares subject to each outstanding option and the exercise price of each outstanding option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change. A dissolution or liquidation of Patina, certain sales of all or substantially all of the assets of Patina, certain mergers or consolidations or certain other transactions will cause such holder's options then outstanding to terminate, but such holder shall have the right, immediately prior to such transaction, to exercise such options without regard to the restrictions on exercisability otherwise applicable.

         No tax obligation will arise for the optionee or Patina upon the granting of either incentive stock options or non-qualified stock options under the Patina Option Plan. Upon exercise of a non-qualified stock option, an optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value, on the date of exercise, of the stock acquired over the exercise price of the option. Thereupon, Patina will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee. Any additional gain or loss realized by an optionee on disposition of the shares generally will be capital gain or loss to the optionee and will not result in any additional tax deduction to Patina.

         Upon the exercise of an incentive stock option, an optionee will recognize no immediate taxable income. The tax cost will be deferred until the optionee ultimately sells the shares of Patina Common Stock. If the optionee does not dispose of the option shares within two years from the date the option was granted and within one year after the exercise of the option, and the option is exercised no later than three months after the termination of the optionee's employment, the gain or the sale will be treated as long-term capital gain. Subject to the limitations in the Patina Option Plan, certain of these holding periods and employment requirements are liberalized in the event of the optionee's death or disability while employed by Patina. Patina is not entitled to any tax deduction, except that if the Patina Common Stock is not held for the full term of the holding period outlined above, the gain on the sale of such stock, being the lesser of (i) the fair market value of the stock on the date of exercise minus the option price, or (ii) the amount realized on disposition minus the option price, will be taxed to the optionee as ordinary income and Patina will be entitled to a deduction in the same amount. Any additional gain or loss realized by an optionee upon disposition of shares prior to the expiration of the full term of the holding period outlined above, generally will be capital gain or loss to the optionee and will not result in any additional tax deduction to Patina. The "spread" upon exercise of an incentive stock option constitutes a tax preference item within the computation of the "alternative minimum tax" under the Code. The tax benefits that might otherwise accrue to an optionee may be affected by the imposition of such tax if applicable to the optionee's individual circumstances.

         To the extent that an optionee pays all or part of the option price by tendering shares of Patina Common Stock owned by the optionee, the rules described above apply, except that a number of shares received upon the exercise equal to the number of shares surrendered as payment of the option price will have the same basis and tax holding period as the shares of Patina Common Stock tendered.

PROFIT SHARING AND SAVINGS PLAN

         Patina has established a 401(k) profit sharing plan (the "Savings Plan"). Under the Savings Plan, there is no fixed dollar amount of retirement benefits. Employees of Patina will become eligible to enter the Savings Plan after four months of service. Patina, in its discretion, will determine annually the amount of its contribution, if any, to the Savings Plan.
Employees will become 40% vested with respect to Patina's contributions after two years of credited service, 80% after three years and 100% after four years. The Savings Plan also will include a "401(k) arrangement" under which employees may designate a portion of their salary as a tax-deferred contribution to the Savings Plan. Employees will always be 100% vested with respect to such contributions. The Savings Plan's trustee will pay an employee his accumulated Savings Plan interest upon his retirement at or after age 55 or upon death. Further, Patina has adopted a supplemental deferred compensation plan as a means of provide additional incentives for key employees to remain in the employ of Patina.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Patina has entered into indemnification agreements with each of its directors and officers. These agreements are intended to provide a contractual right to indemnification, to the extent permitted by law, for costs, expenses (including attorneys' fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status or decisions or actions in such positions. These agreements do not change the basic legal standards for indemnification set forth in DGCL or the Certificate of Incorporation of Patina and are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Certificate of Incorporation and Bylaws of Patina.

                         MARKET PRICE AND DIVIDEND DATA

         The Patina Common Stock, the Patina Warrants (which are issuable upon conversion of the Gerrity Preferred Stock as a result of the Merger) and the Patina Preferred Stock are listed for trading on the NYSE under the symbols "POG", "POGWT" and "POGPr", respectively. Such listings became effective on May 2, 1996. The following table sets forth, for the period since such listing became effective, the range of high and low sales prices for the Patina Common Stock, Patina Warrants and Patina Preferred Stock, respectively as reported on the NYSE Composite Tape.


                                                                                                    PATINA
                                                        PATINA               PATINA               PREFERRED
                                                     COMMON STOCK            WARRANT                STOCK
                                                    --------------       ---------------        -------------
                                                     HIGH      LOW       HIGH        LOW       HIGH       LOW
                                                     ----      ---       ----        ---       ----       ---
 Year Ended December 31, 1996
      Second Quarter (commencing May 3, 1996)      $ 8 1/4  $ 6 1/8     $ 2 3/8   $ 1 1/4    $ 24 1/2   $ 22 1/4
      Third Quarter (through September 27, 1996)     7 3/8    6 3/4       1 3/8       15/16    26         23 1/8


Gerrity Common Stock and Depositary Shares representing Gerrity Preferred Stock are listed on the NYSE under the symbols "Gerrity" and "GerrityPr," respectively. The following table sets forth, for the periods indicated, the range of high and low sales prices for the Depositary Shares representing Gerrity Preferred Stock as reported by the NYSE Composite Tape.

                                                                                             GERRITY
                                                                                        DEPOSITARY SHARES
                                                                                      ----------------------
                                                                                        HIGH           LOW
                                                                                        ----           ---
 YEAR ENDED DECEMBER 31, 1994
         First Quarter . . . . . . . . . . . . . . . . . .                               ---          ---
         Second Quarter (commencing June 21, 1994 with
           respect to the Depositary Shares) . . . . . . .                          $     16 1/4   $   13 3/4
         Third Quarter . . . . . . . . . . . . . . . . . .                                17 3/8       14 1/4
         Fourth Quarter  . . . . . . . . . . . . . . . . .                                14 1/4       12

 YEAR ENDED DECEMBER 31, 1995
         First Quarter . . . . . . . . . . . . . . . . . .                          $     13       $   10
         Second Quarter  . . . . . . . . . . . . . . . . .                                13 1/2       11 1/8
         Third Quarter . . . . . . . . . . . . . . . . . .                                12 5/8       10 1/4
         Fourth Quarter  . . . . . . . . . . . . . . . . .                                11 1/4       10

 YEAR ENDED DECEMBER 31, 1996
         First Quarter . . . . . . . . . . . . . . . . . .                          $     13       $   10 1/2
         Second Quarter  . . . . . . . . . . . . . . . . .                                13           12 7/8
         Third Quarter (through September 27, 1996)  . . .                                15 1/4       12 5/8



         On July 16, 1996, the last trading day prior to the announcement of the Transaction the closing sales prices per share of the Depositary Shares, as reported on the NYSE was $12 1/2, and the closing sales prices per share of the Patina Common Stock and the Patina Preferred Stock were $6 3/4 and $23 1/2, respectively. On September 23, 1996, the last day prior to the date of preparation of this Information Statement/Prospectus on which the Depositary Shares were traded, the closing sales price per share of the Depositary Shares, as reported on the NYSE was $14.00. On September 27, 1996, the last day prior to the date of preparation of this Information Statement/Prospectus on which the Patina Common Stock and the Patina Preferred Stock were traded, the closing sales prices per share of the Patina Common Stock and the Patina Preferred Stock, as reported on the NYSE, were $7 1/8 and $25 3/4, respectively.


         For the foreseeable future, Patina does not intend to pay cash dividends on its common stock. Patina currently intends to retain its cash for the continued expansion of its business, including development and acquisition activities and to reduce debt levels. No cash dividends may be paid unless all accrued and unpaid dividends on the Patina Preferred Stock, and certain other preferred stock that may be issued in the future, have been paid. In addition, Patina's bank credit facilities contain limitations on the payment of dividends. Because of the debt service requirements on subordinated debt and bank borrowings outstanding at Gerrity following the Merger, as well as current oil and gas prices in the D-J Basin, it is more likely than not that in the foreseeable future no dividends will be paid on the Gerrity Preferred Stock if the Transactions is not effected. However, no dividends may be paid to Patina on the Gerrity common stock unless the dividends have been paid in full on the Gerrity Preferred Stock.

                   PRINCIPAL HOLDERS OF GERRITY CAPITAL STOCK

GERRITY COMMON STOCK

         As a result of the Merger, all of the issued and outstanding Gerrity Common Stock is owned by Patina.

GERRITY PREFERRED STOCK


         The following table sets forth information with respect to the beneficial ownership of Gerrity Preferred Stock as of September 27, 1996, except as set forth in the notes below, by all persons owning beneficially, to the knowledge of Gerrity, 5% or more thereof. Unless otherwise specified, the ownership reflects sole power to vote and dispose of the securities.



                                                                                    NUMBER
                                                                                      OF
                                     NAME                                         SHARES (1)       PERCENTAGE
                                     ----                                       -------------     -----------
 Patina Oil & Gas Corporation
  1625 Broadway, Suite 2000
  Denver, Colorado 80202   . . . . . . . . . . . . . . . . . . . .               2,298,308         75.7%

 Franklin Resources, Inc. (2)
  777 Mariners Island Blvd.
  San Mateo, CA 94404  . . . . . . . . . . . . . . . . . . . . . .                 579,700         19.1%

 FMR Corp (3)
  82 Devonshire Street
  Boston, MA 02109   . . . . . . . . . . . . . . . . . . . . . . .                 442,200         14.6%


-------------


(1) Number of Depositary Shares (each representing one-eighth of one share of Gerrity Preferred Stock).


(2) The information in the table and this note relating to Franklin Resources, Inc. is based on a Schedule 13G filed by that entity dated February 12, 1996. Based on such Schedule 13G, Franklin Resources, Inc. is an investment company registered under Section 8 of the Investment Company Act of 1940, as amended.

(3) The information in this table and this note relating to FMR Corp. is based on a Schedule 13G filed by that entity dated February 14, 1996. Based on such Schedule 13G, FMR Corp. is the parent company of Fidelity Management & Research Company. Based upon conversations with representatives of FMR Corp. in connection with the Exchange Offer, Patina believes FMR exchanged a portion of these shares in the Exchange Offer.


                      DESCRIPTION OF PATINA CAPITAL STOCK

GENERAL


         Pursuant to the Certificate of Incorporation of Patina, the authorized capital stock of Patina consists of 40,000,000 shares of common stock (of which 38,000,000 shares are Patina Common Stock and 2,000,000 shares have been designated as Series A Common Stock) and 5,000,000 shares of Patina preferred stock, par value $.01 per share (of which 1,600,000 shares have been designated Patina Preferred Stock, as described below). As of the date hereof, there are 17,866,012 shares of Patina Common Stock outstanding, 2,000,000 shares of Series A Common Stock and 1,204,847 shares of Patina preferred stock outstanding. The following descriptions of the securities of Patina are summaries, do not purport to be complete or to give effect to applicable statutory or common law and are qualified in their entirety by reference to the Certificate of Incorporation of Patina, which is included as an exhibit to the Registration Statement of which this Information Statement/Prospectus is a part.


COMMON STOCK

         General. Patina is authorized to issue 40,000,000 shares of common stock, par value $.01, of which 38,000,000 shares are Patina Common Stock and 2,000,000 shares have been designated as Series A Common Stock. The holders of Patina Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Patina Common Stock do not have cumulative voting rights in the election of directors of Patina. The holders of Patina Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Patina Board out of legally available funds. In the event of liquidation, dissolution or winding up of Patina, the holders of Patina Common Stock are entitled to share ratably in all assets of Patina remaining after provision for payment of liabilities and satisfaction of the liquidation preference of any shares of preferred stock (as defined below) that may be outstanding. The holders of Patina Common Stock have no preemptive, subscription, redemption or conversion rights. The shares of Patina Common Stock to be issued and outstanding upon consummation of the Merger will be validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Patina Common Stock will be subject to those of holders of the Patina Preferred Stock and any other series of preferred stock. See "Patina Preferred Stock."

         Series A Common Stock. Except as set forth below, each share of Series A Common Stock is identical in all respects to the Patina Common Stock. The holders of shares of Series A Common Stock are generally entitled to vote upon all matters submitted to a vote of the shareholders of Patina, but in all cases be entitled to three votes per share of Series A Common Stock held. All of the 2,000,000 outstanding shares of Series A Common Stock are owned by SOCO.

         The holders of Series A Common Stock have the right to participate equally with holders of Patina Common Stock in any dividends (whether in cash, stock or otherwise) declared with respect to the Patina Common Stock by the Patina Board; provided, however, that dividends or distributions payable in shares of, or in subscription or other rights to acquire shares of, Patina Common Stock may be declared on and paid only to holders of Patina Common Stock, and dividends or distributions payable in shares of, or in subscription or other rights to acquire shares of, Series A Common Stock may be declared on and paid only to holders of Series A Common Stock; and provided further that if holders of Patina Common Stock shall receive a dividend or distribution payable in shares of (or in subscription or other rights to acquire shares of) Patina Common Stock, then the holders of Series A Common Stock shall receive a dividend or distribution of an equal number of shares payable in shares of Series A Common Stock (or, if applicable, in subscription or other rights to acquire shares of Series A Common Stock), and if holders of Series A Common Stock shall receive a dividend or distribution payable in shares of (or in subscription or other rights to acquire shares of) Series A Common Stock, then the holders of Patina Common Stock shall receive a dividend or distribution of an equal number of shares payable in shares of Patina Common Stock (or, if applicable, in subscription or other rights to acquire shares of Patina Common Stock). The foregoing provisions are intended to maintain the three-to-one ratio between the votes per share to which the Series A Common Stock and the Patina Common Stock are entitled. In the event Patina wishes to effect a dividend or distribution payable in shares of Patina Common Stock as described above, the foregoing provisions would require that Patina first amend its Certificate of Incorporation to increase the number of authorized shares of Series A Common Stock. Such amendment would require the approval of a majority of the voting power of the outstanding shares of Patina Common Stock.

         Upon the earlier of (A) a share or shares of Series A Common Stock becoming owned of record by a person or entity other than SOCO or a SOCO Affiliate (as defined below), whether by transfer or otherwise, or (B) the receipt by Patina of written notice from SOCO to the effect that Patina is no longer eligible for inclusion in SOCO's consolidated financial statements for financial accounting purposes, which determination shall be at the sole discretion of SOCO (each, a "Conversion Event"), then, without any action on the part of Patina or the holder of such share or shares of Series A Common Stock, such share of shares of Series A Common Stock shall be automatically converted, as of the date of such Conversion Event, into an equal number of shares of Patina Common Stock, and the certificate representing such share or shares of Series A Common Stock shall automatically be deemed to represent such share or shares of Patina Common Stock. As used herein, "SOCO Affiliate" means any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with SOCO (or a successor thereto), and, with respect to a given share or shares of Series A Common Stock on behalf of SOCO (or a successor thereto) or a SOCO Affiliate in a fiduciary or nominee capacity. For the purposes of the foregoing definition, "control" means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         As long as there are any shares of Series A Common Stock outstanding, Patina's Certificate of Incorporation may not be amended in any manner that would affect adversely the rights of the holders of Series A Common Stock in a manner different than the rights of holders of Patina Common Stock generally, without the approval of the holders of at least 80% of the outstanding shares of Series A Common Stock voting separately as a class; provided, however, that any change in the voting or conversion rights of the Series A Common Stock shall be deemed an adverse change that would require such approval; and provided further that any amendment to Patina's Certificate of Incorporation (including without limitation an amendment to the terms of the Patina Common Stock) that would alter the ratio of (X) the number of votes to which one share of Series A Common Stock is entitled to (Y) the number of votes to which one share of Patina Common Stock is entitled shall require such approval.

PREFERRED STOCK


         Patina is authorized to issue 5,000,000 shares of preferred stock, par value $.01 per share, of which 1,600,000 shares have been designated as the Patina Preferred Stock. Of such 1,600,000 shares, 1,204,847 were issued in connection with the Exchange Offer and the remaining 388,764 shares are expected to be issued in the Transaction. The Patina Board has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Patina Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Patina. Patina has no present plans for any issuance of preferred stock, other than the shares of Patina Preferred Stock issued pursuant to the Exchange Offer and those issuable in the Transaction.


PATINA PREFERRED STOCK


         Dividend. Holders of Patina Preferred Stock are entitled to receive when, as and if declared by the Patina Board out of funds legally available therefor, cumulative cash dividends at an annual rate of 7 1/8%, payable quarterly in arrears on May 15, August 15, November 15 and February 15 of each year, commencing May 15, 1996 (with respect to the period from February 15, 1996 to such date), except that if any such date is a Saturday, Sunday or legal holiday then such dividend is payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends are payable to holders of record as they appear on the stock transfer books on such record dates as are fixed by the Patina Board (provided that no record date shall be the same as a date set for redemption of any shares of Patina Preferred Stock nor later than the sixth business day prior to the date fixed for any redemption of the Patina Preferred Stock). Holders of Patina Preferred Stock that are redeemed on a redemption date that falls between the record date and the payment date for a dividend are not entitled to receive such dividend on the shares so redeemed, but the price paid upon redemption will reflect accrued dividends thereon as described below.


         The Patina Preferred Stock has priority as to dividends over the Patina Common Stock and any other series or class of Patina's stock hereafter issued that ranks junior as to dividends to the Patina Preferred Stock, when as issued (collectively "Junior Dividend Stock"), and has priority as to distributions of assets upon liquidation, dissolution or winding up of Patina, whether voluntary or involuntary, over the Patina Common Stock and any other series or class of Patina's stock hereafter issued that ranks junior as to such distributions to the Patina Preferred Stock (collectively, "Junior Liquidation Stock"). No dividend (other than dividends payable solely in stock that is Junior Dividend Stock and Junior Liquidation Stock (the Patina Common Stock and any other capital stock of Patina that is both Junior Dividend Stock and Junior Liquidation Stock, "Junior Stock")), may be paid on any Junior Dividend Stock, and no payment may be made on account of the purchase, redemption, retirement, or other acquisition of Junior Dividend Stock or Junior Liquidation Stock, unless all accrued and unpaid dividends on the Patina Preferred Stock for all dividend payment periods ending on or before the date of payment of such dividends on Junior Dividend Stock, or such payment for such Junior Dividend Stock or Junior Liquidation Stock, as the case may be, have been paid or declared and set apart for payment. Patina may not pay dividends on the Patina Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all dividend payment periods on any class or series of stock having a preference over the Patina Preferred Stock as to dividends. No full dividends shall be declared, paid or set apart for payment on shares of any class or series of Patina's capital stock which by its terms ranks, as to dividends, on a parity with the

Patina Preferred Stock (any such class or series of Patina's capital stock being herein referred to as "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Patina Preferred Stock for all dividend payment periods ending on or before the payment date of such dividends on Parity Dividend Stock. No dividends shall be paid on Parity Dividend Stock except on dates on which dividends are paid on the Patina Preferred Stock. All dividends paid or declared and set apart for payment on the Patina Preferred Stock and any Parity Dividend Stock shall be paid or declared and set apart for payment pro rata so that the amount of dividends paid or declared and set apart for payment per share on the Patina Preferred Stock and the Parity Dividend Stock on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends to the date of payment on the Patina Preferred Stock and the Parity Dividend Stock bear to each other.

         No payment may be made on account of the purchase, redemption, retirement or other acquisition of shares of Parity Dividend Stock or other class or series of Patina's capital stock ranking on a parity with the Patina Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of Patina, whether voluntary or involuntary (such stock that has parity with the Patina Preferred Stock as to liquidation rights, "Parity Liquidation Stock"), and, other than dividends to the extent permitted in the preceding sentence, no distributions shall be declared, paid or set aside for payment on shares of Parity Dividend Stock or Parity Liquidation Stock, unless all accrued and unpaid dividends on the Patina Preferred Stock for all dividend payment periods ending on or before the date of payment on account of such acquisition of such Parity Dividend Stock or Parity Liquidation Stock shall have been paid or declared and set apart for payment.

         The amount of dividends payable per share of Patina Preferred Stock for each quarterly dividend period is computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial period and for any period shorter than a full quarterly dividend period is computed on the basis of a 360-day year of twelve 30-day months. No interest is payable in respect of any dividend payment on the Patina Preferred Stock which may be in arrears.

         Under Delaware law, Patina may declare and pay dividends or make other distributions on its capital stock only out of surplus, as defined in the DGCL or, in cases there is no such surplus, out of its net profits for the fiscal year in which the dividend or distribution is declared or the preceding fiscal year. The payment of dividends and any future operating losses will reduce such surplus and thus could adversely affect its ability to continue to pay dividends on the Patina Preferred Stock. The DGCL also prohibits dividends or distributions from being declared, paid or made if Patina is or would be rendered insolvent by virtue of such dividend or distribution, or if such declaration, payment or distribution would contravene the Certificate of Incorporation.

         Liquidation Rights. In the case of the voluntary or involuntary liquidation, dissolution or winding up of Patina, holders of shares of Patina Preferred Stock are entitled to receive the liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of any Junior Liquidation Stock, but the holders of the shares of the Patina Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of stock hereafter issued that ranks senior as to liquidation rights to the Patina Preferred Stock ("Senior Liquidation Stock") has been paid in full. The holders of Patina Preferred Stock and all series of classes of stock hereafter issued that rank on a parity as to distributions of assets upon such liquidation, dissolution or winding up of Patina with the Patina Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of any Senior Liquidation Stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Patina Preferred Stock, the holders of such shares are not entitled to any further participation in any distribution of assets of Patina. The voluntary sale, lease, exchange or transfer of all or substantially all of Patina's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Patina.

         Voting Rights. The holders of Patina Preferred Stock have no voting rights except as described below or as required by law. In connection with any such vote, each outstanding share of Patina Preferred Stock is entitled to one vote, excluding shares held by any entity controlled by Patina, which shares shall have no voting rights.

         Whenever dividends on the Patina Preferred Stock or on any other class or series of Patina's preferred stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of members of Patina's Board of Directors will be increased by two and the holders of Patina Preferred Stock, voting separately as a class with the holders of any other class or series of Patina's preferred stock on which like voting rights have been conferred and are exercisable, will be entitled to elect such two additional directors who shall continue to serve as long as such dividends remain in arrears. Such voting rights will terminate when all such dividends accrued and unpaid have been declared and paid or set apart for payment. The term of office of all directors so elected will terminate immediately upon the termination of such voting rights, and the number of directors constituting the Board of Directors shall be reduced by two.

         In addition, so long as any shares of any class or series of Patina's preferred stock are outstanding, Patina will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of preferred stock, voting or consenting (as the case may be) separately as a class without regard to series, (A) create any class of stock ranking prior to any outstanding Patina Preferred Stock as to dividends or upon liquidation or increase the authorized number of shares of any such class, (B) alter or change any of the provisions of Patina's Certificate of Incorporation so as adversely to affect the relative rights and preferences of any outstanding preferred stock of Patina; provided, however, that the creation of any class of non-convertible stock, regardless of ranking, or any class of stock convertible into Patina Common Stock that by its terms ranks pari passu or junior to any outstanding Preferred Stock of Patina as to dividends or upon liquidation or an increase in the authorized number of shares of any such class shall not give rise to any such voting right, or (C) increase the authorized number of shares of Patina's preferred stock. So long as any shares of Patina Preferred Stock are outstanding, Patina will not, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Patina Preferred Stock, voting or consenting (as the case may be) separately as a series, alter or change any provision of the Certificate of Incorporation so as adversely to affect the relative rights and preferences of the Patina Preferred Stock.

         Redemption. The Patina Preferred Stock may not be redeemed by Patina prior to the second anniversary of the Effective Time; provided, however, that the Patina Preferred Stock is not redeemable prior to the third anniversary of the Effective Time unless the Closing Price (as hereinafter defined) of Patina Common Stock equals or exceeds 150% of the then effective conversion price on at least 20 Trading Days (as hereinafter defined) out of any 30 consecutive Trading Days ending within five business days prior to the notice of redemption. Subject to the foregoing, Patina Preferred Stock may be redeemed by Patina, at its option, on any date set by the Patina Board of Directors, in whole or in part, at any time, subject to the limitations, if any, imposed by applicable law, for an amount in cash equal to the following redemption prices per share if redeemed during the 12-month period beginning on the anniversary date of the Effective Time in any year indicated below:

         YEAR                                                                        REDEMPTION PRICE
         ----                                                                        ----------------
         1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       105.700%
         1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       104.988
         2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       104.275
         2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       103.563
         2002 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       102.850
         2003 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       102.138
         2004 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       101.425
         2005 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       100.713
         2006 and thereafter  . . . . . . . . . . . . . . . . . . . . . . . . . . .       100.000

plus, in each case, an amount in cash equal to all per share dividends on the Patina Preferred Stock accrued and unpaid thereon, whether or not declared, to but excluding the date fixed for redemption. If fewer than all the outstanding shares of Patina Preferred Stock are to be redeemed, Patina will select those shares to be redeemed pro rata or by lot or in such other manner as the Patina Board may determine to be fair. There is no mandatory redemption or sinking fund obligation with respect to the Patina Preferred Stock. If at any time dividends on the Patina Preferred Stock are in arrears, Patina may not redeem less than all of the then-outstanding shares of the Patina Preferred Stock until all accrued dividends for all past dividend periods have been paid in full.

         Notice of redemption will be mailed at least 30 days but not more than 90 days before the date fixed for redemption to each holder of record of shares of Patina Preferred Stock to be redeemed at the address shown on the stock transfer books. No fractional shares of Patina Preferred Stock will be issued upon a redemption of less than all of the Patina Preferred Stock, but in lieu thereof, an appropriate amount will be paid in cash based on the value for the shares of Patina Preferred Stock as determined in good faith by the Patina Board. After the date fixed for redemption, dividends will cease to accrue on the shares of Patina Preferred Stock called for redemption and other rights of the holders of such shares will terminate, except the right to receive the redemption price without interest, and all conversion rights privileges will terminate at the close of business on the fifth business day prior to the date fixed for redemption.

         The term "Closing Price" means with respect to any common stock on any day, the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asking prices regular way of the common stock in each case on the principal national securities exchange or quotation system on which the common stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the common stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose. The term "Trading Day" means a day on which securities are traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

         Conversion Rights. The holder of any shares of Patina Preferred Stock has the right, at the holder's option, to convert any or all of such shares into Patina Common Stock at any time at a conversion price of $8.61. Notwithstanding the foregoing, if the Patina Preferred Stock is called for redemption, the conversion right will terminate at 5:00 p.m. Eastern time on the fifth business day prior to the date fixed for such redemption. Except as provided in the next paragraph, no payments or adjustments in respect of dividends on shares of Patina Preferred Stock surrendered for conversion, whether paid or unpaid and whether or not in arrears, or on account of any dividend on the Patina Common Stock issued upon conversion shall be made by Patina upon the conversion of any shares of Patina Preferred Stock. The holder of record of shares of Patina Preferred Stock on a dividend record date who surrenders such shares for conversion during the period between such dividend record date and the corresponding dividend payment date will be entitled to receive the dividend on such dividend payment date notwithstanding the conversion of such shares; provided, however, that unless such shares, prior to such surrender, had been called for redemption on a redemption date during the period between such dividend record date and the date that is six business days after such dividend payment date, such shares must be accompanied, upon surrender for conversion, by payment from the holder to Patina of an amount equal to the dividend payable on such shares on that dividend payment date. No fractional shares of Patina Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the reported last sale price for the shares of Patina Common Stock on the NYSE on the day of such conversion.

         If Patina, by dividend or otherwise, declares or makes a distribution on its Patina Common Stock referred to in clause (iv) or (v) below, the holders of Patina Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution, will be entitled to receive for each share of Patina Common Stock into which Patina Preferred Stock is so converted the portion of the evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Patina Common Stock; provided, however, that Patina may, with respect to all holders so converting, in lieu of distributing any portion of such distribution not consisting of cash or securities of Patina, pay such holder cash equal to the fair market value thereof (as determined by the Patina Board).

         The conversion price will be subject to adjustment in certain events including, without duplication, (i) dividends (and other distributions) payable in Patina Common Stock on any class of capital stock of Patina; (ii) the issuance to all holders of Patina Common Stock of rights or warrants, entitling holders of such rights or warrants to subscribe for or purchase Patina Common Stock at less than the current market price (as defined); (iii) subdivisions and combinations of Patina Common Stock; (iv) distributions to all holders of Patina Common Stock of evidences of indebtedness of Patina, shares of capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash); and (v) distributions to all holders of Patina Common Stock consisting of cash, excluding (A) cash that is part of a distribution referred to in (iv) above, and (B) any quarterly cash dividend to the extent it does not exceed the per share amount of the next preceding quarterly cash dividend on the Patina Common Stock (as adjusted to reflect any of the events referred to in clauses (i) through (iv) of this sentence), or all of any such quarterly cash dividend if the amount thereof per share of Patina Common Stock multiplied by four does not exceed 15% of the current market price of the Patina Common Stock on the trading day next preceding the date of declaration of such dividend.

         Patina from time to time may reduce the conversion price by any amount for any period of at least 20 days, in which case Patina shall give at least 15 days notice of such reduction, if the Patina Board has made a determination that such reduction would be in the best interests of Patina, which determination shall be conclusive.

PATINA WARRANTS

         Pursuant to the Merger, Patina issued an aggregate of 3,000,000 Patina Warrants, initially representing the right to purchase an aggregate of 3,000,000 shares of Patina Common Stock. Each Patina Warrant entitles the holder thereof initially to purchase one share of Patina Common Stock for an initial exercise price of $12.50 per share. The Patina Warrants are exercisable at any time prior to the fifth anniversary of the date of issuance thereof, at which time the Patina Warrants expire.

         The number of shares subject to and the exercise price of the Patina Warrants are subject to adjustment from time to time upon the occurrence of certain events including (i) payment of a dividend or a distribution on Patina Common Stock in shares of Patina Common Stock; (ii) payment of a dividend or a distribution on any other class or series of Patina capital stock, which distribution includes Patina Common Stock; (iii) subdivision of the outstanding shares of Patina Common Stock; (iv) combination of the outstanding shares of Patina Common Stock; (v) distributions on Patina Common Stock in shares of Patina capital stock; (vi) issuances by reclassification of Patina Common Stock of any shares of Patina capital stock; (vii) issuances of rights, warrants, convertible securities or options entitling the holders thereof to subscribe for or purchase shares of Patina Common Stock for a consideration per share less than the market price; (viii) adjustments in the subscription or purchase price to a price per share less than the market price; (ix) distribution on the Patina Preferred Stock of an extraordinary cash dividend (as defined); (x) issuances of Patina Common Stock for a consideration per share less than the market price and (xi) acquisitions by Patina of Patina Common Stock pursuant to a tender or exchange offer at a consideration per share in excess of the market price on the day after the expiration of the tender or exchange offer. Notwithstanding the foregoing, there will be no adjustment in the exercise price for issuance of shares pursuant to any dividend reinvestment plan, employee or director benefit plan, or any Patina Warrant or the Executive Warrant. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Patina Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

         Patina intends to file with the Commission a Registration Statement on Form S-1 (the "Shelf Registration") relating to the shares of Patina Common Stock issuable upon exercise of the Patina Warrants and the Executive Warrant (as defined below).

EXECUTIVE WARRANT

         Pursuant to his Non-Competition Agreement, Patina issued to Robert W. Gerrity a five-year warrant (the "Executive Warrant") initially to purchase an aggregate of 500,000 shares at an initial exercise price equal to $8.04 (which is the average of the closing prices of the Patina Common Stock for the 10-day period following the date of the Merger), which warrant is identical to the Patina Warrants except that it will not be exercisable until the later of (i) the 30th day following the date of the Merger and (ii) the expiration of any applicable waiting period under Section 16(b) of the Exchange Act. The Executive Warrant may not be transferred except to the heirs and devisees of Mr. Gerrity. The Shelf Registration will include the shares of Patina Common Stock issuable upon exercise of the Executive Warrant. See "-Patina Warrants."

SHARES ELIGIBLE FOR FUTURE SALE

         Following the Merger, there are issued and outstanding an aggregate of 20,000,000 shares of the common stock of Patina, of which 12,000,000 shares of Patina Common Stock and 2,000,000 shares of Series A Common Stock are owned by SOCO. In addition to the shares of Patina Common Stock that are outstanding, there are outstanding an aggregate of 1,204,847 shares of Patina Preferred Stock, 3,000,000 Patina Warrants and the Executive Warrant to purchase 500,000 shares of Patina Common Stock, and an additional 388,764 shares of Patina Preferred Stock will be outstanding as a result of the Transaction. In addition, it is expected that options to purchase shares of Patina Common Stock will be granted from time to time pursuant to the Patina Option Plan and Directors Stock Plan. Patina will have reserved a sufficient number of shares of Patina Common Stock for issuance upon the conversion of the Patina Preferred Stock and exercise of the Patina Warrants and the Executive Warrant. Following the Merger, Patina will file and keep effective the Shelf Registration to register under the Securities Act the issuance of Patina Common Stock pursuant to the Patina Warrants and the Executive Warrant.

         All of the shares of Patina Common Stock issued in the Merger (or issued upon the conversion of the Patina Preferred Stock or Patina Warrants) are freely tradeable by the holder thereof, except to the extent such shares are held by persons who are affiliates of Patina or who were affiliates of Gerrity. Shares held by such persons will be subject to certain restrictions on transfer set forth in Rules 144 and 145 under the Securities Act, which impose certain volume and manner of sale requirements on such shares. With respect to the shares of Patina Common Stock held by SOCO, such shares are "restricted securities" within the meaning of Rule 144 under the Securities Act, and thus will be eligible for resale only in a transaction registered under the Securities Act or pursuant to an applicable exemption therefrom. However, SOCO is entitled to certain "demand" and "piggyback" registration rights with respect to such shares, which would permit SOCO to sell large amounts of the Patina Common Stock into the public market.

         Patina has filed a registration statement to register under the Securities Act the shares of Patina Common Stock which are issuable under the Patina Option Plan and Directors Stock Plan. As a result, shares issued to non- affiliates after the effective date of the registration statement covering such shares generally may be sold freely in the open market.

         No prediction can be made as to the effect, if any, that sales of shares of Patina Common Stock or the availability of such shares for sale will have on the market price of the Patina Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Patina Common Stock in the public market could adversely affect prevailing market prices and make it less likely that the Patina Preferred Stock can be converted into Patina Common Stock at an advantageous price.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Patina Common Stock, Patina Warrants and Patina Preferred Stock is Society National Bank, Dallas, Texas.

             COMPARATIVE RIGHTS OF PATINA AND GERRITY STOCKHOLDERS

         If the Transaction is consummated, the holders of Depositary Shares representing an interest in Gerrity Preferred Stock will become holders of Patina Preferred Stock. The rights of the holders of both Patina and Gerrity are governed by and subject to the provisions of the DGCL. The following is a brief summary of certain differences between the rights of holders of Patina Preferred Stock and the rights of holders of Gerrity Preferred Stock, and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Certificate of Incorporation and Bylaws of Patina and the Certificate of Incorporation and Bylaws of Gerrity. Except as set forth below, the rights of holders of Patina Preferred Stock are substantially the same as the rights of holders of Gerrity Preferred Stock Securities.

SPECIAL CONVERSION RIGHTS

         Gerrity. The holders of Gerrity Preferred Stock are entitled to convert all, but not less than all, of such holders' Gerrity Preferred Stock into Gerrity Common Stock for a period of 30 days after Gerrity mails a notice that a Change of Control (as defined in the Certificate of Incorporation) or a Fundamental Change (as defined in the Certificate of Incorporation) has occurred. The Merger did not constitute such a Change of Control or Fundamental Change. Gerrity has the option in lieu of issuing Gerrity Common Stock to pay to the holder cash in an amount equal to the Market Value (as defined in the Certificate of Incorporation) of the shares of Gerrity Common Stock into which such holders' Gerrity Preferred Stock is convertible.

         Patina. The holders of Patina Preferred Stock are not entitled to special conversion rights.

ABILITY TO CREATE SENIOR PREFERRED STOCK

         Gerrity. The Certificate of Incorporation of Gerrity provides that Gerrity will not create any class of Stock that, by its terms, ranks prior to any outstanding preferred stock of Gerrity, including the Gerrity Preferred Stock, as to dividends or upon liquidation, or increase the authorized number of shares of any such class without the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of preferred stock of Gerrity, voting or consenting separately as a class. Gerrity may, however, without such vote or consent, create any class of stock that by its terms ranks pari passu or junior to any outstanding preferred stock of Gerrity or increase the authorized number of shares of any such class.

         Patina. The Certificate of Designation of the Patina Preferred Stock provides that Patina will not create any class of stock that is convertible into Patina Common Stock that, by its terms, ranks prior to the Patina Preferred Stock as to dividends or upon liquidation, or increase the authorized number of shares of any such class without the affirmative vote or consent of 66 2/3% of the outstanding shares of preferred stock of Patina, voting or consenting separately as a class. Patina may, however, without such vote or consent, create any class of non-convertible stock, regardless of ranking, or any class of stock convertible into Patina Common Stock that by its terms ranks pari passu or junior to any outstanding preferred stock of Patina or increase the authorized number of shares of any such class.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         It is expected that representatives of Arthur Andersen LLP will be present at the Special Meeting to respond to appropriate questions of Gerrity stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

         The validity of the Patina Preferred Stock to be issued in the Transaction has been passed upon for Patina by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

         The financial statements of Patina at December 31, 1994 and 1995 and for the three years then ended included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements of Gerrity at December 31, 1994 and 1995 and for the two years then ended included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


         The consolidated financial statements of Gerrity for the year ended December 31, 1993 included in this Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein. The consolidated financial statements audited by Coopers & Lybrand L.L.P. have been included herein in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, upon the authority of such firm as experts in accounting and auditing.


         The information appearing in this Proxy Statement/Prospectus regarding proved reserves and the related future net revenues and the present value thereof is derived, as and to the extent described herein, from reserve reports prepared by NSAI, independent oil and gas consultants, and, to such extent, are included herein in reliance upon the authority of such firm as experts with respect to such reports and audits.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                        PAGE
                                                                                                        ----
PATINA OIL & GAS CORPORATION (FORMERLY SOCO WATTENBERG)
    Introductory Note to Unaudited Consolidated Financial Statements                                     F-2
         Consolidated Balance Sheets as of December 31, 1995 and June 30, 1996                           F-3
         Consolidated Statements of Operations for the three months ended June 30, 1995
             and 1996 and for the six months ended June 30, 1995 and 1996                                F-4
         Consolidated Statements of Changes in Stockholders Equity for the years ended
             December 31, 1994 and 1995 and for the six months ended June 30, 1996                       F-5
         Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and 1996           F-6
         Notes to Unaudited Financial Statements                                                         F-7
    Report of Independent Public Accountants                                                            F-14
         Balance Sheets as of December 31, 1994 and 1995                                                F-15
         Statements of Operations for the years ended December 31, 1993,
             1994 and 1995                                                                              F-16
         Statements of Changes in Stockholder's Equity for the  years ended
             December 31, 1993, 1994 and 1995                                                           F-17
         Statements of Cash Flows for the years ended December 31, 1993,
             1994 and 1995                                                                              F-18
         Notes to Audited Financial Statements                                                          F-19

GERRITY OIL & GAS CORPORATION
    Introductory Note to Unaudited Consolidated Financial Statements                                    F-25
         Consolidated Balance Sheets as of December 31, 1995 and June 30, 1996                          F-26
         Consolidated Statements of Operations for the three months ended June 30, 1995
             and 1996 and for the six months ended June 30, 1995 and 1996                               F-27
         Consolidated Statements of Stockholders Equity for the years ended
             December 31, 1994 and 1995 and for the six months ended June 30, 1996                      F-28
         Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and 1996          F-29
         Notes to Unaudited Financial Statements                                                        F-30
    Report of Independent Public Accountants                                                            F-36
         Report of Independent Accountants                                                              F-37
         Consolidated Balance Sheets as of December 31, 1994 and 1995                                   F-38
         Consolidated Statements of Operations for the years ended December 31,
             1993, 1994 and 1995                                                                        F-39
         Consolidated Statements of Stockholders' Equity for the years ended
             December 31, 1993, 1994 and 1995                                                           F-40
         Consolidated Statements of Cash Flows for the years ended December 31,
             1993, 1994 and 1995                                                                        F-41
         Notes to Audited Consolidated Financial Statements                                             F-42

        INTRODUCTORY NOTE TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

         The financial statements included herein have been prepared in conformity with generally accepted accounting principles. The statements are unaudited but reflect all adjustments which, in the opinion of management, are necessary to fairly present Patina's financial position and results of operations.

                          PATINA OIL & GAS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                             DECEMBER 31,       JUNE 30,
                                                                                 1995             1996
                                                                            -------------    --------------
                                                                                               (UNAUDITED)
                                                          ASSETS
Current assets
    Cash and equivalents                                                    $       1,000    $       13,213
    Accounts receivable                                                             6,611            18,907
    Inventory and other                                                             2,000             2,958
                                                                            -------------    --------------
                                                                                    9,611            35,078
                                                                            -------------    --------------
Oil and gas properties, successful efforts method                                 333,513           551,473
    Accumulated depletion, depreciation and amortization                         (118,919)         (136,861)
                                                                            -------------    --------------
                                                                                  214,594           414,612
                                                                            -------------    --------------
Gas facilities and other                                                            4,775             5,922
    Accumulated depreciation                                                       (4,459)           (4,627)
                                                                            -------------    --------------
                                                                                      316             1,295
                                                                            -------------    --------------
Other assets, net                                                                  -                  4,490
                                                                            -------------    --------------
                                                                            $     224,521    $      455,475
                                                                            =============    ==============

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable                                                        $       3,852    $       15,065
    Accrued liabilities                                                               415            10,362
    Payable to parent                                                               5,344             4,329
                                                                            -------------    --------------
                                                                                    9,611            29,756
                                                                            -------------    --------------
Senior debt                                                                        -                116,296
Senior subordinated notes                                                          -                104,617
Debt to parent                                                                     75,000            -
Other noncurrent liabilities                                                       26,247             3,527

Preferred stock of subsidiary                                                      -                  9,729
Commitments and contingencies
Stockholders' equity
    Preferred stock, $.01 par, 5,000,000 shares
         authorized, -0- and 1,204,847 shares issued
         and outstanding                                                           -                     12
    Common stock, $.01 par, 40,000,000 shares
         authorized, 14,000,000 and 19,866,012 shares
          issued and outstanding                                                      140               199
    Capital in excess of par value                                                 -                193,378
    Investment by parent                                                          113,523            -
    Retained earnings (deficit)                                                    -                 (2,039)
                                                                            -------------    --------------
                                                                                  113,663           191,550
                                                                            -------------    --------------
                                                                            $     224,521    $      455,475
                                                                            =============    ==============


        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)




                                                             THREE MONTHS                 SIX MONTHS
                                                             ENDED JUNE 30,              ENDED JUNE 30,
                                                        -----------------------      ---------------------
                                                          1995           1996         1995          1996
                                                        --------       --------      --------     --------
                                                                            (UNAUDITED)
Revenues
    Oil and gas sales                                   $ 12,887       $ 19,182      $ 27,148     $ 29,816
    Other                                                      3            274            29          294
                                                        --------       --------      --------     --------
                                                          12,890         19,456        27,177       30,110
                                                        --------       --------      --------     --------
Expenses
    Direct operating                                       2,503          3,446         4,766        5,401
    Exploration                                               41             81           139          149
    General and administrative                             1,323          1,570         3,542        3,113
    Interest and other                                     1,351          3,732         2,769        4,979
    Depletion, depreciation and amortization               8,331         11,756        16,951       18,723
                                                        --------       --------      --------     --------
Income (loss) before taxes                                  (659)        (1,129)         (990)      (2,255)
                                                        --------       --------      --------     --------
Provision (benefit) for income taxes
    Current                                                 -              -             -            -
    Deferred                                                (231)          -             (347)        (394)
                                                        --------       --------      --------     --------
                                                            (231)          -             (347)        (394)
                                                        --------       --------      --------     --------
Net income (loss)                                       $   (428)      $ (1,129)     $   (643)    $ (1,861)
                                                        ========       ========      ========     ========
Net income (loss) per common share                      $   (.03)      $   (.10)     $   (.05)    $   (.16)
                                                        ========       ========      ========     ========
Weighted average shares outstanding                       14,000         17,919        14,000       15,959
                                                        ========       ========      ========     ========





        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)




                                    PREFERRED STOCK         COMMON STOCK      CAPITAL IN   RETAINED
                                  -------------------   -------------------   EXCESS OF   INVESTMENT   EARNINGS
                                   SHARES     AMOUNT     SHARES     AMOUNT    PAR VALUE   BY PARENT    (DEFICIT)
                                  --------   --------   --------   --------   ---------   ---------    --------
Balance, December 31, 1994            -      $   -        14,000     $  140    $   -       $115,706     $  -
Credit in lieu of taxes               -          -          -          -           -          1,107        -
Change in investment by parent        -          -          -          -           -         (1,196)       -
Net loss                              -          -          -          -           -         (2,094)       -
                                  --------   --------    -------     ------    --------    --------     -------
Balance, December 31, 1995            -          -        14,000        140        -        113,523        -
Credit in lieu of taxes               -          -          -          -           -            171        -
Change in investment by parent        -          -          -          -           -         (7,514)       -
Net loss through the Merger date      -          -          -          -           -           (532)       -
Merger                               1,205         12      6,000         60     194,291    (105,648)       -
Issuance of common                    -          -             1       -              9        -           -
Repurchase of common                  -          -          (135)        (1)       (922)       -           -
Preferred dividends                   -          -          -          -           -           -           (710)
Net loss subsequent to the
  Merger date                         -          -          -          -           -           -         (1,329)
                                  --------   --------    -------     ------    --------    --------     -------
Balance, June 30, 1996
   (Unaudited)                       1,205   $     12     19,866     $  199    $193,378    $   -        $(2,039)
                                  ========   ========    =======     ======    ========    ========     =======





        The accompanying notes are an integral part of these statements.

                         PATINA OIL & GAS CORPORATION

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                           SIX MONTHS ENDED JUNE 30,
                                                                       -------------------------------
                                                                           1995               1996
                                                                       ------------        -----------
                                                                                  (UNAUDITED)
Operating activities
    Net loss                                                           $       (643)       $    (1,861)
    Adjustments to reconcile net loss to net
         cash provided by operations
             Exploration expense                                                139                149
             Depletion, depreciation and amortization                        16,951             18,723
             Deferred taxes                                                    (347)              (394)
             Amortization of deferred credits                                  (860)              (646)
             Changes in current and other assets and liabilities
                 Decrease in
                     Accounts receivable                                      1,605              1,384
                     Inventory and other                                     -                     102
                 Increase (decrease) in
                     Accounts payable                                       (11,647)            (5,052)
                     Accrued liabilities                                        357              1,504
                     Other liabilities                                       -                   1,059
                                                                       ------------        -----------

             Net cash provided by operations                                  5,555             14,968
                                                                       ------------        -----------

Investing activities
    Acquisition, development and exploration                                (18,613)            (1,375)
    Merger expenditures, net of cash acquired                                -                  (1,040)
                                                                       ------------        -----------

             Net cash used by investing                                     (18,613)            (2,415)
                                                                       ------------        -----------

Financing activities
    Increase (decrease) in payable/debt to parent                             4,331            (78,615)
    Increase (decrease) in indebtedness                                      (4,333)            96,108
    Deferred credits                                                          1,402                624
    Change in investment by parent                                           11,658             (7,514)
    Cost of common stock issuance                                            -                  (9,310)
    Repurchase of common stock                                               -                    (923)
    Preferred dividends                                                      -                    (710)
                                                                       ------------        -----------

             Net cash realized (used) by financing                           13,058              ( 340)
                                                                       ------------        -----------

Increase in cash                                                             -                  12,213
Cash and equivalents, beginning of period                                     1,000              1,000
                                                                       ------------        -----------
Cash and equivalents, end of period                                    $      1,000        $    13,213
                                                                       ============        ===========





        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)   ORGANIZATION AND NATURE OF BUSINESS

      Patina Oil & Gas Corporation (the "Company"), a Delaware corporation, was incorporated in January 1996 to hold all of the assets of Snyder Oil Corporation ("SOCO") in the Wattenberg Field and to facilitate the acquisition of Gerrity Oil & Gas Corporation ("GOG"). Previously, SOCO's Wattenberg operations had been conducted through SOCO or its wholly owned subsidiary, SOCO Wattenberg Corporation ("SWAT"). On May 2, 1996, SOCO contributed the balance of its Wattenberg assets to SWAT and transferred all of the shares of SWAT to the Company. Immediately thereafter, GOG merged into another wholly owned subsidiary of the Company (the "Merger"). As a result of these transactions, SWAT and GOG became wholly owned subsidiaries of the Company. The Company's operations currently consist of the acquisition, development, production and exploration of oil and gas properties in the Wattenberg Field.

      SOCO owns approximately 70% of the common stock of the Company. In conjunction with the Merger, the Company offered to exchange the Company's preferred stock for GOG's preferred stock (the "Original Exchange Offer"). A total of 1,204,847 shares were issued in exchange for approximately 75% of GOG's preferred stock. Subsequent to quarter end, the Company announced that it intended to amend GOG's certificate of incorporation to provide that all remaining shares of GOG's preferred stock would be exchanged for the Company's preferred stock based on the same terms as the Original Exchange Offer. The expected dividend payments resulting from this exchange have been accrued at June 30, 1996. Upon consummation of this second exchange, the Company expects to have approximately 1.6 million preferred shares outstanding.

      The above transactions were accounted for as a purchase of GOG. The amounts and results of operations of the Company for periods prior to the Merger reflected in these financial statements include the historical amounts and results of operations of SOCO's Wattenberg operations. Certain amounts in the accompanying financial statements have been allocated in a reasonable and consistent manner in order to depict the historical financial position, results of operations and cash flows of the Company on a stand-alone basis prior to the Merger.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Risks and Uncertainties

      Historically, the market for oil and gas has experienced significant price fluctuations. Prices for natural gas in the Rocky Mountain region have traditionally been particularly volatile and have been depressed since 1994. In large part, the decreased prices are the result of mild weather, increased production in the region and limited transportation capacity to other regions of the country. Increases or decreases in prices received could have a significant impact on the Company's future results of operations.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Producing Activities

      The Company utilizes the successful efforts method of accounting for its oil and gas properties. Consequently, leasehold costs are capitalized when incurred. Unproved properties are assessed periodically within specific geographic areas and impairments in value are charged to expense. Exploratory expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful. Costs of productive wells, unsuccessful developmental wells and productive leases are capitalized and amortized on a unit-of- production basis over the life of the remaining proved or proved developed reserves, as applicable. Gas is converted to equivalent barrels at the rate of 6 Mcf to 1 barrel. Amortization of capitalized costs has generally been provided over the entire DJ Basin as the wells are located in the same reservoir. The Company expects to review the appropriateness of this policy in the second half of 1996. No accrual has been provided for estimated future abandonment costs as management estimates that the salvage value will approximate such costs.

      During the fourth quarter of 1995, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS 121 requires the Company to assess the need for an impairment of capitalized costs of oil and gas properties on a field-by- field basis. During the six months ended June 30, 1995 and 1996, the Company did not provide for any impairments. Changes in the underlying assumptions or the amortization units could, however, result in impairments in the future.

      Other assets reflect the value assigned to a noncompete agreement entered into as part of the Merger. The value is being amortized over five years at a rate intended to approximate the decline in the value of the agreement. Amortization expense for the two months ended June 30, 1996 was $640,000. Scheduled amortization for the next five years is $1,924,000 for the remainder of 1996, $1,540,000 in 1997, $513,000 in 1998, and $257,000 in each of 1999 and
2000.

Gas Imbalances

      The Company uses the sales method to account for gas imbalances. Under this method, revenue is recognized based on the cash received rather than the Company's proportionate share of gas produced. Gas imbalances at December 31, 1995 and June 30, 1996 were insignificant.

Financial Instruments

      The book value and estimated fair value of cash and equivalents was $1.0 million and $13.2 million at December 31, 1995 and June 30, 1996. The book value approximates fair value due to the short maturity of these instruments. The book value and estimated fair value of the Company's debt to parent and senior debt combined was $75.0 million and $116.3 million at December 31, 1995 and June 30, 1996. The fair value is presented at face value given its floating rate structure. The book value of the senior subordinated notes was $104.6 million at June 30, 1996. The estimated fair value was $104.1 million at that date. The fair value is estimated based on their price on the New York Stock Exchange.

Other

      All liquid investments with an original maturity of three months or less are considered to be cash equivalents.

      All cash payments for income taxes were made by SOCO during the six months ended June 30, 1995 and through May 2, 1996 at which point the Company began paying its own taxes. The Company was charged interest by SOCO on its debt to SOCO of $2.7 million and $1.6 million for the six months ended June 30, 1995 and 1996, which was reflected as an increase in debt to SOCO.

      Certain amounts in prior periods consolidated financial statements have been reclassified to conform with current classification.

      In the opinion of management, those adjustments to the financial statements (all of which are of a normal and recurring nature) necessary to present fairly the financial position and results of operations have been made. These interim financial statements should be read in conjunction with the Company's Proxy Statement/Prospectus dated April 2, 1996 (SEC Registration No. 333-00572).

(3)   OIL AND GAS PROPERTIES

      The cost of oil and gas properties at December 31, 1995 and June 30, 1996 includes no significant unevaluated leasehold. Acreage is generally held for exploration, development or resale and its value, if any, is excluded from amortization. The following table sets forth costs incurred related to oil and gas properties.

                                                                                                     SIX
                                                                             YEAR ENDED         MONTHS ENDED
                                                                            DECEMBER 31,           JUNE 30,
                                                                                1995                1996
                                                                            ------------        ------------
                                                                                      (IN THOUSANDS)
         Acquisition                                                         $      650          $ 218,297
         Development                                                             12,141                736
         Exploration                                                                416                149
         Other                                                                       13                 47
                                                                             ----------          ---------
                                                                             $   13,220          $ 219,229
                                                                             ==========          =========

      On May 2, 1996, the Merger discussed in Note 1 was consummated. The following table summarizes the unaudited pro forma effects on the Company's financial statements assuming that the Merger and the Exchange Offer had been consummated on January 1, 1995 and 1996. Future results may differ substantially from pro forma results due to changes in these assumptions, changes in oil and gas prices, production declines and other factors. Therefore, pro forma statements cannot be considered indicative of future operations.

                                                                               SIX MONTHS ENDED JUNE 30,
                                                                            ------------------------------
                                                                              1995                 1996
                                                                            --------             ---------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
      Total revenues                                                        $ 56,560             $ 47,060
      Production direct operating margin                                    $ 45,585             $ 37,756
      Depletion, depreciation and amortization                              $ 32,443             $ 27,945
      Net income (loss)                                                     $   (884)            $ (3,653)
      Net income (loss) per common share                                    $   (.12)            $   (.25)
      Weighted average shares outstanding                                     20,000               20,000
      Production volumes (MBOE)                                                5,146                3,684


(4)   INDEBTEDNESS

      The following indebtedness was outstanding on the respective dates:

                                                                    DECEMBER 31,             JUNE 30,
                                                                        1995                   1996
                                                                    ------------             ---------
                                                                               (IN THOUSANDS)
           Bank credit facilities                                    $   -                   $ 116,296
           Less current portion                                          -                      -
                                                                     ----------              ---------
               Senior debt, net                                      $   -                   $ 116,296
                                                                     ==========              =========
           Senior subordinated notes                                 $   =                   $ 104,617
                                                                     ==========              =========
           Debt to parent                                            $   75,000              $    =
                                                                     ==========              =========

      Simultaneously with the Merger, the Company entered into a bank credit agreement. The agreement consists of (a) a facility provided to the Company and SOCO Wattenberg (the "Company Facility") and (b) a facility provided to GOG (the "GOG Facility").

      The Company Facility consists of a term loan facility (the "Company Term Facility") in an amount up to $87 million and a revolving credit facility (the "Company Revolving Facility") in an aggregate amount up to $102 million. The Company Term Facility will be available to fund loans from Patina and/or SOCO Wattenberg to GOG (the "Intercompany Loan") to finance purchases of the GOG 11.75% Senior Subordinated Notes until the first anniversary of the Merger. At June 30, 1996, the Company had not utilized the Company Term Facility. The amount available for borrowing under the Company Revolving Facility will be limited to a semiannually adjusted borrowing base that equaled $102 million at June 30, 1996. At June 30, 1996, $81.8 million was outstanding under the Company Revolving Facility.

      The GOG Facility is a revolving credit facility in an aggregate amount up to $51 million. The amount available for borrowing under the GOG Facility will be limited to a fluctuating borrowing base that equaled $51 million at June 30, 1996. At June 30, 1996, $34.5 million was outstanding under the GOG Facility. The GOG Facility was used primarily to refinance GOG's previous bank credit facility and pay for costs associated with the Merger.

      The borrowers may elect that all or a portion of the credit facilities bear interest at a rate per annum equal to: (i) the higher of (a) prime rate plus a margin equal to .25% with respect to the GOG Facility and the Company Revolving Facility and .75% increasing by 1% on the first anniversary of the Merger and by .5% every six months thereafter with respect to the Company Term Facility (the "Applicable Margin") and (b) the Federal Funds Effective Rate plus .5% plus the Applicable Margin, or (ii) the rate at which eurodollar deposits for one, two, three or six months (as selected by the applicable borrower) are offered in the interbank eurodollar market in the approximated amount of the requested borrowing (the "Eurodollar Rate") plus 1.25%, with respect to the GOG Facility and the Company Revolving Facility, and 1.5% increasing by 1% on the first anniversary of the Merger and by .5% every six months thereafter with respect to the Company Term Facility (the "Eurodollar Margin"). During the period subsequent to the Merger through June 30, 1996, the average interest rate under the facilities was 7.0%.

      The bank credit agreement contains certain financial covenants, including but not limited to a maximum total debt to capitalization ratio, a maximum total debt to EBITDA ratio and a minimum current ratio. The bank credit agreement also contains certain negative covenants, including but not limited to restrictions on indebtedness; certain liens; guaranties, speculative derivatives and other similar obligations; asset dispositions; dividends, loans and advances; creation of subsidiaries; investments; leases; acquisitions; mergers; changes in fiscal year; transactions with affiliates; changes in business conducted; sale and leaseback and operating lease transactions; sale of receivables; prepayment of other indebtedness; amendments to principal documents; negative pledge clauses; issuance of securities; and non-speculative commodity hedging.

      Simultaneously with the Merger, the Company recorded $100 million of Senior Subordinated Notes due July 15, 2004 issued by GOG on July 1, 1994. In connection with the Merger, the Company repurchased $1.2 million of the notes. As part of the purchase accounting, the remaining notes have been reflected in the accompanying financial statements at a market value of $104.6 million or 105.875% of their principal amount. Interest is payable each January 15 and July 15. The Notes are redeemable at the option of GOG, in whole or in part, at any time on or after July 15, 1999, initially at 105.875% of their principal amount, declining to 100% on or after July 15, 2001. Upon the occurrence of a change of control, as defined in the Notes, GOG would be obligated to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof. In addition, GOG would be obligated, subject to certain conditions, to make offers to purchase Notes with the net cash proceeds of certain asset sales or other dispositions of assets at a price of 101% of the principal amount thereof. The Notes are unsecured general obligations of GOG and are subordinated to all senior indebtedness of GOG and to any existing and future indebtedness of GOG's subsidiaries.

      The Notes contain covenants that, among other things, limit the ability of GOG to incur additional indebtedness, pay dividends, engage in transactions with shareholders and affiliates, create liens, sell assets, engage in mergers and consolidations and make investments in unrestricted subsidiaries. Specifically, the Notes restrict GOG from incurring indebtedness (exclusive of the Notes) in excess of approximately $51 million, if after giving effect to the incurrence of such additional indebtedness and the receipt and application of the proceeds therefrom, GOG's interest coverage ratio is less than 2.5:1 or adjusted consolidated net tangible assets is less than 150% of the aggregate indebtedness of GOG. GOG currently does not meet the interest coverage ratio necessary to incur indebtedness in excess of approximately $51 million primarily as a result of lower than anticipated commodity prices.

      Prior to the Merger, SOCO financed all of the Company's activities. A portion of such financing was considered to be an investment by parent in the Company with the remaining portion being considered Debt to parent. The portion considered to be Debt to parent versus an investment by parent was a discretionary percentage determined by SOCO after consideration of the Company's internally generated cash flows and level of capital expenditures. Subsequent to the Merger, the $75 million debt to parent was paid in full and the Company does not expect SOCO to provide any additional funding.

      On the portion of such financing which was considered to be Debt to parent, interest was charged by SOCO to the Company. The Company was charged interest on the debt payable to SOCO at a rate which approximated the average interest rate being paid by SOCO under its revolving credit facility (7.0% and 6.4% for 1995 and the six months ended June 30, 1996).

      Scheduled maturities of indebtedness for the next five years are zero for the remainder of 1996, 1997 and 1998, $116.3 million in 1999 and zero in 2000. The long-term portion of the credit facilities are scheduled to expire in 1999; however, it is management's intent to review both the short-term and long-term facilities and extend the maturities on a regular basis.

      Cash payments for interest were zero and $649,000, respectively, for the six months ended June 30, 1995 and 1996.

(5)   STOCKHOLDERS' EQUITY

      A total of 40 million common shares, $.01 par value, are authorized of which 19.9 million were issued and outstanding at June 30, 1996. The Company issued 6.0 million shares in exchange for all of the outstanding stock of GOG upon consummation of the Merger. Of the 19.9 million shares outstanding, 2.0 million are designated as Series A Common Stock. The Series A Common Stock is identical to the common shares except that the Series A Common Stock is entitled to three votes per share rather than one vote per share. The Series A Common Stock is owned by SOCO and reverts to regular common shares upon certain conditions. During the second quarter 1996, the Company repurchased 135,000 shares of common stock for $923,000. No dividends have been paid on the Company's common stock as of June 30, 1996.

      A total of 5 million preferred shares, $.01 par value, are authorized of which 1.2 million were issued and outstanding at June 30, 1996. In May 1996,
1.2 million shares of 7.125% preferred stock were issued to certain GOG preferred shareholders electing to exchange their preferred shares in an exchange offer related to the consummation of the Merger. Thus there were no proceeds received related to this issuance. The stock is convertible into common stock at any time at $8.61 per share. The 7.125% preferred stock is redeemable at the option of the Company at any time after May 2, 1998 if the average closing price of the Patina common stock for 20 of the 30 days prior to not less than five days preceding the redemption date is greater than $12.92 per share or at any time after May 2, 1999. The liquidation preference is $25 per share, plus accrued and unpaid dividends. The Company paid $536,000 ($1.78 per 7.125% convertible share per annum) in preferred dividends during the six months ended June 30, 1996 and has accrued an additional $528,000 at June 30, 1996 for dividends.

      In 1996, the shareholders adopted a stock option plan for employees providing for the issuance of options at prices not less than fair market value. Options to acquire up to three million shares of common stock may be outstanding at any given time. The specific terms of grant and exercise are determinable by a committee of independent members of the Board of Directors. A total of 512,000 options were issued in May 1996. The options vest over a three-year period (30%, 60%, 100%) and expire five years from date of grant.

      In 1996, the shareholders adopted a stock grant and option plan (the "Directors' Plan") for non-employee Directors of the Company. The Directors' Plan provides for each non-employee Director to receive common shares having a market value equal to $2,250 quarterly in payment of one-half their retainer. A total of 1,412 shares were issued in June 1996. It also provides for 5,000 options to be granted annually to each non-employee Director. A total of 20,000 options were issued in May 1996. The options vest over a three-year period (30%, 60%, 100%) and expire five years from date of grant.

      Earnings per share are computed by dividing net income (loss), less dividends on preferred stock, by weighted average common shares outstanding. Net income (loss) available to common for the six months ended June 30, 1995 and 1996, was $(643,000) and $(2.6) million, respectively. Differences between primary and fully diluted earnings per share were insignificant for all periods presented.

(6)   FEDERAL INCOME TAXES

      Prior to the Merger, the Company had been included in the tax return of SOCO. Current and deferred income tax provisions allocated by SOCO were determined as though the Company filed as an independent company, making the same tax return elections used in SOCO's consolidated return. Subsequent to the Merger, the Company will not be included in the tax return of SOCO.

      A reconciliation of the statutory rate to the Company's effective rate as they apply to the benefit for the six months ended June 30, 1995 and 1996 follows:

                                                                                   SIX MONTHS ENDED JUNE 30,
                                                                                ------------------------------
                                                                                 1995                   1996
                                                                                -------                ------
Federal statutory rate                                                             (35%)                 (35%)
Loss in excess of net deferred tax liability                                        -                     18%
                                                                                -------                ------
Effective income tax rate                                                          (35%)                 (17%)
                                                                                =======                ======



         For tax purposes, the Company had regular net operating loss carryforwards of $44.9 million and alternative minimum tax loss carryforwards of $3.2 million at December 31, 1995. These carryforwards expire between 2005 and 2009. No cash payments were made by the Company for federal taxes during 1994 and 1995. As discussed in Note 1, the accompanying financial statements include certain Wattenberg operations previously owned directly by SOCO. Accordingly, certain operating losses generated by these properties were retained by SOCO. In addition, certain taxable income generated by SOCO did not offset the Company's net operating loss carryforwards. The effect of such items has been reflected as a charge or credit in lieu of taxes in the Company's statement of changes in stockholder's equity.

(7)      MAJOR CUSTOMERS

         During the six months ended June 30, 1995 and 1996, Associated Natural Gas, Inc. accounted for 54% and 59%, Amoco Production Company accounted for 22% and 19%, and Total Petroleum accounted for 17% and 14% of revenues, respectively. Management believes that the loss of any individual purchaser would not have a long-term material adverse impact on the financial position or results of operations of the Company.

(8)      DEFERRED CREDITS

         In 1992, the Company formed a partnership to monetize its Section 29 tax credits. Through May 1996, revenue increase of more than $.40 per Mcf was realized on production volumes from qualified Section 29 properties in this arrangement. The Company recognized $860,000 and $646,000 of this revenue during the six months ended June 30, 1995 and 1996, respectively. In May 1996, the Company terminated the partnership and simultaneously entered into a new agreement to monetize Section 29 tax credits. The new agreement provides for the Company to receive proceeds from Section 29 tax credits via a variable production payment. As a result, this arrangement is expected to increase revenue by more than $.40 per Mcf through 2002. Subsequent to June 30, 1996, the Company negotiated an agreement whereby additional Section 29 tax credits will be monetized under this same type of structure.

(9)      RELATED PARTY

         Prior to the Merger, the Company did not have its own employees. Employees, certain office space and furniture, fixtures and equipment were provided by SOCO. SOCO allocated general and administrative expenses to the Company based on its estimate of expenditures incurred on behalf of the Company. Subsequent to the Merger, certain field, administrative and executive employees of SOCO and GOG became employees of the Company. SOCO will continue to provide certain services to Patina under a corporate services agreement.

(10)     COMMITMENTS AND CONTINGENCIES

         In August 1995, SOCO was sued in the United States District Court of Colorado by seven plaintiffs purporting to represent all persons who, at any time since January 1, 1960, have had agreements providing for royalties from gas production in Colorado to be paid by SOCO under a number of various lease provisions. Substantially all liability under this suit has been assumed by Patina. In January 1996, GOG was also sued in a similar but separate action filed in the District Court in and for the City and County of Denver. The plaintiffs, in both suits, allege that the companies improperly deducted unspecified "post-production" costs incurred by the companies prior to calculating royalty payments in breach of the relevant lease provisions and that the companies fraudulently concealed that fact from the plaintiffs. The plaintiffs seek unspecified compensatory and punitive damages and a declaratory judgment that the companies are not permitted to deduct post-production costs prior to calculating royalties paid to the class. SOCO, Patina and GOG believe that costs deducted in calculating royalties are and have been proper under the relevant lease provisions, and they intend to defend these and any similar suits vigorously. At this time, the Company is unable to estimate the range of potential loss, if any, from this uncertainty. However, the Company believes the resolution of this uncertainty should not have a material adverse effect upon the Company's financial position, although an unfavorable outcome in any reporting period could have a material impact on the Company's results of operations for that period.

         In March 1996, a complaint was filed in the Court of Chancery for the State of Delaware against GOG and each of its directors, Brickell Partners v. Gerrity Oil & Gas Corporation, C.A. No. 14888 (Del. Ch.). The complaint alleges that the "action is brought (a) to restrain the defendants from consummating a merger which will benefit the holders of the Company's common stock at the expense of the holders of the Preferred and (b) to obtain a declaration that the terms of the proposed merger constitute a breach of the contractual rights of the Preferred." The complaint seeks, among other things, certification as a class action on behalf of all holders of the Company's preferred stock, a declaration that the defendants have committed an abuse of trust and have breached their fiduciary and contractual duties, an injunction enjoining the Merger and money damages. Defendants believe that the complaint is without merit and intend to vigorously defend against the action. At this time, the Company is unable to estimate the range of potential loss, if any, from this uncertainty. However, the Company believes the resolution of this uncertainty should not have a material adverse effect upon the Company's financial position, although an unfavorable outcome in any reporting period could have a material impact on the Company's results of operations for that period.

         The Company is a party to various other lawsuits incidental to its business, none of which are anticipated to have a material adverse impact on its financial position or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder,
Patina Oil & Gas Corporation:

    We have audited the accompanying balance sheets of Patina Oil & Gas Corporation (a Delaware corporation and wholly owned subsidiary of Snyder Oil Corporation, formerly SOCO Wattenberg) as of December 31, 1994 and 1995, and the related statements of operations, changes in stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patina Oil & Gas Corporation as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                             Arthur Andersen LLP


Fort Worth, Texas,
March 19, 1996

                          PATINA OIL & GAS CORPORATION
                           (FORMERLY SOCO WATTENBERG)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                       1994          1995
                                                                                       ----          ----
Current assets
  Cash and equivalents                                                               $  1,000      $   1,000
  Accounts receivable                                                                   8,083          6,611
  Inventory                                                                             2,000          2,000
                                                                                     --------      ---------
                                                                                       11,083          9,611
                                                                                     --------      ---------
Notes receivable                                                                          782             --
                                                                                     --------      ---------
Oil and gas properties, successful efforts method                                     325,608        338,288
  Accumulated depletion, depreciation and amortization                                (90,787)      (123,378)
                                                                                     --------      ---------
                                                                                      234,821        214,910
                                                                                     --------      ---------
                                                                                     $246,686      $ 224,521
                                                                                     ========      =========

                                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable                                                                   $ 14,754      $   3,852
  Accrued liabilities                                                                   9,084            415
  Payable to parent                                                                        --          5,344
                                                                                     --------      ---------
                                                                                       23,838          9,611
                                                                                     --------      ---------
Deferred taxes and other                                                               27,669         26,247
Debt to parent                                                                         79,333         75,000
Contingencies
Stockholder's equity
  Preferred stock, $.01 par, 5,000,000 shares authorized,
    -0- shares issued and outstanding                                                      --             --
  Common stock, $.01 par, 40,000,000 shares authorized, 14,000,000
    shares issued and outstanding                                                         140            140
  Investment by parent                                                                115,706        113,523
                                                                                     --------      ---------
                                                                                      115,846        113,663
                                                                                     --------      ---------
                                                                                     $246,686      $ 224,521
                                                                                     ========      =========


        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION
                           (FORMERLY SOCO WATTENBERG)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                        1993           1994           1995
                                                                        ----           ----           ----
Revenues
  Oil and gas sales                                                    $64,554        $67,749        $50,073
  Other                                                                    311             73             29
                                                                       -------        -------        -------
                                                                        64,865         67,822         50,102
                                                                       -------        -------        -------
Expenses
  Direct operating                                                       8,927          8,110          8,867
  Exploration                                                              573            784            416
  General and administrative                                             6,982          7,484          5,974
  Interest paid to parent and other                                      2,362          3,869          5,476
  Depletion, depreciation and amortization                              25,190         43,036         32,591
                                                                       -------        -------        -------
Income (loss) before taxes                                              20,831          4,539         (3,222)
                                                                       -------        -------        -------
Provision (benefit) for income taxes
  Current                                                                   --             --             --
  Deferred                                                               7,291          1,589         (1,128)
                                                                       -------        -------        -------
Net income (loss)                                                      $13,540        $ 2,950        $(2,094)
                                                                       =======        =======        =======



        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION
                           (FORMERLY SOCO WATTENBERG)

                            STATEMENTS OF CHANGES IN
                              STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                              COMMON STOCK
                                                                              ------------         INVESTMENT
                                                                         SHARES         AMOUNT     BY PARENT
                                                                         ------         ------     ---------
Balance, December 31, 1992                                              14,000         $  140       $ 51,138
Net income                                                                  --             --         13,540
Charge in lieu of taxes                                                     --             --         (2,794)
Change in investment by parent                                              --             --         30,841
                                                                        ------         ------       --------

Balance, December 31, 1993                                              14,000         $  140         92,725
Net income                                                                  --             --          2,950
Charge in lieu of taxes                                                     --             --         (8,190)
Change in investment by parent                                              --             --         28,221
                                                                        ------         ------       --------

Balance, December 31, 1994                                              14,000         $  140        115,706
Net loss                                                                    --             --         (2,094)
Credit in lieu of taxes                                                     --             --          1,107
Change in investment by parent                                              --             --         (1,196)
                                                                        ------         ------       --------

Balance, December 31, 1995                                              14,000         $  140       $113,523
                                                                        ======         ======       ========


        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION
                           (FORMERLY SOCO WATTENBERG)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             YEAR ENDED DECEMBER 31,
                                                                             -----------------------
                                                                       1993           1994           1995
                                                                       ----           ----           ----
Operating activities
  Net income (loss)                                                   $ 13,540       $  2,950       $ (2,094)
  Adjustments to reconcile net income (loss) to
    net cash provided by operations
    Exploration expense                                                    573            784            416
    Depletion, depreciation and amortization                            25,190         43,036         32,591
    Deferred taxes                                                       7,291          1,589         (1,128)
    Amortization of deferred credits                                    (3,686)        (2,539)        (2,025)
    Changes in operating assets and liabilities
      Decrease (increase) in
         Accounts receivable                                            (7,556)         3,642          1,472
         Inventory                                                      (1,826)            --             --
      Increase (decrease) in
         Accounts payable                                                5,049         (1,552)       (10,902)
         Accrued liabilities                                               307           (220)            77
                                                                      --------       --------       --------
    Net cash provided by operations                                     38,882         47,690         18,407
                                                                      --------       --------       --------
Investing activities
  Acquisition, development and exploration                             (99,043)       (95,596)       (21,842)
  Notes receivable                                                       1,470           (782)           782
                                                                      --------       --------       --------
    Net cash used by investing                                         (97,573)       (96,378)       (21,060)
                                                                      --------       --------       --------
Financing activities
  Increase in payable to parent                                             --             --          5,344
  Increase (decrease) in debt to parent                                 25,320         18,476         (4,333)
  Monetization of tax credits                                            2,530          1,991          2,838
  Change in investment by parent                                        30,841         28,221         (1,196)
                                                                      --------       --------       --------
    Net cash realized by financing                                      58,691         48,688          2,653
                                                                      --------       --------       --------
Increase in cash                                                            --             --             --
Cash and equivalents, beginning of year                                  1,000          1,000          1,000
                                                                      --------       --------       --------
Cash and equivalents, end of year                                     $  1,000       $  1,000       $  1,000
                                                                      ========       ========       ========


        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION
                           (FORMERLY SOCO WATTENBERG)

                     NOTES TO AUDITED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND NATURE OF BUSINESS

         Patina Oil & Gas Corporation (the "Company" or "Patina"), a Delaware corporation, is a wholly-owned subsidiary of Snyder Oil Corporation (along with its remaining subsidiaries, collectively referred to as "SOCO"). The Company was formed in January 1996 for the purpose of consolidating SOCO's operations in the Wattenberg Field of the Denver-Julesburg Basin (the "DJ Basin") in Colorado ("Wattenberg"). A portion of SOCO's Wattenberg operations have historically been conducted through SOCO Wattenberg Corporation, a wholly-owned subsidiary of SOCO. The Wattenberg operations consist of the acquisition, exploration, development and production of oil and gas properties in the Wattenberg field.

         In January 1996, SOCO entered into an agreement whereby the Wattenberg operations of SOCO will be merged with Gerrity Oil & Gas Corporation ("Gerrity Merger"). As a result, SOCO will own 70% of the common stock and the former Gerrity shareholders will own 30% of the common stock of the new public company which will be known as Patina. Prior to the consummation of the Gerrity Merger, SOCO's Wattenberg operations will be consolidated into Patina. Accordingly, the amounts and results of operations of the Company included in these financial statements include the historical amounts and results of operations of the Wattenberg operations of SOCO to be consolidated into Patina. The consummation of the Gerrity Merger is subject to certain conditions including approval by Gerrity's shareholders. There is no assurance that the Gerrity Merger will be consummated.

         Historically, the market for oil and gas has had significant price fluctuations. Prices for the DJ Basin gas production have traditionally been more volatile than prices in other markets and have been depressed since early 1995. In large part, this is the result of increased production in the region and limited transportation capacity to other regions of the country. As a result, prices are particularly sensitive to local demand, which has been depressed primarily due to unusually mild weather in the region in 1995. Future increases or decreases in prices received could have a significant impact on the Company's future results of operations.

         Certain amounts in the accompanying financial statements have been allocated in a reasonable and consistent manner in order to depict the historical financial position, results of operations and cash flows of the Company on a stand-alone basis.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The Company follows the "successful efforts" accounting method. All oil and gas leasehold costs are capitalized when incurred. Unproved properties are assessed periodically on a prospect-by-prospect basis and impairments in value are charged to expense. Exploratory expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs, including stratigraphic test wells, are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful. Costs of productive wells, developmental dry holes and productive leases are capitalized and amortized on a unit-of-production basis over the life of the remaining proved or proved developed reserves, as applicable. Gas is converted to equivalent barrels at the rate of 6 Mcf to 1 barrel. Amortization of capitalized costs is generally provided over the entire DJ Basin as the wells are located in the same reservoir. No accrual has been provided for estimated dismantlement, restoration and abandonment costs as management estimates that the salvage value of lease and well equipment will approximate the future liability for such costs.

         Prior to 1995, the Company provided impairments for significant proved and unproved oil and gas property groups to the extent that net capitalized costs exceeded the undiscounted future cash flows. During 1994, the Company provided impairments of $2.9 million. During 1995, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS 121 requires the Company to assess the need for an impairment of capitalized costs of oil and gas properties on a field-by-field basis. If an impairment is indicated based on undiscounted expected future cash flows, then an impairment is recognized to the extent that net capitalized costs exceed discounted expected future cash flows. During 1995, the Company provided impairments of $712,000. The expected cash flows used to assess the need for impairment is highly dependent on the assumptions regarding future prices to be received and costs to be incurred as well as estimated economic reserves to be recovered. Changes in the underlying assumptions or the amortization units could result in impairments in the future.

         The Company uses the sales method to account for gas imbalances.
Under this method, revenue is recognized based on the cash received rather than the Company's proportionate share of gas produced. The Company's imbalances at December 31, 1994 and 1995 were not significant.

         The carrying value and estimated fair value of cash and equivalents was $1.0 million at December 31, 1994 and 1995. The carrying value approximates fair value due to the short maturity of these financial instruments. The carrying value and estimated fair value of the Company's debt to parent was $79.3 million and $75.0 million at December 31, 1994 and 1995. The fair value is estimated based on current rates offered to SOCO for similar debt.

         All cash payments for income taxes were made by SOCO in 1993, 1994 and 1995. The Company was charged interest by SOCO on its debt to parent of $2.4 million in 1993, $3.9 million in 1994 and $5.4 million in 1995 which was reflected as an increase in Debt to parent. As provided by the Gerrity Merger Agreement, SOCO will retain all ad valorem tax liabilities applicable to production through 1995 and will contribute inventory of $2.0 million. Additionally, the working capital to be contributed by SOCO to Patina will be zero plus certain items provided for in the Gerrity Merger Agreement.

(3)  OIL AND GAS PROPERTIES

         The cost of oil and gas properties at December 31, 1994 and 1995 includes $714,000 and zero of unevaluated leasehold. Such properties are held for exploration, development or resale and are excluded from amortization. The following table sets forth costs incurred related to oil and gas properties.

                                                                             YEAR ENDED DECEMBER 31,
                                                                             -----------------------
                                                                        1993           1994           1995
                                                                        ----           ----           ----
Acquisition                                                           $ 24,593        $ 7,556        $   650
Development                                                             74,598         88,213         12,141
Exploration                                                                573            784            416
Other                                                                      944            909             13
                                                                      --------        -------        -------
                                                                      $100,708        $97,462        $13,220
                                                                      ========        =======        =======

(4)  DEBT TO PARENT

         Historically, SOCO has financed all of the Company's activities. A portion of such financing is considered to be an investment by SOCO in the Company with the remaining portion being considered debt to parent. The portion considered to be debt to parent versus an investment by SOCO is a discretionary percentage determined by SOCO after consideration of the Company's internally generated cash flows and level of capital expenditures. The classification of historical financings is not necessarily an indicator of how future financings will be characterized. Also, it is contemplated that subsequent to the Gerrity Merger, if consummated, SOCO will provide no additional funding to the Company.

         On the portion of such financing which is considered to be debt to parent, interest is charged by SOCO to the Company. The Company is charged interest on the net debt to SOCO at a rate which approximates the average interest rate being paid by SOCO under its revolving credit facility (4.9%, 5.5% and 7.0% during the years ended December 31, 1993, 1994 and 1995). There were no cash payments for interest expense in 1993, 1994 or 1995.

(5)  FEDERAL INCOME TAXES

         The Company has historically been included in the consolidated U.S. federal income tax return of SOCO. Current and deferred income tax provisions allocated by SOCO were determined as though the Company filed as an independent company, making the same tax return elections used in SOCO's consolidated return. Subsequent to the Gerrity Merger, Patina will not be included in the consolidated U.S. federal income tax return of SOCO.

         The Company adopted FASB Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1992. As such, any deferred income taxes reflect the future tax consequences of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts. No differences existed between the federal statutory rate and the Company's effective rate.

         For book purposes the components of the net deferred asset and liability at December 31, 1994 and 1995, respectively, were:

                                                                                        1994          1995
                                                                                        ----          ----
Deferred tax assets
  NOL carryforwards                                                                   $16,611        $15,716
  Reserves and other                                                                       --            128
                                                                                      -------        -------
                                                                                       16,611         15,844
                                                                                      =======        =======
Deferred tax liabilities
  Depreciable and depletable property                                                  44,100         41,169
  Investments and other                                                                    71             --
                                                                                      -------        -------
                                                                                       44,171         41,169
                                                                                      -------        -------
Net deferred tax liability                                                            $27,560        $25,325
                                                                                      =======        =======

         For tax purposes, the Company had regular net operating loss carryforwards of $44.9 million and alternative minimum tax loss carryforwards of $3.2 million at December 31, 1995. These carryforwards expire between 2005 and 2009. No cash payments were made by the Company for federal taxes during 1993, 1994 and 1995. As discussed in Note 1, the accompanying financial statements include certain Wattenberg operations owned directly by SOCO. Accordingly, certain operating losses generated by these properties were retained by SOCO. In addition, certain taxable income generated by SOCO did not offset the Company's net operating loss carryforwards. The effect of such items has been reflected as charge or credit in lieu of taxes in the Company's statement of changes in stockholder's equity.

(6)  MAJOR CUSTOMERS

         In 1993, 1994, and 1995, Amoco Production Company accounted for 29%, 25% and 22%, respectively, of revenues. In 1994 and 1995, Total Petroleum accounted for 15% and 20%, respectively. In 1993, 1994, and 1995, subsidiaries of SOCO accounted for 48%, 59% and 46%, respectively, of revenues. Management believes that the loss of any individual purchaser would not have a material adverse impact on the financial position or results of operations of the Company.

(7)  DEFERRED CREDITS

         The Company is involved in a partnership formed to monetize Section 29 tax credits generated by the Company's properties. In 1992, an institutional investor agreed to contribute $6.4 million related to the Company's properties. The initial $3.0 million was contributed in 1992, an additional $2.6 million contributed during 1993 and $813,000 received in March 1994. In June 1994, the arrangement was extended and an additional $1.4 million was received. In early 1995, a second investor was added and the limited partners committed to contribute an additional $4.0 million. As a result, this transaction is anticipated to increase cash flow and net income through early 1996. A revenue increase of more than $.40 per Mcf is realized on production generated from qualified Section 29 properties in this partnership. The amounts received by SOCO applicable to the Company net of revenue recognized are included in deferred taxes and other. Additionally, the Company recognized $3.7 million, $2.5 million and $2.0 million of this revenue during 1993, 1994, and 1995, respectively.

(8)  RELATED PARTY

         The Company has not historically had its own employees. Employees, certain office space and furniture, fixtures and equipment have been provided by SOCO. SOCO has allocated general and administrative expenses to the Company based on its estimate of actual expenditures incurred on behalf of the Company. Subsequent to the Gerrity Merger described in Note 1, certain field, administrative and executive employees of SOCO and Gerrity will become employees of the Company. Subsequent to the merger, SOCO will provide certain services to Patina under a corporate services agreement.

(9)  COMMITMENTS AND CONTINGENCIES

         In August 1995, the Company was sued in the United States District Court of Colorado by seven plaintiffs purporting to represent all persons who, at any time since January 1, 1960, have had agreements providing for royalties from gas production in Colorado to be paid by the Company under a number of various lease provisions. The plaintiffs allege that the Company improperly deducted unspecified "post-production" costs incurred by the Company prior to calculating royalty payments in breach of the relevant lease provisions and that the Company fraudulently concealed that fact from the plaintiffs. The plaintiffs have recently amended the complaint to allege that the Company has also underpaid royalties on oil production. The plaintiffs seek unspecified compensatory and punitive damages and a declaratory judgment that the Company is not permitted to deduct post-production costs prior to calculating royalties paid to the class. The Company believes that its calculation of royalties are and have been proper under the relevant lease provisions, and intends to defend this and any similar suits vigorously. At this time, the Company is unable to estimate the range of potential loss, if any, from this uncertainty. However, the Company believes the resolution of this uncertainty should not have a material adverse effect upon the Company's financial position, although an unfavorable outcome in any reporting period could have a material impact on the Company's results of operations for that period.

(10)  UNAUDITED SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION

         Independent petroleum consultants directly evaluated 84%, 89%, and 100% of proved reserves at December 31, 1993, 1994 and 1995, respectively. All reserve estimates are based on economic and operating conditions at that time. Future net cash flows as of each year end were computed by applying then current prices to estimated future production less estimated future expenditures (based on current costs) to be incurred in producing and developing the reserves. All reserves are located onshore in the United States.

         Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. With respect to certain properties that historically have experienced seasonal curtailment, the reserve estimates assume that the seasonal pattern of such curtailment will continue in the future. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections.

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. The data in the tables below represent estimates only. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered.

QUANTITIES OF PROVED RESERVES--

                                                                                  CRUDE OIL      NATURAL GAS
                                                                                  ---------      -----------
                                                                                    (MBBL)         (MMCF)
Balance, December 31, 1992                                                          12,595          178,417
  Revisions                                                                           (145)           6,027
  Extensions, discoveries and additions                                              2,491           36,016
  Production                                                                        (1,224)         (21,706)
  Purchases                                                                          3,239           32,043
  Sales                                                                                (28)            (935)
                                                                                    ------          -------
Balance, December 31, 1993                                                          16,928          229,862
  Revisions                                                                         (4,450)         (50,021)
  Extensions, discoveries and additions                                              1,372           20,900
  Production                                                                        (1,829)         (23,893)
  Purchases                                                                            197            1,855
  Sales                                                                                 --               --
                                                                                    ------          -------
Balance, December 31, 1994                                                          12,218          178,703
  Revisions                                                                         (3,609)         (19,618)
  Extensions, discoveries and additions                                                154              785
  Production                                                                        (1,342)         (20,981)
  Purchases                                                                             --              --
  Sales                                                                                 --              (32)
                                                                                    ------          -------
Balance, December 31, 1995                                                           7,421          138,857
                                                                                    ======          =======

PROVED DEVELOPED RESERVES--

                                                                                  CRUDE OIL      NATURAL GAS
                                                                                  ---------      -----------
                                                                                    (MBBL)         (MMCF)
December 31, 1992                                                                    5,151           99,926
                                                                                     =====          =======
December 31, 1993                                                                    7,365          136,765
                                                                                     =====          =======
December 31, 1994                                                                    8,832          147,869
                                                                                     =====          =======
December 31, 1995                                                                    6,955          133,088
                                                                                     =====          =======

STANDARDIZED MEASURE--

                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                      1994          1995
                                                                                      ----          ----
                                                                                         (IN THOUSANDS)
Future cash inflows                                                                 $ 494,140      $ 356,224
Future costs:
  Production                                                                         (124,015)      (100,505)
  Development                                                                         (57,587)       (13,428)
                                                                                    ---------      ---------
Future net cash flows                                                                 312,538        242,291
Undiscounted income taxes                                                             (47,627)       (29,873)
                                                                                    ---------      ---------
After tax net cash flows                                                              264,911        212,418
10% discount factor                                                                  (103,430)       (84,902)
                                                                                    ---------      ---------
Standardized measure                                                                $ 161,481      $ 127,516
                                                                                    =========      =========

CHANGES IN STANDARDIZED MEASURE--

                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------
                                                                       1993           1994           1995
                                                                       ----           ----           ----
                                                                                 (IN THOUSANDS)
Standardized measure, beginning of year                               $140,303       $191,011       $161,481
Revisions:
  Prices and costs                                                     (29,553)       (56,928)         2,240
  Quantities                                                             8,675        (29,498)       (14,230)
  Development costs                                                     16,410         (8,044)        (1,182)
  Accretion of discount                                                 14,030         19,101         16,148
  Income taxes                                                          (5,345)        23,121         10,963
  Production rates and other                                           (18,250)        (8,422)       (21,265)
                                                                      --------       --------       --------
  Net revisions                                                        (14,033)       (60,670)        (7,326)
Extensions, discoveries and additions                                   32,022         19,583          2,064
Production                                                             (47,415)       (58,099)       (40,877)
Future development costs incurred                                       57,305         67,484         12,192
Purchases(a)                                                            24,446          2,172             --
Sales(b)                                                                (1,617)            --            (18)
                                                                      --------       --------       --------
Standardized measure, end of year                                     $191,011       $161,481       $127,516
                                                                      ========       ========       ========

(a) "Purchases" includes the present value at the end of the period of properties acquired during the year plus the cash flow received on such properties during the period, rather than their estimated present value at the time of the acquisition.

(b) "Sales" represents the present value at the beginning of the period of properties sold, less the cash flow received on such properties during the period.

        INTRODUCTORY NOTE TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

         The financial statements included herein have been prepared in conformity with generally accepted accounting principles. The statements are unaudited but reflect all adjustments which, in the opinion of management, are necessary to fairly present Gerrity's financial position and results of operations.

                        GERRITY OIL & GAS CORPORATION

                         CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                               DECEMBER 31,         JUNE 30,
                                                                                  1995                1996
                                                                             --------------        ----------
                                                                                                   (UNAUDITED)
                                                          ASSETS
Current assets
   Cash and equivalents                                                           $  1,433           $  9,066
   Accounts receivable                                                              12,741             12,734
   Inventory and other                                                                 941              1,024
                                                                                  --------           --------
                                                                                    15,115             22,824
                                                                                  --------           --------

Oil and gas properties, successful efforts method                                  390,135            217,461
Accumulated depletion, depreciation and amortization                              (105,023)            (4,364)
                                                                                  --------           --------
                                                                                   285,112            213,097
                                                                                  --------           --------

Gas facilities and other                                                            17,824              1,398
Accumulated depreciation                                                            (4,962)               (29)
                                                                                  --------            -------
                                                                                    12,862              1,369

Note receivable from related party                                                   1,000                  -
Other assets, net                                                                    5,460              4,490
                                                                                  --------           --------
                                                                                  $319,549           $241,780
                                                                                  ========           ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                                                                 12,884             10,213
   Accrued liabilities                                                               7,689             10,227
   Payable to parent                                                                     -              2,548
   Current maturities of long-term debt                                              1,125                  -
                                                                                  --------           --------
                                                                                    21,698             22,988
                                                                                  --------           --------

Senior debt, net                                                                    16,875             34,500
Senior subordinated notes                                                          100,000            104,617
Payable to affiliate                                                                     -              4,621
Other long-term liabilities                                                         18,751              2,628

Commitments and contingencies

Stockholders' equity
   Convertible preferred stock, par value $.01 per share;
     500,000 shares authorized, 379,500 shares issued
     and outstanding (liquidation preference of $75,900)                                 4                  4
   Common stock, par value $.01 per share; 40,000,000
     shares authorized, 13,781,260 and 100 shares issued and
     outstanding                                                                       138                  -
   Capital in excess of par value                                                  160,524             73,829
   Retained earnings (deficit)                                                       1,559             (1,407)
                                                                                  --------           --------
                                                                                   162,225             72,426
                                                                                  --------           --------
                                                                                  $319,549           $241,780
                                                                                  ========           ========

        The accompanying notes are an integral part of these statements.

                         GERRITY OIL & GAS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands except per share amounts)


                                                                  THREE MONTHS                  SIX MONTHS
                                                                 ENDED JUNE 30,                ENDED JUNE 30,
                                                              -------------------           ------------------
                                                               1995         1996            1995          1996
                                                               ----         ----            ----          ----
                                                                               (UNAUDITED)
Revenues
  Oil and gas sales                                           $13,949     $12,215          $28,245    $24,369
  Other                                                           641         371            1,138        684
                                                              -------     -------          -------    -------
                                                               14,590      12,586           29,383     25,053
                                                              -------     -------          -------    -------
Expenses
  Direct operating                                              2,255       2,350            4,504      4,380
  Exploration                                                       3         331                6        372
  General and administrative                                    1,861       1,112            3,691      2,790
  Interest and other                                            3,716       3,589            7,256      7,015
  Depletion, depreciation and amortization                      8,069       7,326           16,131     14,003
  Restructuring expenses                                            -           -              828          -
                                                              -------     -------          -------    -------

Income (loss) before taxes                                     (1,314)     (2,122)          (3,033)    (3,507)
Provision (benefit) for income taxes
  Current                                                           -           -                -          -
  Deferred                                                        (66)       (243)            (152)      (713)
                                                              -------     -------          -------    -------
                                                                  (66)       (243)            (152)      (713)
                                                              -------     -------          -------    -------

Net income (loss)                                             $(1,248)    $(1,879)         $(2,881)   $(2,794)
                                                              =======     =======          =======    =======


        The accompanying notes are an integral part of these statements.

                        GERRITY OIL & GAS CORPORATION

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               (In thousands, except share and per share amounts)



                                            CONVERTIBLE
                                          PREFERRED STOCK          COMMON STOCK       CAPITAL IN
                                        ------------------   -----------------------   EXCESS OF   RETAINED
                                         SHARES     AMOUNT      SHARES        AMOUNT   PAR VALUE   EARNINGS    TOTAL
                                        -------     ------   -----------     -------  ----------   -------    --------
Balance, December 31, 1994              379,500     $    4    13,781,260     $   138   $160,524    $14,086    $174,752
Net loss                                      -          -             -           -          -     (7,973)     (7,973)
Preferred dividends                           -          -             -           -          -     (4,554)     (4,554)
                                        -------     ------   -----------     -------   --------    -------    --------
Balance, December 31, 1995              379,500          4    13,781,260         138    160,524      1,559     162,225

Net loss through the Merger date              -          -             -           -          -     (1,387)     (1,387)
Preferred dividends                           -          -             -           -          -     (1,139)     (1,139)
Revaluation of assets and liabilities
  in Merger to fair value                     -          -   (13,781,160)      (138)    (86,695)       967     (85,866)
Net loss subsequent to the
  Merger                                      -          -             -           -           -    (1,407)     (1,407)
                                        -------     ------   -----------     -------   --------    -------    --------

Balance, June 30, 1996
  (unaudited)                           379,500     $    4           100     $    -     $73,829    $(1,407)   $ 72,426
                                        =======     ======   ===========     =======   ========    =======    ========



        The accompanying notes are an integral part of these statements.

                        GERRITY OIL & GAS CORPORATION

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                      SIX MONTHS ENDED JUNE 30,
                                                                                      ------------------------
                                                                                       1995             1996
                                                                                      -------          -------
                                                                                            (UNAUDITED)
Operating activities
   Net loss                                                                            $(2,881)        $(2,794)
   Adjustments to reconcile net loss to net cash
      provided by operations
         Exploration expense                                                                6              372
         Depletion, depreciation and amortization                                      16,131           14,003
         Restructuring expenses                                                           194               -
         Deferred taxes and other                                                         177             (751)

         Change in current and other assets and liabilities
            Decrease (increase) in:
              Accounts receivable                                                       3,027              (58)
              Inventory and other                                                        (379)            (114)
            Increase (decrease) in:
              Accounts payable                                                           (839)          (1,248)
              Accrued liabilities                                                        (728)            (329)
              Ad valorem taxes payable                                                 (2,557)          (2,449)
                                                                                      -------          -------

         Net cash provided by operations                                               12,151            6,632
                                                                                      -------          -------

Investing activities
   Acquisition, development and exploration                                           (16,693)          (4,613)
   Merger expenses                                                                          -           (8,559)
                                                                                      -------          -------
         Net cash used in investing                                                   (16,693)         (13,172)
                                                                                      --------         -------

Financing activities:
   Repayment of long-term debt                                                             -           (36,188)
   Proceeds from long-term debt                                                         8,000           51,500
   Preferred dividends                                                                 (2,277)          (1,139)
   Other                                                                                  (41)               -
                                                                                      -------          -------
         Net cash provided by financing                                                 5,682           14,173
                                                                                      -------          -------

Net increase in cash and equivalents                                                    1,140            7,633
Cash and equivalents, beginning of period                                                 110            1,433
                                                                                      -------          -------
Cash and equivalents, end of period                                                   $ 1,250          $ 9,066
                                                                                      =======          =======

Supplemental disclosure of cash flow information:
   Cash paid for interest                                                              $7,637           $6,730
   Cash paid for income taxes                                                             -                 -

        The accompanying notes are an integral part of these statements.

                         GERRITY OIL & GAS CORPORATION

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

    In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring items and a revaluation of assets and liabilities as a result of accounting for the merger of the Company as a purchase by Patina) necessary to present fairly the financial position of Gerrity Oil & Gas Corporation and its wholly-owned subsidiaries (collectively, the "Company") as of June 30, 1996 and the results of operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. Management believes the disclosures made are adequate to ensure that the information is not misleading, and suggests that these financial statements be read in conjunction with the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 and the Company's Proxy Statement/Prospectus dated April 2, 1996 (SEC Registration No. 333-00572).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Recent Developments

    On May 2, 1996, at a special meeting of the stockholders of the Company, the Amended and Restated Agreement and Plan of Merger dated January 16, 1996 and amended and restated March 20, 1996 (the "Agreement") and the transactions contemplated thereby, providing for the merger (the "Merger") of a wholly owned subsidiary of Patina Oil & Gas Corporation ("Patina"), which was a wholly owned subsidiary of Snyder Oil Corporation ("SOCO"), with and into the Company, was approved by the Company's common stockholders. In accordance with the Agreement, the shares of common stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger were collectively converted into an aggregate of 6,000,000 shares of common stock, par value $.01 per share of Patina, and 3,000,000 five-year warrants initially to purchase one share of Patina Common Stock at an exercise price of $12.50 per share. As a result, SOCO owns 70% of the common stock and the former Gerrity common shareholders own 30% of the common stock of Patina and warrants to purchase additional shares of Patina common stock.

    In conjunction with the Merger, Patina offered to exchange Patina's preferred stock for Gerrity's preferred stock (the "Original Exchange Offer"). A total of 1,204,847 shares were issued in exchange for approximately 75% of Gerrity's preferred stock. Subsequent to the quarter end, Patina announced that it intended to amend Gerrity's certificate of incorporation to provide that all remaining shares of Gerrity's preferred stock would be exchanged for Patina's preferred stock on the same terms as the Original Exchange Offer. Additionally, the Company repurchased $1.2 million of Senior Subordinated Notes put to the Company in accordance with the change of control provision within the indenture.

    During the second quarter of 1996, the Company used the purchase method to record the acquisition of the Company by Patina. In a purchase method combination, the purchase price is allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. As a result of applying pushdown accounting, the assets and liabilities of the Company were revalued to reflect the purchase price (the estimated value of the Patina common shares and Patina warrants distributed to the Company's common shareholders plus all liabilities assumed by Patina) to acquire the Company. The Company's assets and liabilities were assigned carrying amounts based on their relative fair market values.

    The financial statements reflect the effects of Merger-related transactions in the second quarter of 1996. The primary impact of applying pushdown accounting was the revaluation of oil and gas properties and the associated impact on depletion, depreciation and amortization. Periods presented prior to the second quarter of 1996 are presented on a pre-Merger basis and, therefore, are not comparable.

    Risks and Uncertainties

    Historically, the market for oil and gas has experienced significant price fluctuations. Prices for natural gas in the Rocky Mountain region have traditionally been particularly volatile and have been depressed since 1994. In large part, the decreased prices are the result of mild weather, increased production in the region and limited transportation capacity to other regions of the country. Increases or decreases in prices received could have a significant impact on the Company's future results of operations.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Producing Activities

    The Company utilizes the successful efforts method of accounting for its oil and gas properties. Consequently, oil and gas leasehold costs are capitalized when incurred. Unproved properties are assessed periodically within specific geographic areas and impairments in value are charged to expense. Exploratory expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful. Costs of productive wells, unsuccessful developmental wells and productive leases are capitalized and amortized on a unit-of-production basis over the life of the remaining proved or proved developed reserves, as applicable. Gas is converted to equivalent barrels at the rate of 6 Mcf to one barrel. Amortization of capitalized costs has generally been provided over the entire DJ Basin as the wells are located in the same reservoir. The Company expects to review the appropriateness of this policy in the second half of 1996. No accrual has been provided for estimated future abandonment costs as management estimates that the salvage value will approximate such costs.

    During the first quarter of 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS 121 requires the Company to assess the need for an impairment of capitalized costs of oil and gas properties on a field- by-field basis. During the six months ended June 30, 1995 and 1996, the Company did not provide for any impairments. Changes in the underlying assumptions or the amortization units could, however, result in impairments in the future.

    Other assets reflect the value assigned to a noncompete agreement entered into as part of the Merger. The value is being amortized over five years at a rate intended to approximate the decline in the value of the agreement. Amortization expense for the two months ended June 30, 1996 was $640,000. Scheduled amortization for the next five years is $1,924,000 for the remainder of 1996, $1,540,000 in 1997, $513,000 in 1998, and $257,000
    in each of 1999 and 2000.

    Financial Instruments

    The book value and estimated fair value of cash and equivalents was $1.4 million and $9.1 million at December 31, 1995 and June 30, 1996. The book value approximates fair value due to the short maturity of these instruments. The book value and estimated fair value of the Company's bank debt and senior debt combined was $118 million and $139.1 million at December 31, 1995 and June 30, 1996. The fair value of the bank debt is presented at face value given its floating rate structure. The book value of the senior subordinated notes was $104.6 million at June 30, 1996. The estimated fair value was $104.1 million at that date. The fair value is estimated based on the instruments price as quoted on the New York Stock Exchange.

    Other

    All liquid investments with an original maturity of three months or less are considered to be cash equivalents.

    Certain amounts in prior periods consolidated financial statements have been reclassified to conform with current classification.

3.  INDEBTEDNESS

    The following indebtedness was outstanding on the respective dates:

                                                                                   DECEMBER 31,      JUNE 30,
                                                                                      1995            1996
                                                                                      ----            ----
                                                                                         (IN THOUSANDS)
    11 3/4% Senior Subordinated Notes due 2004                                      $100,000         $104,617
    Note payable, banks                                                               18,000           34,500
                                                                                    --------         --------
    Total long-term debt                                                             118,000          139,117
    Less current maturities                                                           (1,125)               -
                                                                                    --------         --------
    Long-term debt, net                                                             $116,875         $139,117
                                                                                    ========         ========

The scheduled maturities of indebtedness for the next five years at June 30, 1996 were as follows:

                                                                                            YEAR ENDED
                                                                                            DECEMBER 31,
                                                                                            ------------
                                                                                           (IN THOUSANDS)
         1996                                                                                  $     -
         1997                                                                                        -
         1998                                                                                        -
         1999                                                                                   34,500
         2000                                                                                        -
                                                                                               -------
             Total                                                                             $34,500
                                                                                               =======

         Simultaneously with the Merger, the Company entered into a bank credit agreement. The agreement consists of (a) a facility provided to Patina and SOCO Wattenberg (the "Patina Facility") and (b) a facility provided to the Company (the "Company Facility").

         The Company Facility is a revolving credit facility in an aggregate amount up to $51 million. The amount available for borrowing under the Company Facility will be limited to a fluctuating borrowing base that equaled $51 million at June 30, 1996. At June 30, 1996, $34.5 million was outstanding under the Company Facility. To date, the Company Facility has been used primarily to refinance the previous bank credit facility and pay costs associated with the Merger.

         The borrower may elect that all or a portion of the credit facilities bear interest at a rate per annum equal to: (i) the higher of (a) prime rate plus a margin equal to .25% and (b) the Federal Funds Effective Rate plus .5% plus the Applicable Margin, or (ii) the rate at which eurodollar deposits for one, two, three or six months (as selected by the applicable borrower) are offered in the interbank eurodollar market in the approximated amount of the requested borrowing (the "Eurodollar Rate") plus 1.25%. From May 2, 1996 through June 30, 1996, the average interest rate under the facilities approximated 7.0%.

         The bank credit agreement contains certain financial covenants, including but not limited to a maximum total debt to capitalization ratio, a maximum total debt to EBITDA ratio and a minimum current ratio. The bank credit agreement also contains certain negative covenants, including but not limited to restrictions on indebtedness; certain liens; guaranties, speculative derivatives and other similar obligations; asset dispositions; dividends, loans and advances; creation of subsidiaries; investments; leases; acquisitions; mergers; changes in fiscal year; transactions with affiliates; changes in business conducted; sale and leaseback and operating lease transactions; sale of receivables; prepayment of other indebtedness; amendments to principal documents; negative pledge clauses; issuance of securities; and non-speculative commodity hedging.

         On July 1, 1994, the Company received the net proceeds of approximately $95,000,000 from its offering of $100,000,000 of 11 3/4% Senior Subordinated Notes due July 15, 2004. In connection with the Merger, the Company repurchased $1.2 million of the notes. As part of the purchase method of accounting, the remaining notes have been reflected in the accompanying financial statements at a market value of $104.6 million or 105.875% of their principal amount. Interest is payable each January 15 and July 15, commencing January 15, 1995. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 1999, initially at 105.875% of their principal amount, declining to 100% on or after July 15, 2001. Upon the occurrence of a change of control, as defined in the Notes, the Company would be obligated to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof. In addition, the Company would be obligated, subject to certain conditions, to make offers to purchase Notes with the net cash proceeds of certain asset sales or other dispositions of assets at a price of 101% of the principal amount thereof. The Notes are unsecured general obligations of the Company and are subordinated to all senior indebtedness of the Company and to any existing and future indebtedness of the Company's subsidiaries. The Company utilized the net proceeds from the Notes to pay down $85,000,000 of outstanding debt under the Company's bank credit agreement and to prepay all $10,000,000 of the then outstanding senior subordinated debt.

         The Notes contain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends, engage in transactions with shareholders and affiliates, create liens, sell assets, engage in mergers and consolidations and make investments in unrestricted subsidiaries. Specifically, the Notes restrict the Company from incurring indebtedness (exclusive of the Notes) in excess of approximately $51,000,000, if after giving effect to the incurrence of such additional indebtedness and the receipt and application of the proceeds therefrom, the Company's interest coverage ratio is less than 2.5:1 or adjusted consolidated net tangible assets is less than 150% of the aggregate indebtedness of the Company. The Company is currently in compliance with the net tangible asset covenant. The Company currently does not meet the interest coverage ratio necessary to incur indebtedness in excess of approximately $51,000,000 primarily as a result of lower than anticipated commodity prices.

4.   STOCKHOLDER'S EQUITY

         In 1993, the Company privately placed 3,036,000 Depositary Shares, each representing a one-eighth interest in a share of $12.00 Convertible Preferred Stock. The Company received $72,508,000 net proceeds from the offering. Each share of the Convertible Preferred Stock is convertible at any time at the option of the holder into
         10.392 shares of Common Stock. Annual cumulative dividends of $12.00 per share of Convertible Preferred Stock ($1.50 per Depositary Share) are payable each May 15, August 15, November 15, and February 15, when, and if declared by the Board. Dividends at the rate of $12.00 per share, annually, were paid through February 15, 1996. Subsequent to that date, no dividends have been declared or paid on the Company's preferred shares.

         In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Convertible Preferred Stock are entitled to receive a liquidation preference of $200.00 per share ($75,900,000 or $25 per Depositary Share), plus accrued unpaid dividends. The shares of Convertible Preferred Stock are redeemable at the option of the Company, in whole or in part at any time at $208.40 per share, declining ratably to $200 per share in May 2003.

         In conjunction with the Merger, Patina offered to exchange Patina's preferred stock for Gerrity's preferred stock (the "Original Exchange Offer"). A total of 1,204,847 shares were issued in exchange for approximately 75% of Gerrity's preferred stock. Subsequent to the quarter end, Patina announced that it intended to amend Gerrity's certificate of incorporation to provide that all remaining shares of Gerrity's preferred stock would be exchanged for Patina's preferred stock on the same terms as the Original Exchange Offer.

         In accordance with the Merger Agreement, the shares of common stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (13,781,260 common shares) were collectively converted into an aggregate of 6,000,000 shares of common stock, par value $.01 per share of Patina, and 3,000,000 five-year warrants initially to purchase one share of Patina Common Stock at an exercise price of $12.50 per share. Immediately subsequent to this conversion, the authorized common shares of the Company were reduced from 40,000,000 to 1,000 of which 100 are issued and outstanding, all owned by Patina.

5.   INCOME TAXES

         The difference between the benefit from income taxes for the three and six months ended June 30, 1995 and 1996, and the amount which would be determined by applying statutory income tax rates to income before income taxes is due primarily to a reduction of the effective tax rate as a result of the anticipated realization of alternative minimum tax credits and utilization of Section 29 tax credits, respectively.

6.   COMMITMENTS AND CONTINGENCIES

         In January 1996, Gerrity and three other producers were sued by five plaintiffs purporting to represent all persons who, at any time since January 1, 1960, have had agreements providing for royalties from gas production in Colorado to be paid by the Company under a number of various lease provisions. The plaintiffs allege that the Company improperly deducted unspecified "post-production" costs incurred by the Company prior to calculating royalty payments in breach of the relevant lease provisions and that the Company fraudulently concealed that fact from the plaintiffs. The plaintiffs seek unspecified compensatory and punitive damages and a declaratory judgment that the Company was not permitted to deduct post-production costs prior to calculating royalties paid to the class. The Company believes that costs deducted by it in calculating royalties are and have been proper under the relevant lease provisions, and it intends to defend this and any similar suits vigorously. At this time, the Company is unable to estimate the range of potential loss, if any, from this uncertainty. However, the Company believes the resolution of this uncertainty should not have a material adverse effect upon the Company's financial position, although an unfavorable outcome in any reporting period could have a material impact on the Company's results of operations for that period.

         In March 1996, a complaint was filed in the Court of Chancery for the State of Delaware against the Company and each of the directors of the Company, Brickell Partners v. Gerrity Oil & Gas Corporation, C.A. No. 14888 (Del. Ch.). The complaint alleges that the "action is brought
         (a) to restrain the defendants from consummating a merger which will benefit the holders of the Company's common stock at the expense of the holders of the Preferred and (b) to obtain a declaration that the terms of the proposed merger constitute a breach of the contractual rights of the Preferred." The complaint seeks, among other things, certification as a class action on behalf of all holders of the Company's preferred stock, a declaration that the defendants have committed an abuse of trust and have breached their fiduciary and contractual duties, an injunction enjoining the Merger and money damages. Defendants believe that the complaint is without merit and intend to vigorously defend against the action. At this time, the Company is unable to estimate the range of potential loss, if any, from this uncertainty. However, the Company believes the resolution of this uncertainty should not have a material adverse effect upon the Company's financial position, although an unfavorable outcome in any reporting period could have a material impact on the Company's results of operations for that period.

         The financial statements reflect favorable legal proceedings only upon receipt of cash, final judicial determination or execution of a settlement agreement. The Company is a party to various other lawsuits incidental to its business, none of which are anticipated to have a material adverse impact on its financial position or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

         To Gerrity Oil & Gas Corporation:


         We have audited the accompanying consolidated balance sheets of Gerrity Oil & Gas Corporation ("Gerrity") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Gerrity's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gerrity Oil & Gas Corporation as of December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Denver, Colorado
March 19, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Gerrity Oil & Gas Corporation:


         We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Gerrity Oil & Gas Corporation ("Gerrity") for the year ended December 31, 1993. These financial statements are the responsibility of Gerrity's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Gerrity Oil & Gas Corporation for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

         As explained in Note 1 to the financial statements, effective January 1, 1993, Gerrity changed its method of accounting for income taxes.


COOPERS & LYBRAND


Denver, Colorado
March 30, 1994

                        GERRITY OIL & GAS CORPORATION

                         CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                                (IN THOUSANDS)

                                    ASSETS

                                                                                      1994            1995
                                                                                      ----            ----
Current assets:
  Cash and equivalents                                                              $    110        $  1,433
  Accounts receivable:
    Trade                                                                             12,486           9,110
    Income and severance tax refunds                                                   1,430           3,631
  Inventories                                                                          1,541             789
  Prepaid expenses and other                                                             202             152
                                                                                    --------        --------
         Total current assets                                                         15,769          15,115
                                                                                    --------        --------
Oil and gas properties, at cost (successful efforts method)                          389,377         390,135
Less accumulated depletion, depreciation and amortization                            (89,189)       (105,023)
                                                                                    --------        --------
         Net oil and gas properties                                                  300,188         285,112
                                                                                    --------        --------
Property and equipment, at cost:
  Gathering systems                                                                   10,658          11,218
  Vehicles, furniture and equipment                                                    7,863           6,606
                                                                                    --------        --------
                                                                                      18,521          17,824
  Less accumulated depreciation and amortization                                      (3,952)         (4,962)
                                                                                    --------        --------
         Net property and equipment                                                   14,569          12,862
                                                                                    --------        --------
Note receivable from related party                                                     1,000           1,000
Debt issuance costs and other, net                                                     6,164           5,460
                                                                                    --------        --------
                                                                                    $337,690        $319,549
                                                                                    ========        ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                                             $ 10,491        $  5,986
  Interest payable                                                                     6,356           5,665
  Ad valorem taxes payable                                                             5,703           5,253
  Undistributed revenue payable                                                        2,509           2,837
  Current maturities of long-term debt                                                    --           1,125
  Income taxes payable                                                                   556             596
  Other                                                                                  120             236
                                                                                    --------        --------
         Total current liabilities                                                    25,735          21,698
                                                                                    --------        --------
Long-term liabilities:
  Long-term debt, net of current maturities                                          129,000         116,875
  Unearned revenue                                                                        --           9,139
  Ad valorem taxes payable                                                             5,048           4,479
  Deferred income taxes                                                                   --           2,012
  Other                                                                                3,155           3,121
                                                                                    --------        --------
         Total long-term liabilities                                                 137,203         135,626
                                                                                    --------        --------
Commitments and contingencies (Note 5)
Stockholders' equity:
  Convertible preferred stock, par value $.01 per share;
    500,000 shares authorized, 379,500 shares issued and
    outstanding (Liquidation preference of $75,900)                                        4               4
  Common stock, par value $.01 per share; 40,000,000
    shares authorized, 13,781,260 shares issued and
    outstanding                                                                          138             138
  Additional paid-in capital                                                         160,524         160,524
  Retained earnings                                                                   14,086           1,559
                                                                                    --------        --------
         Total stockholders' equity                                                  174,752         162,225
                                                                                    --------        --------
                                                                                    $337,690        $319,549
                                                                                    ========        ========

The accompanying notes are an integral part of these consolidated financial statements.

                        GERRITY OIL & GAS CORPORATION

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        1993          1994            1995
                                                                        ----          ----            ----
Revenue:
  Oil and gas sales                                                    $65,113       $64,555        $ 51,513
  Interest and other income                                              2,200         1,033           2,347
                                                                       -------       -------        --------
         Total revenue                                                  67,313        65,588          53,860
                                                                       -------       -------        --------
Costs and expenses:
  Lease operating expenses                                               4,366         5,842           4,734
  Production taxes                                                       4,398         4,882           3,632
  Depletion, depreciation and amortization                              25,414        32,458          30,333
  General and administrative, net                                        8,574        10,799           7,731
  Interest expense                                                       7,470        10,161          14,505
  Restructuring expenses                                                    --            --             828
  Loss on disposition of Wyoming properties                                 --           442             --
  Abandonments, exploration and other                                      168           228             285
                                                                       -------       -------        --------
         Total costs and expenses                                       50,390        64,812          62,048
                                                                       -------       -------        --------
Income (loss) before income taxes                                       16,923           776          (8,188)
Benefit (provision) for income taxes                                    (3,328)          (41)            215
                                                                       -------       -------        --------
Income (loss) before extraordinary item and
  cumulative effect of accounting change                                13,595           735          (7,973)
Extraordinary item--loss on early
  extinguishment of debt, net of tax benefit
  of $1,200 and $127                                                    (2,629)       (2,409)             --
Cumulative effect of adopting FAS 109                                    1,100            --              --
                                                                       -------       -------        --------
Net income (loss)                                                       12,066        (1,674)         (7,973)
Dividends on convertible preferred stock                                (2,960)       (4,554)         (4,554)
                                                                       -------       -------        --------
Net income (loss) applicable to common stock                           $ 9,106       $(6,228)       $(12,527)
                                                                       =======       =======        ========
Per common share:
  Income (loss) before extraordinary item and
    cumulative effect of accounting change                             $   .78       $  (.27)       $   (.91)
  Extraordinary item--loss on early
    extinguishment of debt                                                (.20)         (.18)             --
  Cumulative effect of adopting FAS 109                                    .08            --              --
                                                                       -------       -------        --------
  Net income (loss)                                                    $   .66       $  (.45)       $   (.91)
                                                                       =======       =======        ========
Weighted average shares outstanding                                     13,697        13,781          13,781
                                                                       =======       =======        ========


The accompanying notes are an integral part of these consolidated financial statements.

                        GERRITY OIL & GAS CORPORATION

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                   CONVERTIBLE
                                                    PREFERRED
                                                      STOCK                COMMON STOCK       ADDITIONAL
                                                      -----                ------------        PAID-IN    RETAINED
                                                SHARES     AMOUNT       SHARES     AMOUNT      CAPITAL    EARNINGS     TOTAL
                                                ------     ------       ------     ------      -------    --------     -----
Balance at December 31, 1992                         --       $--     13,625,010      $136    $ 86,575     $10,639    $ 97,350
Net income                                           --        --             --        --          --      12,066      12,066
Proceeds from issuance of convertible
  preferred stock net of offering costs
  of $3,392                                     379,500         4             --        --      72,504          --      72,508
Dividends on convertible preferred stock
  ($6.30 per share)                                  --        --             --        --          --      (2,391)     (2,391)
Proceeds from exercise of stock options              --        --        156,250         2       1,445          --       1,447
                                                -------       ---     ----------      ----    --------     -------    --------
Balance at December 31, 1993                    379,500         4     13,781,260       138     160,524      20,314     180,980
Net loss                                             --        --             --        --          --      (1,674)     (1,674)
Dividends on convertible preferred
  stock ($12.00 per share)                           --        --             --        --          --      (4,554)     (4,554)
                                                -------       ---     ----------      ----    --------     -------    --------
Balance at December 31, 1994                    379,500         4     13,781,260       138     160,524      14,086     174,752
Net loss                                             --        --             --        --          --      (7,973)     (7,973)
Dividends on convertible preferred stock
  ($12.00 per share)                                 --        --             --        --          --      (4,554)     (4,554)
                                                -------       ---     ----------      ----    --------     -------    --------
Balance at December 31, 1995                    379,500       $ 4     13,781,260      $138    $160,524     $ 1,559    $162,225
                                                =======       ===     ==========      ====    ========     =======    ========



The accompanying notes are an integral part of these consolidated financial statements.

                         GERRITY OIL & GAS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                       1993          1994            1995
                                                                       ----          ----            ----
Cash flows from operating activities:
  Net income (loss)                                                  $  12,066     $  (1,674)      $  (7,973)
  Adjustments to reconcile net income to net
    cash provided by  operating activities:
  Depletion, depreciation and amortization                              25,414        32,458          30,333
  Amortization of loan fees                                                878           950             643
  (Gain) loss on asset dispositions, net                                (1,452)           18             370
  Deferred income taxes                                                    718          (356)          2,230
  Amortization of unearned revenue                                          --            --            (257)
  Loss on early extinguishment of debt                                   3,829         2,536              --
  Cumulative effect of adopting FAS 109                                 (1,100)           --              --
                                                                     ---------     ---------       ---------
                                                                        40,353        33,932          25,346
  Changes in operating assets and liabilities:
    Decrease (increase) in:
      Accounts receivable, trade                                        (8,722)        1,627           3,811
      Accounts receivable, tax refunds                                    (822)          (81)         (2,201)
      Other                                                             (1,146)          (26)            (19)
    Increase (decrease) in:
      Accounts payable and accrued expenses                               (682)        1,108            (193)
      Interest payable                                                     307         6,025            (691)
      Ad valorem taxes payable                                           3,505         2,641          (1,019)
      Undistributed revenue payable                                      2,052           276             328
      Income taxes payable                                              (1,227)          422              40
      Other                                                                 17          (222)             82
                                                                     ---------     ---------       ---------
  Net cash provided by operating activities                             33,635        45,702          25,484
                                                                     ---------     ---------       ---------
Cash flows from investing activities:
  Capital expenditures                                                (102,595)      (48,337)        (22,281)
  Proceeds from sale of assets                                              --           569          13,715
  Notes receivable from related party                                    1,000        (1,000)             --
  Other                                                                   (800)          800              --
                                                                     ---------     ---------       ---------
  Net cash used in investing activities                               (102,395)      (47,968)         (8,566)
                                                                     ---------     ---------       ---------
Cash flows from financing activities:
  Proceeds from long-term borrowings                                   159,500       126,875          24,250
  Principal payments under long-term borrowings                      (163,5480)     (113,691)        (35,250)
  Proceeds from issuance of convertible
    preferred stock, net                                                72,508            --             --
  Proceeds from issuance of common stock                                 1,247            --             --
  Dividends paid on convertible preferred stock                         (2,391)       (4,554)         (4,554)
  Loan origination fees paid                                            (4,483)       (6,398)            (41)
                                                                     ---------     ---------       ---------
  Net cash provided by (used in) financing
    activities                                                          62,833         2,232         (15,595)
                                                                     ---------     ---------       ---------
Net increase (decrease) in cash and equivalents                         (5,927)          (34)          1,323
Cash and equivalents, beginning of year                                  6,071           144             110
                                                                     ---------     ---------        --------
Cash and equivalents, end of year                                    $     144     $     110        $  1,433
                                                                     =========     =========        ========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest, net of capitalized
    amounts                                                          $   6,284     $   3,186        $ 14,553
  Cash paid (refunded) for income taxes                                  2,714          (151)             (8)


The accompanying notes are an integral part of these consolidated financial statements.

                         GERRITY OIL & GAS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

         Gerrity Oil & Gas Corporation ("Gerrity") is an independent energy company primarily engaged in the drilling of low risk oil and gas development wells. Gerrity was formed in 1990 to consolidate the oil and gas interests and operations of several entities in the Wattenberg Field of the Denver-Julesburg Basin (the "D-J Basin") in Colorado. Gerrity, as operator of jointly owned oil and gas properties, sells a significant amount of such production to certain major customers (see Note 9), and pays vendors for oil and gas services. Joint interest receivables are subject to collection under terms of operating agreements which generally provide lien rights.

         The consolidated financial statements include the accounts of Gerrity and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Developments

         In January 1996, Gerrity entered into an agreement whereby Gerrity will be merged with (the "Merger") a wholly-owned subsidiary of Patina Oil & Gas Corporation ("Patina"), which is a wholly-owned subsidiary of Snyder Oil Corporation ("SOCO"). Immediately prior to the merger, SOCO will contribute its assets in the Wattenberg Field of the D-J Basin and $75,000,000 of bank debt to another wholly-owned subsidiary of Patina. As a result, SOCO will own 70% of the common stock and the former Gerrity common shareholders will own 30% of the common stock of Patina and warrants to purchase additional shares of Patina common stock. As amended in March 1996, holders of Gerrity's Depositary Shares representing an interest in Gerrity's Convertible Preferred Stock will be entitled to exchange their shares for shares of convertible preferred stock of Patina pursuant to an exchange offer to be commenced by Patina in connection with the Merger or retain their existing Gerrity Depositary Shares. The consummation of the merger is subject to certain conditions including approval by Gerrity's common stockholders. There can be no assurance that the merger will be consummated.

         If the Merger is consummated, the assets and liabilities of Gerrity will be revalued in the consolidated financial statements of Patina based on fair value. The assigned fair value of the Gerrity assets and liabilities may be pushed down for the separate financial statements of Gerrity resulting in a substantial decline in the book value of Gerrity's assets.

  Cash Equivalents

         Gerrity considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The total carrying amount of cash and cash equivalents approximates the fair values of such instruments.

  Oil and Gas Producing Activities

         Gerrity follows the "successful efforts" method of accounting for its oil and gas properties. Under this method of accounting, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well has not found proved reserves, the costs of drilling the well are charged to expense. The costs of development wells are capitalized whether productive or nonproductive.

         Geological and geophysical costs and the costs of carrying and retaining undeveloped properties are expensed as incurred. Depletion, depreciation and amortization of capitalized costs for producing oil and gas properties is provided using the units-of-production method based upon proved reserves. An accrual for estimated dismantlement, restoration, and abandonment costs is being provided over the lives of the related producing wells. At December 31, 1995, Gerrity has recorded a cumulative provision for such costs of $3,121,000. Management estimates that the salvage value of lease and well equipment will approximately offset the future liability for such costs.

         The net capitalized costs of proved oil and gas properties are limited to the aggregate undiscounted after-tax future net revenues (the "ceiling") related to such properties. If the net capitalized costs exceed the ceiling, the excess will be recorded as a charge to operations.

         In March 1995, the Financial Accounting Standards Board issued Statement No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FAS 121 requires entities to review long-lived assets to be held and used or held for disposal for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Gerrity is required to adopt FAS 121 on January 1, 1996. Management believes that the adoption of this pronouncement will have no significant impact on its results of operations or financial position, if its oil and gas properties are held and used.

  Inventories

         Inventories consist primarily of tubular goods valued at the lower of cost (specific identification or average cost) or market.

  Property and Equipment

         Property and equipment is recorded at cost. Renewals and betterments which substantially extend the useful life of the assets are capitalized. Maintenance and repairs are expensed when incurred. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets of three to 30 years. Gains and losses on retirements are included in operations.

  Debt Issue Costs

         Costs associated with the issuance of debt are capitalized and amortized using the effective interest method over the term of the related debt.

  Revenue Recognition

         Revenue from oil and gas sales is recorded on an accrual basis as sales are made and deliveries occur.

  Gas Balancing

         Gerrity uses the entitlements method to account for gas imbalances. Under this method, revenue is recorded on the basis of Gerrity's proportionate share of total gas sold from the affected wells. Gerrity's gas imbalances at December 31, 1994 and 1995 were not significant.

  Income Taxes

         Effective January 1, 1993, Gerrity adopted Statement of Financial Accounting Standards No. 109 ("FAS 109") Accounting for Income Taxes. The adoption of FAS 109 changed Gerrity's method of accounting for income taxes from the deferred method ("APB 11") to an asset and liability approach. Previously Gerrity deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of those assets and liabilities. FAS 109 also requires the recording of a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

         The adoption of FAS 109 resulted in a one time benefit of $1,100,000 ($.08 per common share) during 1993.

  Earnings Per Share

         Earnings per share on income (loss) before extraordinary item and cumulative effect of accounting change is calculated by dividing income before these items, after deduction of cumulative dividends on convertible preferred stock for the year, by the weighted average number of common shares outstanding during the period. Earnings per share on the extraordinary item and cumulative effect of adopting FAS 109 is calculated by dividing such items by the weighted average number of common shares outstanding during the year. The effects of convertible preferred stock and common stock options have not been included in the computation as their effect is either not dilutive or antidilutive.

  Reclassifications

         Certain amounts in the 1993 and 1994 Consolidated Financial Statements have been reclassified to correspond to the 1995 presentation.

2.  EMPLOYEE BENEFIT PLANS

  Stock Option Plan

         Gerrity has 2,000,000 shares of common stock reserved for issuance under its 1993 Stock Option Plan (the "1993 Plan"), which was adopted by the Board of Directors on August 16, 1993. The 1993 Plan was adopted to replace Gerrity's Second Amended and Restated Stock Option Plan (the "Second Amended Plan"), which was terminated by Gerrity in August 1993 upon the voluntary surrender and cancellation of all options under the plan.

         The 1993 Plan was implemented on August 16, 1993 and like the Second Amended Plan, the 1993 Plan authorizes the issuance of stock options for up to 2,000,000 shares of Gerrity's common stock. Options for 1,846,500 shares of Gerrity's common stock were granted under the 1993 Plan on August 16, 1993. All of such options were granted at an initial exercise price of $13.00 per share compared to a weighted average exercise price of $9.55 per share under the Second Amended Plan.

         On March 3, 1994, the Board of Directors voted to amend the 1993 Plan and reprice existing options granted thereunder. The outstanding options were repriced to an exercise price of $9.50 per share, to bring them in line with the options granted and voluntarily surrendered under the Second Amended Plan. The vesting provisions of the 1993 Plan were also amended to provide that 50% of any outstanding unvested options will become exercisable upon Gerrity's common stock price reaching $13.00, and the remaining 50% will become exercisable upon the stock price reaching $16.00. In any event, all options are exercisable during the last three months of their term. All of the options granted under the 1993 Plan will expire in ten years if not exercised earlier.

         In addition to options granted under the 1993 Plan, options for 150,000 shares and 50,000 shares with exercise prices of $13.00 and $6.00 per share were granted in 1993 and 1994, respectively. The option granted in 1994 is subject to the same vesting requirements as those issued under the 1993 Plan, as amended. The 1993 option is currently exercisable for 100,000 shares and the remaining 50,000 shares will become exercisable on July 31, 1997 or earlier if Gerrity achieves certain income per share targets. If this option is not exercised by August 31, 1997, it will expire. At December 31, 1994 and 1995 there was an option outstanding under a prior plan to purchase 20,000 shares at $8.00 per share which, if not exercised earlier, will expire in March 2002.

         Presented below is a summary of options granted, expired, exercised, surrendered and outstanding during 1993, 1994 and 1995:

                                                STOCK OPTION PLANS
                                                ------------------
                                           SECOND                                 OTHER
                                          AMENDED             1993 PLAN          OPTIONS            TOTAL
                                          -------             ---------          -------            -----
Balance, January 1, 1993                   1,785,000                   --         112,500          1,897,500
Options granted                              103,500            1,846,500         150,000          2,100,000
Options expired                             (193,750)              (1,500)             --           (195,250)
Options exercised                            (63,750)(1)                          (92,500)(2)       (156,250)
Options surrendered                       (1,631,000)                  --              --         (1,631,000)
                                          ----------           ----------         -------         ----------

Balance, December 31, 1993                        --            1,845,000         170,000          2,015,000
Options granted                                   --              295,000          50,000            345,000
Options surrendered                               --             (397,250)             --           (397,250)
                                          ----------           ----------         -------         ----------

Balance, December 31, 1994                        --            1,742,750         220,000          1,962,750
Options granted                                   --              310,000              --            310,000
Options surrendered                               --             (333,750)             --           (333,750)
                                          ----------           ----------         -------         ----------

Balance, December 31, 1995                        --            1,719,000         220,000          1,939,000
                                          ==========           ==========         =======         ==========

(1)      Consists of 63,750 shares at an exercise price of $8.00 per share.

(2) Consists of 2,500 shares at an exercise price of $6.625 per share and 90,000 shares at an exercise price of $8.00 per share.

         Of the options for 1,939,000 shares outstanding at December 31, 1995, options for 976,000 shares are currently exercisable. At December 31, 1995, the exercise price was $13.00 for 150,000 shares, $9.50 for 1,361,500 shares, $8.00 for 20,000 shares, $6.00 for 100,000 shares and $4.00 for 307,500 shares.
The exercise price of all outstanding options is at least equal to the fair market value on the date of grant or repricing.

  Key Employee Participation Plan

         In July 1991, Gerrity instituted a Key Employee Participation Plan ("KEPP" or the "Participation Plan") pursuant to which certain key employees of Gerrity were given the opportunity to participate in Gerrity's drilling or recompletion of development wells. Wells drilled pursuant to certain financing arrangements were not subject to the Participation Plan. Each year, the participants were able to elect to acquire a stated percentage of the working interest in each of the wells Gerrity planned to drill or recomplete for such year. The participants were required to acquire the same percentage working interest in all such wells and to pay their proportionate share of all costs, including acreage costs. If Gerrity drilled or recompleted more wells during the course of the year than it had anticipated, the participants had the right, but not the obligation, to participate in the drilling of the additional wells on the same basis. Effective July 1, 1993, Gerrity's Board of Directors terminated the Participation Plan.

         Gerrity drilled or recompleted 93 wells subject to the Participation Plan for 1993. The participants acquired a total of approximately 15% of the working interests in such wells, at a total cost of approximately $2,179,000. Nonofficer employees elected to acquire approximately 1% of the interests available under the Participation Plan and officers and directors of Gerrity acquired approximately 14%.

         During the fourth quarter of 1993, Gerrity purchased the KEPP interests of all current officers, directors and employees of Gerrity. The purchase price as of December 1, 1993 for such KEPP interests of approximately $8,466,000 was determined by the disinterested members of Gerrity's Board of Directors. An independent investment banking firm provided an opinion, based on a $9,000,000 valuation for the total KEPP interests outstanding, which concluded that such purchase price was fair to Gerrity from a financial point of view. During 1993 Gerrity paid approximately $8,184,000 and an additional $282,000 of the purchase price was owed as of December 31, 1993.

         In September 1993, Gerrity acquired the KEPP interests of a former officer and director of Gerrity for a purchase price of approximately $280,000.

  Bonus Plan

         Gerrity's Board of Directors or its Compensation Committee approves executive bonuses for each year. Bonuses were $412,500, $530,000 and $215,000 in 1993, 1994 and 1995, respectively.

3.  RELATED PARTY TRANSACTIONS

         In 1994, Gerrity's Board of Directors approved loans to an officer up to $1,500,000. During November 1994, the officer borrowed $1,000,000 from Gerrity. The promissory note bears interest at prime plus 3/4% (9.25% at December 31, 1995), with interest payable on November 1 of each year. Principal amortization is at the discretion of the Board of Directors, but in any event, the principal amount with all accrued interest shall be due on December 31, 2000.

         In 1992, Gerrity's Board of Directors approved loans to an officer up to $1,000,000. During April 1993, the maximum amount of loans authorized to be outstanding to this officer was increased to $2,500,000. Outstanding loans provided for interest at the prime rate plus 3/4%, and were repayable in monthly installments of interest only through December 31, 1993, and fully amortizing monthly installments of principal and interest for the ensuing four years. These loans were collateralized by a pledge of shares of Gerrity's common stock owned by the officer. In addition, in April 1993 Gerrity's Board of Directors approved loans aggregating up to $350,000 to two other officers of Gerrity. These loans provided for interest at the prime rate plus 2%, and were due by December 31, 1993. All loans to officers were repaid during 1993.

         During 1993, Gerrity paid approximately $109,000 to a company owned by an officer and director for charter jet service.

         On April 2, 1993 Gerrity entered into a $95,000,000 Senior Secured Revolving Credit Facility with a group of banks and financial institutions (the "Lenders"). The lead bank and agent for the Lenders under the credit agreement was Banque Indosuez and, during 1993 and 1994, Gerrity incurred agency fees of $93,750 and $62,500, respectively. A principal with Indosuez Capital, an affiliate of Banque Indosuez, served on Gerrity's Board of Directors from August 1993 through September 1994.

         In December 1993, Indosuez Capital entered into a twelve-month exclusive agreement, as amended, with Gerrity whereby Indosuez Capital served as financial advisor in connection with an offering of debt securities. In connection with the offering of the 11 3/4% Senior Subordinated Notes in June 1994, Gerrity paid an advisory and placement fee of approximately $1,850,000.

4.  LONG-TERM DEBT

         Long-term debt at December 31, 1994 and 1995 consists of the following:

                                                                                      1994           1995
                                                                                      ----           ----
                                                                                         (IN THOUSANDS)
11 3/4% Senior Subordinated Notes due July 15, 2004                                  $100,000       $100,000
Note payable, banks, collateralized by Gerrity's interest
  in substantially all of its oil and gas properties                                   29,000         18,000
                                                                                     --------       --------
Total long-term debt                                                                  129,000        118,000
Less current maturities                                                                    --          1,125
                                                                                     --------       --------
Long-term debt, net of current maturities                                            $129,000       $116,875
                                                                                     ========       ========

         The aggregate maturities of long-term debt at December 31, 1995 are as follows:

                                                                                             YEAR ENDED
                                                                                            DECEMBER 31,
                                                                                           --------------
                                                                                           (IN THOUSANDS)
1996                                                                                          $  1,125
1997                                                                                             4,500
1998                                                                                             4,500
1999                                                                                             4,500
2000                                                                                             3,375
Thereafter                                                                                     100,000
                                                                                              --------
         Total                                                                                $118,000
                                                                                              ========

         On July 1, 1994, Gerrity received the net proceeds of approximately $95,000,000 from its offering of $100,000,000 of 11 3/4% Senior Subordinated Notes due July 15, 2004. Interest is payable each January 15 and July 15, commencing January 15, 1995. The Notes are redeemable at the option of Gerrity, in whole or in part, at any time on or after July 15, 1999, initially at 105.875% of their principal amount, declining to 100% on or after July 15, 2001. Upon the occurrence of a change of control, as defined in the Notes, Gerrity would be obligated to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof. In addition, Gerrity would be obligated, subject to certain conditions, to make offers to purchase Notes with the net cash proceeds of certain asset sales or other dispositions of assets at a price of 101% of the principal amount thereof. The Notes are unsecured general obligations of Gerrity and are subordinated to all senior indebtedness of Gerrity and to any existing and future indebtedness of Gerrity's subsidiaries. Gerrity utilized the net proceeds from the Notes to pay down $85,000,000 of outstanding debt under Gerrity's bank credit agreement and to prepay all $10,000,000 of the then outstanding senior subordinated debt.

         The Notes contain covenants that, among other things, limit the ability of Gerrity to incur additional indebtedness, pay dividends, engage in transactions with shareholders and affiliates, create liens, sell assets, engage in mergers and consolidations and make investments in unrestricted subsidiaries. Specifically, the Notes restrict Gerrity from incurring indebtedness (exclusive of the Notes) in excess of approximately $51,000,000, if after giving effect to the incurrence of such additional indebtedness and the receipt and application of the proceeds therefrom, Gerrity's interest coverage ratio is less than 2.5:1 or adjusted consolidated net tangible assets is less than 150% of the aggregate indebtedness of Gerrity. Gerrity is currently in compliance with the net tangible asset covenant. Gerrity currently does not meet the interest coverage ratio necessary to incur indebtedness in excess of approximately $51,000,000 primarily as a result of lower than anticipated commodity prices. Gerrity is of the opinion that this will have no materially adverse effect on its financial condition.

         On December 21, 1994, Gerrity entered into an Amended and Restated Credit Agreement with a group of commercial lending institutions including Bank of Montreal, Den Norse Bank, Societe Generale, Credit Lyonnais and Christiania Bank (the "Lenders"). The Credit Agreement currently includes commitments to lend up to $60,000,000 to Gerrity. Borrowings under the Credit Agreement are secured by a pledge of the stock of all of Gerrity's subsidiaries and a mortgage on substantially all of Gerrity's oil and gas properties. As of December 31, 1995, Gerrity had outstanding borrowings of $18,000,000.

         The amount available to be drawn by Gerrity under the Credit Agreement is subject to a borrowing base (the "Borrowing Base"), which is based upon the Lenders' determination of the amount of Indebtedness (as defined in the Credit Agreement) for borrowed money that can be supported by Gerrity's proved oil and gas reserves. The Borrowing Base is generally determined semi-annually, but may be redetermined, at the option of either Gerrity or the Lenders, one additional time each year, and will be redetermined on certain sales of assets included in the Borrowing Base. If the Borrowing Base is redetermined in such a manner that the amount outstanding under the Credit Agreement exceeds the new Borrowing Base, then Gerrity must either, at its election, deliver additional security covering additional oil and gas assets or make a payment in an amount necessary to cure the deficiency. If such deficiency has not been cured within 30 days, then it must be cured by repaying the Credit Agreement in an amount equal to the deficiency. The Borrowing Base under the Credit Agreement was set at $32,000,000 on December 15, 1995.

         Borrowings under the Credit Agreement are currently revolving loans. On October 31, 1996 (the "Conversion Date"), all borrowings then outstanding will be converted into a term loan. The term loan will require quarterly principal and interest payments on the last day of each March, June, September and December. Principal payments will be equal to the borrowings outstanding on the Conversion Date.

         Borrowings under the Credit Agreement prior to the Conversion Date bear interest, at Gerrity's option, at a rate equal to (i) LIBOR plus a margin of 1.75% or (ii) the Alternate Base Rate, plus a margin of 0.75%. The Alternate Base Rate equals the higher of the federal funds rate plus 1/2% and the prime rate of interest. The weighted average interest rate on outstanding borrowings under the Credit Agreement was 7.56% at December 31, 1995. From the Conversion Date to the maturity date, borrowings will bear interest at a rate of 1/2 of 1% greater than the rates prior to the Conversion Date.

         The Credit Agreement, as amended, includes various covenants which prohibit or limit Gerrity's ability (a) to incur or cause to exist additional Indebtedness (as defined in the Credit Agreement), (b) make certain investments other than for capital expenditures, (c) incur certain additional liens, (d) repurchase or redeem capital stock, (e) merge, consolidate or sell substantially all of its assets, (f) enter into certain transactions with affiliates, (g) repay or purchase any debt and (h) to make capital expenditures in the D-J Basin in excess of

110% of the amounts projected in reports furnished to the Lenders thereunder. The Credit Agreement also contains certain restrictions on the ability of Gerrity to declare or pay dividends (other than dividends payable on Gerrity's convertible preferred stock so long as no default has occurred under the Credit Agreement). Additionally, the Credit Agreement requires that Gerrity's debt to capitalization ratio (as defined in the Credit Agreement) may not exceed 60% through 1995 or 55% thereafter. Gerrity also must maintain a tangible net worth of $140,000,000 plus 50% of net income (as adjusted) beginning July 1, 1994. Gerrity is currently in compliance with the above covenants.

         The carrying amount of the borrowings outstanding under the Credit Agreement approximates the fair value of such borrowings. The fair value of the 11 3/4% Senior Subordinated Notes outstanding approximates $94,875,000 at December 31, 1995.

         On September 20, 1994, Gerrity replaced Banque Indosuez with the Bank of Montreal as agent on its Credit Agreement. All nonagent banks previously participating in Gerrity's Credit Agreement remained a part of the new bank group. As a part of the transaction, Gerrity paid Bank of Montreal a fee of $500,000, which will be amortized over the term of the agreement as additional interest expense. Gerrity expensed the $2,536,000 of net unamortized debt issuance costs which had been previously paid as an extraordinary loss during the year ended December 31, 1994.

         In connection with the replacement of an $80,000,000 revolving credit facility and prepayment of senior subordinated notes and prepayment of a note payable, Gerrity recognized extraordinary losses on early extinguishments of debt during 1993 totaling $2,629,000 (net of $1,200,000 of tax benefit) representing unamortized debt issue costs associated with such borrowings.

         During 1993, Gerrity incurred total interest cost of $8,698,000, of which $7,470,000 was expensed and $1,228,000 was capitalized. During 1994, Gerrity incurred total interest cost of $11,536,000, of which $10,161,000 was expensed and $1,375,000 was capitalized. During 1995, Gerrity incurred total interest cost of $15,244,000, of which $14,505,000 was expensed and $739,000 was capitalized.

5.  COMMITMENTS AND CONTINGENCIES

  Commitments

         Gerrity leases office space and certain equipment under noncancelable operating lease agreements. Future minimum lease payments under all noncancelable operating leases with lease terms in excess of one year are as follows:

                                                                                             YEAR ENDED
                                                                                            DECEMBER 31,
                                                                                           --------------
                                                                                           (IN THOUSANDS)
1996                                                                                           $  360
1997                                                                                              360
1998                                                                                              359
1999                                                                                              358
2000                                                                                              209
                                                                                               ------
         Total                                                                                 $1,646
                                                                                               ======

         Rental expense under all operating leases approximated $866,000, $1,182,000 and $477,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Rent expense is included in general and administrative expense in the accompanying statements of operations.

         In connection with its formation and initial public offering, Gerrity granted certain entities the right to require Gerrity, at its expense, to register their shares under the Securities Act of 1933. The number of shares subject to registration rights as of December 31, 1995 was approximately 697,000. These registration rights may be exercised on up to three occasions, but may not be exercised within six months of the effective date of any registration statement filed by Gerrity.

         During 1994, Gerrity's Board of Directors approved certain severance benefits for officers of Gerrity in the event an officer's employment is terminated subsequent to a change in control, as defined in the agreements. At December 31, 1995, nine officers of Gerrity were eligible for these benefits, which include between 12 and 36 months of severance pay depending on length of service with Gerrity. In addition, two officers of Gerrity are eligible for 36 months of severance benefits under the terms of their three year employment agreements with Gerrity.

  Contingencies

         On November 17, 1995, the United States District Court for the Southern District of New York entered an order dismissing the lawsuit against Gerrity and certain present and former officers captioned Christopher C. Cline, et al. v. Gerrity Oil & Gas Corp., et al. (Case Number: 95 Civ. 2456). The dismissal was entered pursuant to a settlement whereby Gerrity paid a total of $75,000. Given the uncertainty inherent in litigation, and the projected costs of continuing this litigation in the foreseeable future, Gerrity decided that a settlement of this case for $75,000 was in the best interests of its stockholders, although management of Gerrity continues to believe the case was without merit.

         In January 1996, Gerrity and a number of other producers were served in a class action suit brought in the state district court in the City and County of Denver, Colorado. The plaintiffs allege themselves to be or to have been entitled to have received royalty payments and purport to represent all persons who, at any time since January 1, 1960, have had agreements providing for royalties from gas production in Colorado to be paid by Gerrity under a number of lease provisions. The complaint alleges that Gerrity has improperly deducted unspecified "post-production" costs incurred prior to calculating royalty payments which the plaintiffs allege to be in breach of the relevant lease provisions. Gerrity believes that costs deducted in calculating royalties are and have been proper under the relevant lease and other applicable provisions, and intends to vigorously defend this suit. At this time, Gerrity is unable to estimate the range of potential loss, if any, from this uncertainty. However, Gerrity believes the resolution of this uncertainty should not have a material adverse effect upon Gerrity's financial position, although an unfavorable outcome in any reporting period could have a material impact on Gerrity's results of operations for that period.

         On or about March 8, 1996, a complaint was filed in the Court of Chancery for the State of Delaware against Gerrity and each of the directors of Gerrity, Brickell Partners v. Gerrity Oil & Gas Corporation, C.A. No. 14888 (Del. Ch.). The complaint alleges that the "action is brought (a) to restrain the defendants from consummating a merger which will benefit the holders of Gerrity's common stock at the expense of the holders of the preferred, and (b) to obtain a declaration that the terms of the proposed merger constitute a breach of the contractual rights of the preferred." The complaint seeks, among other things, certification as a class action on behalf of all holders of Gerrity's preferred stock, a declaration that the defendants have committed an abuse of trust and have breached their fiduciary and contractual duties, an injunction enjoining the Merger and money damages. Defendants believe that the complaint is without merit and intend to vigorously defend against the action. At this time, Gerrity is unable to estimate the range of potential loss, if any, from this uncertainty. However, Gerrity believes the resolution of this uncertainty should not have a material adverse effect upon Gerrity's financial position, although an unfavorable outcome in any reporting period could have a material impact on Gerrity's results of operations for that period.

         Gerrity may from time to time be involved in various claims, lawsuits, disputes with third parties, investigations and actions involving allegations of discrimination, tax deficiencies or breach of contract incidental to the operations of its business. Gerrity is not currently involved in any such incidental litigation which it believes could have a materially adverse effect on its financial condition or results of operations.

6.  INCOME TAXES

         Effective January 1, 1993, Gerrity adopted Statement of Financial Accounting Standards No. 109 (FAS 109) Accounting for Income Taxes. The components of the provision for income taxes are as follows:

                                                                         1993          1994            1995
                                                                         ----          ----            ----
                                                                                (IN THOUSANDS)
Current provision (benefit):
  Federal                                                               $2,124         $ 190         $(2,485)
  State                                                                    486           121              40
                                                                        ------         -----         -------
                                                                         2,610           311          (2,445)
                                                                        ------         -----         -------
Deferred provision (benefit):
  Federal                                                                  432          (270)          2,445
  State                                                                    286            --            (215)
                                                                        ------         -----         -------
                                                                           718          (270)          2,230
                                                                        ------         -----         -------
  Provision (benefit) for income taxes                                  $3,328         $  41         $  (215)
                                                                        ======         =====         =======

         Deferred tax assets (liabilities) as of December 31, 1994 and 1995, are comprised of the following (in thousands):

                                                 DECEMBER 31, 1994                  DECEMBER 31, 1995
                                                 -----------------                  -----------------
                                           FEDERAL     STATE      TOTAL      FEDERAL      STATE      TOTAL
                                           -------     -----      -----      -------      -----      -----
Deferred tax assets:
  Alternative minimum tax credit
    carryforwards                           $ 2,886    $  --     $ 2,886    $    400     $    --    $    400
  Less valuation allowance                     (791)      --        (791)         --          --          --
  Net operating loss carryforward             4,216      653       4,869       8,327       1,818      10,145
                                            -------    -----     -------    --------     -------    --------
                                              6,311      653       6,964       8,727       1,818      10,545
Deferred tax liabilities:
  Oil and gas properties                     (5,870)    (868)     (6,738)    (10,739)     (1,818)    (12,557)
                                            -------    -----     -------    --------     -------    --------
Net deferred tax asset (liability)--
  non current                               $   441    $(215)    $   226    $ (2,012)    $    --    $ (2,012)
                                            =======    =====     =======    ========     =======    ========

         The difference between the provision for income taxes and the amounts which would be determined by applying the statutory federal income tax rate to income before income taxes is analyzed below:

                                                                        1993          1994            1995
                                                                        ----          ----            ----
                                                                                (IN THOUSANDS)
Federal tax at the expected statutory rate                             $ 5,923         $ 264         $(2,784)
State income taxes, net of federal benefit,                                502            26            (270)
Section 29 credits                                                      (2,254)         (195)          2,883
Depletion for income tax purposes in excess
  of financial statement cost depletion                                   (140)          (75)            (75)
Other                                                                     (703)           21              31
                                                                       -------         -----         -------
         Total provision (benefit) for income taxes                    $ 3,328         $  41         $  (215)
                                                                       =======         =====         =======

         At December 31, 1995, Gerrity has net operating loss carryforwards of approximately $25,000,000 which may be used to offset taxable income in future years. These loss carryforwards will expire, if unused, beginning in 2009. In addition, Gerrity has an alternative minimum tax credit carryforward for income tax purposes of approximately $400,000, which may be utilized to reduce future regular tax liability of Gerrity. This credit carryforward has no expiration date.

7.  CONVERTIBLE PREFERRED STOCK

         In May 1993, Gerrity completed a private placement of 3,036,000 Depositary Shares, each representing a one-eighth interest in a share of $12.00 Convertible Preferred Stock (379,500 total shares). Gerrity received $72,508,000 net proceeds from the offering (after deducting offering costs of $3,392,000). Each share of the Convertible Preferred Stock is convertible at any time at the option of the holder into 10.392 shares of Common Stock. Gerrity has 3,943,764 shares of its Common Stock reserved for conversion. Annual cumulative dividends of $12.00 per share of Convertible Preferred Stock ($1.50 per Depositary Share) are payable from the date of issuance on each May 15, August 15, November 15, and February 15, when, and if declared by the Board of Directors. Dividends of $2,390,850 ($6.30 per share), $4,554,000 ($12.00 per share), and $4,554,000 ($12.00 per share) were declared and paid during 1993, 1994 and 1995, respectively. In January 1996, the Board of Directors declared a dividend of $1,138,500 ($3.00 per share), which was paid on February 15, 1996.

         In the case of the voluntary or involuntary liquidation, dissolution or winding up of Gerrity, holders of Convertible Preferred Stock are entitled to receive a liquidation preference of $200.00 per share ($75,900,000 or $25 per Depositary Share), plus accrued unpaid dividends. The Convertible Preferred Stock is not redeemable by Gerrity prior to May 23, 1996. On and after such date, the shares of Convertible Preferred Stock will be redeemable at the option of Gerrity, in whole or in part at any time at $208.40 per share, declining ratably to $200 per share on or after May 23, 2003.

8.  ACQUISITIONS AND SALES

         In July 1992, Gerrity sold assets consisting primarily of all of its gas gathering and processing facilities to Associated Natural Gas, Inc. The purchase price had two components: (a) an initial price of $5,500,000, of which $5,000,000 was paid to Gerrity at the closing and $500,000, subsequently adjusted to $319,585, was paid in March 1994, and (b) $3,000,000 in Production Prepayment Adjustments, as defined, the "Adjustments", of which $1,500,000 was paid to Gerrity at closing and $1,500,000 was paid on December 1, 1992. No gain or loss was recognized on the transaction in 1992. Under the terms of the purchase agreement, the Adjustments represented modifications of the purchase price and resulted in an ultimate gain recognized of approximately $1,885,000. During 1993 and 1994, Gerrity recognized $1,452,000 and $433,000, respectively, of the gain in connection with its delivery of the specified quantities associated with the Adjustments.

         On October 13, 1995, Gerrity received $9,550,000 from an unaffiliated third party from the sale of an interest in certain of its properties in the D-J Basin. The sale will enable the purchaser to earn tax credits associated with future natural gas production from the properties. Gerrity reserved a variable production payment that generally will entitle Gerrity to 90% of the net cash flow from the properties. Gerrity will continue to operate the properties and market the related oil and gas production. Additionally, Gerrity has the right to repurchase the property interest effective January 1, 2004. Gerrity has recorded the sale proceeds, net of transaction costs of $154,000, as unearned revenue that will be amortized into revenue on a units of production method. The proceeds were utilized to prepay principal outstanding on Gerrity's revolving Credit Agreement.

9.  DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES

  Net Capitalized Costs

         Net capitalized costs related to Gerrity's oil and gas producing activities are summarized as follows as of December 31, 1994 and 1995.

                                                                                       1994           1995
                                                                                       ----           ----
                                                                                         (IN THOUSANDS)
Developed properties                                                                 $348,372      $ 359,959
Wells in progress                                                                       6,743          1,783
Undeveloped properties                                                                 34,262         28,393
                                                                                     --------      ---------
         Total                                                                        389,377        390,135
Less accumulated depletion, depreciation and amortization                             (89,189)      (105,023)
                                                                                     --------      ---------
Net capitalized costs                                                                $300,188      $ 285,112
                                                                                     ========      =========

  Costs Incurred in Oil and Gas Producing Activities

         Costs incurred in oil and gas property acquisition, exploration and development activities, whether capitalized or expensed, are summarized as follows for the years ended December 31, 1993, 1994 and 1995.

                                                                       1993          1994            1995
                                                                       ----          ----            ----
                                                                                (IN THOUSANDS)
Property acquisition costs                                            $ 16,510       $ 3,431         $ 1,517
Exploration costs                                                           25            17           1,417
Development costs                                                       89,306        36,440          14,808
                                                                      --------       -------         -------
         Total                                                        $105,841       $39,888         $17,742
                                                                      ========       =======         =======

  Major Customers

         For the years ended December 31, 1993, 1994 and 1995, sales to individual customers constituting 10% or more of total revenue are as follows:

                                                                           1993          1994            1995
                                                                           ----          ----            ----
Customer A                                                                  57%           53%             57%
Customer B                                                                  14%           --              --
Customer C                                                                  --            14%             14%

  Oil and Gas Reserve Quantities (Unaudited)

         The reserve information presented below is based upon reports prepared by the independent petroleum engineering firm of Netherland, Sewell & Associates, Inc. ("NSAI"). Gerrity emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

         Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods.

         Presented below is a summary of the changes in estimated proved reserves of Gerrity, all of which are located in the United States, for the years ended December 31, 1993, 1994 and 1995 and the average sales price at the end of each such year.

                                                     1993                 1994                   1995
                                                     ----                 ----                   ----
                                                OIL       GAS         OIL       GAS          OIL       GAS
                                               (MBBL)   (MMCF)      (MBBL)    (MMCF)       (MBBL)    (MMCF)
                                               ------   ------      ------    ------       ------    ------
Proved reserves, beginning of year             16,353   185,161     17,862    208,315      21,297    237,028
Extensions, discoveries and other
  additions(1)                                  4,590    48,572      3,119     27,352         908     12,588
Revisions of previous estimates(2)(3)          (2,825)  (22,838)     1,962     16,965      (3,669)   (21,467)
Production                                     (1,825)  (17,978)    (2,040)   (19,587)     (1,618)   (17,839)
Purchase of reserves-in-place                   1,569    15,398        460      3,983         214      2,021
Sale of reserves-in-place                          --        --        (66)        --        (347)    (6,010)
                                               ------   -------     ------    -------      ------    -------
Proved reserves, end of year                   17,862   208,315     21,297    237,028      16,785    206,321
                                               ======   =======     ======    =======      ======    =======
Proved developed reserves, end of year         13,039   171,906     13,717    181,392      11,573    162,286
                                               ======   =======     ======    =======      ======    =======
Sales price, end of year                       $11.87   $  2.28     $16.16    $  1.88      $18.75    $  1.77
                                               ======   =======     ======    =======      ======    =======

(1) Including recompletions of existing wells to previously unproved reservoirs

(2) Revisions consist of 3,100 Mbbls and 19,900 Mmcfs attributable to proved undeveloped drilling locations and behind-pipe zones determined to be uneconomic using the lower oil prices in effect at December 31, 1993.

(3) For purposes of estimating Gerrity's net proved developed and undeveloped reserves as of December 31, 1995, NSAI prepared such reserves on a basis consistent with Patina's methodology of estimating reserves relating to final decline rates and the exclusion of proved undeveloped reserves with positive future net revenue but negative present value when discounted at 10 percent. This methodology represents a change from Gerrity's estimated proved reserves as of December 31, 1994 prepared by NSAI, resulting in an estimated reduction in proved reserves of approximately five million barrels of oil equivalent and no material change in present value before income taxes.

  Standardized Measure of Discounted Future Net Cash Flows (Unaudited)

         Statement of Financial Accounting Standards No. 69 prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. Gerrity has followed these guidelines which are briefly discussed below.

         Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimated future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and Section 29 credits. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

         The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect Gerrity's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

         The following summary sets forth Gerrity's future net cash flows relating to proved oil and gas reserves as of December 31, 1993, 1994 and 1995 based on the standardized measure prescribed in Statement of Financial Accounting Standards No. 69:

                                                                        1993          1994            1995
                                                                        ----          ----            ----
                                                                                (IN THOUSANDS)
Future cash inflows                                                  $ 688,057     $ 789,783       $ 680,291
Future production costs                                               (159,850)     (207,146)       (156,030)
Future development costs                                               (93,245)     (122,879)       (113,846)
Future income tax provision                                            (41,666)      (55,412)        (63,370)
                                                                     ---------     ---------       ---------
  Future net cash flows                                                393,296       404,346         347,045
Less effect of a 10% discount factor                                  (177,015)     (180,408)       (150,834)
                                                                     ---------     ---------       ---------
  Standardized measure of discounted future
    net cash flows                                                   $ 216,281     $ 223,938       $ 196,211
                                                                     =========     =========       =========

         The principal sources of change in the standardized measure of discounted future net cash flows are as follows for the years ended December 31, 1993, 1994 and 1995:

                                                                        1993          1994            1995
                                                                        ----          ----            ----
                                                                                (IN THOUSANDS)
Standardized measure, beginning of year                               $238,896      $216,281        $223,938
Sales of oil and gas produced, net of
  production costs                                                     (56,349)      (53,831)        (43,147)
Net changes in prices and production costs                             (42,046)      (16,343)         13,786
Extensions, discoveries and other, net of
  production costs                                                      44,796        24,154           8,881
Net changes in future development costs                                 31,308         6,224           4,874
Revisions of previous quantity estimates(1)                            (48,011)       27,000          (7,472)
Purchase of reserves-in-place                                           19,470         3,733             878
Sale of reserves-in-place                                                   --          (456)        (12,928)
Changes in timing of production                                             --            --         (18,154)
Accretion of discount                                                   23,890        21,628          22,394
Net change in income taxes                                               4,327        (4,452)          3,161
                                                                      --------      --------        --------
Standardized measure, end of year                                     $216,281      $223,938        $196,211
                                                                      ========      ========        ========

(1) Revisions include $21,900 attributable to proved undeveloped drilling locations and behind=pipe zones determined to be uneconomic using the lower oil prices in effect at December 31, 1993.

                                   SCHEDULE I

      INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SOCO

         The following is certain information concerning the executive officers and directors of SOCO. All of such individuals are U.S. citizens, except that Peter C. Forbes and Roger W. Britain are citizens of the United Kingdom. The business address of each of such persons is c/o SOCO's principal executive offices, 777 Main Street, Suite 2500, Fort Worth, Texas 76102.

         JOHN C. SNYDER (54), a director and Chairman, founded SOCO's predecessor in 1978. From 1973 to 1977, Mr. Snyder was an independent oil operator in Texas and Oklahoma. Previously, he was a director and the Executive Vice President of May Petroleum Inc. where he served from 1971 to 1973. Mr. Snyder was the first president of Canadian-American Resources Fund, Inc., which he founded in 1969. From 1964 to 1966, Mr. Snyder was employed by Humble Oil and Refining Company (currently Exxon Co., USA) as a petroleum engineer. Mr. Snyder received his Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma and his Masters Degree in Business Administration from the Harvard University Graduate School of Business Administration. Mr. Snyder is a director of the Community Enrichment Center, Inc., Fort Worth.

         THOMAS J. EDELMAN (45), a director and President, co-founded SOCO. Prior to joining SOCO in 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in finance from the Harvard University Graduate School of Business Administration. Mr. Edelman is Chairman of the Board, President and Chief Executive Officer of Patina Oil and Gas Corporation, a director of Command Petroleum Limited and as Chairman of Amerac Energy Corporation, all affiliates of SOCO. In addition, Mr. Edelman serves as a director of Petroleum Heat & Power Co., Inc., a Connecticut based fuel oil distributor, and its affiliate Star Gas Corporation. Mr. Edelman is also Chairman of Lomak Petroleum, Inc.

         CHARLES A. BROWN (49), Senior Vice President -- Rocky Mountain division, joined SOCO in 1987. He was a petroleum engineering consultant from 1986 to 1987. He served as President of CBW Services, Inc., a petroleum engineering consulting firm, from 1979 to 1986 and was employed by KN from 1971 to 1979 and Amerada Hess Corporation from 1969 to 1971. Mr. Brown received his Bachelor of Science Degree in Petroleum Engineering from the Colorado School of Mines.

         STEVEN M. BURR (39), Vice President -- Engineering and Planning, joined SOCO in 1987. From 1982 to 1987, he was a Vice President with the petroleum engineering consulting firm of Netherland, Sewell & Associates, Inc. ("NSAI"). From 1978 to 1982, Mr. Burr was employed by Exxon Company, U.S.A. in the Production Department. Mr. Burr received his Bachelor of Science Degree in Civil Engineering from Tulane University.

         PETER C. FORBES (50), Vice President -- Gulf of Mexico, who was appointed to that position in February 1996, has been Executive Vice President of DelMar Petroleum, Inc., SOCO's Gulf Cost subsidiary, since July 1995. From 1994 to 1995, he was President and Chief Executive Officer of SD Resources, Inc., the general partner of Sand Dollar Resources, a partnership with Enron Gas Services Corp., a subsidiary of Enron Corp. From 1992 to 1993, Mr. Forbes was Vice President in charge of the oil and gas property Merger unit of Enron Gas Services Corp. From 1988 to 1992, he was President and a director of American Exploration Company. Prior thereto, Mr. Forbes was Vice President, Finance of Browning-Ferris Industries, Inc. during 1988 and Senior Vice President and Chief Financial Officer of Zapata Corporation from 1985 to 1987. He served in several positions, including Vice President and Treasurer, at Texas Eastern Transmission Corporation from 1975 to 1985. Mr. Forbes received his Bachelor of Arts Degree from Edinburgh University.

         PETER E. LORENZEN (46), Vice President -- General Counsel and Secretary, joined SOCO in 1991. From 1983 through 1992, he was a shareholder in the Dallas law firm of Johnson & Gibbs, P.C. Prior to that, Mr. Lorenzen was an associate with Cravath, Swaine & Moore. Mr. Lorenzen received his law degree from New York University School of Law and his Bachelor of Arts Degree from The Johns Hopkins University.

         H. RICHARD PATE (42), Vice President -- Major Gas Projects, joined SOCO in 1988. From 1981 to 1988, Mr. Pate held various positions with Mitchell Energy Corporation, including Region Engineer and Production Manager. He was reemployed by Champlin Petroleum Company from 1979 to 1981 and Atlantic Richfield Corporation from 1975 to 1979. Mr. Pate received his Bachelor of Science Degree in Chemical Engineering from the University of Wyoming.

         DAVID M. POSNER (42), Vice President -- Gas Management Group, joined SOCO in 1991. From 1980 to 1991 he held various positions with Ladd Petroleum Corporation (a subsidiary of the General Electric Company) including Vice President of Gas Gathering, Processing and Marketing. Mr. Posner received his Bachelor of Arts from Brown University and his Master of Science in Mineral Economics from the Colorado School of Mines.

         JAMES H. SHONSEY (44), Vice President -- Finance, joined SOCO in 1991. From 1987 to 1991, Mr. Shonsey served in various capacities including Director of Operations Accounting for Apache Corporation. From 1976 to 1987 he held various positions with Deloitte & Touche, Quantum Resources Corporation, Flare Energy Corporation and Mizel Petro Resources, Inc. Mr. Shonsey received his CPA certificate from the state of Colorado, his Bachelor of Science Degree in Accounting from Regis University and his Master of Science Degree in Accounting from the University of Denver.

         EDWARD T. STORY (52), a director and Vice President -- International of SOCO and President of SOCO International, Inc., joined SOCO in 1991. Mr. Story became a director of SOCO in February 1996. From 1990 to 1991, Mr. Story was Chairman of the Board of a jointly-owned Thai/US company, Thaitex Petroleum Exploration Company from 1981 to 1990. He served as Vice President Finance and Chief Financial Officer of Superior Oil Company from 1979 to 1981. Mr. Story held the positions of Exploration and Production Controller and Refining Controller with Exxon U.S.A. from 1975 to 1979. He held various positions in Esso Standard's international companies from 1966 to 1975. Mr. Story received a Bachelor of Science Degree in Accounting from Trinity University, San Antonio, Texas and a Masters of Business Administration from The University of Texas in Austin, Texas. Mr. Story is a director of Command Petroleum Limited, an affiliate of SOCO. In addition, Mr. Story serves as a director of Bank Texas, Inc., a bank holding company and Hi/Lo Automotive, Inc., a distributor of automobile parts.

         RODNEY L. WALLER (46), Vice President -- Special Projects, joined SOCO in 1977. Previously, Mr. Waller was employed by Arthur Andersen & Co. Mr. Waller received his Bachelor of Arts Degree from Harding University.

         RICHARD A. WOLLIN (43), Vice President -- Southern Division and Mergers, joined SOCO in 1990. From 1983 to 1989, Mr. Wollin served in various management capacities including Executive Vice President of Quinoco Petroleum, Inc. with primary responsibility for Merger, divesture and corporate finance activities. From 1976 to 1983, he was employed in various capacities for The St. Paul Companies, Inc., including Senior Vice President of St. Paul Oil & Gas Corp. Mr. Wollin received his Bachelor of Science Degree from St. Olaf College and his law degree from the University of Minnesota Law School. Mr. Wollin is a member of the Minnesota Bar Association.

         ROGER W. BRITTAIN (59), director since 1983, is a director of Guinness Mahon & Co. Limited ("GM&Co."), a London merchant bank. In March 1990, he became the Managing Director of Guinness Mahon Energy Services Limited, a subsidiary of GM&Co. formed to provide investment banking and consultant services to the oil and gas industry. Mr. Brittain was a founder and the Managing Director of Energy

Management and Finance Limited ("EMF"), a position he held from 1985 to September 1989. EMF managed TR Energy Public Limited Company ("TR Energy") an investment company making oil and gas investments in the United States. From 1980 through October 1989, Mr. Brittain was first Managing Director and from mid-1987 an Executive Director of TR Energy, an investment company making oil and gas investments in the United States. From 1977 to 19890, Mr. Brittain was a director of Shaw Wallace & Co. Ltd., Calcutta, India. From 1967 to 1977, he was associated with Hill Samuel & Co. Ltd., William Brandts & Sons Ltd. and Edward Bates and Sons Ltd., merchant banks in London. Prior to that time, Mr. Brittain was with Her Majesty's Foreign Service. Mr. Brittain was educated at Marlborough College and received his M.A. Degree from Balliol College, Oxford.

         JOHN A. HILL (54), director since 1981, is a Managing Director of First Reserve Corporation, an oil and gas investment management company. Prior to joining First Reserve, Mr. Hill was President, Chief Executive Officer and Director of Marsh & McLennan Asset Management Company, the money management subsidiary of Marsh & McLennan Companies, Inc. From 1979 to 1980, Mr. Hill served as President and Chief Executive Officer of Eberstadt Asset Management Company, the asset management division of F. Eberstadt & Co., Inc. Prior to 1976, Mr. Hill held several senior positions in the Federal Government including Deputy Administrator of the Federal Energy Administration from 1975 to 1976 and Deputy Associate Director of the Office of Management and Budget from 1973 to 1974. Mr. Hill received his Bachelors Degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow. Mr. Hill is a trustee of the Putnam Funds in Boston and a director of Maverick Tube Corporation, a supplier of tubular goods, and Enterra Corporation, an oilfield services company.

         WILLIAM J. JOHNSON (61), director since 1994, is a private consultant for the oil and gas industry and is President and a director of JonLoc Inc., an oil and gas company of which he and his family are the sole shareholders. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a director of Apache Corporation. Previously, he was a director, President and Chief Executive Officer of Tex/Con Oil and Gas, where he served from 1989 to 1991. Prior thereto, Mr. Johnson served in various capacities with major oil companies, including director and President USA of BP Exploration Company, President of Standard Oil Production Company and Senior Vice President of The Standard Oil Company. Mr. Johnson received a Bachelor of Science degree in Petroleum Geology from Mississippi State University and completed the Advanced Management Course at the University of Houston. Mr. Johnson is a director of Patina. Mr. Johnson serves as a director of BJ Services Company, an oilfield service company, and Camco International, an oilfield manufacturing company. Mr. Johnson also serves on the advisory board of Texas Commerce Bank, Houston.

         B.J. KELLENBERGER (70), director since 1989, is the founder and owner of Kelloil, Inc. and President and majority owner of Shenandoah Oil, Inc. Each of these companies is engaged in exploration and production of oil and natural gas and secondary recovery of oil. In 1965, he founded Shenandoah Oil Corporation and served as President, Chief Executive Officer and Chairman of the Board until its voluntary liquidation in 1979. Mr. Kellenberger is a director of The Jefferson Energy Foundation and a trustee of the Cassata Learning Center.

         JAMES E. MCCORMICK (68), director since 1992, served as President, Chief Operating Officer and a director of Oryx Energy Company from its inception in November 1988 until his retirement in March 1992. Prior to his service with Oryz, Mr. McCormick served from 1953 in a number of positions with the Sun organization, most recently serving as President, Chief Executive Officer and a director of Sun Exploration and Production Company. Mr. McCormick serves as a director of Lone Star Technologies, B.J. Services, Inc., an oilfield service company, Texas Commerce Bank, and Petrolite Corporation.

         ALFRED M. MICALLEF (53), director since 1989, was elected President of JMK International, Inc. in 1974 and is currently its sole shareholder and Chief Executive Officer. JMK International is one of the world's largest producers of silicone rubber.

                                    ANNEX A

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                         GERRITY OIL & GAS CORPORATION


         The undersigned officers of Gerrity Oil & Gas Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify as follows:

         1. That the Board of Directors of the Corporation, in accordance with Sections 151 and 242 of the General Corporation Law of the State of Delaware, adopted a resolution at its meeting held on October 31, 1996 (i) proposing that the Certificate of Incorporation of the Corporation be amended by (A) deleting therefrom Section 1 of Article IV and substituting in its place the language set forth in Exhibit A attached hereto and (B) deleting therefrom the terms and provisions of the Certificate of Designation of $12.00 Convertible Preferred Stock as specified in Exhibit A attached hereto (collectively, the "Amendment") and recommending that the Amendment be submitted to the stockholders of the Corporation for their consideration and approval at a special meeting of such stockholders.

         2. That in accordance with Sections 151 and 242 of the General Corporation Law of the State of Delaware, the holders of (i) a majority of the outstanding shares of Common Stock of the Corporation and (ii) a majority of the outstanding shares of the Preferred Stock of the Corporation approved and adopted the Amendment by their affirmative vote at a special meeting of the stockholders of the Corporation held on October 31, 1996.

         3. That upon the filing and effectiveness of this Certificate of Amendment, Section 1 of Article IV of the Certificate of Incorporation of the Corporation shall be amended to read as set forth on Exhibit A attached hereto and the terms and provisions of the Certificate of Designation of $12.00 Convertible Preferred Stock shall be deleted from the Certificate of Incorporation of the Corporation.

         IN WITNESS WHEREOF, the undersigned officers of the Corporation do hereby certify under penalties of perjury that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true and accordingly hereunto set our hands this _____ day of _____________, 1996


                                        GERRITY OIL & GAS CORPORATION


                                        By:
                                            -----------------------------------
                                        Name:  Thomas J. Edelman
                                        Title: Chairman/Chief Executive Officer
ATTEST:


By:
    ---------------------------
Name:    Rodney L. Waller
Title:   Secretary

                                   EXHIBIT A

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                       OF
                         GERRITY OIL & GAS CORPORATION

         RESOLVED, that Section 1 of Article IV of the Certificate of Incorporation of Gerrity Oil & Gas Corporation is hereby amended to read in its entirety as follows:

                 "Section 1A. Authorized Capital. The total number of shares of stock that the Corporation shall have authority to issue is 40,500,000 shares consisting of 40,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock") and 500,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").


                Section 1B. Redemption of $12.00 Convertible Preferred Stock. Upon the Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), and without any further action on the part of the Corporation or its stockholders, each whole share of the Corporation's $12.00 Convertible Preferred Stock ("Convertible Preferred Stock") then issued (including shares, if any, held in the treasury of the Corporation) shall automatically be redeemed, reclassified, changed and converted into 4.216 shares of 7 1/8% Convertible Preferred Stock ("Patina Preferred Stock") of Patina Oil & Gas Corporation, a Delaware corporation and holder of all of the issued and outstanding Common Stock of the Corporation ("Patina").


                 After the Effective Time, each holder of an outstanding certificate theretofore representing Convertible Preferred Stock shall surrender such certificate to ____________________________ or such other person designated by Patina to act as the exchange agent (the "Exchange Agent"). As soon as practicable after the surrender to the Exchange Agent of any certificate which prior to the Effective Time represented any shares of Convertible Preferred Stock, together with a duly executed transmittal letter and any other documents the Exchange Agent may specify, the Exchange Agent shall distribute to the person in whose name such certificate has been issued certificates originally issued by Patina and registered in the name of such person representing the number of full shares of Patina Preferred Stock into which the shares of Convertible Preferred Stock previously represented by the surrendered certificate shall have been redeemed, reclassified, changed and converted. Until surrendered as contemplated by the preceding sentence, each certificate which immediately prior to the Effective Time represented any shares of Convertible Preferred Stock shall be deemed at and after the Effective Time to represent the number of full shares of Patina Preferred Stock contemplated by the preceding sentence. No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to the Effective Time represented any shares of Convertible Preferred Stock, except that, if any certificates for Patina Preferred Stock are to be issued in a name other than that in which the certificates for shares of Convertible Preferred Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to Patina any transfer taxes payable by reason thereof (or of any prior transfer of such surrendered certificate) or establish to the satisfaction of Patina that such taxes have been paid or are not payable, and (ii) such surrendered certificate be properly endorsed and otherwise be in proper form for transfer. Patina may impose such other reasonable conditions upon the exchange of certificates as it may deem to be necessary or desirable and as are consistent with the provisions of this Article IV.

                 No certificates or scrip representing fractional shares shall be issued in connection with the redemption and reclassification provided for in this Article IV. Instead, at the Effective Time, each fraction of a share of Patina Preferred Stock otherwise resulting from the redemption and reclassification of the Convertible Preferred Stock shall automatically be converted into the right to receive, upon surrender to the Exchange Agent as provided above of certificates which prior to the Effective Time represented shares of Convertible Preferred Stock, cash in an amount determined by multiplying (x) the fraction of a share of Patina Preferred Stock to which such holder would otherwise have been entitled by (y) the closing price of a share of Patina Preferred Stock, as reported on the New York Stock Exchange Composite Tape, on the first full trading day on or after the day on which the Effective Time and on which the Patina Preferred Stock is
         traded.   Notwithstanding the foregoing, further rules and regulations concerning the settlement of fractional shares otherwise issuable, not inconsistent with this Article IV, may be adopted by the Corporation.

                 Upon the submission to the Exchange Agent of each certificate which prior to the Effective Time represented shares of Convertible Preferred Stock, the same shall forthwith be canceled."

         RESOLVED FURTHER, that upon the Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware, and without any further action on the part of the Corporation or its stockholders, the terms and provisions of that certain Certificate of Designation of $12.00 Convertible Preferred Stock, as filed with the Office of the Secretary of State of the State of Delaware on May 4, 1993 and pursuant to which the Convertible Preferred Stock was established, shall be deleted from the Certificate of Incorporation of the Corporation.

                                    ANNEX B

                     OPINION OF A. G. EDWARDS & SONS, INC.




                                October 2, 1996


The Board of Directors
Gerrity Oil & Gas Corporation
4100 East Mississippi Avenue, Suite 1200
Denver, Colorado 80222

Gentlemen:


         We understand that Gerrity Oil & Gas Corporation (the "Company") proposes to enter into a transaction (the "Transaction") pursuant to which holders (other than Patina (defined below)) of Depositary Shares ("Depositary Shareholders") representing an interest in one eighth of a share of the $12.00 Convertible Preferred Stock of Gerrity will receive, in exchange for each Depositary Share, 0.527 shares of Patina Oil & Gas Corporation's ("Patina") Convertible Preferred Stock ("Patina Preferred Stock") together with the amount of any dividends or other distributions (without interest) which may have become payable in respect of Patina Preferred Stock during the period commencing on May 2, 1996 and ending on the date of surrender of the Depositary Share certificates by the holders (other than Patina) thereof. We further understand that pursuant to the merger (the "Merger") of the Company with a wholly-owned subsidiary of Patina under that certain Amended and Restated Agreement and Plan of Merger (as amended, the "Merger Agreement") dated as of January 16, 1996 and amended and restated as of March 20, 1996, the Company became a wholly-owned subsidiary of Patina. We further understand that simultaneously with the Merger, Patina issued to Depositary Shareholders who tendered such shares to Patina, 0.527 shares of Patina Preferred Stock in exchange for each such Depositary Share held by them pursuant to a registered exchange offer (the "Exchange Offer"). We further understand that the Transaction will be effected by an amendment to the certificate of incorporation of the Company and will result in the remaining Depositary Shareholders becoming holders of Patina Preferred Stock on the same basis as did those persons who participated in the Exchange Offer. You have asked us to advise you that the Transaction is fair to the Depositary Shareholders from a financial point of view. All capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Merger Agreement.


         A.G. Edwards & Sons, Inc. ("Edwards") is a nationally recognized securities and investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Edwards and its affiliates may actively trade the debt and equity securities of the Company and Patina for their own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities. We have been engaged by the Company to render this fairness opinion and are receiving a fee for our services. On May 24, 1996, we rendered a fairness opinion to the Company regarding the fairness to the Company, from a financial point of view, of the entering into that certain Subordinate Loan Agreement dated as of May 2, 1996 by and among the Company, as borrower, and Soco Wattenberg Corporation ("SWAT") and Patina, as lenders, as amended by an amendment dated May 2, 1996 and Edwards received a fee for that opinion.

         You have asked for our opinion as to whether the Transaction is fair, from a financial point of view, to the Depositary Shareholders. In the course of our review we have:

(i) analyzed certain public and non-public operating and financial data of the Company, SWAT and Patina prepared by the respective managements, technical staff, land personnel and reserve engineers, which data has been made available to us in our role as financial advisor to the Company;

(ii) reviewed the reported prices and trading activity of the Company's and Patina's publicly traded securities;

(iii) discussed with the management of the Company and Patina the historical operating results, financial condition and the future prospects of the business of the Company and Patina;

(iv) analyzed published information regarding the financial and market performance of a limited group of companies which Edwards believes is comparable to the Company and Patina;

(v) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(vi) analyzed certain financial projections regarding the Transaction and considered the value of certain tangible and intangible costs and benefits that may accrue to the Company as a result of the Transaction;

(vii)    reviewed the terms of the Transaction and certain related documents;

(viii) taken into account our general experience in the industry, dealings with similar transactions and knowledge derived from our role as financial advisor to the Company; and

(ix) undertaken such additional reviews, analyses and inquiries as we deemed appropriate.

         We have relied upon, without independent verification, the accuracy and completeness of the information reviewed for the purposes of this opinion. You did not request and we did not make any independent evaluation or appraisal of the assets or liabilities of the Company, SWAT or Patina. In addition, with respect to the financial projections of future performance of the Company, SWAT and Patina, we have assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We will not, and have no obligation to, update this letter. We have also assumed, without independent investigation, that the form of the Transaction complies with applicable law (including, without limitation, that the Depositary Shareholders are not being asked to submit a proxy in respect of the Transaction).


         This letter is provided for the information of the Board of Directors in its evaluation of the Transaction, and is not intended to be and does not constitute a recommendation to any Depositary Shareholder whether to tender any Depositary Shares or as to how such Depositary Shareholder should vote on the Transaction. Our opinion may not be published or otherwise used or referred to for any other purpose, nor shall any public reference to Edwards be made, without our prior written consent, except that this opinion may be included in its entity in any filing made by the Company or Patina with the Securities and Exchange Commission.


         Based upon and subject to the foregoing, we are of the opinion that the terms of the Transaction are fair, from a financial point of view, to the Depositary Shareholders.

                                        Sincerely,

                                        A.G. EDWARDS & SONS, INC.


                                        By:
                                            -----------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the DGCL, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article Ninth of Patina's Certificate of Incorporation together with Article VI of its Bylaws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an officer or director of Patina or is a person who is or was serving at the request of Patina as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Certificate of Incorporation and the Bylaws were adopted or as may be thereafter amended. Article VI of the Registrant's Bylaws and Article Ninth of its Certificate of Incorporation expressly provide that they are not the exclusive methods of indemnification.

         Article VI of the Bylaws also provides that Patina may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of Patina or of another entity against any expense, liability or loss, regardless of whether the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article Eighth of the Patina's Certificate of Incorporation contains such a provision.

         Patina has entered into indemnification agreements with each of its officers and directors and may in the future enter into such indemnification agreements with its directors, officers, employees and agents. Such indemnification agreements are intended to provide a contractual right to indemnification, to the extent permitted by law, for costs, expenses (including attorneys' fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status or decisions or actions in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth in DGCL or the Certificate of Incorporation of Patina. Such provisions are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the certificate of incorporation and Bylaws of Patina.

ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number                     Description of Exhibits
-------                    -----------------------

 3.1 Certificate of Incorporation of Patina Oil & Gas Corporation (Incorporated by reference to Exhibit 3.1 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 3.2 Certificate of Designation of Patina Oil & Gas Corporation Preferred Stock (Incorporated by reference to Exhibit 3.2 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 3.3 Bylaws of Patina Oil & Gas Corporation (Incorporated by reference to Exhibit 3.3 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).


*5.1 Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.


 10.1 Form of Business Opportunity Agreement (Incorporated by reference to Exhibit 10.1 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.2 Corporate Services Agreement between SOCO and Patina dated as of January 16, 1996 (Incorporated by reference to Exhibit 10.2 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.3       Form of Registration Rights Agreement (Incorporated by reference to
            Exhibit 10.3 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.4 Form of Cross-Indemnification Agreement (Incorporated by reference to Exhibit 10.4 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.5 Gas Gathering and Processing Contract between SOCO Wattenberg Corporation, ANGC Corporation and Snyder Oil Corporation dated October 1, 1995 (Incorporated by reference to Exhibit 10.5 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.6 Settlement Agreement and General Release dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Robert W. Gerrity (Incorporated by reference to Exhibit 10.6 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.7 Consulting Letter Agreement dated as of January 16, 1996 between Patina Oil & Gas Corporation and Robert W. Gerrity (Incorporated by reference to Exhibit 10.7 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.8 Non-Competition Agreement dated as of January 16, 1996 between Patina Oil & Gas Corporation and Robert W. Gerrity (Incorporated by reference to Exhibit 10.8 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.9 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Brian J. Cree (Incorporated by reference to Exhibit 10.9 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.10 Bonus Agreement dated as of January 16, 1996 between Patina Oil & Gas Corporation and Brian J. Cree (Incorporated by reference to
            Exhibit 10.10 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.11 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Keith M. Crouch (Incorporated by reference to Exhibit 10.11 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.12 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and David J. Kornder (Incorporated by reference to Exhibit 10.12 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.13 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Kenneth P. Elbert (Incorporated by reference to Exhibit 10.13 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.14 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and F. H. Smith (Incorporated by reference to Exhibit 10.14 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.15 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and James A. Tuell (Incorporated by reference to Exhibit 10.15 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.16 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and David R. Macosko (Incorporated by reference to Exhibit 10.16 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.17 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Terry L. Ruby (Incorporated by reference to Exhibit 10.17 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.18 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Kenneth A. Wonstolen (Incorporated by reference to Exhibit 10.18 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.19 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Christine A. Kennedy (Incorporated by reference to Exhibit 10.19 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.20 Form of Patina Oil & Gas Corporation 1996 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.20 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.21 Form of 1996 Patina Oil & Gas Corporation Stock Option Plan for Non-Employee Directors (Incorporated by reference to Exhibit 10.21 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.22 First Amendment to Credit Agreement dated June 28, 1996 by and among Patina Oil & Gas Corporation, Gerrity Oil & Gas Corporation and SOCO Wattenberg Corporation, as Borrowers, Texas Commerce Bank national Association, as Administrative Agent, and certain commercial lending institutions (Incorporated by reference to Exhibit 10.1.1 of Quarterly Report of Patina Oil & Gas Corporation on Form 10-Q for the quarter ended June 30, 1996).

 10.23 Agreement dated July 16, 1996 by and between F.H. Smith, employee, and Patina Oil & Gas Corporation (Incorporated by reference to
            Exhibit 10.3 of Quarterly Report of Patina Oil & Gas Corporation on Form 10-Q for the quarter ended June 30, 1996).

 10.24 Sublease Agreement dated as of May 1, 1996 by and between Snyder Oil Corporation, as Sublandlord, and Patina Oil & Gas Corporation, as Subtenant (Incorporated by reference to Exhibit 10.4 of Quarterly Report of Patina Oil & Gas Corporation on Form 10-Q for quarter ended June 30, 1996).


*12.1       Statement Regarding Computation of Ratio of Earnings to Fixed
            Charges.

*23.1       Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).

*23.3.1     Consent of Arthur Andersen LLP (Ft. Worth).

*23.3.2     Consent of Arthur Andersen LLP (Denver).

*23.4       Consent of Coopers & Lybrand L.L.P.

 23.5       Consent of A. G. Edwards & Sons, Inc.

*23.6       Consent of Netherland, Sewell & Associates, Inc.

*           Previously filed.

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required in Section 10(a) (3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof;

    (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

    (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

    (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (8) To supply by means of a post-effective amendment all information concerning a transaction, and Patina Oil & Gas Corporation being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 27th day of September, 1996.


                                       PATINA OIL & GAS CORPORATION


                                      By:  /s/ Thomas J. Edelman
                                           -------------------------------------
                                           Thomas J. Edelman
                                           Chairman of the Board
                                           President and Chief Executive Officer



    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Edelman or David J. Kornder, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


                        SIGNATURE                                    TITLE                       DATE
                        ---------                                    -----                       ----
    /s/   Thomas J. Edelman                               Chairman of the Board,         September 27, 1996
 ------------------------------------------------------   President, Chief
          Thomas J. Edelman                               Executive Officer and Director
                                                          (Principal Executive Officer)

    /s/   David J. Kornder                                Vice President and Chief       September 27, 1996
 ------------------------------------------------------   Financial Officer
          David J. Kornder                                (Principal Financial and
                                                          Accounting Officer)


    /s/   Brian J. Cree                                   Director                       September 27, 1996
 ------------------------------------------------------
          Brian J. Cree


    /s/   Robert J. Clark                                 Director                       September 27, 1996
 ------------------------------------------------------
          Robert J. Clark


    /s/   Jay W. Decker                                   Director                       September 27, 1996
 ------------------------------------------------------
          Jay W. Decker


    /s/   William J. Johnson                              Director                       September 27, 1996
 ------------------------------------------------------
          William J. Johnson

    /s/   Alexander P. Lynch                              Director                       September 27, 1996
 ------------------------------------------------------
          Alexander P. Lynch


    /s/   John C. Snyder                                  Director                       September 27, 1996
 ------------------------------------------------------
          John C. Snyder


                                 EXHIBIT INDEX

Exhibit
Number                      Description of Exhibits
-------                     -----------------------

 3.1 Certificate of Incorporation of Patina Oil & Gas Corporation (Incorporated by reference to Exhibit 3.1 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 3.2 Certificate of Designation of Patina Oil & Gas Corporation Preferred Stock (Incorporated by reference to Exhibit 3.2 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 3.3 Bylaws of Patina Oil & Gas Corporation (Incorporated by reference to Exhibit 3.3 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).


*5.1 Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.


 10.1 Form of Business Opportunity Agreement (Incorporated by reference to Exhibit 10.1 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.2 Corporate Services Agreement between SOCO and Patina dated as of January 16, 1996 (Incorporated by reference to Exhibit 10.2 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.3       Form of Registration Rights Agreement (Incorporated by reference to
            Exhibit 10.3 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.4 Form of Cross-Indemnification Agreement (Incorporated by reference to Exhibit 10.4 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.5 Gas Gathering and Processing Contract between SOCO Wattenberg Corporation, ANGC Corporation and Snyder Oil Corporation dated October 1, 1995 (Incorporated by reference to Exhibit 10.5 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.6 Settlement Agreement and General Release dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Robert W. Gerrity (Incorporated by reference to Exhibit 10.6 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.7 Consulting Letter Agreement dated as of January 16, 1996 between Patina Oil & Gas Corporation and Robert W. Gerrity (Incorporated by reference to Exhibit 10.7 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.8 Non-Competition Agreement dated as of January 16, 1996 between Patina Oil & Gas Corporation and Robert W. Gerrity (Incorporated by reference to Exhibit 10.8 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.9 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Brian J. Cree (Incorporated by reference to Exhibit 10.9 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

 10.10 Bonus Agreement dated as of January 16, 1996 between Patina Oil & Gas Corporation and Brian J. Cree (Incorporated by reference to
            Exhibit 10.10 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.11 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Keith M. Crouch (Incorporated by reference to Exhibit 10.11 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.12 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and David J. Kornder (Incorporated by reference to Exhibit 10.12 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.13 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Kenneth P. Elbert (Incorporated by reference to Exhibit 10.13 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.14 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and F. H. Smith (Incorporated by reference to Exhibit 10.14 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.15 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and James A. Tuell (Incorporated by reference to Exhibit 10.15 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.16 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and David R. Macosko (Incorporated by reference to Exhibit 10.16 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.17 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Terry L. Ruby (Incorporated by reference to Exhibit 10.17 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.18 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Kenneth A. Wonstolen (Incorporated by reference to Exhibit 10.18 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.19 Officer Settlement Agreement dated as of January 16, 1996 between Gerrity Oil & Gas Corporation and Christine A. Kennedy (Incorporated by reference to Exhibit 10.19 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.20 Form of Patina Oil & Gas Corporation 1996 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.20 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.21 Form of 1996 Patina Oil & Gas Corporation Stock Option Plan for Non-Employee Directors (Incorporated by reference to Exhibit 10.21 of the Registration Statement of Patina Oil & Gas Corporation on Form S-4 (Registration No. 333-00572)).

10.22 First Amendment to Credit Agreement dated June 28, 1996 by and among Patina Oil & Gas Corporation, Gerrity Oil & Gas Corporation and SOCO Wattenberg Corporation, as Borrowers, Texas Commerce Bank national Association, as Administrative Agent, and certain commercial lending institutions (Incorporated by reference to Exhibit 10.1.1 of Quarterly Report of Patina Oil & Gas Corporation on Form 10-Q for the quarter ended June 30, 1996).

10.23 Agreement dated July 16, 1996 by and between F.H. Smith, employee, and Patina Oil & Gas Corporation (Incorporated by reference to
            Exhibit 10.3 of Quarterly Report of Patina Oil & Gas Corporation on Form 10-Q for the quarter ended June 30, 1996).

10.24 Sublease Agreement dated as of May 1, 1996 by and between Snyder Oil Corporation, as Sublandlord, and Patina Oil & Gas Corporation, as Subtenant (Incorporated by reference to

            Exhibit 10.4 of Quarterly Report of Patina Oil & Gas Corporation on Form 10-Q for quarter ended June 30, 1996).


*12.1        Statement Regarding Computation of Ratio of Earnings to Fixed
            Charges.

*23.1        Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).

*23.3.1      Consent of Arthur Andersen LLP (Ft. Worth).

*23.3.2      Consent of Arthur Andersen LLP (Denver).

*23.4        Consent of Coopers & Lybrand L.L.P.

 23.5        Consent of A. G. Edwards & Sons, Inc.

*23.6        Consent of Netherland, Sewell & Associates, Inc.

* Previously filed